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As filed with the Securities and Exchange Commission on August 12, 2005

Registration No. 333-124135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

KKR FINANCIAL CORP.
(Exact name of registrant as specified in its governing instruments)

Four Embarcadero Center, Suite 2050
San Francisco, California 94111
(415) 315-3620

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Barbara J. S. McKee, Esq.
General Counsel and Secretary
Four Embarcadero Center, Suite 2050
San Francisco, California 94111
(415) 315-3620

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:
David J. Sorkin, Esq.
Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of shares to be registered	Number of shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)

Common Stock, $0.01 par value	43,509,002	$23.27	$1,012,454,477	$119,166

(1)
Pursuant to Rule 457(c) of the Securities Act of 1933 and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the product obtained by multiplying (x) $23.27 (the average of the high and low prices of KKR Financial Corp.'s common stock on August 10, 2005) by (y) 43,509,002 (the number of shares to be registered).

(2)
Calculated by multiplying the estimated aggregate offering price of the securities to be registered by .0001177.

(3)
Of this amount, $98,363 was previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. The securities described in this prospectus may not be sold until the registration statement that we have filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 12, 2005

PROSPECTUS

43,509,002 Shares

KKR Financial Corp.

Common Stock

        The selling stockholders named in this prospectus may offer up to 43,509,002 shares of our common stock. We will not receive any of the proceeds from their sale of our common stock.

        We recently completed our initial public offering of 37,500,000 shares of common stock. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "KFN." On August 11, 2005, the last reported sale price of our common stock on the NYSE was $23.30 per share.

        We are externally managed and advised by KKR Financial Advisors LLC, our Manager, an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR, a leading sponsor of private equity funds. We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

        To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. For additional information on the ownership and transfer restrictions on our common stock, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 18 of this prospectus for a discussion of these risks, including, among others:

  •
  We have a limited operating history and limited experience as a REIT.

  •
  We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

  •
  The departure of any of the senior management of our Manager or the loss of our access to KKR's investment professionals and principals may adversely affect our ability to achieve our investment objectives.

  •
  We may compete with future investment entities for access to KKR's investment professionals and principals.

  •
  There are potential conflicts of interest in our relationship with our Manager and its affiliates, including KKR, which could result in decisions that are not in the best interests of our stockholders.

  •
  We expect to leverage our portfolio investments, which may adversely affect our return on our investments and may reduce cash available for distribution.

  •
  Increases in interest rates could negatively affect the value of our fixed-rate investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

  •
  Decreases in interest rates could negatively affect the value of our floating rate investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

  •
  Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

  •
  Our Investment Company Act exemption limits our investment discretion and loss of the exemption would adversely affect us and negatively affect the market price of shares of our common stock and the ability to make distributions to our stockholders.

        The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any stock exchange or market on which our common stock is listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the shares of our common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 188.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2005

TABLE OF CONTENTS

Summary	1
Risk Factors	18
Cautionary Note Regarding Forward-Looking Statements	45
Use of Proceeds	46
Public Market for Our Common Stock	47
Distribution Policy	48
Selected Consolidated Financial Data	50
Management's Discussion And Analysis Of Financial Condition and Results of Operations	52
Our Company	85
Our Manager and the Management Agreement	109
Management of the Company	122
Certain Relationships and Related Party Transactions	130
Security Ownership of Certain Beneficial Owners and Management	134
Selling Stockholders	136
Federal Income Tax Consequences of Our Qualification as a REIT	152
Certain ERISA Considerations	174
Description of Capital Stock	176
Certain Provisions of Maryland Law and of Our Charter and Bylaws	182
Common Stock Eligible for Future Sale	186
Plan of Distribution	188
Legal Matters	193
Experts	193
Where You Can Find More Information	193
Index to Consolidated Financial Statements	F-1

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

        For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

SUMMARY

        This summary highlights the material aspects of this offering. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under "Risk Factors" and the other information included in this prospectus. Except where the context suggests otherwise, the terms "we," "us" and "our" refer to KKR Financial Corp. and its subsidiaries; the "Manager" refers to KKR Financial Advisors LLC and "KKR" refers to Kohlberg Kravis Roberts & Co. L.P. and its affiliated companies.

Our Company

        We are a specialty finance company created to invest across multiple asset classes with the objective of achieving attractive leveraged risk-adjusted returns. We seek to achieve our investment objective by allocating capital primarily to the following four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities.

        Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. As part of our multi-asset class strategy, we seek to invest opportunistically in those asset classes that can generate favorable leveraged risk-adjusted returns, subject to maintaining our status as a real estate investment trust, or REIT, and our exemption from regulation under the Investment Company Act of 1940, or the Investment Company Act. The implementation of our multi-asset class strategy also diversifies our investment portfolio. Investing in multiple asset classes does not, however, reduce or eliminate many of the risks associated with our investment portfolio such as geographic concentration risk, asset class concentration risk, and credit risk.

        Our income is generated primarily from the net interest spread, or the difference between the interest income we earn on our investment portfolio and the cost of financing our investment portfolio, which includes the interest expense, fees, and related expenses that we pay on our borrowings and the cost of the interest rate hedges that we use to manage our interest rate risk.

        We are externally managed and advised by KKR Financial Advisors LLC pursuant to a management agreement. Our Manager's principal executives, Saturnino S. Fanlo and David A. Netjes, have 23 and 15 years of experience, respectively, in the fields of real estate and non-real estate related investing, finance, capital markets, transaction structuring and risk management. Our Manager is an affiliate of KKR, a leading sponsor of private equity funds and one of the oldest and most experienced private equity firms specializing in leveraged buyouts. Certain individuals associated with KKR serve on our board of directors and our Manager's investment committee.

        We are a Maryland corporation that intends to be taxed as a REIT for federal income tax purposes. We were organized in July 2004 and completed our initial private placement of shares of our common stock in August 2004.

        On June 29, 2005, we completed our initial public offering, or IPO, of 37,500,000 shares of our common stock and received approximately $900 million of gross proceeds therefrom. Our common stock is listed on the NYSE under the symbol "KFN" and began trading on June 24, 2005. As of June 30, 2005, all of the net proceeds we received in the IPO have been used to reduce outstanding indebtedness under certain of our repurchase agreements.

Targeted Investments

        We seek to achieve our investment objectives by executing a multi-asset class strategy that involves investing principally in four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities. Our investment guidelines do not impose any limitations on the amount of our investments in any of our asset classes.

        The table below summarizes our investment portfolio as of June 30, 2005:

	As of June 30, 2005
	Fair Value	% of Total Investment
	(amounts in thousands)
Floating Rate:
Residential Adjustable Rate Mortgage Loans	$651,619	9.2%
Residential Adjustable Rate Mortgage Securities	2,004,120	28.2
Corporate Loans	1,246,534	17.5
Corporate Securities	111,291	1.5
Commercial Real Estate Loans	120,275	1.7
Commercial Real Estate Debt Securities	22,049	0.3

Total Floating Rate	4,155,888	58.4
Hybrid Rate:
Residential Hybrid Adjustable Rate Mortgage Securities	2,763,272	38.9

Fixed Rate:
Corporate Loans	—	—
Corporate Securities	103,455	1.5
Commercial Real Estate Loans	35,819	0.5
Commercial Real Estate Debt Securities	—	—

Total Fixed Rate	139,274	2.0
Other:
Common and Preferred Stock	53,076	0.7

Grand Total	$7,111,510	100.00%

        We expect to utilize additional leverage to increase our investment portfolio to a size of between $12.5 billion and $17.5 billion. Our strategy in each asset class is as follows:

        Residential Mortgage Loans and Mortgage-Backed Securities.    Our investments in this asset class principally consist of (i) adjustable rate and hybrid adjustable rate residential mortgage-backed securities, backed by prime and super-prime credit quality non-agency residential mortgages, (ii) agency-backed adjustable rate and hybrid adjustable rate residential mortgage-backed securities, and (iii) prime and super prime credit quality adjustable rate or hybrid adjustable rate residential mortgage loans. We currently invest in prime and super-prime credit quality mortgage loans and non-agency mortgage-backed securities. We define "prime" credit quality as a mortgage where the borrowers' weighted average original FICO® score is between 680 and 710, and define "super-prime" credit quality as a mortgage where the borrowers' weighted average original FICO® score is greater than 710. We do not currently invest in sub-prime or non-prime mortgage loans or mortgage-backed securities, although we may do so in the future. Hybrid adjustable rate mortgage-backed securities and mortgage loans have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable rate mortgage-backed securities and loans. Agency-backed securities include mortgage-backed securities, which represent the entire ownership interest in pools of mortgage loans secured by residential real property and are guaranteed as to principal and interest by federally chartered entities such as the Federal National Mortgage Association, better known as "Fannie Mae," the Federal Home Loan Mortgage Corporation, better known as "Freddie Mac," and, in the case of the Government National Mortgage Association, better known as "Ginnie Mae," by the U.S. government. A majority of the residential mortgage-backed securities, or RMBS, in which we invest consists of non-agency adjustable rate and three-and five-year hybrid adjustable-rate mortgage-backed securities. We also invest in mortgage loans purchased directly from select financial institutions. We base our decision on whether to invest in adjustable-rate or hybrid adjustable-rate mortgage loans and mortgage-backed securities on various factors including, but not limited to, relative value, supply and demand, costs of hedging, forward London Inter-Bank Offered Rate, or LIBOR, interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves.

        As of June 30, 2005, our portfolio of mortgage loans and mortgage-backed securities had a weighted average FICO® score of 737 and a weighted average loan-to-value ratio of 67.12%. As of June 30, 2005, our mortgage-backed securities had a weighted average rating factor of 21 or a weighted average rating between Aa2 and Aa3 by Moody's Investors Services, Inc., or Moody's, and between AA and AA- by Standard & Poor's Ratings Service, or Standard & Poor's. Weighted average rating factor, or WARF, is the quantitative equivalent of Moody's traditional rating categories (e.g., Ba1, Ba2, etc.) and is used by Moody's in its credit enhancement calculations for securitization transactions. Our strategy for this asset class includes a minimum weighted average FICO® score of 690, a maximum weighted average loan-to-value ratio of 80%, and a maximum weighted average ratings factor of 40. Given current housing prices, consumer credit trends, and short-term interest rates, our current bias is to invest in mortgage loans, and mortgage-backed securities backed by mortgage loans, with higher credit quality borrowers and lower loan-to-value ratios. Given our current bias, the weighted average FICO® score, loan-to-value ratio, and weighted average rating factor for our portfolio of mortgage loans and mortgage-backed securities is in line with our strategic targets for this asset class.

        Corporate Leveraged Loans and High Yield Securities.    We invest in debt obligations of corporations, partnerships and other entities in the form of first and second lien loans, mezzanine loans and bridge facilities, which we collectively refer to as leveraged loans given the high proportion of debt typically in their capital structure, as well as in high yield debt securities. These entities may be owned by KKR and/or other private equity investors. We expect that most of the leveraged loans and high yield securities in which we invest will have an explicit rating from one or more nationally-recognized statistical rating agencies. We expect that the majority of our investments in leveraged loans and high yield securities will be rated between Ba1 and B3 by Moody's and between BB+ and B- by Standard & Poor's. We periodically purchase leveraged loans and high yield securities that are rated below B3 by Moody's and B- by Standard & Poor's and/or that do not have an explicit rating from one or more nationally-recognized statistical rating agencies.

        As of June 30, 2005, our portfolio of corporate leveraged loans and high yield securities had a weighted average rating factor of approximately 2,676 or a weighted average rating between B1 and B2 by Moody's and between B+ and B by Standard & Poor's. The weighted average rating factor of our portfolio of corporate leveraged loans and high yield securities is in line with our strategic targets for this asset class.

        Commercial Real Estate Debt.    We invest in debt secured by commercial real estate or issued by owners or operators of commercial real estate properties. These investments include commercial mortgage-backed securities, or CMBS, mezzanine loans, bridge loans and debt and preferred stock issued by public and private commercial real estate companies and REITs. We expect that most of the CMBS in which we invest will be rated between A1 and B3 by Moody's and between A+ and B- by Standard & Poor's and that most of the mezzanine loans and bridge loans in which we invest will be rated B3 or lower by Moody's and B- or lower by Standard & Poor's and/or may not have an explicit rating from one or more nationally-recognized statistical rating agencies.

        As of June 30, 2005, our portfolio of commercial real estate debt had a weighted average rating factor of approximately 7,376 or a weighted average rating between Caa2 and Caa3 by Moody's and between CCC and CCC- by Standard & Poor's. The weighted average rating factor of our portfolio of commercial real estate debt was below our strategic target for this asset class primarily because of our current bias to invest in commercial mortgage loans with lower ratings, but with collateral consisting of larger and more established commercial real estate properties.

        Asset-Backed Securities.    We invest in investment grade and non-investment grade asset-backed securities. We also make investments in investment grade and non-investment grade collateralized debt obligations, or CDOs, and collateralized loan obligations, or CLOs, backed by high yield securities, corporate leveraged loans, CMBS, and/or asset-backed securities. We expect that most of the asset-backed securities in which we invest will be rated between A1 and B1 by Moody's and between A+ and B+ by Standard & Poor's.

        As of June 30, 2005, we had invested in one asset-backed security with a weighted average rating factor of 360, or a weighted average rating of Baa2 by Moody's and BBB by Standard & Poor's, which is in line with our strategic target for this asset class.

        Equity Securities.    To a lesser extent, subject to maintaining our qualification as a REIT, we plan to invest from time to time in common stock and preferred stock of private and public companies that may or may not be related to the real estate business. Certain of these investments may include private equity investments in companies affiliated with KKR.

Our Financing Strategy

        We use leverage in order to increase potential returns to our stockholders. As of June 30, 2005, our leverage was 3.5 times the amount of our equity. The terms of our existing indebtedness limit our leverage to no more than 12.5 times the amount of our equity. We expect to use non-term financing, or short-term recourse borrowings, to finance the purchase of our investments until such time that that we have accumulated a sufficient quantity of investments to execute efficiently a non-recourse term financing transaction such as a CDO or CLO transaction. Our non-term financing is provided through repurchase facilities, warehouse facilities, and demand notes. We expect that our term financing will consist of long-term, or term financing, non-recourse financing provided through CDO and CLO transactions and asset backed extendible commercial paper programs. We currently finance or intend to finance our investments in each asset class as follows:

        Residential Mortgage Loans and Mortgage-Backed Securities.    We finance our mortgage loans and RMBS investments on a non-term financing basis using a diversified approach involving repurchase agreements and warehouse agreements with multiple commercial and investment banks. We intend to finance our residential mortgage investments on a term financing basis primarily through the issuance of match-funded non-recourse debt in the form of RMBS securitization transactions, CDOs and one or more extendible asset-backed commercial paper programs. For adjustable rate mortgage loans and mortgage-backed securities we expect to utilize leverage ranging from 20 to 45 times the amount of our equity investment and for hybrid adjustable rate mortgage loans and mortgage backed securities we expect to utilize leverage ranging from 10 to 25 times. The terms of our repurchase agreements and warehouse agreements permit us to use leverage in excess of 45 times.

        Corporate Leveraged Loans and High Yield Securities.    We finance our investments in corporate leveraged loans and corporate high yield securities on a non-term basis through the use of warehouse credit facilities and repurchase agreements, respectively. We expect that the leverage provided on our warehouse credit facilities and repurchase agreements will be 4 to 10 times. We intend to finance our investments in corporate leveraged loans and corporate high yield securities on a term basis primarily through the issuance of match-funded non-recourse debt in the form of CLOs or CDOs. We expect that the leverage on our CLOs and CDOs will be 4 to 10 times.

        Commercial Real Estate Debt.    We finance our investments in commercial real estate loans and debt securities on a non-term basis through the use of warehouse credit facilities and repurchase agreements, respectively. We expect that the leverage provided on our warehouse credit facilities and repurchase agreements will be 4 to 10 times. We intend to finance our investments in commercial real estate loans and debt securities on a term basis primarily through the issuance of match-funded non-recourse debt in the form of CDOs. We expect that the leverage on our CDOs will be 4 to 10 times.

        Asset-Backed Securities.    We finance our investments in investment grade and non-investment grade asset-backed securities on a non-term basis through the use of repurchase agreements. We expect that the leverage provided on our repurchase agreements will be 4 to 10 times. We intend to finance our investments in investment grade and non-investment grade asset-backed securities on a term basis through the issuance of match-funded non-recourse debt in the form of CLOs or CDOs. We expect that the leverage on our CLOs and CDOs will be 4 to 10 times.

        Equity Securities.    We intend to finance our investments in preferred and common equity securities through a combination of margin lending accounts and repurchase agreements. We expect that the leverage on our equity securities will be 0.5 to 1.0 times.

        The table below summarizes our borrowings as of June 30, 2005 (amounts in thousands):

	Repurchase Agreements	Demand Loan	CLO 2005-1 Senior Notes		CLO 2005-2 Repurchase Agreements	CDO 2005-1 Repurchase Agreements	Total
Outstanding borrowings	$4,761,352	$40,511	$696,448	(1)	$10,000	$404	$5,508,715
Weighted-average borrowing rate	3.38%	3.94%	3.73%		3.99%	4.36%
Weighted-average remaining maturity	25 days	1 day	11.82 years		1 day	1 day
Fair value of collateral	$4,974,880	$45,659	$913,282		$363,993	$105,844	$6,403,658

(1)
Amount represents principal outstanding of $703.0 million less unamortized issuance costs of $6.6 million.

        We expect to use interest rate derivatives to hedge all or a portion of our interest rate risk associated with our borrowings. As of June 30, 2005, our interest rate derivative instruments consisted of amortizing interest rate swaps, an interest rate corridor agreement and interest rate swaptions.

        As stated above, our income is generated primarily from the net interest spread on our investment portfolio. Set forth below are factors that may adversely impact our net interest spread.

        Match Funding.    We use long term financing on a match funded basis to minimize interest rate risk in our portfolio. Match funding is the financing of our investments on a basis where the duration of the investments approximates the duration of the borrowings used to finance the investments. For any period during which our investment portfolio and related borrowings are not match funded, we may be exposed to the risk that our investment portfolio will reprice more slowly than the borrowings that we use to finance a significant portion of our investment portfolio. Increases in interest rates under these circumstances, particularly short-term interest rates on our short-term borrowings, may have a significant adverse effect on the net interest income that we earn on our investment portfolio.

        Prepayments.    Prepayment rates experienced on loans and securities in our investment portfolio may be influenced by changes in the overall level of interest rates, changes in the shape of the yield curve, and a variety of economic, geographic and other factors beyond our control, and consequently, we can not predict prepayment rates with certainty. The yield on our investment portfolio may be affected by the difference between the actual prepayment rates that we realize on our investment portfolio and the prepayment rates that we project on our investment portfolio.

        Hedging.    We expect to use interest rate derivatives to hedge all or a portion of the interest rate risk associated with our borrowings. There are limitations to our ability to hedge all of the negative consequences associated with changes in interest rates and prepayment rates. Furthermore, we are subject to the costs associated with hedging which include the premiums paid for any interest rate derivatives and the cost of swapping floating rate borrowings to fixed rate borrowings.

        Credit Losses.    We will experience credit losses on our investment portfolio and such credit losses will have an adverse affect on our investment portfolio performance.

        Leverage.    We use borrowings to finance a significant portion of our investment portfolio. The use of leverage involves risks, including the risk that losses are materially increased or magnified and increasing liquidity risk in the event that one or more of our financing counterparties terminate our financings and/or require us to provide additional collateral to secure their financing facilities.

Our Manager

        We are externally managed and advised by KKR Financial Advisors LLC, an affiliate of KKR, pursuant to a management agreement. Our Manager was formed in July 2004. All of our executive officers are employees of our Manager or one or more of its affiliates. The executive offices of our Manager are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our Manager's executive offices is (415) 315-3620.

        Pursuant to the terms of the management agreement, our Manager provides us with our management team, including a chief executive officer, chief operating officer and chief financial officer (each of whom also serves as an officer of our Manager), along with appropriate support personnel. Our Manager is responsible for our operations and performs all services and activities relating to the management of our assets and operations. Our Manager is at all times subject to the direction of our board of directors and has only such functions and authority as we delegate to it. As of June 30, 2005, affiliates of our Manager had 41 employees dedicated to our Manager's operations. Furthermore, our Manager has access to the collective experience of KKR's team of investment professionals, which consisted of 53 professionals at June 30, 2005, and the management teams of KKR's portfolio companies.

        As of July 31, 2005, our Manager and its affiliates, including investment vehicles with respect to which individuals related to KKR have an ownership interest, owned 10,006,459 shares of our common stock, including 3,068,867 shares of our restricted stock, as well as options to purchase an additional 1,989,779 shares of our common stock, representing approximately 12.1% of our common stock on a fully diluted basis.

Management Agreement

        A management agreement governs the relationship between our Manager and us and describes the services to be provided by our Manager and its compensation for those services. Our Manager's management of our business is under the direction of our board of directors and the management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Among other things, our Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with investment advisory services.

        The initial term of the management agreement expires on December 31, 2006 and is automatically renewed for a one-year term each anniversary date thereafter. Our independent directors review our Manager's performance annually and, following the initial term, the management agreement may be terminated annually (upon 180 days notice) upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (i) unsatisfactory performance by the Manager that is materially detrimental to us or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such a termination pursuant to clause (ii) by accepting a mutually acceptable reduction of management fees. Any such termination would require us to pay a termination fee to our Manager.

        We may also terminate the management agreement without payment of the termination fee with 30 days' prior written notice for cause, which is defined as (i) our Manager's continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (ii) our Manager's fraud, misappropriation of funds, or embezzlement against us, (iii) our Manager's gross negligence in the performance of its duties under the management agreement, (iv) the commencement of any proceeding relating to our Manager's bankruptcy or insolvency, (v) the dissolution of our Manager or (vi) a change of control of our Manager. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our Manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act. Furthermore, our Manager may decline to renew the management agreement by providing us with 180 days written notice. Our Manager may also terminate the management agreement upon 60 days written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager a termination fee.

        Our Manager is entitled to receive a base management fee from us, incentive compensation based on certain performance criteria and a termination fee if we decide to terminate the management agreement without cause or if our Manager terminates the management agreement due to our default. We believe that the base management fee and incentive compensation that our Manager is entitled to receive are comparable to the base management fee and incentive compensation received by managers of comparable externally managed REITs. The following table summarizes the fees payable to our Manager pursuant to the management agreement:

Fee	Summary Description
Base Management Fee	The base management fee is payable monthly in arrears in an amount equal to 1/12 of our equity (as defined in the management agreement) multiplied by 1.75%.
Incentive Fee
The incentive fee is payable quarterly in an amount equal to the product of: (i) 25% of the dollar amount by which (a) our Net Income, before the incentive fee, per weighted average share of common stock for such quarter, exceeds (b) an amount equal to the product of (A) the weighted average of the price per share of the common stock in our August 2004 private placement and the prices per share of our common stock in any subsequent offerings by us multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the ten-year U.S. treasury rate for such quarter multiplied by (ii) the weighted average number of shares of common stock outstanding in such quarter.

"Net Income" is determined by calculating the net income available to owners of common stock before non-cash equity compensation expense, computed in accordance with accounting principles generally accepted in the United States of America, or GAAP.
Termination Fee
A termination fee is payable by us for termination without cause or non-renewal by us of the management agreement or if our Manager terminates the management agreement due to our default and shall be equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        An affiliate of our Manager has entered into a management agreement with the investment vehicle for our first CLO transaction and is entitled to receive fees for the services performed as collateral manager. To date, the collateral manager has waived the approximately $750,000 of management fees payable to it which covers fees for the period commencing in March 2005 and ending in October 2005. The waiver expires in October 2005 and there is no guarantee that the collateral manager will waive such management fees subsequent to October 2005.

        In addition, in connection with our August 2004 private placement our Manager received equity-based awards consisting of 1,193,867 shares of restricted stock and 1,989,779 options to purchase shares of our common stock at an exercise price of $20.00 per share. These options will vest in one-third increments on the first three anniversaries of the date of completion of our August 2004 private placement. Our Manager has the right in its discretion to allocate these stock options and shares of restricted stock to its officers, employees and other individuals who provide services to us. However, our Manager will not make any allocation of these stock options or restricted shares prior to the first anniversary of the grant date. Furthermore, on July 14, 2005 the compensation committee of our board of directors granted our Manager an additional equity-based award pursuant to our 2004 Stock Incentive Plan consisting of 1,875,000 shares of restricted stock. This restricted stock vests in one-third increments on the first three anniversaries of the date of grant. Additional awards may be granted by our board of directors pursuant to our 2004 Stock Incentive Plan. For the period ended December 31, 2004, we incurred share based compensation expense of approximately $6.2 million. For the three and six month periods ended June 30, 2005, we incurred share based compensation expense of approximately $7.3 million and $12.1 million, respectively.

Conflicts of Interest

        We are subject to potential conflicts of interest relating to our Manager and its affiliates because, among other things:

  •
  Saturnino S. Fanlo, our chief executive officer, David A. Netjes, our chief financial officer and chief operating officer, and Barbara J. S. McKee, our general counsel and secretary, also serve in those capacities for our Manager and as of July 31, 2005 beneficially owned 4.8%, 4.8% and 4.6% of our common stock, respectively;

  •
  our chairman, Paul M. Hazen, serves as a member of our Manager's investment committee and as of July 31, 2005 beneficially owned 5.0% of our common stock;

  •
  two of our directors, Scott C. Nuttall and Scott M. Stuart, serve as a member of our Manager's investment committee, are executives of KKR and as of July 31, 2005 beneficially owned 4.7% and 4.8% of our common stock, respectively;

  •
  collectively, our Manager and its affiliates owned approximately 12.1% of our common stock as of July 31, 2005 on a fully diluted basis and received their pro rata portion (approximately

  $2.5 million) of the August 2005 distribution we made to our stockholders and will receive their pro rata portion of future distributions, if any;

  •
  our Manager is wholly owned by KKR Financial LLC and KKR Financial LLC is owned by KKR and Saturnino S. Fanlo and David A. Netjes, the chief executive officer and the chief financial officer and chief operating officer, respectively, of both our Manager and us;

  •
  our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party;

  •
  although our management agreement with our Manager restricts our Manager and its affiliates from raising, sponsoring or advising any new investment fund, company or other entity that invests primarily in domestic mortgage backed securities, our Manager may engage in additional management or investment opportunities that have overlapping objectives with us;

  •
  upon termination of our management agreement with our Manager, we are required to pay our Manager a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12 month periods immediately preceding the date of termination, even if such termination results from the affirmative vote of at least two thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (i) unsatisfactory performance by the Manager that is materially detrimental to us or (ii) a determination that the management fees payable to our Manager are not fair;

  •
  our Manager's liability is limited under the management agreement, and we have agreed to indemnify our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties under the management agreement;

  •
  our Manager's incentive compensation, which is based in part upon our achievement of specified levels of net income, may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity and/or avoiding excess credit risk or interest rate risk, in order to achieve higher incentive compensation;

  •
  our Manager's base management fee is based on the amount of equity (as defined in the management agreement) invested in our company and is payable regardless of our operating performance;

  •
  our Manager owes no fiduciary obligation to our stockholders;

  •
  our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment decision made by our Manager; and

  •
  our Manager may at times cause us to invest in corporate leveraged loans, high yield securities and equity securities of companies affiliated with KKR, thereby potentially placing our interests with respect to the management, investment decisions, or operations of those companies in direct conflict with those of KKR, as KKR's interests as a holder of all or a significant portion of the company's equity securities may not be aligned with our interests. The following table sets forth investments in companies affiliated with KKR that we owned as of June 30, 2005, which investments constituted 3.82% of our investment portfolio as of that date:

Investments in Entities Affiliated with KKR
(Amounts in thousands)

Company	Description	Amortized Cost as of June 30, 2005
Accuride Corporation	Term Loan B	$20,210
Hotel Del Coronado	Junior Mezzanine Loan	40,000
Jazz Pharmaceuticals, Inc.	Senior Secured Notes	25,000
PanAmSat Corporation	Tranche B-1 Term Loan	10,075
Rockwood Specialties Group, Inc.	Tranche D Term Loan	30,000
Sealy Mattress Company	Tranche D Term Loan	14,204
Stile Acquisition Corp.	Term Loan	58,603
Texas Genco LLC	Term Loan B	49,787
Visant Corporation	Tranche C Term Loan	21,935

Total		$269,814

Summary Risk Factors

        An investment in shares of our common stock involves various material risks. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing our common stock.

  •
  We have a limited operating history and limited experience as a REIT.

  •
  We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

  •
  The departure of any of the senior management of our Manager or the loss of our access to KKR's investment professionals and principals may adversely affect our ability to achieve our investment objectives.

  •
  We may compete with future investment entities for access to KKR's investment professionals and principals.

  •
  There are potential conflicts of interest in our relationship with our Manager and its affiliates, including KKR, which could result in decisions that are not in the best interests of our stockholders.

  •
  Termination by us of the management agreement with our Manager without cause is difficult and costly.

  •
  Our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment decision made by our Manager.

  •
  We operate in a highly competitive market for investment opportunities.

  •
  Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to make distributions to our stockholders.

  •
  We expect to leverage our portfolio investments, which may adversely affect our return on our investments and may reduce cash available for distribution.

  •
  Increases in interest rates could negatively affect the value of our fixed-rate investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

  •
  Decreases in interest rates could negatively affect the value of our floating rate investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

  •
  Future sales of our common stock may have adverse effects on our share price.

  •
  Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

  •
  If our CLO and CDO issuers that are taxable REIT subsidiaries are subject to federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and to pay their creditors.

  •
  Our Investment Company Act exemption limits our investment discretion and loss of the exemption would adversely affect us and negatively affect the market price of shares of our common stock and the ability to make distributions to our stockholders.

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  Ownership limitations and certain provisions of Maryland law or our charter or bylaws may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

 Ownership and Corporate Structure

        The chart below illustrates our ownership and corporate structure as of July 31, 2005. The percentage ownership interests in KKR Financial Corp. are shown on a fully diluted basis. All other percentages reflect actual ownership.

 The Offering

Common stock offered by the selling stockholder	The selling stockholders named in this prospectus may, from time to time, sell 43,509,002 shares of our common stock.
Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
Trading	Our common stock is listed on the NYSE under the symbol "KFN."

        Unless we specifically state otherwise, all information in this prospectus with respect to the number of outstanding shares of our common stock is based on 80,374,063 shares outstanding as of July 31, 2005 and excludes approximately 4,857,437 shares of common stock that were reserved for issuance under our 2004 Stock Incentive Plan as of July 31, 2005, including 1,989,779 shares of common stock issuable upon the exercise of outstanding stock options at an exercise price of $20.00 per share, 663,260 of which are currently vested and also excludes scheduled annual increases of 125,000 shares in the number of shares reserved for issuance under the plan.

Tax Status

        We intend to elect to be taxed as a REIT commencing with our taxable year ended December 31, 2004, upon filing our federal income tax return for that year. To qualify as a REIT, we must meet various tax law requirements, including, among others, requirements relating to the nature of our assets, the sources of our income, the timing and amount of distributions that we make and the composition of our stockholders. As a REIT, we generally are not subject to federal income tax on income that we distribute to our stockholders on a current basis. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our qualification. Further, even to the extent that we qualify as a REIT, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to our stockholders, and we may be subject to other taxes, including payroll taxes, and state and local income, franchise, property, sales and other taxes. Moreover, our domestic taxable REIT subsidiaries, including KKR TRS Holdings, Inc., are subject to federal income taxation and to various other taxes. Any dividends received from us, with limited exceptions, will not be eligible for taxation at the preferred capital gain rates that currently apply to dividends received by individuals, trusts and estates from taxable corporations.

Investment Company Act Exemption

        We intend to operate our business so as to be excluded from regulation under the Investment Company Act under a provision designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. We are not planning to issue redeemable securities, so, to qualify for this exclusion, we will need to ensure that, beginning one year after our formation, at least 55% of our assets consist of mortgage loans and other assets that are considered the functional equivalent of mortgage loans for purposes of the Investment Company Act (collectively, "qualifying real estate assets"), and that at least an additional 25% of our assets are real estate related assets (or additional qualifying real estate assets). Our assets did not satisfy the 55% test as of June 30, 2005, but we have acquired additional assets since that date so that we believe we were in compliance with both tests as of August 12, 2005, the one year anniversary of the initial private placement of our common stock. We were organized in July 2004.

        Set forth below is a table summarizing the assets of KKR Financial Corp., on an unconsolidated basis, as of June 30, 2005, summarized by assets that we consider to be qualifying real estate assets, real estate-related assets and miscellaneous assets for purposes of the Investment Company Act. Also shown, in the column labeled "adjustment," is the amount of qualifying real estate assets that we needed to acquire, and did acquire, on or prior to August 12, 2005, to come into compliance with the tests that apply for our exclusion from regulation as an investment company, assuming no other changes in our assets. Finally, the table also summarizes the amount and percentage of each type of asset, assuming that we acquired the assets reflected in the "adjustment" column, and that no other changes are made in our assets.

	As of June 30, 2005			Adjusted As of June 30, 2005
(amounts in thousands)	Amount	% of Total Assets	Adjustment	Amount	% of Total Assets
Qualifying real estate assets	$3,190,411	49.5%	$789,902	$3,980,313	55.0%
Real estate-related assets	2,250,650	34.9	—	2,250,650	31.1
Miscellaneous assets	1,005,969	15.6	—	1,005,969	13.9

Total Assets	$6,447,030	100.0%	$789,902	$7,236,932	100.0%

        To avoid becoming subject to regulation as an investment company under the Investment Company Act, we were required to purchase an additional $0.8 billion of qualifying real estate assets no later than August 12, 2005, assuming no other changes in our assets. On July 14, 2005, we closed the purchase of approximately $1.4 billion of securities backed by hybrid adjustable rate, or ARM, loans. We own all of the securities issued in the securitization, and we have determined that we are the primary beneficiary of the special purpose entity issuer. Accordingly, we will record the investments as loans and not securities in accordance with GAAP. In addition, because there are no other owners of the securities issued in connection with this transaction, and we have foreclosure rights with respect to the underlying mortgage loans, we will classify our entire investment as qualifying real estate assets for purposes of the 55% test. Based on this transaction and the other changes in our assets since June 30, 2005, we believe that we satisfied the required 55% and 25% tests as of August 12, 2005.

Restrictions on Ownership of Our Capital Stock

        Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, our charter, among other limitations, generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. Our board of directors has discretion to grant exemptions from the ownership limit, subject to terms and conditions as it deems appropriate.

Distribution Policy

        We generally need to distribute at least 90% of our net taxable income each year (subject to certain adjustments) so that we can qualify as a REIT under the Internal Revenue Code. Up to 20% of the value of a REIT's assets may consist of investments in the securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary, such as KKR TRS Holdings, Inc., may retain its taxable income, and its earnings are subject to the 90% distribution requirement only to the extent the taxable REIT subsidiary actually distributes its earnings to the REIT. However, a foreign taxable REIT subsidiary, such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd. and KKR Financial CDO 2005-1, Ltd., generally is deemed to distribute its earnings to the REIT on an annual basis for federal income tax purposes, and its earnings are subject to the 90% distribution requirement, regardless of whether it actually distributes its earnings. We may, under certain circumstances, make a distribution of capital or of assets. Distributions will be made at the discretion of our board of directors and may not be in even amounts throughout our fiscal year. On April 5, 2005, our board of directors authorized our first distribution to our stockholders. This distribution of $0.25 per share for the fiscal quarter ended March 31, 2005 was paid on April 18, 2005 to our stockholders of record as of April 5, 2005. The aggregate amount of this distribution exceeded our net income for the quarter by $4.2 million and was paid out of our working capital. On June 21, 2005, our board of directors authorized a distribution to our stockholders. This distribution of $0.40 per share for the fiscal quarter ended June 30, 2005 was paid on August 2, 2005. The aggregate amount of this distribution exceeded our net income for the quarter by $7.9 million and was paid out of our working capital. This distribution was only paid to persons who were record holders of our common stock prior to the closing date of our IPO. The payment of these distributions does not guarantee that we will make future distributions to our stockholders nor is the amount of these distributions indicative of the amount of future distributions, if any.

        We were incorporated in the State of Maryland on July 7, 2004. Our principal executive offices are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111. Our telephone number is (415) 315-3620.

Summary Consolidated Financial Information

        The following table sets forth a summary of certain historical consolidated financial data for the dates and periods indicated and should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial data for the period from August 12, 2004 (inception) to December 31, 2004 has been derived from our audited financial statements for such period. The financial data for the three and six months ended June 30, 2005 has been derived from our unaudited financial statements. In the opinion of management, such information for the three and six months ended June 30, 2005 reflects all adjustments necessary for a fair statement of the results of operations for such interim period. Financial data as of and for the three and six months ended June 30, 2005 are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period.

	Period from August 12, 2004 (inception) through December 31, 2004	Six Months Ended June 30, 2005	Three Months Ended June 30, 2005
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net Investment Income:
Total investment income	$8,122	$103,942	$68,663
Interest expense	(975)	(68,730)	(48,281)

Net investment income	7,147	35,212	20,382
Other income (loss):
Total other income (loss)	(488)	2,697	1,859
Non-investment expenses:
Management compensation to related party	11,222	18,739	10,731
Professional services	901	1,185	788
Insurance expenses	335	433	216
Directors expenses	341	351	152
General and administrative expenses	797	1,477	858

Total non-investment expenses	13,596	22,185	12,745

Net income (loss) before income tax expense (benefit)	(6,937)	15,724	9,496
Income tax expense (benefit)	(228)	1,106	994

Net income (loss)	$(6,709)	$14,618	$8,502

Net income (loss) per common share:
Basic	$(0.17)	$0.37	$0.21

Diluted	$(0.17)	$0.36	$0.21

Weighted-average number of common shares outstanding:
Basic	39,796	40,004	40,212

Diluted	39,796	40,689	40,994

As of June 30, 2005
(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,435
Restricted cash and cash equivalents	31,465
Securities available-for-sale	373,362
Securities available-for-sale, pledged as collateral	4,683,901
Loans	2,042,124
Total assets	7,180,353
Total borrowings	5,508,715
Total liabilities	5,586,633
Total stockholders' equity	1,593,720
Book value per share	$20.31

RISK FACTORS

        An investment in our common stock involves a number of risks. You should carefully consider the following information, together with the other information contained in this prospectus, before buying shares of our common stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to occur, the price of our common stock could decline significantly, and you may lose all or part of your investment. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to Our Management and Our Relationship with Our Manager

  We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

        We have no employees. We expect that our chief executive officer and our general counsel and secretary, and the employees of our Manager, will not spend all of their time managing our activities and our investment portfolio. Our chief executive officer and our general counsel and secretary, and the employees of our Manager, may allocate some, or a material portion, of their time to businesses and activities that are not related to, or affiliated, with us. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation and execution of our business strategies and risk management practices. We are subject to the risk that our Manager will terminate the management agreement and that no suitable replacement will be found. We believe that our success depends to a significant extent upon the experience of our Manager's executive officers, whose continued service is not guaranteed.

  The departure of any of the senior management of our Manager or the loss of our access to KKR's investment professionals and principals may adversely affect our ability to achieve our investment objectives.

        We depend on the diligence, skill and network of business contacts of the senior management of our Manager. We also depend on our Manager's access to the investment professionals and principals of KKR and the information and deal flow generated by the KKR investment professionals and principals during the normal course of their investment and portfolio management activities. The senior management of our Manager evaluates, negotiates, structures, closes and monitors our investments. Our future success will depend on the continued service of the senior management team of our Manager. The departure of any of the senior managers of our Manager, or of a significant number of the investment professionals or principals of KKR, could have a material adverse effect on our ability to achieve our investment objectives. In addition, we can offer no assurance that our Manager will remain our Manager or that we will continue to have access to KKR's investment professionals or principals or its information and deal flow.

  If our Manager ceases to be our Manager pursuant to the management agreement, financial institutions providing our credit facilities may not provide future financing to us.

        The financial institutions that finance our investments pursuant to our repurchase agreements, warehouse facilities and our proposed revolving credit facility may require that our Manager manage our operations pursuant to the management agreement as a condition to making continued advances to us under these credit facilities. Additionally, if our Manager ceases to be our Manager, each of these financial institutions under these credit facilities may terminate their facility and their obligation to advance funds to us in order to finance our future investments. If our Manager ceases to be our

Manager for any reason and we are not able to obtain financing under these credit facilities, our growth may be limited.

  Our Manager has limited experience in managing a REIT, and our investment focus will differ from those of other KKR funds.

        Government regulations impose numerous constraints on the operations of REITs. Our Manager's limited experience in managing a portfolio of assets under such constraints may hinder its ability to achieve our investment objectives. In addition, maintaining our REIT qualifications will limit the types of investments we are able to make. Finally, even though our Manager is affiliated with KKR, our investment focus differs from those of other entities that are or have been managed by KKR investment professionals. In particular, entities managed by KKR have not executed business strategies that involve investing in real estate related debt instruments. Our investors are not acquiring an interest in any of KKR's private equity funds and the returns that are realized by our investors may be materially different than the returns realized by investors in KKR's private equity funds.

  Our board of directors has approved very broad investment guidelines for our Manager and does not approve each investment decision made by our Manager.

        Our Manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines. Our board does not review all of our proposed or completed investments, however. In addition, in conducting periodic reviews of select investments, the directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our Manager has great latitude within the broad parameters of the investment guidelines in determining the types of assets it may decide are proper investments for us.

  Our incentive fee may induce our Manager to make certain investments, including speculative investments.

        The management compensation structure to which we have agreed with our Manager may cause our Manager to invest in high risk investments or take other risks. In addition to its management fee, our Manager is entitled to receive incentive compensation based in part upon our achievement of specified levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, and/or management of credit risk or market risk, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

  There are potential conflicts of interest in our relationship with our Manager and its affiliates, including KKR, which could result in decisions that are not in the best interests of our stockholders.

        We are subject to potential conflicts of interest arising out of our relationship with our Manager and its affiliates. As of July 31, 2005, our Manager and its affiliates collectively owned approximately 12.1% of our common stock on a fully diluted basis and received their pro rata portion (approximately $2.5 million) of the August 2005 distribution we made to our stockholders and will receive their pro rata portion of future distributions, if any. Saturnino S. Fanlo, our chief executive officer, David A. Netjes, our chief financial officer and chief operating officer, and Barbara J. S. McKee, our general counsel and secretary, also serve in those capacities for our Manager and as of July 31, 2005 beneficially owned 4.8%, 4.8% and 4.6% of our common stock, respectively. In addition, as of July 31, 2005, our chairman, Paul M. Hazen, who serves as a member of our Manager's investment committee, and two of our directors, Scott C. Nuttall and Scott M. Stuart, who serve as members of our Manager's investment committee and are executives at KKR, beneficially owned 5.0%, 4.7% and 4.8% of our common stock, respectively. Furthermore, our Manager is wholly owned by KKR Financial LLC and KKR Financial LLC is owned by KKR and Saturnino S. Fanlo and David A. Netjes, the chief executive officer and the chief financial officer and chief operating officer, respectively, of both our Manager and us. As a result, our management agreement with our Manager was negotiated between related parties, and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, our Manager owes no fiduciary obligation to our stockholders.

        Our management agreement with our Manager does not prevent our Manager and its affiliates from engaging in additional management or investment opportunities, although the agreement generally restricts our Manager and its affiliates from raising, sponsoring or advising any new investment fund, company or other entity, including a real estate investment trust, that invests primarily in domestic mortgage backed securities; provided that for purposes of the foregoing limitation, any portfolio company of any private equity fund controlled by KKR shall not be deemed to be an affiliate of our Manager. If our Manager engages in additional management or investment opportunities that have overlapping objectives with us, our Manager may face conflicts in the allocation of investment opportunities to these other investments. Such allocation is at the discretion of our Manager and there is no guarantee that this allocation would be made in the best interest of our stockholders. Additionally, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

  Termination by us of the management agreement with our Manager without cause is difficult and costly.

        The management agreement provides that it may only be terminated by us without cause annually after December 31, 2006 upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) a determination that the management fee payable to our Manager is not fair, subject to our Manager's right to prevent such a termination under this clause (2) by accepting a mutually acceptable reduction of management fees. Our Manager will be provided 180 days' prior notice of any such termination and will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions would result in substantial cost to us if we terminate the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

  Certain of our investments may create a conflict of interest with KKR.

        Subject to complying with our investment guidelines, our Manager may at times cause us to invest in corporate leveraged loans, high yield securities and equity securities of companies affiliated with KKR. To the extent KKR is the owner of all or a majority of the outstanding equity securities, KKR may have the ability to elect all of the members of the board of directors of a company we invest in and thereby control its policies and operations, including the appointment of management, future issuances of common stock or other securities, the payments of dividends, if any, on its common stock, the incurrence of debt by it, amendments to its certificate of incorporation and bylaws and entering into extraordinary transactions, and KKR's interests may not in all cases be aligned with our interests. In addition, KKR may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to us. For example, KKR could cause a company we invest in to make acquisitions that increase its indebtedness or to sell revenue generating assets. In addition, KKR will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of the company we invest in or a change in the composition of its board of directors and could preclude any unsolicited acquisition of that company. So long as KKR continues to own a significant amount of the voting power of a company we invest in, even if such amount is less than 50%, it will continue to influence strongly, or effectively control, that company's decisions. The concentration of ownership could ultimately affect the return on our investment. As a result, our interests with respect to the management, investment decisions, or operations of those companies may at times be in direct conflict with those of KKR.

  We may compete with future investment entities for access to KKR's investment professionals and principals.

        Although we are currently the only investment entity affiliated with KKR, other than KKR's private equity funds, there can be no assurance that KKR affiliates will not establish or manage other investment entities in the future. If any such investment entities have an investment focus similar to our focus, we may be competing with those entities for access to the benefits that our relationship with KKR provides to us.

  Our access to confidential information may restrict our ability to take action with respect to some investments, which, in turn, may negatively affect the potential return to stockholders.

        We, directly or through our Manager, may obtain confidential information about the companies in which we have invested or may invest. If we do possess confidential information about such companies, there may be restrictions on our ability to make, dispose of, increase the amount of, or otherwise take action with respect to, an investment in those companies. Our relationship with KKR could create a conflict of interest to the extent our Manager becomes aware of inside information concerning investments or potential investment targets. We have implemented compliance procedures and practices designed to ensure that inside information is not used for making investment decisions on our behalf. We cannot assure you, however, that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of our Manager to make potentially profitable investments, which could have an adverse effect on our operations.

  Our Manager's liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager and its members, managers, officers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its members, managers, officers and employees and each person controlling our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Risks Related to Our Operation and Business Strategy

  We have a limited operating history and limited experience as a REIT.

        We have a limited operating history and experience as a REIT. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies described in this prospectus. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to stockholders.

  Our internal controls over financial reporting contain material weaknesses. If we fail to remedy these weaknesses or otherwise fail to achieve and maintain effective internal controls on a timely basis, our internal controls would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act. Ineffective internal controls also could have an adverse effect on our future operations.

        We are a public reporting company subject to the rules and regulations established from time to time by the Securities and Exchange Commission, or SEC, and New York Stock Exchange. These rules and regulations, among other things, will require us to establish and periodically evaluate procedures with respect to internal controls over financial reporting. In connection with its audit of our consolidated financial statements for the period ended December 31, 2004, our independent registered public accounting firm on March 8, 2005 identified to us three matters involving our internal controls over financial reporting that it considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants, which reportable conditions in its judgment constituted material weaknesses. Under these standards, in each of these areas the design or operation of our internal controls did not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material may occur and not be detected within a timely period.

        The first reportable condition related to our failure to have well-established internal controls over our financial closing and reporting process. Specifically, through the March 8, 2005 letter date, several of our Manager's employees in the areas of accounting and financial reporting had been with our Manager for a limited period of time, and additional internal controls needed to be established with respect to the segregation of duties of these individuals in the posting and review of individual journal entries. Moreover, additional specific internal controls were required regarding verification and reconciliation of our general ledger as our financial statements are closed on a monthly basis. The second reportable condition related to our reliance on data gathering and processing methods based upon information gathered after transaction dates that entail a greater risk of error. Specifically, in preparation of our financial statements and underlying records, we relied on custodian statements, bank statements and other information gathered after the transaction dates to identify transactions and amounts that needed to be recorded. These data-gathering and processing methods entail greater risk of error than do methods involving timely processing of transactions. The third reportable condition related to our failure to be as self sufficient with respect to the application of accounting policies for complex transactions as we ultimately need to be. As with the first reportable condition discussed above, the existence of this condition at March 8, 2005 principally related to the limited periods of time that several of our Manager's accounting and financial reporting staff had been employed by our Manager, and the need at such time for these individuals to establish more robust procedures for the ongoing selection and application of accounting policies for many of our transactions.

        We are actively remediating the reportable conditions identified but no assurance can be given that all such conditions will be fully remedied in a timely fashion. If we fail to remedy these weaknesses or otherwise fail to achieve and maintain effective internal controls on a timely basis, our internal controls would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act.

  We may change our investment strategy, asset allocation and operational policies without stockholder consent, which may result in riskier investments and adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

        We may change our investment strategy or asset allocation at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations. Furthermore, our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to our REIT status, acquisitions, growth, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

  Our Manager's failure to identify and invest in securities that meet our investment criteria or perform its responsibilities under the management agreement may adversely affect our ability for future growth.

        Our ability to achieve our investment objective will depend on our ability to grow, which in turn will depend on our Manager's ability to identify and invest in securities that meet our investment criteria. Accomplishing this result on a cost-effective basis will be largely a function of our Manager's structuring of the investment process, its ability to provide competent, attentive and efficient services to us, and our access to financing on acceptable terms. The senior management team of our Manager has substantial responsibilities under the management agreement. In order to grow, our Manager will need to hire, train, supervise and manage new employees successfully. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

  We operate in a highly competitive market for investment opportunities.

        A number of entities compete with us to make the types of investments that we plan to make. We compete with other REITs, financial companies, public and private funds, commercial and investment banks and commercial finance companies. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

  Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to make distributions to our stockholders.

        We depend upon the availability of adequate funding and capital for our operations. As a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain our earnings for new investments (excluding earnings generated by KKR TRS Holdings, Inc., and any other domestic taxable REIT subsidiary, subject to the REIT requirements). We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common stock and our ability to make distributions to our stockholders.

  We expect to leverage our portfolio investments, which may adversely affect our return on our investments and may reduce cash available for distribution.

        We expect to leverage our portfolio investments through borrowings, generally through the use of warehouse facilities, bank credit facilities, repurchase agreements, mortgage loans on real estate, securitizations, including the issuance of CDOs, loans to entities in which we hold, directly or indirectly, interests in pools of properties or loans, and other borrowings. The percentage of leverage varies depending on our ability to obtain credit facilities and the lender's and rating agencies' estimate of the stability of the portfolio investments' cash flow. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. Our debt service payments reduce cash flow available for distributions to stockholders. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. We will leverage certain of our investments through repurchase agreements. A decrease in the value of the assets may lead to margin calls that we will have to satisfy. We may not have the funds available to satisfy any such margin calls.

  If credit spreads widen before we obtain long-term financing for our net assets we may experience a material reduction in the economic value of the assets that we have acquired.

        We price our net assets based on our assumptions about future levels of credit spreads (the risk premium for taking credit risk which is the difference between the risk free rate and the interest rate paid on the investment) for longer term fixed rate financing of those assets. We expect to obtain longer term financing for these assets at a spread over a certain benchmark, such as the yield on United States Treasury bonds, swaps, or LIBOR. If the spread that investors will pay over the benchmark widens and the rates we charge on our loans or the income we generate from our other assets are not increased accordingly, we may experience a material adverse reduction in the economic value of the assets that we have acquired.

  If we are unable to securitize our portfolio successfully, we may be unable to grow or fully execute our business strategy and our earnings may decrease.

        We intend to structure our securitization transactions so that we must account for them as secured borrowings in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and as a result we are precluded from using sale accounting to recognize any gain or loss. To securitize our portfolio investments, we may create a wholly-owned subsidiary and contribute a pool of portfolio investments to the subsidiary. An inability to securitize our portfolio successfully could limit our ability to grow our business or fully execute our business strategy and could decrease our earnings, if any. Moreover, the successful securitization of our portfolio investments might expose us to losses as the residual portfolio investments in which we do not sell interests will tend to be those that are riskier and more likely to generate losses.

  We may not be able to acquire eligible securities for a CDO or CLO issuance, or may not be able to issue CDO or CLO securities on attractive terms that closely match-fund the duration of our assets and liabilities, which may require us to seek more costly financing for our investments or to liquidate assets.

        We intend to finance certain of our portfolio investments on a long-term basis, such as through the issuance of CDOs and CLOs. We will initially finance our investments with relatively short-term credit facilities. We use these short term facilities to finance the acquisition of securities until a sufficient quantity of securities is accumulated, at which time we intend to refinance these facilities through a securitization, such as a CDO or CLO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CDO or CLO issuance. We also bear the risk that we will not be able to obtain short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. Inability to renew our short-term credit facilities may require us to seek more costly financing for our investments or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO or CLO less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO or CLO to finance these assets, we may be required to seek other forms of potentially less attractive financing or otherwise to liquidate the assets.

  The use of CDO or CLO financings with over-collateralization requirements may have a negative impact on our cash flow.

        The terms of the CDOs and CLOs we intend to issue generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount. This excess collateral requirement is commonly referred to as "over-collateralization." The CDO and CLO terms provide that, if losses exceed the specified levels based on rating agencies' (or the financial guaranty insurer's, if applicable) analyses of the characteristics of the assets pledged to collateralize the bonds, the required level of over-collateralization may be insufficient and as a result we may be subject to restrictions that limit our ability to receive cash flows from assets pledged to secure CDOs or CLOs. We cannot assure you that the performance tests will be satisfied, nor can we assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO and CLO financings, of the effects of the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the release of cash flow to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect our liquidity. If our assets fail to perform as anticipated, our over-collateralization or other forms of credit enhancement associated with our CDO and CLO financings will likely increase on future transactions, thereby resulting in increased borrowing costs.

  We may be required to repurchase loans or securities that we have sold in connection with CDOs and CLOs.

        If any of the loans or securities that we originate or acquire and sell or securitize does not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase such loans or securities (including from a trust vehicle used to facilitate a structured financing of the assets through CDOs and CLOs) or replace them with substitute loans or securities. In addition, in the case of loans or securities that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Any significant repurchases or indemnification payments could materially and adversely affect our liquidity, financial condition and operating results.

  The B Notes in which we invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

        A B Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B Note holders after payment to the A Note holders. B Notes reflect similar credit risks to comparably rated commercial mortgage-backed securities. Since each transaction is privately negotiated, however, B Notes can vary in their structural characteristics and risks. For example, the rights of holders of B Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B Note investment. B Notes also are less liquid than commercial mortgage-backed securities, thus we may be unable to dispose of performing, underperforming or non-performing B Note investments. The higher risks associated with our subordinate position in our B Note investments could subject us to increased risk of losses.

  An increase in our borrowing costs relative to the interest we receive on our portfolio investments may adversely affect our profitability, which may negatively affect cash available for distribution to our stockholders.

        As our repurchase agreements and other short-term borrowing instruments mature, we will be required either to enter into new repurchase agreements and other short-term borrowings or to sell certain of our portfolio investments. An increase in short-term interest rates at the time that we seek to enter into new repurchase agreements may reduce the spread between our returns on our portfolio investments and the cost of our borrowings. This change in interest rates would adversely affect our returns on our portfolio investments that are fixed rate and/or subject to prepayment or extension risk, including our mortgage-backed securities investments, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

  We may enter into derivative contracts that could expose us to contingent liabilities in the future.

        Part of our investment strategy will involve entering into derivative contracts that could require us to fund cash payments in certain circumstances. These potential payments will be contingent liabilities and therefore may not appear on our balance sheet. Our ability to fund these contingent liabilities will depend on the liquidity of our assets and access to capital at the time, and the need to fund these contingent liabilities could adversely impact our financial condition.

  Hedging against interest rate exposure may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

        We may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

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  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

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  available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

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  the duration of the hedge may not match the duration of the related liability or asset;

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  the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs;

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  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

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  the party owing money in the hedging transaction may default on its obligation to pay.

        Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

  Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

        The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

  We may make investments in non-U.S. dollar denominated securities, which would subject us to currency rate exposure and the uncertainty of foreign laws and markets.

        We may purchase securities denominated in foreign currencies. A change in foreign currency exchange rates may have an adverse impact on returns on any of these non-dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. Investments in foreign countries also subject us to risks of multiple and conflicting tax laws and regulations and political and economic instability abroad, which could adversely affect our receipt of interest income on these investments.

Risks Related To Our Investments

  We may not realize gains or income from our investments.

        We seek to generate both current income and capital appreciation. The securities in which we invest may not appreciate in value, however, and, in fact, may decline in value, and the debt securities in which we invest may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our investments. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

  Declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

        A substantial portion of our assets are, and we believe are likely to continue to be, classified for accounting purposes as "available-for-sale." Changes in the market values of those assets will be directly charged or credited to stockholders' equity. As a result, a decline in values may reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce earnings.

        A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

        Further, credit facility providers may require us to maintain a certain amount of cash invested or to set aside unlevered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

        Market values of our investments may decline for a number of reasons, such as causes related to changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, and widening of credit spreads.

  Some of our portfolio investments are recorded at fair value as determined by our Manager and, as a result, there is uncertainty as to the value of these investments.

        Some of our portfolio investments are, and we believe are likely to continue to be, in the form of securities that have limited liquidity or are not publicly traded. The fair value of securities and other investments that have limited liquidity or are not publicly traded may not be readily determinable. We value these investments quarterly at fair value as determined by our Manager. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

  Changes in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

        We invest in mortgage-backed securities and other fixed-rate debt investments. Under a normal yield curve, an investment in these instruments will decline in value if long-term interest rates increase. We also invest in floating rate debt investments, for which decreases in interest rates will have a negative effect on value. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

        In particular, a significant risk associated with our investment in mortgage-backed securities and other fixed-rate debt investments is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of these securities would decline and, with respect to mortgage-backed securities, the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we may enter into in order to finance the purchase of these investments.

  Our assets include leveraged loans, high yield securities and common and preferred equity securities, each of which has greater risks of loss than secured senior loans and, if those losses are realized, it could adversely affect our earnings, which could adversely affect our cash available for distribution to our stockholders.

        Our assets include leveraged loans, high yield securities and common and preferred equity securities, each of which involves a higher degree of risk than senior secured loans. First, the leveraged loans and high yield securities may not be secured by mortgages or liens on assets. Even if secured, these leveraged loans and high yield securities may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest may be subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

        Certain of these leveraged loans and high yield securities may have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. In this case, a borrower's ability to repay its loan may be dependent upon a liquidity event that will enable the repayment of the loan.

        In addition to the above, numerous other factors may affect a company's ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a company's financial condition and prospects may be accompanied by deterioration in the collateral for the high yield securities and leveraged loans. Losses on our high yield securities and leveraged loans could adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

        In addition, common and preferred equity securities may also have a greater risk of loss than senior secured loans since such investments are subordinate to debt of the issuer and are not secured by property underlying the investment.

  Prepayments can adversely affect the yields on our investments.

        In the case of residential mortgage loans, there are seldom any restrictions on borrowers' abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our mortgage-backed securities portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

        The yield of our other assets may be affected by the rate of prepayments differing from our projections. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. If we are unable to invest the proceeds of such prepayments received, the yield on our portfolio will decline. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, our anticipated yield may be impacted. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

  The mortgage loans we invest in and the mortgage loans underlying the mortgage and asset-backed securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

        Commercial real estate loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

        Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency, foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers' abilities to repay their loans. Asset-backed securities are bonds or notes backed by loans and/or other financial assets. The ability of borrowers to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.

        In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

        Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. RMBS evidence interests in or are secured by pools of residential mortgage loans and CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial real estate loans. Accordingly, the mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans.

  In the future we may invest in RMBS backed by non-prime or sub-prime residential mortgage loans which are subject to higher delinquency, foreclosure and loss rates than prime residential mortgage loans which could result in losses to us.

        Non-prime and sub-prime residential mortgage loans are made to borrowers who have poor or limited credit histories and as a result they do not qualify for traditional mortgage products. Because of the poor, or lack of, credit history, non-prime and sub-prime borrowers have a materially higher rate of delinquencies and foreclosure and loss rates compared to prime credit quality borrowers. There is limited history with respect to the performance of RMBS backed by residential mortgage loans over various economic cycles. Investments in non-prime and sub-prime RMBS backed by sub-prime or non-prime residential mortgage loans have higher risk than investments in RMBS backed by prime residential mortgage loans. We may realize credit losses if we invest in RMBS backed by sub-prime and non-prime residential mortgage loans because such RMBS are subject to all of the risks of the underlying sub-prime and non-prime residential mortgage loans.

  All, or a significant portion, of our investment portfolio may be invested in non-agency RMBS and non-conforming residential mortgage loans.

        We expect that all, or a significant portion, of our investment portfolio will consist of non-agency RMBS and non-conforming residential mortgage loans. Agency backed securities include RMBS which represent the entire ownership interest in pools of residential mortgage loans secured by residential real property and are guaranteed as to principal and interest by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, by the U.S. government. Non-agency RMBS are not guaranteed by Fannie Mae, Freddie Mac, Ginnie Mae, or the U.S. government; rather their ratings are assigned by nationally recognized rating agencies such as Moody's and Standard & Poor's. Non-agency RMBS have a higher risk of loss than do agency RMBS. We may realize credit losses on our investment in non-agency RMBS.

        We expect that a material portion of our investment portfolio of residential mortgage loans and RMBS will consist of, or in the case of RMBS be backed by, non-conforming residential mortgage loans. We expect that the residential mortgage loans will be non-conforming due to non-credit factors including, but not limited to, the fact that the (i) mortgage loan amounts exceed the maximum amount for such mortgage loan to qualify as a conforming mortgage loan, and (ii) underwriting documentation for the mortgage loan does not meet the criteria for qualification as a conforming mortgage loan. Non-conforming residential mortgage loans may have higher risk of delinquency and foreclosure and losses than conforming mortgage loans. We may realize credit losses on our investment in non-conforming residential mortgage loans and RMBS backed by non-conforming residential mortgage loans.

  Our investment portfolio of residential mortgage loans, residential mortgage backed securities, commercial real estate loans, and commercial real estate mortgage backed securities may have material geographic concentrations.

        We expect that we will have material geographic concentrations related to investments in residential mortgage loans and RMBS. We expect that over 70% of our investment portfolio of residential mortgage loans and RMBS will consist of properties located in California, New York, New Jersey, Florida, Virginia and Texas. We also expect that we will have material geographic concentrations related to investments in commercial real estate loans and CMBS. We expect that over 75% of our investment portfolio of commercial real estate loans and CMBS will consist of properties located in New York, California, Arizona, Florida and Hawaii. The risk of foreclosure and losses are likely to be correlated between our residential and our commercial real estate investments and the correlation may be exacerbated by our geographic concentrations. We may realize credit losses on our residential and commercial real estate mortgage loan and mortgage backed securities because of our geographic concentrations and the correlation of foreclosure and losses between our residential and commercial real estate investments.

  Our investments in subordinated commercial mortgage-backed securities are generally in the "second loss" position and therefore subject to losses.

        In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the "first loss" subordinated security holder and then by the "second loss" subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we invest may effectively become the "first loss" position behind the more senior securities, which may result in significant losses to us. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage-backed securities to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

  Our investments in senior unsecured REIT securities are subject to specific risks relating to the particular REIT issuer of the securities and to the general risks of investing in subordinated real estate related securities, which may result in losses to us.

        Our investments in REIT securities involve special risks relating to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. REITs generally are required to invest substantially in operating real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus. Our investments in REIT securities are also subject to the risks described above with respect to mortgage loans and mortgage-backed securities and similar risks, including (i) risks of delinquency and foreclosure, and risks of loss in the event thereof, (ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular commercial property. REIT securities are generally unsecured and may also be subordinated to other obligations of the issuer.

        We may also invest in REIT securities that are rated below investment grade. As a result, investments in REIT securities are also subject to risks of: (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (v) the possibility that earnings of the REIT issuer may be insufficient to meet its debt service and dividend obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer of such REIT securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers thereof to repay principal and interest or make distributions to our stockholders.

  Our dependence on the management of other entities may adversely affect our business.

        We do not control the management, investment decisions or operations of the enterprises in which we have invested. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

  Our due diligence may not reveal all of an entity's liabilities and may not reveal other weaknesses in its business.

        Before making an investment in a business entity, we assess the strength and skills of the entity's management and other factors that we believe will determine the success of the investment. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. Against this background, there can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

  A prolonged economic slowdown, a recession or declining real estate values could impair our investments and harm our operating results.

        Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties, could have a material negative impact on the values of both commercial real estate and residential real estate properties. If residential and/or commercial real estate property values decrease materially it may cause borrowers to default on their mortgages or negotiate more favorable terms and conditions on their mortgages. As a result, we may realize losses related to foreclosures or to the restructuring of our mortgage loans, and the mortgage loans we own that back the mortgage-backed securities, in our investment portfolio. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

  Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

        The securities that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the mortgage-backed securities that we purchase are traded in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Furthermore, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we or our Manager has or could be attributed with material non-public information regarding such business entity.

  We are exposed to environmental liabilities with respect to properties to which we take title.

        In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases, at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Risks Related to this Offering

  There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

        Our common stock is listed on the New York Stock Exchange under the symbol "KFN." However, no assurance can be given as to:

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  the likelihood that an active market for the shares will develop;

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  the liquidity of any such market;

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  the ability of our stockholders to sell their common stock; or

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  the price that our stockholders may obtain for their common stock.

  The market price and trading volume of our common stock may be volatile.

        Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

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  actual or anticipated variations in our quarterly operating results;

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  changes in our earnings estimates or publication of research reports about us or the real estate industry;

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  increases in market interest rates may lead purchasers of our shares to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of management personnel;

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  actions by institutional stockholders;

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  speculation in the press or investment community; and

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  general market and economic conditions.

  Broad market fluctuations could negatively impact the market price of our common stock.

        The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

  Future offerings of our debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of our equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings, if any, will, and holders of our preferred stock may, receive a distribution of our available assets prior to the holders of our common stock. If we decide to issue debt securities in the future, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock and could have voting rights that might dilute the voting rights of the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities.

        Sales of substantial amounts of our common stock, or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

  Shares eligible for future sale could depress the market price of our common stock.

        Sales of substantial amounts of our common stock into the public market, through this shelf registration or otherwise, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of July 31, 2005, we had outstanding 80,374,063 shares of our common stock. Of those shares, 37,500,000 were sold in our IPO and are freely transferable. Of the remaining shares, 27,812,949 shares covered by this shelf registration will be immediately eligible for future sale into the public market, which could depress the market price of our common stock

        With respect to the remaining 15,061,114 shares of our common stock outstanding, we, certain affiliates of KKR, our Manager, our officers and directors, the officers of our Manager, and each of Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Credit Suisse First Boston LLC, Lehman Brothers Inc. and Friedman, Billings, Ramsey & Co., Inc., or, in certain cases, their affiliates (being those managing underwriters of our IPO or affiliates thereof that currently hold shares of our common stock for investment), have agreed that we and they will not dispose of or hedge any shares of our common stock or (except in the case of those underwriters and their affiliates) any securities convertible into or exchangeable or exercisable for our common stock until December 21, 2005, 180 days after the effective date of our IPO, subject to possible extension of such restrictions by up to 34 additional days under specified circumstances. The foregoing resale restrictions are subject to specified exceptions, including, among others, exceptions permitting the underwriters of our IPO referred to above and their affiliates to engage in market making, brokerage, investment advisory, financial advisory and other similar activities not involving shares of our common stock held by them for investment purposes. In addition, Citigroup Global Markets Inc., in its sole discretion may release any of the securities subject to these resale restrictions at any time without notice. Upon the expiration or, if applicable, release of the foregoing resale restrictions, a significant number of shares will become immediately eligible for sale in the public markets pursuant to this shelf registration, which could depress the market price of our common stock.

  An increase in market interest rates may have an adverse effect on the market price of our common stock.

        One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to stockholders, and not from the market value or underlying appraised value of the properties or investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

Risks Related to our Organization and Structure

  Our ability to make future distributions may be affected by, and the amount of such distributions may be reduced by, among other factors, a change in the return on our investments, our operating expense levels and certain restrictions imposed by Maryland law.

        As a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to make future distributions to our stockholders or reduce the amount of such distributions. No assurance can be given as to our ability to make distributions to our stockholders.

  The terms of our indebtedness may restrict our ability to make future distributions and impose limitations on our current and future operations.

        In June 2005, we entered into a $275 million secured credit facility that expires on June 15, 2006 with affiliates of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as agents, joint bookrunners, arrangers and lenders under that facility. The new credit facility contains, and any future indebtedness may also contain, a number of restrictive covenants that impose operating restrictions on us, including restrictions on our ability to make distributions to stockholders. The new credit facility includes covenants restricting our ability to:

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  incur or guarantee additional debt, other than secured debt incurred in the course of our business consistent with current operations;

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  create or incur liens, other than liens relating to secured debt permitted to be incurred;

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  engage in mergers, acquisitions and sales of substantially all of our assets;

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  make loans, acquisitions or investments, other than investments made in the course of our business consistent with current operations;

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  pay dividends, or make certain redemptions and repurchases, with respect to capital stock;

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  create limitations on the ability of our subsidiaries to make dividends or distributions to us; and

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  engage in transactions with affiliates.

        In addition, the new facility also includes financial covenants, including requirements that we:

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  maintain a consolidated net worth of at least $675 million plus an amount equal to 75% of the proceeds of subsequent equity issuances; and

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  not exceed a leverage ratio of 12.5 to 1.

        With respect to our ability to make distributions to our stockholders, the new credit facility limits the amount of distributions we may make to 100% of our taxable income (which, as defined, is expected at all times to exceed our calculation of taxable income for REIT compliance purposes, as it is computed without giving effect to net operating loss carryforwards and nonrecurring items, including, but not limited to, stock-based compensation expense and bad debt write-offs). The new facility also prohibits distributions in the event of certain defaults under that agreement, including: failure to pay principal or interest under the facility and other material indebtedness as and when due; breaches of representations, warranties and covenants; defaults under other material indebtedness; events of insolvency; unpaid judgments in excess of $25 million; certain events relating to benefit plans subject to ERISA; the failure of our Manager to continue as our Manager and remain affiliated with KKR; our failure to maintain our status as a REIT; and any change in control (such defaults subject in certain cases to grace periods). As a result, these limitations, and limitations imposed by any future financing agreements, may adversely affect our ability to make future distributions to our stockholders or may reduce the amount of such distributions. No assurance can be given as to our ability to make distributions to our stockholders.

        In addition, the operating and financial restrictions in our new credit facility and any future financing agreements may adversely affect our ability to engage in our current and future operations. Specifically, these restrictions may limit our ability to incur additional indebtedness, including indebtedness that may be required to meet our short-term liquidity needs such as for the payment of distributions. A breach of any of the restrictive covenants in our new credit facility could result in a default under the facility. If any such default occurs, in addition to the limitations on distributions described above, the lenders under the new facility may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all of our available cash to repay these borrowings. Those lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

  Our Investment Company Act exemption limits our investment discretion and loss of the exemption would adversely affect us and negatively affect the market price of shares of our common stock and the ability to make distributions to our stockholders.

        We believe that we currently are not, and we intend to operate our company so that we will not be regulated as, an investment company under the Investment Company Act because we are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Specifically, we are required to invest at least 55% of our assets in "qualifying real estate assets"; (that is, mortgage loans, RMBS and CMBS that represent the entire ownership in a pool of mortgage loans and other qualifying interests in real estate), and at least an additional 25% of our assets in RMBS, CMBS and other real estate-related assets or additional qualifying real estate assets.

        We will need to monitor our assets to ensure that we continue to satisfy the percentage tests. Although we believe that it should not be difficult to maintain at least 80% of our assets in real estate related assets, the requirement that at least 55% of our assets constitute qualifying assets is more limiting. For example, our ability to invest in privately issued mortgage backed securities for which we do not own all of the securities issued and with respect to which we do not obtain the right to foreclose on the related mortgage loans is limited because these securities do not constitute qualifying investments for the 55% test, even if they are treated more favorably under the REIT tax rules. Maintaining our exemption from registration as an investment company under the Investment Company Act limits our ability to invest in assets that otherwise would meet our investment strategies.

        If we fail to qualify for this exemption, we could not operate our business efficiently under the regulatory scheme imposed on investment companies under the Investment Company Act. Accordingly, we could be required to restructure our activities. For example, if the market value of our investments in equity securities were to increase by an amount that resulted in less than 55% of our assets being invested in mortgage loans or other qualifying real estate related assets, we might have to sell equity securities in order to qualify for exemption under the Investment Company Act. The sale could occur under adverse market conditions. In addition, our Manager may terminate its management agreement with us if we fail to qualify for this exemption.

  Rapid changes in the values of our mortgage-backed securities and other real estate related investments may make it more difficult for us to maintain our REIT status or exemption from the Investment Company Act.

        If the market value or income potential of our mortgage-backed securities and other real estate related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT status or exemption from the Investment Company Act. If the decline in real estate asset values and /or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate assets. We may have to make investment decisions that we otherwise would not make absent the REIT and Investment Company Act considerations.

  Maryland takeover statutes may prevent or make difficult a change of control of our company that could be in the interests of our stockholders.

        Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. We are subject to the "business combination" provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares, or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations. We have, by resolution, however, exempted business combinations between us and any person, provided that such business combination is first approved by our board of directors, from the provisions of the Maryland Business Combination Act. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above if approved by our board of directors. We have determined to opt out of the so-called "control share" provisions of the MGCL that provide that "control shares" of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. We may in the future, however, elect to become subject to the control share provisions of the MGCL. The "unsolicited takeover" provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price. We have no present plans to classify our board.

  Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

        Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

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  There are ownership limits and restrictions on transferability and ownership in our charter. In order to qualify as a REIT for each taxable year after 2004, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals during the second half of any calendar year and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock. This restriction may:

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  discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; and

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  result in shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary and thereby resulting in a forfeiture of owning the additional shares.

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  Our charter permits our board of directors to issue preferred stock with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to amend the charter to increase the total number of authorized shares of stock or the number of shares of any class or series and to issue preferred stock, and to classify or reclassify authorized but unissued shares of our stock having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

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  Our charter and bylaws contain other possible anti-takeover provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price.

  Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

        Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

        In addition, our charter authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

Tax Risks

  Complying with REIT requirements may cause us to forgo otherwise attractive opportunities or engage in marginal investment opportunities.

        To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forgo attractive business or investment opportunities or engage in marginal investment opportunities. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

  The prohibited transactions tax will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were able to sell or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us.

        It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO or CLO transactions through our subsidiaries that are taxable REIT subsidiaries, or "TRSs", subject to certain limitations as described below. To the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.

  We may be subject to the prohibited transactions tax on the loans we sold or will sell to our CLO issuers if the Internal Revenue Service challenges our characterization of those transactions.

        We have sold certain loans to our CLO issuers, KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd. and KKR Financial CLO 2005-3, Ltd. We believe that such loans have not been held by us primarily for sale to customers in the ordinary course of our trade or business, and we do not believe that the prohibited transactions tax applies to the sales of such loans. There can be no complete assurance, however, that the Internal Revenue Service, or IRS, will not successfully assert a contrary position, in which case we would be subject to the prohibited transactions tax on the gain from the sale of such loans, which would reduce our distributions to you.

  Certain of our financing activities may subject us to U.S. federal income tax.

        It is possible that certain of our financing activities, such as securitizations, may result in treatment of us or a portion of our assets as a "taxable mortgage pool" for U.S. federal income tax purposes. As a result, although the law on the matter is unclear, we might be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool that is allocable to the percentage of our stock held by "disqualified organizations," which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from unrelated business taxable income. We expect that disqualified organizations will own our stock. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. We may, in our discretion, elect to conduct financing activities that otherwise would result in our treatment as a taxable mortgage pool through KKR TRS Holdings, Inc., one of our taxable REIT subsidiaries. In such case, we would not be subject to the special REIT rules regarding taxable mortgage pools but taxable income associated with such financing activities would be subject to federal, state and local income tax. See "Federal Income Tax Consequences of our Qualification as a REIT—Requirements for Qualification—Taxable Mortgage Pools."

  Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

        We operate, and intend to continue to operate, in a manner that is intended to cause us to qualify as a REIT for U.S. federal income tax purposes commencing with our short taxable year ended on December 31, 2004. The U.S. federal income tax laws governing REITs are extremely complex, however, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we have operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

        If we fail to qualify as a REIT in any calendar year, we would be required to pay U.S. federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

  Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

        In order to qualify as a REIT, an entity must distribute to its stockholders, each calendar year, at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that a REIT satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed income. In addition, a REIT will incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any calendar year are less than the sum of:

  •
  85% of its REIT ordinary income for that year;

  •
  95% of its REIT capital gain net income for that year; and

  •
  100% of its undistributed taxable income from prior years.

        We intend to pay out our REIT taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is, however, no requirement that domestic taxable REIT subsidiaries distribute their after-tax net income to their parent REIT or their stockholders, and our taxable REIT subsidiaries may determine not to make any distributions to us.

        Our taxable income may substantially exceed our net income as determined based on GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

  Ownership limitations and certain provisions of our charter may restrict a change of control in which our stockholders might receive a premium for their shares.

        In order for us to qualify as a REIT, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year (other than our first REIT taxable year). "Individuals" for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to preserve our REIT status, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock.

        The ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Our charter and bylaws and Maryland law contain a number of additional provisions that also could deter such a transaction. See "Description of Capital Stock" and "Certain Provisions of Maryland Law and of our Charter and Bylaws".

  Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

        A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm's-length basis. We can not assure you that we will be able to comply with the 20% value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm's length transactions. KKR TRS Holdings, Inc., as a domestic taxable REIT subsidiary, pays federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us, but is not required to be distributed to us.

  You may receive lower distributions because KKR TRS Holdings, Inc. will likely retain its earnings.

        As a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. The earnings of a taxable REIT subsidiary are subject to the distribution requirement only to the extent they are included in the parent REIT's income. The earnings of KKR TRS Holdings, Inc. and any other domestic taxable REIT subsidiary will be included in our income only to the extent they make distributions to us. There is no requirement that KKR TRS Holdings, Inc. distribute its earnings to us. In addition, we anticipate that KKR TRS Holdings, Inc. will likely, but is not required to, retain its after-tax earnings, subject to our complying with the rule that no more than 20% of the value of our assets may consist of stock or securities of one or more taxable REIT subsidiaries. We will, however, likely be required to include in income, on a current basis, the earnings of our CDO and CLO issuers that have elected to be taxable REIT subsidiaries, such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd. and KKR Financial CDO 2005-1, Ltd. Because we anticipate that KKR TRS Holdings, Inc. will retain its after-tax earnings, you may receive lower distributions from us.

  We may lose our REIT status if the IRS successfully challenges our characterization of our income from our CLO and CDO issuers.

        We intend to treat certain income inclusions received with respect to our equity investments in CDOs and CLOs, including equity investments in CLO issuers, such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., and KKR Financial CLO 2005-3, Ltd., as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could be subject to a penalty tax with respect to such income to the extent it exceeds 5% of our gross income or we could fail to qualify as a REIT.

  If our CLO and CDO issuers that are taxable REIT subsidiaries are subject to federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and that we would have available to pay their creditors.

        Our CLO and CDO issuers KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd. and KKR Financial CDO 2005-1, Ltd., which have elected to be taxable REIT subsidiaries, are organized as Cayman Islands companies. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd., KKR Financial CDO 2005-1, Ltd. and any other of our CLO and CDO issuers that are taxable REIT subsidiaries will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the IRS were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CLO and CDO issuers would have available to distribute to us and to pay to their creditors.

  The taxation of corporate dividends may adversely affect the value of our common stock.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003, among other things, generally reduced to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular C corporation for tax years 2003 through 2008. This reduced tax rate does not apply, however, to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its stockholders are generally subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate level income tax, this legislation could cause domestic noncorporate investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations are now generally taxed at a lower rate while dividends from REITs are generally taxed at the same rate as the domestic noncorporate taxpayer's ordinary income. The more favorable tax rates applicable to regular corporate dividends could cause domestic noncorporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

  Complying with REIT requirements may limit our ability to hedge effectively.

        The existing REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and related borrowings. Under these provisions, our annual gross income from qualifying hedges of our borrowings, together with any other income not generated from qualifying real estate assets, is limited to 25% or less of our gross income. In addition, we must limit our aggregate gross income from non-qualifying hedges, fees and certain other non-qualifying sources to 5% or less of our annual gross income. As a result, we might in the future have to limit our use of advantageous hedging techniques or implement those hedges through KKR TRS Holdings, Inc. This could increase the cost of our hedging activities or leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear.

  We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

        At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negative of these terms or other comparable terminology.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

  •
  the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Company";

  •
  general volatility of the capital markets and the market price of our common stock;

  •
  changes in our business strategy;

  •
  availability, terms and deployment of capital;

  •
  availability of qualified personnel;

  •
  changes in our industry, interest rates or the general economy;

  •
  increased rates of default and/or decreased recovery rates on our investments;

  •
  increased prepayments of our mortgage loans; and

  •
  the degree and nature of our competition.

        We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus.

        This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus. The proceeds from the offering are solely for the account of the selling stockholders.

 PUBLIC MARKET FOR OUR COMMON STOCK

        Our common stock is traded on the NYSE under the symbol "KFN." On August 11, 2005, the closing price of our common stock, as reported on the NYSE, was $23.30. The following table sets forth the high and low sale prices for our common stock for the period indicated as reported on the NYSE:

	Low Sales Price	High Sales Price
2005
Second quarter (from June 23, 2005)	$24.00	$25.07
Third quarter (through August 11, 2005)	$22.36	$25.01

        As of July 31, 2005, we had ten holders of record of our common stock.

DISTRIBUTION POLICY

        In order to qualify as a REIT so that corporate income tax generally does not apply to our earnings, we must, in addition to meeting other requirements, distribute annually to our stockholders an amount at least equal to (i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain), plus (ii) 90% of the excess of our net income from foreclosure property (as defined in Section 856(e) of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code, less (iii) any excess non-cash income (as determined under the Internal Revenue Code). Up to 20% of the value of a REIT's assets may consist of investments in the securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary, such as KKR TRS Holdings, Inc., may retain its taxable income, and its earnings are subject to the 90% distribution requirement only to the extent the taxable REIT subsidiary actually distributes its earnings to the REIT. However, a foreign taxable REIT subsidiary, such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd. and KKR Financial CDO 2005-1, Ltd., generally is deemed to distribute its earnings to the REIT on an annual basis for federal income tax purposes, and its earnings are subject to the 90% distribution requirement, regardless of whether it actually distributes its earnings. We are subject to income tax on income that is not distributed, and to an excise tax to the extent that certain percentages of our income are not distributed by specified dates. See "Federal Income Tax Consequences of our Qualification as a REIT—Distribution Requirements." Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

        The actual amount and timing of distributions will be at the discretion of our board of directors and may not be in even amounts throughout our fiscal year. In particular, we currently expect to make smaller distributions relating to the first three quarters of our fiscal year and a larger distribution relating to the fourth quarter of our fiscal year, at which time our full year operating results are expected to be determinable with greater precision.

        The amount and timing of distributions will depend upon a number of factors, including:

  •
  our actual results of operations;

  •
  restrictions under Maryland law;

  •
  the timing of the investment of our equity capital;

  •
  the amount of our cash flow from operations;

  •
  our financial condition;

  •
  our debt service requirements;

  •
  our capital expenditure requirements;

  •
  our taxable income;

  •
  the annual distribution requirements under the REIT provisions of the Internal Revenue Code;

  •
  our operating expenses; and

  •
  other factors our board of directors deems relevant.

        Subject to the distribution requirements referred to in the immediately preceding paragraph, we intend, to the extent practicable, to invest substantially all of the proceeds from repayments, sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to the extent that cash is available for distribution.

        It is anticipated that distributions generally will be taxable as ordinary income to our non-exempt stockholders, although a portion of such distributions may be designated by us as long-term capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by us, see "Federal Income Tax Consequences of our Qualification as a REIT—Taxation of Taxable U.S. Stockholders," "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders."

        On April 5, 2005, our board of directors authorized our first distribution to our stockholders. This distribution of $0.25 per share for the fiscal quarter ended March 31, 2005 was paid on April 18, 2005 to our stockholders of record as of April 5, 2005. The aggregate amount of this distribution exceeded our net income for the quarter by $4.2 million and was paid out of our working capital. On June 21, 2005, our board of directors authorized a distribution to our stockholders. This distribution of $0.40 per share for the fiscal quarter ended June 30, 2005 was paid on August 2, 2005. The aggregate amount of this distribution exceeded our net income for the quarter by $7.9 million and was paid out of our working capital. This distribution was only paid to persons who were record holders of our common stock prior to the closing date of our IPO. The payment of these distributions does not guarantee that we will make future distributions to our stockholders nor is the amount of these distributions indicative of the amount of future distributions, if any.

        In the future, our board of directors may elect to adopt a dividend reinvestment plan.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected financial data for the period from August 12, 2004 (inception) to December 31, 2004 has been derived from our audited financial statements for such period. Our financial statements for such period have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report thereon is included elsewhere in this prospectus. The financial data for the three and six months ended June 30, 2005 has been derived from unaudited financial statements. In the opinion of management, such unaudited information reflects all adjustments necessary for a fair statement of the results of operations for such interim period. Financial data as of and for the three and six months ended June 30, 2005 are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. The selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Period from August 12, 2004 (inception) through December 31, 2004	Six Months Ended June 30, 2005	Three Months Ended June 30, 2005
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net Investment Income:
Total investment income	$8,122	$103,942	$68,663
Interest expense	(975)	(68,730)	(48,281)

Net investment income	7,147	35,212	20,382
Other income (loss):
Total other income (loss)	(488)	2,697	1,859
Non-investment expenses:
Management compensation to related party	11,222	18,739	10,731
Professional services	901	1,185	788
Insurance expenses	335	433	216
Directors expenses	341	351	152
Other general and administrative expenses	797	1,477	858

Total non-investment expenses	13,596	22,185	12,745

Net income (loss) before income tax expense (benefit)	(6,937)	15,724	9,496
Income tax expense (benefit)	(228)	1,106	994

Net income (loss)	$(6,709)	$14,618	$8,502

Net income (loss) per common share:
Basic	$(0.17)	$0.37	$0.21

Diluted	$(0.17)	$0.36	$0.21

Weighted-average number of common shares outstanding:
Basic	39,796	40,004	40,212

Diluted	39,796	40,689	40,994

	As of December 31, 2004	As of June 30, 2005
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,219	$14,435
Restricted cash and cash equivalents	1,321	31,465
Securities available-for-sale	167,058	373,362
Securities available-for-sale, pledged as collateral	1,484,222	4,683,901
Loans	682,757	2,042,124
Total assets	2,347,340	7,180,353
Total borrowings	1,586,149	5,508,715
Total liabilities	1,590,592	5,586,633
Total stockholders' equity	756,748	1,593,720
Book value per share	$18.46	$20.31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements. Actual results could differ materially from those expressed in or implied by those forward-looking statements. Please see "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" for a discussion of certain of the risks, uncertainties and assumptions associated with these statements.

Executive Overview

        We are a specialty finance company created to invest across multiple asset classes with the objective of achieving attractive leveraged risk-adjusted returns. We seek to achieve our investment objective by allocating capital primarily to the following four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities. Our investment guidelines do not impose any limitations on the amount of our investments in any of our asset classes. Our income is generated primarily from the difference between the interest and dividend income generated by our investments and the costs of our borrowings. Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. As part of our multi-asset class strategy, we seek to invest opportunistically in those asset classes that can generate favorable leveraged risk-adjusted returns, subject to maintaining our status as a REIT, and our exemption from regulation under the Investment Company Act. The implementation of our multi-asset class strategy also diversifies our investment portfolio. Investing in multiple asset classes does not, however, reduce or eliminate many of the risks associated with our investment portfolio such as geographic concentration risk, asset class concentration risk, and credit risk.

        We were organized in July 2004 and commenced operations on August 12, 2004, the closing date of our initial private placement of shares of our common stock. Our August 2004 private placement generated proceeds of $755.5 million net of fees and expenses. At June 30, 2005, the fair value of our investment portfolio totaled $7.1 billion.

        We completed our initial private placement of shares of our common stock on August 12, 2004, which generated net proceeds of approximately $755.5 million. We completed our IPO of our common stock on June 29, 2005, and received net proceeds of approximately $848.9 million therefrom. In the IPO we sold 37,500,000 shares of common stock at $24.00 per share. The IPO included 28,750 shares of common stock that were sold by existing stockholders. Our stock is listed on the NYSE under the symbol "KFN" and began trading on June 24, 2005. On June 23, 2005 we effected a reverse stock split of our common stock at a ratio of one share of common stock for every two shares of common stock then outstanding. The accompanying condensed consolidated financial statements have been adjusted to give effect to the reverse stock split.

        We commenced our investment activities by making our first investment on September 30, 2004. Assuming no material changes in market conditions or our business strategy, our objective is to have fully deployed our capital, including the proceeds from our IPO, on a leveraged basis during the second quarter of 2006. We used the proceeds from our IPO to reduce short-term borrowings and intend to fund future investments principally through borrowings until such time that we fully deploy our capital on a fully leveraged basis. Provided that market conditions and market opportunities are favorable we may undertake to raise additional equity capital subsequent to the deployment of our existing capital and leverage.

        The table below summarizes our investment portfolio as of June 30, 2005 and December 31, 2004, and is classified by interest rate type. The table below includes the amortized cost of our investment portfolio and the related dollar price, which is defined below.

Investment Portfolio
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Floating Rate:
Residential ARM Loans	$649,036	101.35%	$233,120	101.42%	$415,916	(0.07)%
Residential ARM Securities	2,001,241	99.61	1,581,824	99.50	419,417	0.11
Corporate Loans	1,237,611	99.92	394,387	99.84	843,224	0.08
Corporate Debt Securities	112,769	94.76	16,578	100.47	96,191	(5.71)
Commercial Real Estate Loans	120,000	100.00	50,000	100.00	70,000	—
Commercial Real Estate Debt Securities	22,000	100.00	12,000	100.00	10,000	—

Total Floating Rate	4,142,657	99.85	2,287,909	99.77	1,854,748	0.08

Hybrid Rate:
Residential Hybrid ARM Securities	2,771,277	99.84	—	—	2,771,277	99.84

Total Hybrid Rate	2,771,277	99.84	—	—	2,771,277	99.84

Fixed Rate:
Corporate Loans	—	—	5,250	100.00	(5,250)	—
Corporate Debt Securities	103,869	99.31	8,000	100.00	95,869	(0.69)
Commercial Real Estate Loans	35,477	96.54	—	—	35,477	96.54
Commercial Real Estate Debt Securities	—	—	—	—	—	—

Total Fixed Rate	139,346	98.59	13,250	100.00	126,096	(1.41)

Grand Total	$7,053,280	99.82%	$2,301,159	99.77%	$4,752,121	0.05%

Fair Value	$7,058,434		$2,305,907

        As used herein, dollar price means, with respect to amortized cost, amortized cost divided by par amount, and with respect to fair value, fair value divided by par amount. The table above excludes common and preferred stock with an amortized cost of $52.8 million and $31.1 million and a fair value of $53.1 million and $31.7 million as of June 30, 2005 and December 31, 2004, respectively.

        Our investments in common and preferred stock as of June 30, 2005 are set forth in the following table (dollar amounts in thousands) and did not include any investments in companies affiliated with either us or our Manager:

Company	Security	Shares	Cost	Fair Value	Unrealized Gain (Loss)
Cousins Properties Inc.	Series B Preferred	400,000	$10,000	$10,180	$180
IStar Financial Inc.	Series E Preferred	300,000	7,785	7,785	—
IStar Financial Inc.	Series F Preferred	130,000	3,373	3,328	(45)
Taubman Centers Inc.	Series G Preferred	400,000	10,000	10,260	260
Thornburg Mortgage Inc.	Series C Preferred	560,000	14,040	14,106	66
JPMorgan Chase & Co.	Common Stock	210,000	7,628	7,417	(211)

Total			$52,826	$53,076	$250

Critical Accounting Policies

        Our consolidated financial statements are prepared by management in accordance with GAAP. Note 3 to our financial statements, "Summary of Significant Accounting Policies," includes a detailed description of our significant accounting policies. Our significant accounting policies are fundamental to understanding our financial condition and results of operations because some of these policies require that we make significant estimates and assumptions that may affect the value of our assets or liabilities and financial results. We believe that certain of our policies are critical because they require us to make difficult, subjective, and complex judgments about matters that are inherently uncertain. The critical policies summarized below relate to revenue recognition, impairments, allowance for loan losses, accounting for derivative instruments and hedging activities, classification of investment securities, and share-based compensation. We have reviewed these critical accounting policies with our board of directors and our audit committee.

        Revenue Recognition.    We account for interest income on our investments using the effective yield method. For investments purchased at par, the effective yield is the contractual interest rate on the investment. If the investment is purchased at a discount or at a premium, the effective yield is computed based on the contractual interest rate increased for the accretion of a purchase discount or decreased for the amortization of a purchase premium. The effective yield method requires that we make estimates of future prepayment rates for our investments that can be contractually prepaid prior to their contractual maturity date so that the purchase discount can be accreted, or the purchase premium can be amortized, over the estimated remaining life of the investment. The prepayment estimates that we use directly impact the estimated remaining lives of our investments. We review and adjust our prepayment estimates as of each quarter-end or more frequently if we become aware of any material information that would lead us to believe that an adjustment is necessary.

        We use both our experience and judgment and third-party prepayment projections when developing our estimates of future prepayment rates. Prepayment rates for residential mortgage loans and RMBS investments are very difficult to predict accurately because the underlying borrowers have the option to prepay their mortgage at any time prior to the contractual maturity date of their mortgage generally without incurring any prepayment penalties. Prepayment models attempt to predict borrower behavior under different interest rate scenarios and the related projected prepayment rates. Our experience is that prepayment models are less accurate during periods when there are material interest rate changes and changes in the shape of the interest rate yield curves. Accurately estimating prepayment rates for residential mortgage loans and mortgage-backed securities is difficult for the reasons noted previously. Accurately predicting prepayment rates for our non-residential mortgage investments is less difficult because the underlying borrower generally does not have the contractual right to prepay, or there are prepayment penalties, or prepayment is permitted only during a predetermined period.

        When we experience material differences between our projected prepayment rates and the actual prepayment rates that we realize, the remaining estimated lives of our investments may change and result in greater earnings volatility and/or lower net income than originally estimated. We may mitigate this risk by minimizing the amount of purchase premium and purchase discount on our investment portfolio and by purchasing investments where the underlying borrower has no or fewer prepayment options. As of June 30, 2005, the aggregate amount of unamortized purchase premium totaled approximately $12.1 million and the aggregate amount of unamortized purchase discount totaled approximately $24.8 million. Net purchase premium and purchase discount amortization expense totaled approximately $2.6 million for the six months ended June 30, 2005.

        Impairments.    We evaluate our investments for impairments as of each quarter-end or more frequently if we become aware of any material information that would lead us to believe that an investment may be impaired. We evaluate whether the investment is considered impaired and whether the impairment is other than temporary. If we make a determination that the impairment is other than temporary, we recognize an impairment loss equal to the difference between the amortized cost basis and the fair value of the investment.

        As part of the impairment determination process, we review and analyze relevant information such as changes in interest rates, changes in credit ratings, changes in default rates, changes in loss severity rates, changes in delinquency rates, and projected future cash flows and then we make a determination whether unrealized losses are due to credit factors or other non-credit factors such as adverse changes in interest rates and credit spreads. The impairment determination process also requires that we state our intent regarding how long we intend to own the investment and determine that we have the financial ability to hold the loan or security until its maturity or until such time that the recovery of the unrealized loss occurs. This process requires that we make complex and material estimates, assumptions and judgments. There is a risk that our estimates, assumptions and judgments are not correct and our projected results may be materially different than the actual results that we realize. As of June 30, 2005, we had aggregate unrealized losses on our securities classified as available-for-sale totaling approximately $14.0 million, which if not recovered, may result in the recognition of future losses.

        Allowance for Loan Losses.    We maintain an allowance for loan losses at a level that we believe is adequate based on an evaluation of known and inherent risks related to our loan investments. When determining the adequacy of the allowance for loan losses we consider historical and industry loss experience, economic conditions and trends, the fair values of our loans, credit quality trends and other factors that we determine are relevant. To estimate the allowance for loan losses, we first identify impaired loans. We evaluate our loans for impairment individually. We consider a loan to be impaired when, based on current information and events, we believe it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its fair value. Increases in the allowance for loan losses are recognized in our results of operations as a provision for loan losses. When we make a determination that some or all of the loan is uncollectible, we charge-off or write-down the loan and the allowance for loan losses is reduced.

        Our residential mortgage loans are currently relatively homogeneous and the adequacy of the allowance for loan losses is based on a review of relevant factors including, but not limited to, current fair values, industry statistics, current economic conditions, loan portfolio composition, delinquency trends and credit losses realized to-date on underlying loans. Because our mortgage loan portfolio is not seasoned we review these factors for similar portfolios of mortgage loans that have comparable FICO® scores, loan-to-value ratios ("LTV"), loan balances, and geographical diversity and that were originated through similar mortgage banking channels and we use this information when assessing the adequacy of the allowance for loan losses. Our investments in commercial real estate mortgage loans and corporate loans are not homogeneous and we individually review each of the loans for impairments and use relevant information in our analysis including current fair values, current valuation multiples, projected operating cash flow and projected liquidation cash flows.

        Accounting for Derivative Instruments and Hedging Activities.    Our policies permit us to enter into derivative contracts, including interest rate swaps, interest rate corridors, interest rate swaptions and credit derivatives. We use interest rate derivatives to manage interest rate risk. We formally document relationships between our hedging instruments and our hedged transactions as of the inception date of the hedge including (i) our risk management objective and hedge strategy, (ii) the risk that we are hedging, (iii) the hedging instruments, consisting of the derivative instruments that comprise the hedge, (iv) the hedged transaction, consisting of the recognized or forecasted transaction that we are hedging, (v) the method that we used to assess the hedge's effectiveness on a retrospective and prospective basis, and (vi) the methodology that we will use to measure hedge ineffectiveness. On the date that we enter into an interest rate derivative transaction we designate the interest rate derivative as (i) a hedge of a forecasted transaction or of the variability of cash flows related to a recognized liability ("cash flow hedge") or (ii) held for trading ("trading instrument"). Our interest rate swaptions were undesignated derivative contracts and accounted for as trading instruments, and our interest rate swap and interest rate corridor contracts were designated and accounted for as cash flow hedges. We have not entered into any interest rate derivative transactions that are a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value hedge").

        For our cash flow hedges we record and report our hedge instruments at their estimated fair value in our balance sheet and record the changes in their fair value in accumulated other comprehensive income on our balance sheet and these amounts are reclassified to our statements of operations over the effective hedge period as the hedged item affects earnings. Our cash flow hedge instrument must be "highly effective," as defined in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," in achieving offsetting changes in the hedged item attributable to the risk that we are hedging in order to qualify for initial and recurring hedge accounting treatment. We recognize any hedge ineffectiveness related to our cash flow hedges as a component of interest expense during the period in which it occurs. Prior to the end of the specified cash flow hedge period the effective portion of our hedge instrument gains and losses is recorded in other accumulated comprehensive income or loss. The fair values of our hedge instruments are based on market prices provided by dealers that make markets in such hedging instruments. For our cash flow hedges, we are required to discontinue hedge accounting prospectively when we determine that (i) the hedging instruments are no longer effective in offsetting changes in the cash flows of a hedged transaction, (ii) we determine that it is no longer probable that the forecasted transaction will occur, or (iii) the designation of the hedging instruments as hedges is no longer permitted or appropriate.

        We are not required to account for our derivative contracts using hedge accounting as described above. If we decide not to designate the derivative contracts as hedges or if we fail to fulfill the criteria necessary to qualify for hedge accounting then the changes in the fair values of our derivative contracts would affect periodic earnings immediately potentially resulting in the increased volatility of our earnings. The qualification requirements for hedge accounting are complex and as a result we must evaluate, designate, and thoroughly document each hedge transaction at inception and perform ineffectiveness analysis and prepare related documentation at inception and on a recurring basis thereafter. As of June 30, 2005, the fair value of our interest rate derivatives accounted for as cash flow hedges under SFAS No. 133 totaled approximately $8.2 million and the net change in unrealized loss on such cash flow hedges totaled approximately $3.5 million and is recorded in accumulated other comprehensive income (loss) in the consolidated statements of changes in stockholder's equity.

        Classifications of Investment Securities.    Our investments in securities are classified as "available-for-sale" and are recorded and reported on our balance sheet at fair value with unrealized gains and losses reported in accumulated other comprehensive income on our balance sheet. We designate and classify our investments in securities as available-for-sale because we may sell them prior to their maturity date. We do not designate and classify our investments in securities as trading securities because we do not intend to trade them or sell them in the near term. We determine the fair value of our investments in securities using quoted market prices, dealers who make markets in the securities, and third-party pricing services. When we sell an investment security the realized net gain or loss on the sale of the security is included in our results of operations and we specifically identify the security that was sold and its specific cost basis when we compute the net realized gain or loss.

        Share-Based Payment.    We account for share-based compensation issued to members of our board of directors and our Manager using the fair value based methodology in accordance with SFAS No. 123(R), "Shared-Based Payment." We do not have any employees, although we believe that members of our board of directors are deemed to be employees for purposes of interpreting and applying accounting principles relating to share-based compensation. We record as compensation costs the restricted common stock that we issued to members of our board of directors at fair value as of the grant date and we amortize the cost into expense over the three-year vesting period using the straight-line method. We recorded compensation costs for restricted common stock and common stock options that we issued to our Manager at fair value as of the grant date and we remeasure the amount on subsequent reporting dates to the extent that the restricted common stock and or common stock options are unvested. Unvested restricted common stock is valued using observable secondary market prices. Unvested common stock options are valued using the Black-Scholes model and assumptions based on observable market data for comparable companies. We amortize compensation expense related to the restricted common stock and common stock options that we granted to our Manager using the graded vesting attribution method in accordance with SFAS No. 123(R), "Share Based Payment."

        Because we remeasure the amount of compensation costs associated with the unvested restricted common stock and unvested common stock options that we issued to our Manager as of each reporting period, our share-based compensation expense reported in our statements of operations will change based on the fair value of our common stock and this may result in earnings volatility.

        Because we remeasure the amount of compensation costs associated with the unvested restricted common stock and unvested common stock options that we issued to our Manager as of each reporting period, our share-based compensation expense reported in our consolidated statements of operations in our consolidated financial statements will change based on the estimated fair value of our common stock and this may result in earnings volatility. For the three and six month periods ended June 30, 2005, share-based compensation totaled $7.3 million and $12.1 million, respectively. As of June 30, 2005, substantially all of our share-based compensation is subject to remeasurement and a $1 increase in the price of our common stock increases our future share-based compensation expense by approximately $1.7 million in the aggregate over calendar 2005, 2006 and 2007.

Recently Adopted Accounting Pronouncements

        In June 2004, the Financial Accounting Standards Board, or FASB, issued Emerging Issues Task Force Abstract 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," or EITF 03-1. EITF 03-1 provides authoritative guidance regarding determining when an investment is considered impaired and the impairment is other-than-temporary. EITF 03-1 requires that we evaluate whether an impairment is other-than-temporary, and, if the impairment is other-than-temporary, recognize an impairment loss equal to the excess of the cost over the estimated fair value of the investment. EITF 03-1 also provides guidance regarding accounting considerations subsequent to the recognition of an other-than-temporary impairment and guidance on the disclosure regarding unrealized losses that have not been recognized as other-than-temporary impairments. EITF 03-1 was originally effective for reporting periods beginning after June 15, 2004. In September 2004, the FASB proposed additional guidance related to debt securities that are impaired because of interest rate and/or credit spread increases and delayed the effective date for the implementation of certain provisions of EITF 03-1. On July 5, 2005, the FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment and stated that the proposed FASB Staff Position ("FSP") EITF Issue No. 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1," will be issued as final. The final FSP will supersede EITF 03-1. We do not expect the adoption of the FSP, as contained in its current draft form, to have a material effect on our consolidated financial condition, consolidated results of operations, or liquidity because our current method of accounting for impairments is in accordance with EITF 03-1 and the FSP.

        In December 2004 the FASB published SFAS No. 123(R). SFAS No. 123(R) provides authoritative guidance regarding the accounting for share-based compensation expense. SFAS No. 123(R) requires all public companies to report share-based compensation expense at the grant date fair value of the related share-based awards.

Results of Operations

  For the Three and Six Month Periods Ended June 30, 2005

  Summary

        Our net income for the three and six month periods ended June 30, 2005 totaled $8.5 million (or $0.21 per diluted share) and $14.6 million (or $0.36 per diluted share), respectively. During the three month period ended June 30, 2005, our investment portfolio increased by 12.7% from $6.3 billion as of March 31, 2005 to $7.1 billion as of June 30, 2005. For the six month period ended June 30, 2005, our investment portfolio increased by 208.7% from $2.3 billion as of December 31, 2004.

  Net Investment Income

        Net investment income for the three and six month periods ended June 30, 2005, was $20.4 million and $35.2 million, respectively. Investment income, primarily consisting of interest and dividend income from investments in securities and loans, totaled $68.7 million and $103.9 million for the three and six month periods ended June 30, 2005, respectively. For the three month period ended June 30, 2005, investment income primarily consisted of $49.0 million of interest income on residential ARM securities, residential hybrid ARM securities and residential mortgage loans, $16.9 million of interest income on corporate loans and corporate debt securities, $2.6 million of interest income on commercial real estate loans and debt securities and $0.9 million of dividends on common and preferred stock, with total investment income offset by $1.7 million of net purchase price premium amortization. For the six month period ended June 30, 2005, investment income primarily consisted of $73.8 million of interest income on residential ARM securities, residential hybrid ARM securities and residential mortgage loans, $26.3 million of interest income on corporate loans and corporate debt securities, $3.5 million of interest income on commercial real estate loans and debt securities and $1.5 million of dividends on common and preferred stock, with total investment income offset by $2.3 million of net purchase price premium amortization. For the three and six month periods ended June 30, 2005, interest expense on our borrowings totaled $48.3 million and $68.7 million, respectively. For the three month period ended June 30, 2005, interest expense, including amortization of fees and expenses, related to our borrowings consisted of $39.3 million related to repurchase agreements and $9.0 million related to notes payable under our collateralized loan obligations. For the six month period ended June 30, 2005, interest expense, including amortization of fees and expenses, related to our borrowings consisted of $57.6 million related to repurchase agreements and $11.1 million related to notes payable under our collateralized loan obligations.

  Net Investment Gains and Losses

        Net investment gains and other income totaled $1.9 million for the three month period ended June 30, 2005 and was comprised of $0.5 million of gains realized on the sale of investments, $2.2 million of net realized and unrealized gains on derivatives and $0.8 million of net other loss. For the six month period ended June 30, 2005, net investment gains and other income totaled $2.7 million and was comprised of $0.8 million of gains realized on the sale of investments, $2.3 million of net realized and unrealized gains on derivatives and $0.5 million of net other loss.

  Non-Investment Expenses

        Non-investment expenses totaled $12.7 million and $22.2 million for the three and six month periods ended June 30, 2005, respectively. For the three month period ended June 30, 2005 management compensation to related party totaled $10.7 million and consisted of $3.4 million of base management fees payable to our Manager pursuant to the management agreement and $7.3 million of share-based compensation related to restricted common stock and common stock options granted to our Manager. For the six month period ended June 30, 2005, management compensation totaled $18.7 million and consisted of $6.7 million of base management fees payable to our Manager pursuant to the management agreement and $12.0 million of shared-based compensation related to restricted common stock and common stock options granted to our Manager. The base management fee payable was calculated in accordance with the management agreement and is based on an annual rate of 1.75% times our "equity" as defined in the management agreement. Our Manager is also entitled to an incentive fee provided that our quarterly "net income", as defined in the management agreement, before the incentive fee exceeds a defined return hurdle. We did not exceed the applicable hurdle during the three and six month periods ended June 30, 2005; accordingly, no incentive fee was earned or paid.

        General and administrative expenses totaled $0.9 million and $1.5 million, respectively, for the three and six month periods ended June 30, 2005, and consisted of expenses incurred by our Manager on our behalf that are reimbursable to our Manager pursuant to the management agreement. Professional services expenses totaled $0.8 million and $1.2 million, respectively, for the three and six month periods ended June 30, 2005 and consist of legal, accounting and other professional services. We expect that our recurring professional services expenses will continue to increase as our investment portfolio continues to increase.

  Income Tax Provision

        We intend to elect to be taxed as a REIT and to comply with the provisions of the Internal Revenue Code with respect thereto. Accordingly, we are not subject to federal income tax to the extent that we currently distribute our REIT taxable income to our stockholders and satisfy certain asset, income and ownership tests and recordkeeping requirements. Even if we qualify for federal taxation as a REIT, we may be subject to some amount of federal, state and local taxes on our taxable income. KKR TRS Holdings, Inc., our domestic taxable REIT subsidiary, is taxed as a regular subchapter C corporation under the provisions of the Internal Revenue Code. KKR TRS Holdings, Inc. was formed to make, from time to time, certain investments that would not be REIT qualifying investments if made directly by us and to earn income that would not be REIT qualifying income if earned directly by us. For the three and six month periods ended June 30, 2005, KKR TRS Holdings, Inc. had pre-tax net income of $0.3 million and $2.6 million, respectively, that was primarily related to the derivative transactions discussed under "Net Investment Gains and Losses" above and the provision for income taxes totaled $1.0 million and $1.1 million, for the three and six month periods ended June 30, 2005, respectively. As of June 30, 2005, KKR TRS Holdings, Inc. had an income tax liability of $0.9 million.

        KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd., and KKR Financial CDO 2005-1, Ltd. are foreign taxable REIT subsidiaries that were formed to complete securitization transactions structured as secured financing transactions. They are organized as exempted companies incorporated with limited liability under the laws of the Cayman Islands, and are generally exempt from federal and state income tax at the corporate entity level because they restrict their activities in the United States to trading in stock and securities for their own account. Therefore, despite their status as taxable REIT subsidiaries, they generally will not be subject to corporate income tax on their earnings, and no provisions for income taxes for the three and six month periods ended June 30, 2005 have been recorded; however, we will generally be required to include their current taxable income in our calculation of REIT taxable income.

  For the Period from August 12, 2004 (Inception) through December 31, 2004

  Summary

        Our net loss for the period totaled $(6.7) million or $(0.17) per share, which was principally due to limited investment income resulting from the implementation of our ramp-up, which began on August 12, 2004, when we closed the private placement of our common stock. Our investment portfolio totaled $2.3 billion as of December 31, 2004.

  Net Investment Income

        Net investment income for the period totaled $7.1 million. Investment income totaled $8.1 million and was comprised of $3.2 million of interest income on cash and cash equivalents, $2.0 million of interest income on residential ARM securities and residential mortgage loans, $1.9 million of interest income on corporate loans and corporate debt securities, $0.7 million of interest income on commercial real estate loans and debt securities, and $0.3 million of dividends on preferred stocks. Interest expense on our borrowings totaled $1.0 million.

  Net Investment Gains and Losses

        Net investment gains and losses and other income totaled a net loss of $(0.5) million and was comprised of $(0.6) million of net unrealized losses on derivatives offset by $0.1 million in realized gains on the sale of investments.

  Non-Investment Expenses

        Non-investment expenses totaled $13.6 million. Management compensation totaled $11.2 million and consisted of $5.1 million of base management fees payable to our Manager pursuant to the management agreement and $6.1 million of share-based compensation related to restricted common stock and common stock options granted to our Manager. The base management fee payable was calculated in accordance with the management agreement and is based on an annual rate of 1.75% times our "equity" as defined in the management agreement. Our Manager is also entitled to an incentive fee provided that our quarterly "net income", as defined in the management agreement, before the incentive fee exceeds a defined return hurdle. We did not exceed the applicable hurdle during the period; accordingly, no incentive fee was earned or paid. Professional services expenses totaled $0.9 million and consist of legal, accounting and other professional services. We expect that our recurring professional services expenses will continue to increase as our investment portfolio continues to increase. Insurance expenses totaled $0.3 million and consist of insurance premium expense for directors and officers insurance. Board of director expenses totaled $0.3 million and consist of board of director fees, board of director committee fees, amortization of restricted common stock granted to certain members of our board of directors and related expense reimbursements paid to the members of our board of directors. Other general and administrative expenses totaled $0.8 million and consist of expenses incurred by our Manager on our behalf that are reimbursable to our Manager pursuant to the management agreement.

  Income Tax Benefit

        KKR TRS Holdings, Inc., our domestic taxable REIT subsidiary, is taxed as a regular subchapter C corporation under the provisions of the Internal Revenue Code. KKR TRS Holdings, Inc. was formed to make, from time to time, certain investments that would not be REIT qualifying investments if made directly by us and earn income that would not be REIT qualifying income if earned directly by us. From its operations, we recorded a deferred tax asset totaling $0.2 million as of December 31, 2004 and a corresponding income tax benefit of $0.2 million. KKR TRS Holdings, Inc.'s net loss was related to the derivative transactions discussed under "Net Investment Gains and Losses" above. As of December 31, 2004, KKR TRS Holdings, Inc. had a net operating loss carry forward of $0.2 million. We have not recorded a valuation allowance related to the deferred tax asset because we believe it is more likely than not that the benefit will be realized.

Financial Condition

  Summary

        All of our assets as of June 30, 2005 and December 31, 2004 were acquired with the net proceeds of the August 2004 private placement of our common stock and the use of leverage. Our August 2004 private placement generated net proceeds after fees and expenses of $755.5 million.

  Investment Portfolio

        The table below summarizes the amortized cost and fair value of our investment portfolio as of June 30, 2005, classified by interest rate type. The table below includes both (i) the amortized cost of our non-equity investment portfolio and the related dollar price, which is computed by dividing amortized cost by par amount, and (ii) the fair value of our non-equity investment portfolio and the related dollar price, which is computed by dividing fair value by par amount. Furthermore, fair values set forth in the table below are as of June 30, 2005 and are based on dealer quotes and/or nationally recognized pricing services.

Investment Portfolio
(dollar amounts in thousands)

	As of June 30, 2005		As of June 30, 2005		Fair Value Less Amortized Cost
	Amortized Cost	Dollar Price	Fair Value	Dollar Price	Amount	Dollar Price
Floating Rate:
Residential ARM Loans	$649,036	101.35	$651,619	101.75%	$2,583	0.40%
Residential ARM Securities	2,001,241	99.61	2,004,120	99.76	2,879	0.15
Corporate Loans	1,237,611	99.92	1,246,534	100.64	8,923	0.72
Corporate Debt Securities	112,769	94.76	111,291	93.52	(1,478)	(1.24)
Commercial Real Estate Loans	120,000	100.00	120,275	100.23	275	0.23
Commercial Real Estate Debt Securities	22,000	100.00	22,049	100.22	49	0.22

Total Floating Rate	4,142,657	99.85	4,155,888	100.17	13,230	0.32

Hybrid Rate:
Residential Hybrid ARM Securities	2,771,277	99.84	2,763,272	99.55	(8,005)	(0.29)

Total Hybrid Rate	2,771,277	99.84	2,763,272	99.55	(8,005)	(0.29)

Fixed Rate:
Corporate Loans	—	—	—	—	—	—
Corporate Debt Securities	103,869	99.31	103,455	98.91	(414)	(0.40)
Commercial Real Estate Loans	35,477	96.54	35,819	97.47	342	(0.93)
Commercial Real Estate Debt Securities	—	—	—	—	—	—

Total Fixed Rate	139,346	98.59	139,274	98.54	(72)	(0.05)

Grand Total	$7,053,280	99.82%	$7,058,434	99.89%	$5,154	0.07%

        The table above excludes common and preferred stock with an amortized cost of $52.8 million and a fair value of $53.1 million as of June 30, 2005. As of June 30, 2005, the aggregate fair value of our investment portfolio exceeded the aggregate amortized cost in the amount of $5.4 million and, as of the same date, we had unrealized losses totaling $3.5 million related to our cash flow hedges, as defined under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

        As of June 30, 2005, our leverage was approximately 3.5 times the amount of our equity. The terms of our existing indebtedness limit our leverage to no more than 12.5 times the amount of our equity.

        As of June 30, 2005, the fair value of our residential ARM loans exceeded amortized cost by approximately $2.6 million. This increase in fair value was principally due to the fact that as of June 30, 2005, investors were purchasing residential ARM loans and requiring credit spreads (the risk premium for taking credit risk, which is the difference between the risk free rate and the interest rate paid on the investment) that were lower than the credit spreads than we paid when we purchased our residential ARM loans. Because the underlying interest rate index resets monthly, the increase in interest rates during the six months ended June 30, 2005 did not cause a material decrease in the fair value of our residential ARM loans. As of June 30, 2005, the amortized cost of our residential hybrid ARM securities exceeded fair value by approximately $8.0 million. This decrease in fair value was principally due to the increase in short-term interest rates during the six months ended June 30, 2005, specifically two- and three-year swap rates, while credit spreads were generally unchanged during the six months ended June 30, 2005. The changes in the fair value of both the residential ARM loans and residential hybrid ARM securities were in line with our expectations given the interest rate durations of the respective investments, the overall changes in interest rates during the six months ended June 30, 2005, and our expectations regarding the demand for floating rate investments in an increasing interest rate environment. In an increasing interest rate environment we expect that (i) the fair value of the residential hybrid ARM securities will continue to decrease and (ii) the increase in the fair value of the residential ARM loans will stop or diminish materially because we do not expect the credit spreads to decrease materially from current levels.

        As of June 30, 2005 and December 31, 2004, we owned debt securities, preferred stock, and common stock issued by eleven and four issuers, respectively, that had unrealized losses. We commenced operations in August 2004; therefore, all securities in an unrealized loss position at June 30, 2005 or December 31, 2004 have been in an unrealized loss position for less than one year. We have reviewed our investments that have unrealized losses as of June 30, 2005 and December 31, 2004 and have determined that the unrealized losses are due to non-credit factors. We have the intent and the financial ability to hold our investments until their maturity or until such time that the unrealized losses are recovered. We do not believe any of investments were other-than-temporarily impaired as of June 30, 2005 and December 31, 2004.

  Asset Quality

        Asset Quality Review.    We evaluate and monitor the asset quality of our investment portfolio by performing detailed credit reviews and by monitoring key credit statistics and trends. We monitor the credit rating of our investment portfolio through the use of both Moody's and Standard & Poor's ratings and Moody's weighted average rating factor, or WARF. WARF is the quantitative equivalent of Moody's traditional rating categories (e.g., Ba1, Ba2, etc.) and is used by Moody's in its credit enhancement calculations for securitization transactions. We use WARF because the credit enhancement levels of our CDOs and CLOs are computed using WARF and we have included the WARF in the tables below. By monitoring both Moody's and Standard & Poor's ratings and Moody's WARF we can monitor trends and changes in the credit ratings of our investment portfolio. For residential mortgage loans and residential mortgage backed securities we monitor the credit quality of the underlying borrowers by monitoring trends and changes in the underlying borrowers' FICO® scores. Borrowers with lower FICO® scores default more frequently than borrowers with higher FICO® scores. For residential and commercial real estate mortgage loans and mortgage backed securities we monitor trends and changes in loan-to-value, or LTV, ratios. Increases in LTV ratios are likely to result in higher realized credit losses when borrowers default.

        Residential Adjustable Rate Mortgage Securities.    The table below summarizes our residential adjustable rate mortgage, or ARM, securities as of June 30, 2005 and December 31, 2004, stratified by ratings categories. The amortized cost of our residential ARM securities portfolio totaled $2.0 and $1.6 billion as of June 30, 2005 and December 31, 2004, respectively, and increased $0.4 billion or 25.0% during the six months ended June 30, 2005. The $0.4 billion increase during the six months ended June 30, 2005 is due to the execution of our business strategy and our continued investment ramp-up. The dollar price (which is the amortized cost divided by the par amount) of our residential ARM securities totaled 99.61% and 99.50% as of June 30, 2005 and December 31, 2004, respectively, and increased 11 basis points during the six months ended June 30, 2005.

        As of June 30, 2005, our residential ARM mortgage backed securities investment portfolio did not have any material concentrations in underlying mortgage loans secured by investor owned properties, multi-unit housing properties, condominium properties and/or cooperative properties. A material portion of the mortgage loans backing our residential ARM mortgage backed securities are non-conforming mortgage loans, not due to credit quality but because the mortgage loans have balances that exceed the maximum balances necessary to qualify as a conforming mortgage loan.

        The table below includes the amortized cost of our residential ARM securities and the related dollar price, which is computed by dividing amortized cost by par amount.

Residential ARM Securities
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Moody's and Standard & Poor's Ratings Category:
Aaa/AAA	$1,942,062	100.00%	$1,522,748	100.00%	$419,314	0.00%
Aa1/AA+ through Aa3/AA-	21,498	100.00	21,500	100.00	(2)	—
A1/A+ through A3/A-	15,499	100.00	15,500	100.00	(1)	—
Baa1/BBB+ through Baa3/BBB-	10,999	100.00	11,000	100.00	(1)	—
Ba1/BB+ through Ba3/BB-	4,628	84.15	4,579	83.26	49	0.89
B1/B+ through B3/B-	2,745	68.64	2,695	67.39	50	1.25
Non-Rated	3,810	40.10	3,802	40.01	8	0.09

Total	$2,001,241	99.61%	$1,581,824	99.50%	$419,417	0.11%

Weighted Average Rating Factor	30		37
Weighted Average Original FICO®	718		722
Weighted Average Original LTV	71.98		72.01%

        Residential Hybrid ARM Securities.    The table below summarizes our residential hybrid ARM securities, or residential securities with underlying mortgage loans that have a price sensitivity to interest rates similar to that of a fixed-rate mortgage during the period when the interest rate is fixed and similar to that of an ARM when the interest rate is in its periodic reset phase, as of June 30, 2005, stratified by ratings categories. We did not own any residential hybrid ARM securities as of December 31, 2004. The amortized cost of our residential hybrid ARM securities portfolio totaled $2.8 billion as of June 30, 2005. The $2.8 billion increase during the six months ended June 30, 2005 is due to the execution of our business strategy and our continued investment ramp-up. The dollar price of these assets totaled 99.84% as of June 30, 2005.

        The net unrealized loss as of June 30, 2005 on residential hybrid ARM securities totaling $(8.0) million is due to non-credit factors, specifically, the increase in interest rates during the six months ended June 30, 2005. As of June 30, 2005, we had unrealized losses totaling $3.5 million related to the cash flow hedges, as defined under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," that we use to hedge our variable rate borrowings that are used to fund the residential hybrid ARM securities. During the six months ended June 30, 2005 none of the residential hybrid ARM securities that we owned in our investment portfolio had been downgraded or put on negative watch by either Moody's or Standard & Poor's.

        As of June 30, 2005, our residential hybrid ARM mortgage backed securities investment portfolio did not have any material concentrations in underlying mortgage loans secured by investor owned properties, multi-unit housing properties, condominium properties and/or cooperative properties. A material portion of the mortgage loans backing our residential hybrid ARM mortgage backed securities are non-conforming mortgage loans, not due to credit quality but because the mortgage loans have balances that exceed the maximum balances necessary to qualify as a conforming mortgage loan.

        The table below includes the amortized cost of our residential hybrid ARM securities and the related dollar price, which is computed by dividing amortized cost by par amount.

Residential Hybrid ARM Securities
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Moody's and Standard & Poor's Ratings Category:
Aaa/AAA	$2,707,903	100.09%	$—	—%	$2,707,903	100.09%
Aa1/AA+ through Aa3/AA-	28,378	98.34	—	—	28,378	98.34
A1/A+ through A3/A-	17,970	97.85	—	—	17,970	97.85
Baa1/BBB+ through Baa3/BBB-	9,147	93.66	—	—	9,147	93.66
Ba1/BB+ through Ba3/BB-	3,603	91.55	—	—	3,603	91.55
B1/B+ through B3/B-	2,019	76.96	—	—	2,019	76.96
Non-Rated	2,257	34.42	—	—	2,257	34.42

Total	$2,771,277	99.84%	$—	—%	$2,771,277	99.84%

Weighted Average Rating Factor	15		—
Weighted Average Recent FICO®	750		—
Weighted Average Original LTV	64.73		—

        Residential ARM Loans.    The table below summarizes our residential ARM loan portfolio as of June 30, 2005 and December 31, 2004. The amortized cost of our residential ARM loan portfolio totaled $0.6 billion and $0.2 billion as of June 30, 2005 and December 31, 2004, respectively, an increase of $0.4 billion or 200% during the six months ended June 30, 2005. The $0.4 billion increase during the six months ended June 30, 2005 is due to the execution of our business strategy and our continued investment ramp-up. The dollar price of these assets totaled 101.35% as of June 30, 2005 and 101.42% as of December 31, 2004.

        The net excess of fair value over the amortized cost on residential ARM loans as of June 30, 2005 and December 31, 2004 totaled $2.6 billion and $0.8 million, respectively.

        We performed an allowance for loan losses analysis as of June 30, 2005 and December 31, 2004, and we made the determination that no allowance for loan losses was required as of June 30, 2005 or December 31, 2004. As of June 30, 2005 and December 31, 2004, none of the residential ARM loans that we owned were in default and we did not own any real estate properties that we had acquired through foreclosure. As of June 30, 2005, our residential ARM loan investment portfolio did not have any material concentrations in investor owned properties, multi-unit housing properties, condominium properties and/or cooperative properties. A material portion of our residential ARM loans are non-conforming mortgage loans, not due to credit quality, but because the mortgage loans have balances that exceed the maximum balances necessary to qualify as a conforming mortgage loan.

        The table below includes the amortized cost of our residential ARM loans and the related dollar prices, which is computed by dividing amortized cost by par amount.

Residential ARM Loans
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Total Residential ARM Loans	$649,036	101.35%	$233,120	101.42%	$415,916	(0.07)%

Weighted Average Original FICO®	739		744
Weighted Average Original LTV	62.21%		63.54%

        Corporate and Commercial Real Estate Loans.    The table below summarizes our corporate and commercial real estate loan portfolio as of June 30, 2005 and December 31, 2004, stratified by ratings categories. The amortized cost of our corporate and commercial real estate loan portfolio totaled $1.4 billion and $0.4 billion as of June 30, 2005 and December 31, 2004, respectively, and increased $1.0 billion or 250.0% during the six month period ended June 30, 2005. The $1.0 billion increase during the six months ended June 30, 2005 is due to the execution of our business strategy and our continued investment ramp-up. The dollar price of these assets totaled 99.84% and 99.87% as of June 30, 2005 and December 31, 2004, respectively.

        We performed an allowance for loan losses analysis as of June 30, 2005 and December 31, 2004, and we have made the determination that no allowance for loan losses was required as of June 30, 2005 or December 31, 2004. As of June 30, 2005 and December 31, 2004, none of the corporate or commercial real estate mortgage loans in our investment portfolio had not made a contractual payment when required and we did not have any corporate assets or real estate owned properties that had been acquired through foreclosure proceedings. As of June 30, 2005, our commercial real estate loan is secured by multiple hotel and resort properties located in Hawaii, California, Arizona and Florida.

        The table below includes the amortized cost of our corporate and commercial real estate loans and the related dollar price, which is computed by dividing amortized cost by par amount.

Corporate and Commercial Real Estate Loans
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Moody's and Standard & Poor's Ratings Category:
Aaa/AAA	$—	—%	$—	—%	$—	—%
Aa1/AA+ through Aa3/AA-	—	—	—	—	—	—
A1/A+ through A3/A-	—	—	—	—	—	—
Baa1/BBB+ through Baa3/BBB-	—	—	—	—	—	—
Ba1/BB+ through Ba3/BB-	491,244	100.01	216,822	100.00	274,422	0.01
B1/B+ through B3/B-	657,077	99.95	182,815	99.68	474,262	0.27
Caa1/CCC+ through Caa3/CCC-	64,883	99.77	50,000	100.00	14,883	(0.23)
Non-Rated	179,884	98.97	—	—	179,884	98.97

Total	$1,393,088	99.84%	$449,637	99.87%	$943,451	(0.03)%

Weighted Average Rating Factor	3,268		2,614
Number of Borrowers	76		18

        The table below summarizes our corporate and commercial real estate debt securities portfolio as of June 30, 2005 and December 31, 2004, stratified by ratings categories. The amortized cost of our corporate and commercial real estate debt securities portfolio totaled $238.6 million and $36.6 million as of June 30, 2005 and December 31, 2004, respectively, and increased $202.0 million or 551.9% during the six month period ended June 30, 2005. The $202.0 million increase during the six month period ended June 30, 2005 is due to the execution of our business strategy and our continued investment ramp-up. The dollar price of these assets totaled 97.17% and 100.21% as of June 30, 2005 and December 31, 2004, respectively.

        The table below includes the amortized cost of our corporate and commercial real estate debt securities and the related dollar price, which is computed by dividing amortized cost by par amount.

Corporate and Commercial Real Estate Debt Securities
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Moody's and Standard & Poor's Ratings Category:
Aaa/AAA	$—	—%	$—	—%	$—	—%
Aa1/AA+ through Aa3/AA-	—	—	—	—	—	—
A1/A+ through A3/A-	—	—	—	—	—	—
Baa1/BBB+ through Baa3/BBB-	123,394	94.85	17,000	100.00	106,394	(5.15)
Ba1/BB+ through Ba3/BB-	15,000	100.00	7,000	100.00	8,000	—
B1/B+ through B3/B-	47,409	100.87	7,578	101.04	39,831	(0.17)
Caa1/CCC+ through Caa3/CCC-	23,033	97.99	5,000	100.00	18,033	(2.01)
Non-Rated	29,802	99.34	—	—	29,802	99.34

Total	$238,638	97.17%	$36,578	100.21%	$202,060	(3.04)%

Weighted Average Rating Factor	2,749		2,268
Number of Borrowers	17		5

Asset Repricing Characteristics

        Summary.    The table below summarizes the repricing characteristics of our investment portfolio as of June 30, 2005 and December 31, 2004, and is classified by interest rate type.

Investment Portfolio
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004		Change
	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price	Amortized Cost	Dollar Price
Floating Rate:
Residential ARM Loans	$649,036	101.35	$233,120	101.42%	$415,916	(0.07)%
Residential ARM Securities	2,001,241	99.61	1,581,824	99.50	419,417	0.11
Corporate Loans	1,237,611	99.92	394,387	99.84	843,224	0.08
Corporate Debt Securities	112,769	94.76	16,578	100.47	96,191	(5.71)
Commercial Real Estate Loans	120,000	100.00	50,000	100.00	70,000	—
Commercial Real Estate Debt Securities	22,000	100.00	12,000	100.00	10,000	—

Total Floating Rate	4,142,657	99.85	2,287,909	99.77	1,854,748	0.08

Hybrid Rate:
Residential Hybrid ARM Securities	2,771,277	99.84	—	—	2,771,277	99.84

Total Hybrid Rate	2,771,277	99.84	—	—	2,771,277	99.84

Fixed Rate:
Corporate Loans	—	—	5,250	100.00	(5,250)	—
Corporate Debt Securities	103,869	99.31	8,000	100.00	95,869	(0.60)
Commercial Real Estate Loans	35,477	96.54	—	—	35,477	96.54

Commercial Real Estate Debt Securities	—	—	—	—	—	—

Total Fixed Rate	139,346	98.59	13,250	100.00	126,096	(1.41)

Grand Total	$7,053,280	99.82%	$2,301,159	99.77%	$4,752,121	0.05%

        The table above excludes common and preferred stock with an amortized cost of $52.8 and $31.1 million and a fair value of $53.1 and $31.7 million as of June 30, 2005 and December 31, 2004, respectively.

        Residential ARM Securities.    The table below summarizes repricing information for our portfolio of residential ARM securities. The increase in weighted average coupon for the six months ended June 30, 2005 is due to the increase in the one-month London Interbank Offered Rate, or LIBOR, which increased 0.94% during the six months ended June 30, 2005. This increase was partially offset by our purchase of residential ARM securities with lower weighted average index margins. The decrease in the weighted average index margin for the six months ended June 30, 2005 is due to overall spread tightening and the our purchase of solely Aaa/AAA-rated residential ARM securities during the six months ended June 30, 2005.

        As of June 30, 2005, substantially all of our residential ARM securities were comprised of one-month LIBOR floating rate securities that reprice monthly and were subject to a weighted average maximum interest rate of 11.20%, which is well above the then current weighted average coupon of 3.30%. Our repricing risk on our portfolio of residential ARM securities increases materially if interest rates continue to increase to a level where the weighted average coupon rate approaches the weighted average maximum interest rate of 11.20% because the weighted average coupon is subject to a maximum rate, or cap, which is approximately equal to the weighted average maximum interest rate of 11.20%.

Residential ARM Securities Repricing Information
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004
	Par Amount	%	Par Amount	%
Index:
One-month LIBOR	$1,948,862	99.12%	$1,570,779	98.80%
Other	60,115	0.88	19,000	1.20

Total Principal Balance	$2,008,977	100.00%	$1,589,779	100.00%

Index Reset Frequency:
One-month	$1,948,862	99.12%	$1,570,779	98.80%
Other	60,115	0.88	19,000	1.20

Total Principal Balance	$2,008,977	100.00%	$1,589,779	100.00%

Weighted Average Coupon	3.30%		2.76%
Weighted Average Index Margin	0.33%		0.39%
Weighted Average Duration	0.14		0.27
Weighted Average Maximum Interest Rate	11.20%		11.06%

        Residential Hybrid ARM Portfolio.    The table below summarizes repricing information for our residential hybrid ARM portfolio. As of June 30, 2005, all of our residential hybrid ARM securities had underlying mortgage loans that were originated as 5/1 hybrid ARM loans. As of June 30, 2005, we owned 100% of the securities that represent 100% of the beneficial interest in the 5/1 hybrid ARM loans underlying our portfolio of hybrid ARM securities, except in the case of hybrid securities totaling $299.0 million. When the underlying residential hybrid mortgage loans convert from fixed rate to floating rate, the underlying mortgaged loans will have an interest rate based on one-year LIBOR or one-year constant maturity treasury index, or CMT, depending upon if the underlying mortgage loan is a LIBOR or CMT-based mortgage loan. On the date that the residential hybrid ARM loans convert from a fixed rate to a floating rate loan, which we refer to as the roll date, our portfolio of residential hybrid ARM loans will have a weighted average coupon that is the sum of (i) the post-roll date index, and (ii) the weighted average post-roll date net margin. Our repricing risk on our portfolio of residential hybrid ARM loans increases materially if interest rates continue to increase to a level where, subsequent to the roll date, the weighted average net coupon rate approaches the weighted average post-roll date maximum net interest rate of 9.28% because the post-roll date weighted average net coupon is subject to a maximum rate, or cap, which is approximately equal to the weighted average post-roll date maximum net interest rate or 9.28%. The following table describes the 5/1 hybrid ARM loans underlying our residential hybrid ARM securities. We did not own any residential hybrid ARM securities as of December 31, 2004.

Residential Hybrid ARM Loan Repricing Information
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004
	Par Amount	%	Par Amount	%
Post Roll Date Index:
One-year LIBOR	$893,705	32.20%	$—	—%
One-year Constant Maturity Treasury	1,882,002	67.80	—	—
Other	—	—	—	—

Total Principal Balance	$2,775,707	100.00%	$—	—%

Post Roll Date Index Reset Frequency:
One-year	$2,775,707	100.00%	$—	—
Other	—	—	—	—

Total Principal Balance	$2,775,707	100.00%	$—	—%

Weighted Average Net Coupon During Fixed Period	4.25		—	—
Weighted Average Post Roll Date Net Margin:
One-year LIBOR-indexed	2.01%		—	—
One-year Constant Maturity Treasury-indexed	2.53%		—	—
Weighted Average Duration	2.30		—	—
Weighted Average Post Roll Date Maximum Net Interest Rate	9.28%		—	—
Weighted Average Months Until Roll Date	47		—	—

        Residential ARM Loans.    The table below summarizes repricing information for our portfolio of residential ARM loans. The increase in weighted average coupon for the six months ended June 30, 2005 is due to the increase in one-month LIBOR which increased 0.94% during the six months ended June 30, 2005. This increase was partially offset by our purchase of residential ARM loans with lower weighted average net index margins. The 0.09% decrease in the weighted average net index margin for the six months ended June 30, 2005 is due to overall spread tightening and reduction of margins by originators. As of June 30, 2005 and December 31, 2004, each of our residential ARM loans had an interest rate equal to its applicable index plus a margin over such index as specified by the terms of each ARM loan.

        As of June 30, 2005, all of our residential ARM loans were comprised of one-month LIBOR floating rate loans that reprice monthly and were subject to a weighted average maximum net interest rate of 10.29%, which is well above the then current weighted average net coupon of 4.14%. Our repricing risk on our portfolio of residential ARM loans increases materially if interest rates continue to increase to a level where the weighted average net coupon rate approaches the weighted average maximum interest rate of 10.29% because the weighted average coupon is subject to a maximum rate, or cap, which is approximately equal to the weighted average maximum interest rate or 10.29%.

Residential ARM Loan Repricing Information
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004
	Par Amount	%	Par Amount	%
Index:
One-month LIBOR	$640,412	100.00%	$229,855	100.00%
Other	—	—	—	—

Total Principal Balance	$640,412	100.00%	$229,855	100.00%

Index Reset Frequency:
One-month	$640,412	100.00%	$229,855	100.00%
Other	—	—	—	—

Total Principal Balance	$640,412	100.00%	$229,855	100.00%

Periodic Interest Rate Cap Structure:
None	$640,412	100.00%	$229,855	100.00%
Other	—	—	—	—

Total Principal Balance	$640,412	100.00%	$229,855	100.00%

Weighted Average Net Coupon	4.14%		3.15%
Weighted Average Net Index Margin	1.00%		1.09%
Weighted Average Duration	0.34		0.40
Weighted Average Maximum Net Interest Rate	10.29%		11.69%

        Floating Rate Corporate and Commercial Real Estate Loans and Securities.    The table below summarizes repricing information for our portfolio of floating rate corporate and commercial real estate loans and debt securities. The increase in weighted average coupon for the six months ended June 30, 2005 is due to the increase in three-month LIBOR, which increased 0.95% during the six months ended June 30, 2005. Our portfolio of floating rate corporate and commercial real estate loans and securities totaled $1.5 billion and $0.5 billion par amount as of June 30, 2005 and December 31, 2004, respectively.

Floating Rate Corporate and Commercial Real Estate Loan and Debt Security Repricing Information
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004
	Par Amount	%	Par Amount	%
Index Reset Frequency:
Less than twelve months	$1,499,581	100.00%	$473,530	100.00%
Greater than twelve months	—	—	—	—

Total Principal Balance	$1,499,581	100.00%	$473,530	100.00%

Weighted Average Coupon	6.15%		5.02%
Weighted Average Index Margin	2.67%		2.54%

        Fixed Rate Corporate and Commercial Real Estate Loans and Debt Securities.    The table below summarizes repricing information for our portfolio of fixed rate corporate and commercial real estate loans and debt securities. Our portfolio of fixed rate corporate and commercial real estate loans and securities totaled $141.3 and $13.3 million par amount as of June 30, 2005 and December 31, 2004, respectively.

Fixed Rate Corporate and Commercial Real Estate Loan and Debt Security Repricing Information
(dollar amounts in thousands)

	As of June 30, 2005		As of December 31, 2004
	Par Amount	%	Par Amount	%
Index Reset Frequency:
Not Applicable (Fixed Rate)	$141,345	100.00%	$13,250	100.00%
Other	—	—	—	—

Total Principal Balance	$141,345	100.00%	$13,250	100.00%

Weighted Average Years to Maturity	7.1		7.3
Weighted Average Coupon	9.36%		7.49%

Portfolio Purchases

        We purchased $1.4 billion and $5.4 billion par amount of investments during the three and six month periods ended June 30, 2005, respectively. For the period from August 12, 2004 (Inception) through December 31, 2004 we purchased $2.3 billion par amount of investments. We expect to utilize additional leverage to increase our investment portfolio to a size of between $12.5 billion and $17.5 billion.

        The table below summarizes our investment portfolio purchases for the periods indicated and includes the par amount, or face amount, of the securities and loans that were purchased:

Investment Portfolio Purchases
(Amounts in thousands)

	Three month period ended June 30, 2005		Six month period ended June 30, 2005		August 12, 2004 (Inception) through December 31, 2004
	Par Amount	%	Par Amount	%	Par Amount	%
Securities:
Residential ARM Securities	$73,423	5.3%	$739,205	13.8%	$1,604,594	69.1%
Residential Hybrid ARM Securities	299,040	21.9	2,935,532	54.7	—	—
Corporate Debt Securities	106,500	7.8	218,505	4.1	24,500	1.1
Commercial Real Estate Debt Securities	—	—	10,000	0.2	12,000	0.5

Total Securities Principal Balance	478,963	35.0	3,903,242	72.8	1,641,094	70.7%
Loans:
Residential Mortgage Loans	189,781	13.9	436,501	8.1	229,855	9.9
Corporate Loans	592,150	43.3	916,701	17.1	400,774	17.3
Commercial Real Estate Loans	106,750	7.8	106,750	2.0	50,000	2.1%
Total Loans Principal Balance	888,681	65.0	1,459,952	27.2	680,629	29.3

Grand Total Principal Balance	$1,367,644	100.0%	$5,363,194	100.0%	$2,321,723	100.0%

        The table above excludes purchases of $8.8 million and $24.7 million (cost) of common and preferred stock during the three and six month periods ended June 30, 2005, respectively, and $31.2 million (cost) during the period from August 12, 2004 (Inception) through December 31, 2004.

Stockholders' Equity

        Our stockholders' equity at June 30, 2005 and December 31, 2004 totaled $1,593.7 million and $756.7 million, respectively. Included in our stockholders' equity as of June 30, 2005 and December 31, 2004, is accumulated other comprehensive income (loss) totaling $(10.3) million and $1.7 million, respectively.

        Our average stockholders' equity and return on average stockholders' equity for the three and six month periods ended June 30, 2005 were $750.3 million and 4.6% and $753.8 million and 3.9%, respectively. Return on average stockholders' equity is defined as annualized net income divided by weighted-average stockholders' equity. Our weighted-average stockholders' equity and return on average equity for the period from August 12, 2004, the date we commenced operations, through December 31, 2004, were $756.1 million and (2.3%), respectively. Our weighted average stockholders' equity for the period from July 7, 2004 (date of incorporation) through December 31, 2004, is not considered meaningful, as substantive operations did not begin until August 12, 2004.

        Our book value per fully diluted share as of June 30, 2005 and December 31, 2004 was $20.31 and $18.46, respectively, and is computed based on 78,470,742 and 41,004,492 shares issued and outstanding as of June 30, 2005 and December 31, 2004, respectively.

        On April 5, 2005, our board of directors authorized a cash distribution of $0.25 per share to our stockholders of record on April 5, 2005. This distribution was paid on April 18, 2005. The aggregate amount of the distribution, $10.3 million, exceeded net income for the quarter by $4.2 million.

        On June 21, 2005, our board of directors declared a cash distribution for the quarter ended June 30, 2005 on our common stock to stockholders of record on June 21, 2005. On July 21, 2005, our board of directors set the amount of the cash distribution at $0.40 per share, payable on August 2, 2005. The aggregate amount of the distribution, $16.4 million, exceeded net income for the quarter by $7.9 million.

Liquidity and Capital Resources

        We manage our liquidity with the intention of providing the continuing ability to fund our operations and fulfill our commitments on a timely and cost-effective basis. As of June 30, 2005 and December 31, 2004, we had unencumbered assets totaling $874.4 million and $580.0 million, respectively, consisting of unpledged investments, cash and cash equivalents, and other assets. We also have the ability to borrow additional amounts related to certain of our encumbered assets.

        We believe that our liquidity level is in excess of that necessary to sufficiently enable us to meet our anticipated liquidity requirements through at least June 30, 2006, including, but not limited to, funding our purchases of investments, required cash payments and additional collateral under our borrowings and our derivative transactions, required periodic cash payments related to our derivative transactions, payment of fees and expenses related to our management agreement, payment of general corporate expenses and general corporate capital expenditures and distributions to our common stockholders. As of June 30, 2005, we owed our Manager $1.7 million for the payment of management fees and reimbursable expenses pursuant to the management agreement.

        An increase in prepayment rates substantially above our expectations could, however, cause a temporary liquidity shortfall due to the timing of the necessary margin calls on the financing arrangements and the actual receipt of the cash related to principal paydowns. In addition, any material event that impacts capital markets participants may also impair our ability to access additional liquidity. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may have to sell assets or issue debt or additional equity securities.

        Our ability to meet our long-term liquidity and capital resource requirements may be subject to our ability to obtain additional debt financing and equity capital. We may increase our capital resources through offerings of equity securities (possibly including common stock and one or more classes of preferred stock), commercial paper, medium-term notes, securitization transactions structured as secured financings, and senior or subordinated notes. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings, as well as any holders of preferred stock that we may issue in the future, will receive a distribution of our available assets prior to holders of our common stock.

        The decisions by investors and lenders to enter into equity and financing transactions with us will depend upon a number of factors, including our historical and projected financial performance, compliance with the terms of our current credit arrangements, industry and market trends, the availability of capital and our investors' and lenders' policies and rates applicable thereto, and the relative attractiveness of alternative investment or lending opportunities.

        Any material event that impacts capital markets participants may also impair our ability to access additional liquidity and we may therefore be required to sell some or all of our portfolio investments in order to maintain sufficient liquidity. Such sales may be at prices lower than the carrying value of our pledged investments, which would result in our recognition of such losses and reduced income.

        In order to continue to qualify as a REIT and to eliminate corporate income taxes on the income we distribute to our stockholders, we are required to distribute 90% to 100% of our ordinary taxable income and short-term capital gains on an annual basis.

    Sources of Funds

        Our sources of funding have consisted of the net proceeds from our August 2004 private placement of common stock and our June 2005 IPO of common stock of $755.5 million and $848.9 million, respectively. During the period from August 12, 2004 (Inception) through December 31, 2004, our primary source of funding after our August 2004 private placement consisted of borrowings under repurchase agreements. During the three and six month periods ended June 30, 2005 our sources of borrowed funding consisted of borrowings under repurchase agreements and securitization transactions structured as secured financings. Our securitization transactions are accounted for as a secured financing under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The securitization transactions we have utilized for secured financings have consisted of collateralized loan obligations ("CLO") and collateralized debt obligations ("CDO").

    Equity Transactions

        On August 12, 2004, we completed our initial private placement of our common stock at $20.00 per share that generated net proceeds of approximately $755.5 million. On June 29, 2005, we completed our IPO of 37,500,000 shares of common stock and received net proceeds of approximately $848.9 million therefrom. We sold 37,471,250 common shares at a price of $24.00 per share and selling stockholders sold 28,750 shares. Our stock is listed on the NYSE under the symbol "KFN" and began trading on June 24, 2005. On June 23, 2005, we effected a reverse stock split of our common stock at a ratio of one share of common stock for every two shares of common stock then outstanding.

    Securitization Transactions

        On March 30, 2005, we closed KKR Financial CLO 2005-1, Ltd. ("CLO 2005-1"), a $1.0 billion collateralized loan obligation transaction that provides us with secured financing for investments consisting of corporate loans and certain other loans and securities. The assets that are owned by CLO 2005-1 secure the CLO 2005-1 debt, and as a result, those investments are not available to us, our creditors or stockholders. CLO 2005-1 issued a total of $773.0 million of senior notes, including $100.0 million of senior delayed draw notes, at par to investors and we retained $148.0 million of rated mezzanine notes and $85.5 million of unrated subordinated notes. The rated mezzanine notes consists of $64 million rated A2/A, $64.0 million rated Baa3/BBB-, $15.0 million rated Ba2/BB-, and $5.0 million rated B2/B. All of the notes issued mature on April 26, 2017, however we have the right to call the notes at par any time after April 2008. At June 30, 2005, the net carrying amount of these senior notes was $696.4 million consisting of principal outstanding of $703.0 million less unamortized issuance costs of $6.6 million.

        The manager for CLO 2005-1 is KKR Financial Advisors II, LLC ("KFA II"), a wholly-owned subsidiary of KKR Financial LLC. As compensation for the performance of its obligations under the collateral management agreement, KFA II is entitled to receive a senior collateral management fee of 0.15% per annum based on the aggregate principal amount of certain collateral, as calculated on a quarterly basis pursuant to the terms of the indenture. KFA II, in its sole and absolute discretion, may elect to defer or permanently waive payment of all or any portion of the foregoing fees on any related payment date. KFA II has elected to permanently waive the senior collateral management fees from March 30, 2005 through October 10, 2005 and has advised us that it intends, but is not legally obligated, to waive such fees in the future until such time that our capital is fully deployed. The amount of senior collateral management fees permanently waived totaled approximately $750,000. There can be no assurances that KFA II will waive the senior collateral management fees for any period(s) subsequent to October 10, 2005.

        In preparation for future securitization transactions, during the first quarter of 2005 we formed KKR Financial CLO 2005-2, Ltd. ("CLO 2005-2"), KKR Financial CLO 2005-3, Ltd. ("CLO 2005-3"), and KKR Financial CDO 2005-1, Ltd. ("CDO 2005-1"). CLO 2005-2 and CLO 2005-3 will be used to provide secured financing principally for the purchase of corporate loans and securities. We formed CDO 2005-1 to provide secured financing for the purchase of principally commercial real estate loans and securities. CLO 2005-2 has entered into a $665.0 million warehouse facility, in the form of a repurchase agreement. At June 30, 2005, there was $10.0 million outstanding under the repurchase facility that bears interest at a rate of 30-day LIBOR plus 0.65%. As of June 30, 2005, CLO 2005-2 had assets totaling $374.0 million. CLO 2005-3 has not entered into a warehouse facility with a third party and as of June 30, 2005, CLO 2005-3 is funded solely by us. CDO 2005-1 has entered into a $300 million warehouse facility, in the form of a repurchase agreement. At June 30, 2005, there was $0.4 million outstanding under the repurchase facility that bears interest at a rate of 30-day LIBOR plus 1.10%. As of June 30, 2005, CDO 2005-1 had assets totaling $105.8 million.

    Repurchase Agreements

        As of June 30, 2005, we had $4.8 billion outstanding on six repurchase facilities with a weighted average effective cost of 3.38% and a weighted average remaining term to maturity of 25 days. As of June 30, 2005, we had pledged securities as collateral under the repurchase agreements with an aggregate amortized cost of $5.0 billion and an aggregate estimated fair value of $5.0 billion. Because we borrow under repurchase agreements based on the estimated fair value of our pledged securities, and because changes in interest rates can negatively impact the valuation of our pledged securities, our ongoing ability to borrow under our repurchase facilities may be limited and our lenders may initiate margin calls in the event interest rates change or the value of our pledged securities decline as a result of adverse changes in interest rates or credit spreads.

        At June 30, 2005, we had repurchase agreements with the following counterparties:

Repurchase Agreements
(Amounts in thousands)

Counterparty	Amount At Risk(1)	Weighted Average Maturity (Days)	Weighted Average Interest at June 30, 2005
Credit Suisse First Boston LLC	$20,942	20	3.36%
Bear, Stearns & Co. Inc.(2)	94,899	28	3.49%
J.P. Morgan Securities Inc.(3)	107,768	27	3.34%

Total	$223,609

Notes:

(1)
Computed as an amount equal to the estimated fair value of securities or loans sold, plus accrued interest income, minus the sum of repurchase agreement liabilities plus accrued interest expense.

(2)
The counterparties included here are Bear Stearns International Limited, Liquid Funding Ltd., a commercial paper conduit sponsored by Bear, Stearns & Co. Inc., and Bear Stearns Mortgage Capital Corporation.

(3)
This amount at risk includes CLO 2005-2. J.P. Morgan Chase Bank, N.A. and J.P. Morgan Securities Ltd. are the counterparties to the CLO 2005-2 warehouse facility.

    Secured Credit Facility

        During June 2005, we entered into a $275 million secured credit facility that matures on June 15, 2006, with affiliates of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as agents, joint bookrunners, arrangers and lenders under that facility. Participants in the secured credit facility include J.P. Morgan Chase Bank, N.A., Citicorp North America, Inc., and Bank of America, N.A. Among other things, the new facility limits the amount of distributions we may make to 100% of our taxable income computed without giving effect to net operating loss carryforwards and nonrecurring items (including, but not limited to, stock-based compensation expense and bad debt write-offs), prohibits distributions in the event of certain defaults under the credit facility and specifies negative covenants as to our leverage and net worth. Outstanding borrowings under our new credit facility will bear interest at either (i) an alternate base rate per annum equal to the greater of (a) the prime rate in effect on such day, and (b) the federal funds effective rate in effect on such day plus 1/2 of 1% or (ii) an interest rate per annum equal to the rate of 30-day LIBOR for such interest period multiplied by a Statutory Reserve Rate (as defined in such credit facility), plus 1%.

  Capital Utilization and Leverage

        As of June 30, 2005 and December 31, 2004, we had stockholders' equity totaling $1,593.7 and $756.7 million, respectively, and our leverage was 3.5 times and 2.1 times, respectively, to our stockholders' equity.

        As of June 30, 2005, we believe that we have sufficient capital to increase borrowings significantly before becoming capital or leverage constrained.

  Off-Balance Sheet Commitments

        As of June 30, 2005, we had committed to purchase or participate in corporate loan transactions with aggregate commitments totaling $198.9 million. In a typical corporate leveraged loan or commercial real estate loan syndication, there is a delay between the time we are informed of our allocable portion of such loan and the actual funding of such loan.

        As of June 30, 2005, we had purchased or participated in corporate loan delayed draw transactions with aggregate commitments totaling $13.4 million. In a delayed draw transaction, we have made available to the borrower a stated amount to be drawn as needed within a specified future period of time.

  Contractual Obligations

        The table below summarizes our contractual obligations as of June 30, 2005. The table below excludes accrued interest expenses, contractual commitments related to our derivatives, except for our interest rate swaps included below, and the management agreement that we have with our Manager because those contracts do not have fixed and determinable payments:

Contractual Obligations
(Amounts in thousands)

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 Years	More than 5 Years
Repurchase agreements	$4,771,756	$4,771,756	$—	$—	$—
CLO 2005-1 senior notes payable	696,448	—	—	—	696,448
Demand loan	40,511	40,511			—
Loan purchase and participation commitments	198,944	198,944	—	—	—
Delayed draw loan commitments	13,359	13,359	—	—	—
Amortizing interest rate swaps	195,029	53,019	122,235	19,775	—

Total	$5,916,047	$5,077,589	$122,235	$19,775	$696,448

REIT Matters

        As of June 30, 2005 and December 31, 2004, we believe that we qualified as a REIT under the provisions of the Internal Revenue Code. The Internal Revenue Code requires that at least 75% of our total assets must be "real estate assets" as defined in the Internal Revenue Code. The Internal Revenue Code also requires that at least 75% of our gross income come from real estate sources and 95% of our gross income come from real estate sources and certain other sources itemized in the Internal Revenue Code, such as dividends and interest. As of June 30, 2005 and December 31, 2004, we believe that we were in compliance with such requirements. As of June 30, 2005 and December 31, 2004, we also believe that we met all of the REIT requirements regarding the ownership of our common stock and the distributions of our taxable income.

        To maintain our status as a REIT for federal income tax purposes, we are required to declare dividends amounting to at least 90% of our taxable income for each year by the time we file our applicable tax return for such year and pay such amounts on or before the first regular dividend payment date after such declaration. In addition, for each taxable year, to avoid certain federal excise taxes, we are required to declare and pay dividends amounting to certain designated percentages of our taxable income by the end of such taxable year. For the period covered by our calendar year 2004 federal tax return, we met all of the distribution requirements of a REIT. Since as a REIT, we expect to make distributions based on taxable income, we expect that our distributions may at times be more or less than our reported earnings.

        Total taxable income and REIT taxable income are non-GAAP financial measurements, and do not purport to be an alternative to net income (loss) determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Total taxable income is the aggregate amount of taxable income generated by us and by our domestic and foreign taxable REIT subsidiaries. REIT taxable income excludes the undistributed taxable income of our domestic taxable REIT subsidiary, which is not included in REIT taxable income until distributed to us. There is no requirement that our domestic taxable REIT subsidiary distribute its earnings to us. REIT taxable income, however, includes the taxable income of our foreign taxable REIT subsidiaries because we will generally be required to recognize and report their taxable income on a current basis. These non-GAAP financial measurements are important because we are structured as a REIT and the Internal Revenue Code requires that we pay 90% of our REIT taxable income in the form of distributions to our stockholders. The non-GAAP financial measurements of total taxable income and REIT taxable income are critical in the determination of the amount of the minimum distributions that we must pay to our stockholders so as to comply with the rules set forth in the Internal Revenue Code. Because not all companies use identical calculations, this presentation of total taxable income and REIT taxable income may not be comparable to other similarly titled measures prepared and reported by other companies. The table below reconciles the differences between GAAP and total taxable income and REIT taxable income for the three and six month periods ended June 30, 2005 and the period from August 12, 2004 (Inception) through December 31, 2004:

Reconciliation of Reported Net Income (Loss) to Total Taxable Income
and REIT Taxable Income (Loss)
(Amounts in thousands, except per share amounts)

	Estimated For the Three Months Ended June 30, 2005		Estimated For the Six Months Ended June 30, 2005		Estimated For the Period from August 12, 2004 (Inception) through December 31, 2004
	Amount	Per Share	Amount	Per Share	Amount	Per Share
Reported net income (loss)	$8,502	$0.21	$14,618	$0.36	$(6,709)	$(0.17)
Interest income and expense	(21)	—	89	—	—	—
Share-based compensation	7,334	0.18	12,080	0.30	(17,651)	(0.44)
Depreciation of fixed assets	57	—	109	—	—	—
Gains (losses) on sales of assets to third parties	(81)	—	(81)	—	—	—
Tax gains (losses) on sales of assets to affiliates	133	—	4,386	0.11	—	—
Realized and unrealized derivative gains (losses)	119	—	(369)	(0.01)	543	0.01
Unrealized losses (gains) on foreign currency translations	2,344	0.06	2,536	0.06	—	—
Income tax expense (benefit)	994	0.02	1,106	0.03	(228)	—

Total taxable income (loss)	19,381	0.47	34,474	0.85	(24,045)	(0.60)
Undistributed taxable income of domestic taxable REIT subsidiary	(2,486)	(0.06)	(2,265)	(0.06)	—	—

REIT taxable income (loss)	$16,895	$0.41	$32,209	$0.79	$(24,045)	$(0.60)

Number of common shares outstanding:
Weighted-average diluted common shares outstanding during the period	40,994		40,689		39,796

        Our board of directors has adopted a policy to distribute to our stockholders amounts required to maintain our status as a REIT and to avoid federal excise taxes, in each case as discussed above. This distribution policy takes into account a number of factors, including, but not limited to, our actual results of operations, our financial condition and our total taxable income and REIT taxable income. The actual amount and timing of distributions, if any, will be at the discretion of our board of directors and may not be in even amounts throughout our fiscal year. Pursuant to this policy, on April 5, 2005, our Board of Directors authorized a cash distribution of $0.25 per share to our stockholders of record on April 5, 2005. This distribution was paid on April 18, 2005. The aggregate amount of the distribution was $10.3 million. On June 21, 2005, our Board of Directors declared a cash distribution for the quarter ended June 30, 2005 to stockholders of record on June 21, 2005. On July 21, 2005 our Board of Directors set the amount of the cash distribution at $0.40 per share, payable on August 2, 2005. The aggregate amount of the distribution was $16.4 million. The aggregate amount of distributions paid to common stockholders' for the six month period ended June 30, 2005, totaled $26.7 million, which is less than the Company's estimated total taxable income for the six month period ended June 30, 2005, of $34.5 million, as well as the estimated REIT taxable income for the six month period ended June 30, 2005 of $32.2 million. Neither the payment of these distributions nor the existence of our distribution policy guarantees that we will make future distributions to our stockholders of any particular level, or at all. In addition, the amounts of these distributions do not constitute any kind of projection as to the amount of future distributions, if any.

Exemption from Regulation under the Investment Company Act

        We intend to operate our business so as to be excluded from regulation under the Investment Company Act. Because we conduct some of our business through wholly owned subsidiaries, we must ensure not only that we qualify for an exclusion or exemption from regulation under the Investment Company Act, but also that each of our subsidiaries so qualifies.

        For KKR Financial Corp. itself, we will be relying on a provision designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

        The SEC has not promulgated rules to address precisely what is required for a company to be considered "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." A series of no-action letters issued by the Division of Investment Management (the "Division") of the SEC, however, reflects the view that at least 55% of a company's assets must consist of mortgage loans and other assets that are considered the functional equivalent of mortgage loans for purposes of the Investment Company Act (collectively, "qualifying real estate assets"), and an additional 25% of a company's assets must consist of real estate-related assets, leaving no more than 20% of the company's assets in miscellaneous assets. These no-action letters also indicate what types of assets can be considered qualifying real estate assets. No-action letters issued by the Division are not binding except as they relate to the companies to whom they are addressed, so investors should be aware that the Division may change its position regarding what assets might constitute qualifying real estate assets at any time. If the Division were to change its position, we might be required to change our investment strategy to comply with any new guidance provided by the Division. We cannot predict whether such a change would be adverse to us.

        Based on the no-action letters issued by the Division, we classify our investment in residential mortgage loans as qualifying real estate assets, as long as the loans are "fully secured" by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the mortgage loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets for the 55% test, but only real estate-related assets for the 25% test.

        We also consider agency whole pool certificates to be qualifying real estate assets. An agency whole pool certificate is a certificate issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, that represents the entire beneficial interest in the underlying pool of mortgage loans. By contrast, an agency certificate that represents less than the entire beneficial interest in the underlying mortgage loans is not considered to be a qualifying real estate asset for purpose of the 55% test, but constitutes a real estate-related asset for purposes of the 25% test.

        Most non-agency mortgage-backed securities do not constitute qualifying real estate assets for purposes of the 55% test, because they represent less than the entire beneficial interest in the related pool of mortgage loans. The Division, however, has indicated in a series of no-action letters that in certain circumstances a company's investment in non-agency mortgage-backed securities is the "functional equivalent" of owning the underlying mortgage loans. We own mortgage-backed securities issued by two securitization issuers that we classify as qualifying real estate assets because we believe that we own the functional equivalent of the underlying mortgage loans.

        In one such instance, we own all of the securities issued by the related securitization trust. There are no other owners of the securities, and thus we view our investment, economically, as an investment in mortgage loans rather than an investment in mortgage-backed securities. For that transaction, we classify our entire investment as an investment in qualifying real estate assets for purposes of the 55% test.

        In another instance, we own the most subordinate class of securities issued in the securitization, designated Class B-6, the class that is most likely to absorb losses on the related pool of mortgage loans, and we have the right to decide whether to foreclose upon defaulted mortgage loans. Thus, based on a series of no-action letters, we classify this investment as an investment in qualifying real estate assets for purposes of the 55% test. In addition to our ownership of Class B-6 in this securitization, we also own all of the other subordinate classes in the securitization: Classes B-5, B-4, B-3, B-2, B-1 and M. All of the subordinate classes could have been issued as a single subordinate class, but to obtain varying ratings on the classes and to increase the liquidity of our holdings, our subordinate interest was divided into separate classes. Losses on the mortgage loans, to the extent they exceed the principal balance of the Class B-6, are allocated to Class B-6, B-5, B-4, B-3, B-2, B-1 and M, in that order. If losses are so great that the principal balance of Class B-6 is reduced to zero, then we, as the owner of the Class B-5 securities, would have the right to decide whether to foreclose on defaulted mortgage loans. This right continues throughout the subordinate classes, such that the owner of the most subordinate class that is outstanding at any time has foreclosure rights. Because we own 100% of each class of subordinate securities in this structure, and each such class carries with it the right to foreclose if it ever becomes the most subordinate class in the structure, we classify all of these subordinate securities as qualifying real estate assets for purposes of the 55% test. If we were to sell all or a portion of any of those subordinated classes, we would recharacterize the remaining portion of that class, together with any classes senior to that class, as real estate-related assets for the 25% test, rather than qualifying real estate assets for the 55% test. We own a portion of a senior class issued in this same securitization, but because it is not a subordinated class, we do not consider it a qualifying real estate asset for purposes of the 55% test, but merely a real estate-related asset for purposes of the 25% test.

        We will use this same analysis to determine whether to classify investments we make in the future as qualifying real estate assets. If we acquire securities that, collectively, are expected to receive all of the principal and interest paid on the related pool of underlying mortgage loans (less fees, such as servicing and trustee fees, and expenses of the securitization), and we have foreclosure rights with respect to those mortgage loans, then we will consider those securities, collectively, to be qualifying real estate assets. If another entity acquires any of the securities that are expected to receive cash flow from the underlying mortgage loans, then we will consider whether we have the unilateral right to foreclose on the underlying loans and whether our investment is a first loss position to decide whether it should be classified as a qualifying real estate asset. If we own more than one subordinate class, then, to determine the classification of the subordinate classes that we own other than the first loss class, we would consider whether such classes are contiguous with the first loss class (with no other classes absorbing losses after the first loss class and before any other subordinate classes that we own), whether we own the entire amount of each such class and whether we would continue to have the unilateral right to foreclose in connection with each such class if the more subordinate classes were no longer outstanding. If the answers to any of these questions is no, then we would not classify that particular class, or classes senior to that class, as a qualifying real estate asset.

        To the extent that our investments in mortgage-backed securities do not constitute qualifying real estate assets for the 55% test, they will be classified as real estate-related assets for purposes of the 25% test. We do not expect that our investments in corporate leveraged loans or high yield corporate bonds will constitute qualifying real estate or real estate-related assets. Instead, they will constitute miscellaneous assets, which can constitute no more than 20% of our assets.

        Although it should not be difficult to maintain at least 80% of our assets in real estate-related assets, the requirement that at least 55% of our assets constitute qualifying assets is more limiting. For example, our ability to invest in privately issued mortgage-backed securities for which we do not obtain the right to foreclose on the related mortgage loans is limited because these securities do not constitute qualifying investments for the 55% test, even if they are treated more favorably under the REIT tax rules. Thus, qualification for this exemption from the Investment Company Act limits our ability to make certain investments.

        We plan to satisfy the tests with respect to our assets, measured on an unconsolidated basis, no later than the first anniversary of our initial private placement of our common stock in August 2004. It is not entirely settled, however, that the tests are to be measured on an unconsolidated basis. To the extent the SEC provides further guidance on how to measure assets for these tests, we will adjust our measurement techniques.

        Set forth below is a table summarizing our assets on an unconsolidated basis, as of June 30, 2005, summarized by assets that we consider to be qualifying real estate assets, real estate-related assets and miscellaneous assets for purposes of the Investment Company Act. Also shown, in the column labeled "adjustment," is the amount of qualifying real estate assets that we needed to acquire, and did acquire, on or prior to August 12, 2005, to come into compliance with the tests that apply for our exclusion from regulation as an investment company, assuming no other changes in our assets. The table also summarizes the amount and percentage of each type of asset, assuming that we acquired the assets reflected in the "adjustment" column, and that no other changes are made in our assets:

Summary of Assets by Investment Company Act Type
(Amounts in thousands)

	As of June 30, 2005			Adjusted As of June 30, 2005
	Amount	% of Total Assets	Adjustment	Amount	% of Total Assets
Qualifying real estate assets	$3,190,411	49.5%	$789,902	$3,980,313	55.0%
Real estate-related assets	2,250,650	34.9	—	2,250,650	31.1
Miscellaneous assets	1,005,969	15.6	—	1,005,969	13.9

Total Assets	$6,447,030	100.0%	$789,902	$7,236,932	100.0%

        To avoid becoming subject to regulation as an investment company under the Investment Company Act, we were required to purchase an additional $0.8 billion of qualifying real estate assets no later than August 12, 2005, assuming no other changes in our assets. On July 14, 2005, we closed the purchase of approximately $1.4 billion of securities backed by hybrid ARM loans. We own all of the securities issued in the securitization, and we have determined that we are the primary beneficiary of the special purpose entity issuer. Accordingly, we will record the investments as loans and not securities in accordance with GAAP. In addition, because there are no other owners of the securities issued in connection with this transaction, and we have foreclosure rights with respect to the underlying mortgage loans, we will classify our entire investment as qualifying real estate assets for purposes of the 55% test. Based on this transaction and the other changes in our assets since June 30, 2005, we believe that we satisfied the required 55% and 25% tests as of August 12, 2005.

        In addition to monitoring our assets to qualify for its exclusion from regulation as an investment company, we also must ensure that each of our subsidiaries qualifies for its own exclusion or exemption. Some of our subsidiaries rely on the exemption provided if (i) the securities of the subsidiary are owned exclusively by persons who at the time of acquisition of the securities are "qualified purchasers" as that term is defined in the Investment Company Act and (ii) none of the non-real estate subsidiaries is making or proposing to make a public offering of its securities. Accordingly, we are careful that none of those entities is making or proposing to make a public offering of its securities, and we require that each owner of securities issued by those entities be a "qualified purchaser," so that those entities are not investment companies subject to regulation under the Investment Company Act. Other subsidiaries may qualify, on their own, for the exclusion designed for companies primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, the same exclusion from regulation that we rely upon for our exclusion from regulation. To the extent that we form subsidiaries in the future, we must ensure that they qualify for their own separate exclusion from regulation as an investment company.

        We have not received, nor have we sought, a no-action letter from the Division regarding how our investment strategy fits within the exclusion from regulation under the Investment Company Act that we are using. To the extent that the Division provides more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the Division could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Quantitative and Qualitative Disclosures About Market Risks

  Market Risks

        Currency Risk.    As of June 30, 2005, all of our investments were denominated in U.S. dollars except for two investments totaling 21.6 million Pound Sterling, or approximately $38.8 million, that are denominated in Pound Sterling and we have entered into hedge agreements to hedge our Pound Sterling currency risk. All of our borrowings as of June 30, 2005 are denominated in U.S. dollars.

        Inflation.    Our investment portfolio comprises the majority of our assets and our investments are financial in nature. Changes in interest rates and credit spreads may have a material adverse impact on our financial condition, results of operations and liquidity. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates.

        Interest Rate Risk.    We believe that our primary market risk is interest rate risk. Interest rate risk is defined as the sensitivity of our current and future earnings to interest rate volatility, variability of spread relationships, the difference in repricing intervals between our assets and liabilities and the effect that interest rates may have on our cash flows and the prepayment rates experienced on our investments that have imbedded borrower optionality. The objective of interest rate risk management is to achieve earnings, preserve capital and achieve liquidity by minimizing the negative impacts of changing interest rates, asset and liability mix, and prepayment activity.

        Interest rate risk impacts our interest income, interest expense, prepayments, amortization of purchase premiums, accretion of purchase discounts, and the fair value of our investments, interest rate derivatives, and liabilities. We manage interest rate risk and make interest rate risk decisions by evaluating our projected earnings under selected interest rate scenarios. We also use static measures of interest rate risk including duration. During periods of increasing interest rates we are biased to purchase investments that are floating rate and we have had that bias since our inception. We manage our interest rate risk using various techniques ranging from the purchase of floating rate investments to the use of interest rate derivatives. We generally fund our variable rate investments with short-term variable rate borrowings with similar interest rate reset frequencies. We fund our fixed rate and our hybrid investments with short-term variable rate borrowings and we may use interest rate derivatives to hedge the variability of the cash flows associated with our existing or forecasted variable rate borrowings. Hedging activities are complex and accounting for interest rate derivatives as fair value or cash flow hedges in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is difficult. We may not be able to execute certain hedging strategies because we are a REIT and there are complex rules regarding how our hedges impact our compliance with the REIT requirements.

        Prepayments will impact the average lives of our fixed rate and hybrid investments and, as a result, we are exposed to the risk that the amount of variable rate borrowings that we have swapped from floating rate to fixed rate is materially different than we expected because the average life of the fixed rate or hybrid investment has either extended or contracted. If the difference is material, we may have to adjust the amount of our interest rate derivative position and such action could generate a loss if we terminated any of the interest rate derivatives or it may negatively impact our future earnings if we have to increase our interest rate derivative positions because the average lives of our investments have extended.

        The periodic and lifetime interest rate caps contained in our residential ARM loans and securities may limit the repricing of our residential ARM loans and securities and, as a result, we are exposed to the risk that repricing of our investments is limited by the respective caps and our variable rate borrowings do not have any similar such caps. As a result our income on the investments that are subject to the periodic and lifetime cap would remain constant while our cost of financing using variable rate debt would increase. The periodic and lifetime interest rate caps may negatively impact future net interest margins and the fair values of our residential ARM loan and security investments.

        We are exposed to basis risk between our investments and our borrowings. Our floating rate investments and our variable rate borrowings do not reset on the same day or with the same frequency and, as a result, we are exposed to basis risk with respect to index reset frequency. Our floating rate investments may reprice on indices that are different than the indices that are used to price our variable rate borrowings and, as a result, we are exposed to basis risk with respect to repricing index. The basis risks noted above, in addition to other forms of basis risk that exist between our investments and borrowings, may be material and could negatively impact future net interest margins.

        The following table summarizes the estimated net fair value of our derivative instruments held at June 30, 2005 and December 31, 2004 (amounts in thousands):

Derivative Fair Value

	Net Fair Value
	As of June 30, 2005	As of December 31, 2004
Cash Flow Hedges:
Interest rate corridors	$8,090	$—
Interest rate swaps	(1,635)	—
Free-Standing Derivatives:
Interest rate swaptions	136	223
Credit default swaps	18	(625)
Forward foreign exchange contracts	1,630	(125)

Net fair value	$8,239	$(527)

        The table below summarizes the contractual notional balance of our amortizing interest rate swaps and interest rate corridor as of June 30, 2005, and for each of the following five years then ended. The table below has been prepared under the assumption that we exercise each of our swaptions contracts.

Hedging Instruments Notional Amounts
(Amounts in millions)

	As of June 30,
	2005	2006	2007	2008	2009	2010
Interest Rate Swap	$—	$2,373.0	$1,507.2	$861.8	$107.8	$—
Interest Rate Corridor	—	593.5	740.4	745.7	—	—
Swaptions	—	—	—	—	3.5	27.0

Total	$—	$2,966.5	$2,247.6	$1,607.5	$111.3	$27.0

  Effect on Fair Value

        Another component of interest rate risk is the effect changes in interest rates will have on the market value of our investments, liabilities, and our interest rate derivatives. We are exposed to the risk that the market value of our investments will increase or decrease at different rates than that of our liabilities and our interest rate derivatives. We primarily assess our interest rate risk by estimating the duration of our investments, liabilities, and interest rate derivatives. Duration essentially measures the market price volatility of our investments, liabilities, and interest rate derivatives. We generally calculate duration using various financial models and financial data services made available to us by various dealers. Different models and methodologies can produce different duration numbers for the same investments, liabilities, and interest rate derivatives.

  Risk Management

        To the extent consistent with maintaining our REIT status, we seek to manage our interest rate risk exposure to protect our investment portfolio and related borrowings against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

  •
  changing the mix between our floating rate investments and our fixed rate investments;

  •
  monitoring and adjusting, if necessary, the reset index and interest rates related to our investments and our borrowings;

  •
  attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods; and

  •
  using interest rate derivatives to adjust the interest rate sensitivity of our investment portfolio and our borrowings.

  Interest Rate Sensitivity

        The table below summarizes the projected percentage change in (i) net investment income for the 12-month period ending December 31, 2005 and 2006, and (ii) the net fair value of our fixed-rate securities and loans and our interest rate derivatives as of December 31, 2005 and 2006. The projected percentage changes were calculated using the assumption that (i) the April 30, 2005, forward LIBOR interest rate curve instantaneously increases or decreases 100 or 200 basis points, and (ii) there is no change in the shape of the forward LIBOR interest rate curve (i.e., parallel shift). Net investment income is calculated as interest income less interest expense and hedging expenses. The cash flows associated with our investment portfolio are calculated based on management's estimate of expected payments for asset class based on loan and security characteristics such as loan-to-value ratio, interest rate, FICO® score, term and collateral type. The cash flows associated with our investment portfolio are assumed to be reinvested using constant net interest margins using management estimates for each asset class. For purposes of the table below we have excluded our floating rate investments and our floating rate liabilities. Actual results could differ significantly from those estimated in the table below.

        It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 200 basis points from current levels. Therefore, the volatility in the fair value of our investments could increase significantly when interest rates change beyond 200 basis points. In addition, other factors impact the fair value of our interest rate-sensitive investments and interest rate derivatives, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the fair value of our fixed rate investments and interest rate derivatives would likely differ from the results summarized in the table below and such difference might be material and adverse to our stockholders.

Estimated Percentage Change In

	Net Investment Income For the 12-Month Period Ending,		Net Fair Value of (i) Fixed Rate Securities and Loans, and (ii) Interest Rate Derivatives As Of,
Change in Interest Rates	December 31, 2005	December 31, 2006	December 31, 2005	December 31, 2006
+200 Basis Points	(16.0)%	5.3%	(0.9)%	1.5%
+100 Basis Points	(8.0)%	3.0%	(0.3)%	1.0%
Base Interest Rate
-100 Basis Points	8.0%	(1.8)%	0.4%	(0.7)%
-200 Basis Points	16.0%	(2.8)%	1.2%	(0.7)%

OUR COMPANY

        We are a specialty finance company created to invest across multiple asset classes with the objective of achieving attractive leveraged risk-adjusted returns. We seek to achieve our investment objective by allocating capital primarily to the following four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities.

        Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. As part of our multi-asset class strategy, we seek to invest opportunistically in those asset classes that can generate favorable leveraged risk-adjusted returns, subject to maintaining our status as a REIT, and our exemption from regulation under the Investment Company Act. The implementation of our multi-asset class strategy also diversifies our investment portfolio. Investing in multiple asset classes does not, however, reduce or eliminate many of the risks associated with our investment portfolio such as geographic concentration risk, asset class concentration risk, and credit risk.

        Our income is generated primarily from the net interest spread, or the difference between the interest income we earn on our investment portfolio and the cost of financing our investment portfolio, which includes the interest expense, fees, and related expenses that we pay on our borrowings and the cost of the interest rate hedges that we use to manage our interest rate risk.

        We are a Maryland corporation that intends to be taxed as a REIT for federal income tax purposes. We were organized in July 2004 and completed our initial private placement of shares of our common stock in August 2004. On June 29, 2005, we completed our IPO of 37,500,000 shares of our common stock and received approximately $900 million of gross proceeds therefrom. Our common stock is listed on the NYSE under the symbol "KFN" and began trading on June 24, 2005.

Our Manager

        We are externally managed and advised by KKR Financial Advisors LLC, an affiliate of KKR, pursuant to a management agreement. Our Manager was formed in July 2004. All of our executive officers are employees of our Manager or one or more of its affiliates. For additional information on the executive officers of our Manager, see "Our Manager and the Management Agreement—Officers of Our Manager." The executive offices of our Manager are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our Manager's executive offices is (415) 315-3620.

        Pursuant to the terms of the management agreement, our Manager provides us with our management team, including a chief executive officer, chief operating officer and chief financial officer (each of whom also serves as an officer of our Manager), along with appropriate support personnel. Our Manager is responsible for our operations and performs all services and activities relating to the management of our assets and operations. Our Manager is at all times subject to the direction of our board of directors and has only such functions and authority as we delegate to it. As of June 30, 2005, affiliates of our Manager had 41 employees dedicated to our Manager's operations. Furthermore, our Manager has access to the collective experience of KKR's team of investment professionals, which consisted of 53 individuals as of June 30, 2005, and the management teams of KKR's portfolio companies. Furthermore, an affiliate of our Manager has entered into a management agreement with the investment vehicle for our first CLO transaction. For additional information on this management agreement, see "Our Manager and the Management Agreement—The Collateral Management Agreement."

        As of July 31, 2005, our Manager and its affiliates, including investment vehicles with respect to which individuals related to KKR have an ownership interest, owned 10,006,459 shares of our common stock, including 3,068,867 shares of our restricted stock, as well as options to purchase an additional 1,989,779 shares of our common stock, representing approximately 12.1% of our common stock on a fully diluted basis.

About KKR

        Founded in 1976 by Jerome Kohlberg, Henry Kravis and George Roberts, KKR is one of the oldest and most experienced private equity firms specializing in leveraged buyouts, with offices in New York, Menlo Park and London. KKR's investment strategy includes acquiring attractive business franchises and working closely with management over the long-term to design and implement value creating strategies. Over the past 28 years, KKR has raised over $25 billion in private equity funds and invested over $21 billion of equity in more than 120 transactions with a total value of approximately $136 billion. The initial financing structures for these transactions have included over $100 billion of debt, preferred stock and other financing. We believe KKR has differentiated itself with its long-term track record of investing and leveraging large pools of capital and consistently generating attractive returns. KKR's track record reflects investments across more than 25 different industries and through various economic and business cycles.

        KKR's active private equity investment funds invest in businesses with the intent of creating industry-leading companies in the U.S., Canada and Europe. KKR pursues a long-term approach with investments by building the businesses and creating value over time. KKR's role in its investments includes bringing rigorous financial discipline and accountability to a company, creating innovative transaction structures and attracting talented management teams.

Our Strategy

        We seek to achieve our investment objective by allocating capital primarily to the following four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities. Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. As part of our multi-asset class strategy, we seek to invest opportunistically in those asset classes that can generate favorable leveraged risk-adjusted returns, subject to maintaining our status as a REIT, and our exemption from regulation under the Investment Company Act. The implementation of our multi-asset class strategy also diversifies our investment portfolio. Investing in multiple asset classes does not, however, reduce or eliminate many of the risks associated with our investment portfolio such as geographic concentration risk, asset class concentration risk, and credit risk.

        Our Manager utilizes its access to the resources and professionals of KKR, along with the same philosophy of value creation KKR employs in managing private equity funds, in order to create a diversified portfolio that is designed to provide attractive returns to investors. We make asset class allocation decisions based on various factors including: relative value, leveraged risk-adjusted returns, current and projected credit fundamentals, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity, all-in cost of financing and financing availability, and maintaining our REIT status.

        From time to time, we make certain investments, including debt, equity and derivative investments, utilizing KKR TRS Holdings, Inc., one of our taxable REIT subsidiaries. We will opportunistically pursue this strategy whenever we are constrained by the rules related to maintaining our REIT status and, in the case of non-real estate or derivative investments, whenever the projected returns on these investments, net of income taxes, exceed the projected leveraged risk-adjusted returns on the real estate asset classes. We are not required to distribute the earnings of a taxable REIT subsidiary; accordingly, we may retain in a taxable REIT subsidiary some or all of the net income earned by the taxable REIT subsidiary.

        We use leverage in order to increase potential returns to our stockholders. The use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. Our investment policies require no minimum or maximum leverage and our Manager and its investment committee have the discretion, without the need for further approval by our board of directors, to increase the amount of leverage we incur above our targeted range.

        In order to implement our strategy, we intend to engage in a range of activities. In particular, as disclosed elsewhere in this prospectus, we (i) may issue senior securities; (ii) currently borrow money to fund our investments; (iii) currently make loans to other persons; and (iv) currently engage in the purchase and sale (or turnover) of investments. We intend to issue an annual report to our security holders, providing information on our business activities and our current financial condition. In addition, we will file periodic reports under the Securities Exchange Act of 1934 which shall contain financial statements that, with respect to annual financial statements, will be certified by an independent registered public accounting firm. We have not (i) invested in the securities of other issuers for the purpose of exercising control; (ii) underwritten securities of other issuers; (iii) offered securities in exchange for property; or (iv) repurchased or otherwise reacquired our shares or other securities and we currently do not intend to engage in any of these activities. We do intend, however, to be opportunistic in pursuing our investment objective and therefore we may decide to engage in these activities in light of changing market conditions.

        We intend to implement our strategy in each asset class as follows:

        Residential Mortgage Loans and Mortgage-Backed Securities.    Our investments in this asset class principally consist of (i) adjustable rate and hybrid adjustable rate residential mortgage-backed securities, backed by prime and super-prime credit quality non-agency residential mortgages, (ii) agency-backed adjustable rate and hybrid adjustable rate residential mortgage-backed securities, and (iii) prime and super-prime credit quality adjustable rate or hybrid adjustable rate mortgage loans. We currently invest in prime and super-prime credit quality mortgage loans and non-agency mortgage-backed securities. We define "prime" credit quality as a mortgage where the borrower's weighted average original FICO® score is between 680-710, and define "super-prime" credit quality as a mortgage where the borrower's weighted average original FICO® score is greater than 710. We do not currently invest in sub-prime or non-prime mortgage loans or mortgage-backed securities, although we may do so in the future. Hybrid adjustable rate mortgage-backed securities and mortgage loans have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable rate mortgage-backed securities and mortgage loans. Agency-backed securities include mortgage-backed securities, which represent the entire ownership interest in pools of mortgage loans secured by residential real property and are guaranteed as to principal and interest by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, by the U.S. government. A majority of the RMBS in which we invest consists of non-agency adjustable rate and three- and five-year hybrid adjustable-rate mortgage-backed securities. We also invest in mortgage loans purchased directly from select financial institutions. We base our decision on whether to invest in adjustable rate or hybrid adjustable rate mortgage loans and mortgage-backed securities on various factors including, but not limited to, relative value, supply and demand, costs of hedging, forward LIBOR, interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves.

        We finance our RMBS investments on a short-term, or non-term financing, basis using a diversified approach involving repurchase agreements and warehouse agreements with multiple commercial and investment banks. For adjustable rate mortgage loans and mortgage-backed securities we expect to utilize leverage ranging from 20 to 45 times the amount of our equity investment and for hybrid adjustable rate mortgage loans and mortgage-backed securities we expect to utilize leverage ranging from 10 to 25 times. The terms of our repurchase agreements and warehouse agreements permit us to use leverage in excess of 45 times.

        We also expect to finance our RMBS investments on a long-term, or term financing, basis primarily through the issuance of match-funded non-recourse debt in the form of RMBS securitization transactions, CDOs and one or more extendible asset-backed commercial paper programs. We expect to retain the subordinate classes of our RMBS securitization transactions. Our term financing structures will use the amount of leverage that is determined by Moody's and Standard & Poor's when they establish credit enhancement levels for our RMBS securitization transactions and asset-backed commercial paper transactions. We anticipate that leverage on our RMBS securitization and asset-backed commercial paper transactions will be 10 to 25 times. We expect that the leverage for one-month LIBOR adjustable rate mortgage backed securities that are rated Aaa by Moody's and AAA by Standard & Poor's may be in excess of 45 times when financed on a term basis in an asset-backed commercial paper program. The amount of leverage for one-month LIBOR adjustable rate mortgage-backed securities can be materially reduced, however, based on various trigger events including, but not limited to, the volatility of their market prices.

        The agency-backed mortgage-backed securities market totaled more than $3 trillion as of December 31, 2004, according to the Bond Market Association®. While the market is very large, only a very small portion meets our investment criteria primarily due to the fact that (i) many of the agency mortgage-backed securities do not fulfill the "whole-loan" requirement of the Investment Company Act, and (ii) only a small portion of the market of agency mortgage-backed securities have market prices that meet our purchase price objectives given our bias of minimizing purchase premiums on investments with prepayment risk or no call protection. Accordingly, we may not be able to find sufficient quantities of RMBS to purchase in order to achieve our investment objectives.

        Corporate Leveraged Loans and High Yield Securities.    We invest in debt obligations of corporations, partnerships and other entities in the form of first and second lien loans, mezzanine loans and bridge facilities, which we collectively refer to as leveraged loans given the high proportion of debt typically in their capital structure, as well as in high yield debt securities. These entities may be owned by KKR and/or other private equity investors. We expect that most of the leveraged loans and high yield securities in which we invest will have an explicit rating from one or more nationally-recognized statistical rating agencies. We expect that the majority of our investments in leveraged loans and high yield securities will be rated between Ba1 and B3 by Moody's and between BB+ and B- by Standard & Poor's. We periodically purchase leveraged loans and high yield securities that are rated below B3 by Moody's and B- by Standard & Poor's and/or that do not have an explicit rating from one or more nationally-recognized statistical rating agencies.

        We finance our investments in corporate leveraged loans and corporate high yield securities on a non-term basis through the use of warehouse credit facilities and repurchase agreements, respectively. We expect that the leverage provided on our warehouse credit facilities and repurchase agreements will be 4 to 10 times. We intend to finance our investments in corporate leveraged loans and corporate high yield securities on a term basis primarily through the issuance of match-funded non-recourse debt in the form of CLOs or CDOs. We expect to retain the subordinate classes of our CLO or CDO transactions. Our term financing structures will use the amount of leverage that is determined by Moody's and Standard & Poor's when they establish credit enhancement levels for our CLOs and CDOs. We expect that leverage on our CLOs and CDOs will be 4 to 10 times.

        The high yield corporate debt market is large and approached $940 billion as of December 31, 2004. The leveraged loan market is also large and exceeded $192 billion in 2004. While both the high yield securities and leveraged loan markets are large, only a small portion of the market meets our investment criteria primarily due to the fact that (i) all of the companies represented by the market do not fulfill our credit underwriting criteria or they operate in industries that we have biases against investing in, and (ii) only a small portion of the leveraged loan market has market prices that meet our purchase price objectives given our bias of minimizing purchase premiums on investments with prepayment risk or no call protection. Accordingly, we may not be able to find sufficient quantities of high yield securities and leveraged loans to purchase in order to achieve our investment objectives.

        Commercial Real Estate Debt.    We invest in debt secured by commercial real estate or issued by owners or operators of commercial real estate properties. These investments include CMBS, mezzanine loans, bridge loans and debt and preferred stock issued by public and private commercial real estate companies and REITs. We expect that most of the CMBS in which we invest will be rated between A1 and B3 by Moody's and between A+ and B- by Standard & Poor's and that most of the mezzanine loans and bridge loans in which we invest will be rated B3 or lower by Moody's and B- or lower by Standard & Poor's and/or may not have an explicit rating from one or more nationally-recognized statistical rating agencies.

        We finance our investments in commercial real estate loans and debt securities on a non-term basis through the use of warehouse credit facilities and repurchase agreements, respectively. We expect that the leverage provided on our warehouse credit facilities and repurchase agreements will be 4 to 10 times. We intend to finance our investments in commercial real estate loans and debt securities on a term basis primarily through the issuance of match-funded non-recourse debt in the form of CDOs. We expect to retain the subordinate classes of our CDO transactions. Our term financing structures will use the amount of leverage that is determined by Moody's and Standard & Poor's when they establish credit enhancement levels for our CDOs. We expect that leverage on our CDOs will be 4 to 10 times.

        The market for CMBS has developed more recently and the total amount outstanding is very small compared to the market for RMBS. The amount of CMBS outstanding as of December 31, 2004 totaled approximately $1.643 trillion according to the United States Federal Reserve. While the CMBS market is large, only a small portion of the market meets our investment criteria; accordingly, we may not be able to find sufficient quantities of the securities and leveraged loans to purchase in order to achieve our investment objectives.

        Asset-Backed Securities.    We invest in investment grade and non-investment grade asset-backed securities. We also make investments in investment grade and non-investment grade CDOs and CLOs backed by high yield securities, corporate leveraged loans, CMBS, and/or asset-backed securities. We expect that most of the asset-backed securities in which we invest will be rated between A1 and B1 by Moody's and between A+ and B+ by Standard & Poor's.

        We finance our investments in investment grade and non-investment grade asset-backed securities on a non-term basis through the use of repurchase agreements. We expect that the leverage provided on our repurchase agreements will be 4 to 10 times. We intend to finance our investments in investment grade and non-investment grade asset-backed securities on a term basis through the issuance of match-funded non-recourse debt in the form of CDOs. We expect to retain the subordinate classes of our CDO transactions. Our term financing structures will use the amount of leverage that is determined by Moody's or Standard & Poor's when they establish credit enhancement levels for our CDOs. We expect that the leverage on our CDOs will be 4 to 10 times. The asset-backed securities market has experienced considerable growth, with total asset-backed securities increasing from $316 billion in 1995 to $1.827 trillion in 2004, according to the Bond Market Association®.

        Equity Securities.    To a lesser extent, subject to maintaining our qualification as a REIT, we plan to invest from time to time in common stock and preferred stock of private and public companies that may or may not be related to the real estate business. Certain of these investments may include private equity investments in companies affiliated with KKR. We intend to finance our investments in preferred and common equity securities through a combination of margin lending accounts and repurchase agreements. We expect that the leverage on our equity securities will be 0.5 to 1.0 times.

        We expect that our investment in the common stock and preferred stock of real estate companies will consist of investments in REITs that have a minimum market capitalization of at least $750 million, whose stock has been publicly traded on a national exchange for at least five years and whose business model does not involve material land and/or property development risk. We expect that our maximum investment in the common stock and preferred stock of any such REIT would be less than $50 million and our aggregate investment in the common stock and preferred stock of such REITs will be less than 5% of our consolidated assets. We expect that our investment in the common stock and preferred stock of non-real estate companies would be in both private and publicly traded companies operating in various industries that have enterprise values of at least $750 million and have been in existence for at least 5 years. We expect that our maximum investment in the common stock and preferred stock of any such non-real estate company would be less than $50 million and our aggregate investment in the common stock and preferred stock of non-real estate companies will be less than 5% of our consolidated assets.

Our Investment Process

        Our Manager evaluates each one of our investment opportunities based on its leveraged risk-adjusted return subject to our current asset allocation guidelines. Our investment process is summarized as follows:

  •
  asset allocation;

  •
  investment sourcing and screening;

  •
  credit research and due diligence;

  •
  Investment Committee review and approval;

  •
  recurring monitoring; and

  •
  buy or sell based on price targets and relative value parameters.

        Asset Allocation.    Our Manager utilizes the same philosophy employed by KKR's investment professionals in managing private equity funds with the objective of creating a diversified portfolio that is designed to provide attractive leveraged risk-adjusted returns to our stockholders. Our Manager uses a combination of "top-down" and "bottom-up" analyses to establish our asset allocation strategy. Our top-down approach utilizes macro analysis of relative asset valuations, economic outlook, interest rate expectations, credit fundamentals and technical factors to target specific industries and asset classes. Our bottom-up approach includes rigorous analysis of credit, industry trends and dynamics and dislocation events to select specific credits in which to invest.

        Investment Sourcing and Screening.    Our Manager sources transactions through a variety of channels, including its relationships with KKR, corporate executives, commercial and investment banks, other financial sponsors and intermediaries. The investment professionals of our Manager screen the sourced opportunities and make the decision whether to proceed to due diligence based on the industry, credit structure, relative value, and projected leveraged risk-adjusted return. We believe that our Manager's investment selection process benefits from its access to the resources and professionals of KKR.

        Credit Research and Due Diligence.    When conducting due diligence, our Manager evaluates critical business and financial risk considerations, as well as tax, accounting, environmental and legal issues, in determining whether or not to proceed with an investment. The Manager's investment evaluation utilizes a relative value framework and rigorous credit analysis focused on credit fundamentals rather than the momentum of the overall markets and emphasizes free cash flow computed under base and stress case scenarios, normalized levels of capital expenditures, stability of margins, structure, competitive position, management track record and industry trends.

        Our Manager leverages KKR's relationships with outside accountants, consultants, lawyers, investment banks and industry experts when conducting due diligence. In addition, when KKR has conducted due diligence prior to referring an investment opportunity to us, subject to KKR's contractual obligations and applicable securities laws, our Manager may benefit from the due diligence already conducted by KKR.

        Investment Committee Review and Approval.    For each proposed investment, our Manager's investment committee reviews each of our Manager's investment memoranda and related financial projections for opportunities that have been previously evaluated and approved by the investment professionals of our Manager. Our Manager reviews potential investment opportunities and many investment opportunities are not pursued. For investment opportunities that fulfill our investment objectives and underwriting criteria, the Manager prepares a credit memorandum summarizing the credit underwriting and due diligence performed and submits the credit memorandum to the investment committee. The investment memorandum summarizes the factors relevant to the specific investment, including pricing (including applicable interest and default rates), term, collateral (if any), financial condition and historical financial data, quality of issuer's management team, leverage, debt service coverage, covenants, industry overview, competitive position within the industry, ratings, trends (company- and industry-specific) and other relevant information regarding the issuer and includes a summary of the diligence performed by the investment professional in preparing the memorandum and evaluating the investment opportunity. Investment opportunities must receive a unanimous approval by the investment committee to be consummated.

        Our Manager's investment committee has approved a majority of the investments it has reviewed. The investment committee has decided on limited occasions, however, not to approve a specific investment based on concerns raised by members of the investment committee relating to the subject company, specific investment terms or industry. In addition, the investment committee has delayed certain investments subject to the performance of further satisfactory due diligence.

        Our Manager's investment committee reviews investment opportunities for us and for the entities established by us to implement our CLO financings, but not for any other clients of our Manager or any other KKR affiliates.

        Monitoring.    Our Manager monitors our portfolio using daily, quarterly and annual analyses in order to make decisions regarding the portfolio investments.

  •
  Daily analysis includes morning market meetings, industry and company pricing runs, industry and company reports and discussions with KKR industry and operating company personnel on an as-needed basis;

  •
  Quarterly analysis includes the preparation of quarterly operating results, reconciliation of actual results to projections, updates to the financial model (baseline and stress case) and investment committee portfolio review; and

  •
  Annual analysis consists of the preparation of annual credit memoranda, review and sign-off of updated annual credit memoranda by the investment professionals of the Manager, an internal audit review and testing of compliance with monitoring and documentation requirements.

        Buy and Sell Discipline.    Our Manager does not make buy or sell decisions based on price momentum models or philosophy. Our Manager makes purchase and sale decisions based on achieving price targets, changes in credit fundamentals, changes in industry fundamentals, changes in management credibility, relative asset-class valuations, macro-economic factors and technical factors. We expect that returns on our investments will consist principally of interest income, dividend income and related fees, as opposed to capital gains.

        Investment Guidelines.    We have established and comply with investment policies and procedures and investment guidelines that are reviewed and approved by our Manager's investment committee and our board of directors. The investment committee meets as frequently as necessary in order for us to achieve our investment objectives. We review our investment portfolio and related compliance with our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting.

        Our board of directors and our Manager's investment committee have adopted the following guidelines, among others, for our investments and borrowings:

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  no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

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  no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act;

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  with the exception of real estate and lodging, no industry shall represent greater than 20% of the securities in our portfolio; and

  •
  the maximum aggregate investment in non-securitized residential mortgages is limited to four times consolidated stockholders' equity computed in accordance with GAAP.

        These investment guidelines may be changed by a majority of our board of directors without the approval of our stockholders.

        Our board of directors has also adopted a separate set of investment guidelines and procedures to govern our relationship with KKR. We have also adopted detailed compliance policies to govern our interaction with KKR, including when KKR is in receipt of material non-public information. For additional information on these investment guidelines and procedures, see "Certain Relationships and Related Party Transactions."

Competitive Advantages

        Experienced Management Team.    Our principal executives each have extensive experience in the fields of real estate and non-real estate related investing and finance, capital markets, transaction structuring and risk management, providing us with significant experience in key areas of our business. Our chairman is Paul Hazen, the former chief executive officer and chairman of the board of Wells Fargo & Company. In addition, Mr. Hazen is the former President of Wells Fargo Real Estate Investment Trust, a publicly traded REIT. Our chief executive officer is Saturnino Fanlo, the former executive vice president and treasurer of Wells Fargo & Company responsible for its Securities and Investment Division, including high yield securities, investment grade securities, structured products, franchise real estate, and derivative products and sales, and its Treasury Division, including short- and long-term funding, the investment portfolio, and a member of the asset-liability committee. In addition, Mr. Fanlo is the former President of Sutter Advisors LLC, a wholly-owned subsidiary of Wells Fargo & Company and a registered investment advisor that managed over $1.0 billion in assets at the time of his departure. David Netjes, a former executive vice president of Wells Fargo & Company responsible for managing its Securities and Investment Division's structured products and franchise real estate portfolios and its Treasury Division's investment portfolio, is our chief financial officer and chief operating officer. In addition, Mr. Netjes is the former chief operating officer and chief financial officer of Sutter Advisors LLC.

        Significant Real Estate Experience.    At Wells Fargo & Company, our chief executive officer and chief financial officer/chief operating officer were responsible for managing significant residential real estate and commercial real estate portfolios. With regard to residential real estate, our chief executive officer and chief financial officer/chief operating officer were responsible for managing Wells Fargo & Company's non-agency hybrid loan portfolio and investment securities portfolio, which consisted of agency fixed-rate mortgage-backed securities, agency hybrid adjustable-rate mortgage-backed securities, agency collateralized mortgage obligation securities, and other debt and equity securities. Our chief executive officer and chief financial officer/chief operating officer were also responsible for managing certain commercial real estate portfolios consisting of real estate mortgage-backed securities and managed the franchise real estate group that originated and invested in senior and subordinated real estate loans. Our chief executive officer and chief financial officer/chief operating officer also managed the primary market pricing, hedging and secondary market execution functions for the commercial real estate conduit group from 1996 until 2003.

        Significant Corporate Debt and Asset-Backed Securities Experience.    Our chief executive officer founded and was responsible for managing Wells Fargo & Company's corporate high yield securities group and investment grade securities group which invested in corporate investment grade and non-investment grade securities, as well as, leveraged loans, mezzanine loans and second lien loans. Our chief executive officer and chief financial officer/chief operating officer also founded and were responsible for managing Wells Fargo & Company's structured products group which invested in asset-backed securities, CDOs and other structured products.

        Significant Funding, Asset-Liability Management and Securitization Experience.    Our chief executive officer was the treasurer at Wells Fargo & Company and was a member of the asset-liability committee and had responsibility for managing all funding strategies including, but not limited to, long-term debt, medium term notes, bank credit lines, commercial paper and overnight and term repurchase agreements. In addition, our chief executive officer and chief financial officer/chief operating officer were responsible for executing numerous securitization transactions, CDO transactions utilizing high yield securities, commercial real estate securities and REIT debt, and synthetic securitization transactions utilizing investment grade corporate default swaps.

        Affiliation with KKR.    We believe a significant competitive advantage is our Manager's access to the resources and expertise of KKR, which include the following:

  Experienced and Proven Investors

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  Experienced KKR Team.    Our Manager has access to the extensive experience of KKR's team of professionals. Messrs. Kravis and Roberts, who participate on our Manager's investment committee on an as-needed basis, each has significant experience in the private equity industry, having pioneered the use of leveraged buyouts in the late-1960s. Messrs. Stuart and Nuttall, who are members of our board of directors and our Manager's investment committee, have 19 and 10 years of experience, respectively. The 14 principals of KKR have been with KKR for, on average, over 16 years. In addition to this experienced team of principals, KKR employs a talented and seasoned group of 39 other investment professionals with varied backgrounds and significant experience at KKR.

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  Beneficial Relationships with Consultants and Experienced Operating Executives.    KKR closely monitors the operations of all its investments with a focus on long-term value creation. In addition to the operating oversight and experience of its investment professionals, KKR has exclusive access to the services of Capstone Consulting, an independent consulting firm that works exclusively with KKR and its portfolio companies, and also utilizes the services of sector-specific partners such as Fisher Capital (in the case of financial services) and a number of senior advisors with significant operating experience. Our Manager has access to these consultants and advisors.

  Unique Industry and Economy Insights

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  Deep and Broad Experience Across Multiple Industries.    Our Manager is able to draw on KKR's deep and broad industry experience. Since its founding in 1976, KKR has invested across 25 industries in over 120 transactions. KKR investment professionals are organized into twelve separate industry groups in the United States and have established valuable contacts with industry executives, suppliers, customers, financial analysts and consultants. KKR seeks to maintain and foster these contacts, creating continuous opportunities and access to industry information and knowledge.

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  Access to KKR's Market Views and Investment Themes.    As a result of its broad participation in the capital markets and industry group focus, KKR has a constantly evolving perspective on the status of the capital markets and the most interesting investment themes across the economy. Our Manager benefits from KKR's market insights and investment ideas. We believe this provides our Manager with a significant competitive advantage that will benefit both its real estate and non-real estate investing activities. No other investment firm currently has access to KKR's intelligence and information. Our investment focus differs, however, from those of other entities that are or have been managed by KKR investment professionals. In particular, entities managed by KKR have not executed business strategies that involve investing in real estate related debt instruments.

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  In-Depth Industry Perspective through KKR Portfolio Companies.    KKR currently has investments in 28 companies throughout North America and Europe, often as the control investor. These investments have aggregate revenues approaching $38 billion and are diversified across 13 industries. Our Manager has access to the management teams of these portfolio companies, who can provide informed perspectives on specific industries and sectors of the economy.

  Significant Structuring Expertise and Lending Relationships

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  Experience in Credit Analysis and Capital Structuring.    KKR has developed significant expertise analyzing the operations and financial statements of companies to determine their suitability for leverage. Since its inception, KKR has invested in transactions that raised initial debt, preferred stock and other financing of over $100 billion. Although KKR itself has invested predominantly in the equity of these companies, as the sponsor for these transactions KKR has been responsible for identifying the investment, performing due diligence and determining the appropriate leverage for, and coordinating the capital structure of, the investment. In determining an appropriate capital structure for a company, KKR's professionals regularly assess the quality of earnings, the potential liquidation value of the company and other factors relevant to an extension of credit. Our Manager has access to this experience and expertise.

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  Access to Financial Institution Lending Capabilities.    In addition to generating deal flow, we believe KKR's long-standing and deep relationships with major commercial and investment banking firms provides our Manager with access to competitive financing facilities to enhance its returns. Over the past 28 years, KKR has raised over $100 billion of debt, preferred stock and other financing to fund the initial acquisitions of its portfolio companies and significantly more in subsequent financings.

        As a result of the foregoing, we believe that the relationships of our directors and officers and of the principals of KKR will assist our Manager in learning about, and competing effectively for, attractive investment opportunities in the industries in which we seek to invest. For example, as of June 30, 2005, 3.82% of our investment portfolio was comprised of investments in entities affiliated with KKR, which investments consisted of eight corporate loans and one investment in senior secured notes for an aggregate of approximately $300.2 million extended to KKR portfolio companies. The ability to utilize these advantages fully may be limited, however, as maintaining our REIT qualification will limit the types of investments we are able to make. Moreover, while we believe our Manager enjoys enhanced responsiveness and turnaround time in discussing investment opportunities both with KKR and other market sources of investment opportunities, allocation of these opportunities is at the discretion of KKR or such other market sources and our participation is typically on transactional terms (pricing or levels of allocation) that are no more favorable than those provided to other investors in those transactions.

  Expansive and Differentiated Origination Platform

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  Access to KKR Deal Flow & Untapped Investment Opportunities.    Our Manager has access to KKR's pipeline of proprietary transactions and untapped investment opportunities. KKR's private equity business is focused on investing equity capital in predominantly control positions. As a result, KKR does not pursue numerous investment opportunities that come to its attention because they do not fit within the investment mandate of its private equity funds. These opportunities generally consist of investments in senior, subordinated and mezzanine debt, preferred stock and public equities, as well as private equity investments too small for KKR's private equity funds. Some of these opportunities may fall within our investment objective and, subject to KKR's contractual obligations and applicable securities laws, our Manager will be able to access these potential investment opportunities.

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  Access to KKR Private Equity Investments.    In addition to transactions that KKR does not elect to pursue, our Manager has access to KKR's pipeline of private equity transactions. Subject to approval of the investment by the independent members of our board of directors, we will be given the opportunity from time to time to invest in KKR private equity transactions in situations where either (i) the amount of KKR's proposed investment exceeds the maximum investment limits of its private equity funds, (ii) KKR has elected to syndicate a portion the investment to unaffiliated investors or (iii) the investment is in an industry, such as real estate or financial institutions, where our Manager is able to provide particular expertise to KKR.

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  Access to Financial Institution Driven Deal Flow.    Given KKR's long-standing and deep relationships with major commercial and investment banking firms, our Manager is able to access investment opportunities generated by these financial institutions. We believe these relationships enable our Manager to identify new investment opportunities as we seek to deploy our capital and achieve our leveraged risk-adjusted returns.

  Relevant Investing Experience

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  Significant Real Estate Investing Experience.    Over its 28-year history, KKR has made a number of equity investments in real estate assets, including owning Red Lion Hotels (and a subsequent interest in Doubletree Hotels), Motel 6, KSL Resorts (a resort company that included the Doral Resort in Miami, the La Quinta resort and PGA West golf facilities in California, the Grand Wailea in Hawaii, and the Arizona Biltmore in Phoenix, among others), the Hotel Del Coronado in Coronado and La Costa Resort & Spa in Carlsbad, and several other investments. In addition, KKR owns a majority of Nexstar, a mortgage origination company. In total, KKR has invested in real estate-related transactions with a total value of approximately $4.2 billion. In conjunction with KKR's equity investment in each of these real estate assets, KKR has developed significant expertise in analyzing all levels of the capital structure of these entities.

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  Significant Financial Institutions Investing & Monitoring Experience.    KKR has also made a number of investments in financial institutions. These investments include buying the Bank of

    New England with Fleet Bank and ultimately owning a position in Fleet Bank and an investment in First Interstate Bank that resulted in an ownership position in Wells Fargo & Company. As investors in these companies, KKR was involved in monitoring the investment portfolio of these businesses and working with management to drive an attractive leveraged risk-adjusted return on equity. In addition, KKR has made a number of investments in the insurance industry, including owning majority interests in American Reinsurance, Willis Group Limited, Canadian General, Bristol West Holdings and Alea. Working with management of these companies, KKR has had significant involvement in setting the investment strategy for the investment portfolios of these companies, focusing management on driving returns while ensuring the duration of assets and liabilities were sufficiently matched to limit downside. In total, KKR has invested in financial institutions transactions with a total value of approximately $4.8 billion.

        Only KKR-Affiliated Investment Entity Other Than Private Equity.    We are currently the only KKR-affiliated investment entity focused primarily on non-equity investments. KKR currently has no real estate funds, debt funds, mezzanine funds, distressed debt funds or hedge funds. We therefore currently do not compete with other KKR funds for access to KKR ideas and opportunities.

        Only Public KKR-Affiliated Investment Entity.    On completion of our initial public offering, we will be the only KKR-affiliated investment entity with publicly-traded securities. KKR's existing private equity funds are raised in private offerings (mostly from public and corporate pension plans), require significant minimum investments from each investor and are highly illiquid.

        Investment Committee and Board of Directors with Significant Relevant Experience.    Our Manager's investment committee includes Paul Hazen, Scott Stuart, Scott Nuttall, Saturnino Fanlo and David Netjes. In addition, Henry Kravis and George Roberts are ad hoc members of our Manager's investment committee and, as such, will participate in investment committee discussions on an as-needed basis. This group of individuals has significant investing experience in both the debt and equity markets and provides oversight to our investing activities. In addition, our board of directors includes William Aldinger (Chairman and Chief Executive Officer of HSBC North America Holdings, Inc.), Patrick Cowell (former President of Cowell Development, a real estate development company), Kenneth deRegt (senior advisor to Aetos Capital and former head of fixed income, currencies and commodities at Morgan Stanley), Glenn Hubbard (Dean of Columbia Business School and former Chairman of the U.S. Council of Economic Advisers), Ross Kari (Chief Operating Officer of the Federal Home Loan Bank of San Francisco), Ely Licht (former Chief Credit Officer of Wells Fargo) and Deborah McAneny (former Executive Vice President for Structured and Alternative Investments at John Hancock Financial Services and member of John Hancock's Policy Committee). We believe that our Manager's investment committee and our board of directors provide us with a competitive advantage through its oversight, network of real estate and financial industry contacts and creative and opportunistic investment ideas.

        Investment and Operations Teams with Significant Relevant Experience.    As of June 30, 2005, affiliates of our Manager employed 41 full-time professionals dedicated to supporting our Manager's investments and operations. This included seven sector-focused senior analysts, supported by several junior analysts, who perform rigorous due diligence to assess potentially attractive assets in the marketplace at both the issuer level as well as the issuer's competitive positioning in the industry. They leverage the contacts and expertise of their KKR counterparts throughout the due diligence and investment processes, as well as during the subsequent on-going monitoring of the investment. Our Manager also has an operations team responsible primarily for our non-investment activities. These professionals have experience across a wide array of disciplines, including, but not limited to, law and taxation, audit, risk management, compliance, operations, human resources and information systems. Our Manager's investment and operations teams collectively evaluate potential sources of financing based on many factors including economic terms and conditions, structure, effective advance rate, and ongoing operating flexibility.

        Diversified Multi-Asset Class Strategy.    Rather than focusing on one specific asset class, our investment strategy consists of investing in multiple asset classes. We seek to achieve our investment objective by allocating capital primarily to the following four targeted asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities. We also invest opportunistically in other types of investments from time to time, including investments in equity securities. We believe that our multi-asset class strategy provides us with a competitive advantage by permitting us to invest opportunistically in those asset classes where we expect to generate attractive leveraged risk-adjusted returns, subject to maintaining our REIT status and our exemption from regulation under the Investment Company Act. In addition, this strategy helps us diversify our sources of earnings and certain portfolio related risks.

Operating and Regulatory Structure

        We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2004, upon filing our federal income tax return for such year. Our continued qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our current and proposed manner of operation will enable us to continue to meet the requirements for taxation as a REIT for federal income tax purposes.

        As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates. Even if we qualify for federal taxation as a REIT, we may be subject to certain federal, state and local taxes on our income. Our subsidiary KKR TRS Holdings, Inc., our domestic taxable REIT subsidiary, is a regular subchapter C corporation that is subject to federal, state and local income tax on its income. It is our intention that KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd., KKR Financial CDO 2005-1, Ltd. and any other foreign entities with respect to which we make a taxable REIT subsidiary election, will operate in such a manner so that they will not be subject to federal income tax on their net income for federal income tax purposes, but we will likely be required to include their earnings in our income on a current basis for federal income tax purposes.

        Our investment activities are managed by our Manager and supervised by our board of directors. Under our management agreement, we have agreed to pay our Manager an annual base management fee determined by our equity as well as an incentive fee based on our performance. See "Our Manager and the Management Agreement—Management Fees and Incentive Compensation."

Targeted Investments

        We seek to achieve our investment objectives by executing a multi-asset class strategy that involves investing principally in four major asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; and (iv) asset-backed securities, subject to maintaining our REIT status and our exemption from regulation under the Investment Company Act. We invest in both investment grade and non-investment grade securities and subordinated debt, and other non-rated debt and equity securities.

        Although we intend to invest in the investments described below, our business decisions will depend on changing market conditions. Furthermore, our investment guidelines do not impose any limitations on the amount of our investments in any of our asset classes. As a result, we cannot predict with any certainty the percentage of our assets that will be invested in each category. We may change our investment strategy and policies without a vote of stockholders.

  Residential Mortgage Loans and Mortgage-Backed Securities

        Our investments in this asset class principally consist of (i) adjustable rate and hybrid adjustable rate residential mortgage-backed securities, backed by prime and super-prime credit quality non-agency residential mortgages, (ii) agency-backed adjustable rate and hybrid adjustable rate residential mortgage-backed securities, and (iii) prime and super-prime credit quality adjustable rate or hybrid adjustable rate residential mortgage loans. We currently invest in prime and super-prime credit quality mortgage loans and non-agency mortgage-backed securities. We define "prime" credit quality as a mortgage where the borrower's weighted average original FICO® score is between 680-710, and define "super-prime" credit quality as a mortgage where the borrower's weighted average original FICO® score is greater than 710. We do not currently invest in sub-prime or non-prime mortgage loans or mortgage-backed securities, although we may do so in the future. Hybrid adjustable rate mortgage-backed securities and loans have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable rate mortgage-backed securities and loans. Agency-backed securities are mortgage-backed securities which represent the entire ownership interest in pools of mortgage loans secured by residential real property guaranteed as to principal and interest by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, by the U.S. government. A majority of the RMBS in which we invest consists of non-agency adjustable rate and three- and five-year hybrid adjustable-rate mortgage-backed securities.

        We also invest in pass-through mortgage-backed securities, which are securities representing interests of mortgage loans secured by real property in which payments of both principal and interest are generally made monthly, net of any fees paid to the issuer, servicer or guarantor of the securities. These securities represent the entire ownership interest in pools of mortgage loans made by lenders such as savings and loan institutions, mortgage bankers and commercial banks.

        The investment characteristics of pass-through mortgage-backed securities differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the mortgage-backed securities, as described above, and the possibility that principal may be prepaid on the mortgage-backed securities at any time due to prepayments on the underlying mortgage loans. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

        Mortgage prepayments are affected by factors including the level of interest rates, general economic conditions, the location and age of the mortgage, and other social and demographic conditions. Generally, prepayments on pass-through mortgage-backed securities increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. Reinvestment of prepayments may occur at higher or lower interest rates than the original investment, thus affecting the yield on our portfolio.

  Adjustable-Rate Mortgages

        Adjustable-rate mortgages, or ARMs, are those for which the borrower pays an interest rate that varies over the term of the loan. The interest rate usually resets based on market interest rates, although the adjustment of such interest rate may be subject to certain limitations. Traditionally, interest rate resets occur at regular set intervals (for example, every month). Because the interest rates on ARMs fluctuate based on market conditions, ARMs tend to have interest rates that do not deviate from current market rates by a large amount. This in turn can mean that ARMs have less price sensitivity to interest rates.

  Hybrid Adjustable-Rate Mortgages

        A recent development in the mortgage market has been the popularity of ARMs that do not reset at regular intervals. Many of these ARMs have a fixed-rate for the first few years of the loan—typically three, five, seven or ten years—and thereafter reset periodically like a traditional ARM. Effectively such mortgages are hybrids, combining the features of a pure fixed-rate mortgage and a "traditional" ARM. Hybrid ARMs have a price sensitivity to interest rates similar to that of a fixed-rate mortgage during the period when the interest rate is fixed and similar to that of an ARM when the interest rate is in its periodic reset stage. Because many hybrid ARMs are structured with a relatively short initial time span during which the interest rate is fixed, however, even during that segment of its existence, the price sensitivity may be low.

  Fannie Mae Certificates

        Fannie Mae is a privately owned, federally chartered corporation organized and existing under the Federal National Mortgage Association Charter Act. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae guarantees to registered holders of Fannie Mae certificates that it will distribute amounts representing scheduled principal and interest (at the rate provided by the Fannie Mae certificate) on the mortgage loans in the pool underlying the Fannie Mae certificate, whether or not received, and the full principal amount of any mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received by Fannie Mae. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, the distributions made to us would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to us would be adversely affected by delinquent payments and defaults on the mortgage loans. The securities issued by Fannie Mae have an implied "AAA" rating.

  Freddie Mac Certificates

        Freddie Mac is a privately owned government-sponsored enterprise created pursuant to Title III of the Emergency Home Finance Act of 1970. Freddie Mac's principal activities currently consist of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. Freddie Mac guarantees to holders of Freddie Mac certificates the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder's pro rata share of the unpaid principal balance of the underlying mortgage loans, but does not guarantee the timely payment of scheduled principal on the underlying mortgage loans. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy its obligations, the distributions made to us would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to us would be adversely affected by delinquent payments and defaults on those mortgage loans. The securities issued by Freddie Mac have an implied "AAA" rating.

  Ginnie Mae Certificates

        Ginnie Mae is a wholly owned corporate instrumentality of the United States within the Department of Housing and Urban Development. Title III of the National Housing Act of 1934 (the "Housing Act") authorizes Ginnie Mae to guarantee the timely payment of principal and interest on certificates that represent an interest in a pool of mortgages insured by the Federal Housing Administration under the Housing Act or partially guaranteed by the Veteran's Administration under the Servicemen's Readjustment Act of 1944 and other loans eligible for inclusion in mortgage pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that "the full faith and credit of the United States is pledged to the payment of all amounts that may be required to be paid under any guaranty under this subsection." An opinion, dated December 12, 1969, of an Assistant Attorney General of the United States provides that under section 306(g) of the Housing Act, Ginnie Mae certificates of the type that we may purchase are authorized to be made by Ginnie Mae and "would constitute general obligations of the United States backed by its full faith and credit."

  Non-Agency RMBS and Loans

        We invest in non-agency RMBS and agency and non-agency mortgage loans. A high percentage of non-agency RMBS are rated Aaa by Moody's and AAA by Standard & Poor's; we have invested, however, and will continue to invest, in non-agency mortgaged-backed securities rated between Aa1 and B3 by Moody's and between AA+ and B- by Standard & Poor's. In certain cases, we also expect to invest in securities that have not received a rating from at least one nationally recognized rating agency.

  Commercial Mortgage-Backed Securities

        We invest in CMBS, which are secured by or evidence ownership interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties. These securities may be senior, subordinate, investment grade or non-investment grade securities. We expect the majority of our CMBS investments to be rated by at least one nationally recognized rating agency. The majority of our investments in CMBS will likely consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are subordinate to senior classes but senior to the rights of lower rated classes of securities. We intend to seek to invest in CMBS that will yield high current interest income and where we consider the return of principal to be likely. We intend to acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

        The yield on CMBS depends on the timely payment of interest and principal due on the underlying mortgage loans and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default, the trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. Holders of relatively senior classes of CMBS will be protected, however, to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the relatively more junior classes of the CMBS.

        The credit quality of CMBS depends primarily on the credit quality of the underlying mortgage loans. Among the factors determining credit quality of a mortgage loan are (i) the purpose of the mortgage loan (e.g., refinancing or new purchase), (ii) the principal amount of the mortgage loan relative to the value of the related mortgaged property at origination and at maturity, (iii) the mortgage loan terms (e.g., amortization, balloon amounts, reserves, prepayment terms), (iv) the geographic location of the mortgaged property securing the mortgage loan and (v) the creditworthiness of tenants occupying the underlying properties.

        In considering whether to acquire CMBS, we perform due diligence to assess the credit quality of the mortgage loans as discussed above, as well as (i) the capabilities of the master and special servicer servicing the mortgage loans, (ii) the CMBS structure including subordination levels, (iii) the prepayment and default history of the other mortgage loans previously originated by the lenders, (iv) cash flow analyses under various prepayment and interest rate scenarios (including sensitivity analyses) and (v) an analysis of various default scenarios.

  Commercial Real Estate Subordinated Debt

        We invest in commercial real estate subordinated debt, or B Notes, rated by at least one nationally recognized rating agency. A B Note is typically a privately negotiated loan (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A Note secured by the same first mortgage on the same property. The subordination of a B Note is typically evidenced by an inter-creditor agreement with the holder of the related A Note.

        B Notes share certain credit characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A Notes, as the case may be. As opposed to a typical CMBS secured by a large pool of mortgage loans, B Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B Notes also share certain credit characteristics with second mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A Note, as the case may be. We acquire B Notes in negotiated transactions with the originators, as well as in the secondary market.

        The yield on a B Note depends on the timely payment by the borrower of interest and principal. Default by the borrower may, depending on the transaction structure, result in the immediate interruption of current cash flow and may ultimately result in the loss of principal of the B Note. In the event of such a default, the rights of the B Note holders to foreclose on the mortgage collateral are typically subject to the prior right of the holder of the corresponding A Note. As a result, the rights of the holder of a B Note to mitigate losses in the event of a borrower default may be impaired.

        The credit quality of a B Note depends on (i) the borrower under the underlying mortgage, (ii) the value of the underlying collateral and the extent to which it secures the obligation owed to the B Note holder, (iii) the rights under the mortgage loan documents (e.g., personal guarantees, additional collateral, default covenants, remedies), (iv) the B Note holder's rights under an inter-creditor agreement with the A Note holders, (v) the level and stability of cash flow from the property available to service the mortgage debt and (vi) the availability of capital for refinancing by the borrower if the mortgage loan does not fully amortize.

  REIT Debt and Preferred Stock

        Subject to maintaining our qualification as a REIT, we invest in investment grade and non-investment grade debt securities and preferred stocks issued by other REITs. REIT debt securities are generally unsecured corporate obligations of REITs. REIT preferred stocks are generally unsecured corporate obligations that are subordinated to all debt but senior to distributions to common stockholders. We expect the majority of these REIT debt securities to be rated by at least one nationally recognized rating agency. We also expect that many of the REIT preferred stocks will not have received a rating from at least one nationally recognized rating agency. We seek to invest in REIT debt securities and preferred stocks that will yield high current interest or dividend income and, in the case of debt securities, where we consider the return of principal to be likely. We intend to acquire REIT debt and preferred stocks from companies representing a variety of property types.

        The credit quality of REIT debt and preferred stock is largely dependent on the financial condition and business outlook of the issuer. Factors determining the financial condition and outlook include (i) portfolio credit quality (e.g., diversity, type of asset and stability of cash flow), (ii) availability of capital, (iii) leverage and leverage trends, (iv) size of portfolio, (v) competition and (vi) quality of the REIT's management team.

        In analyzing these debt securities and preferred stock, we will consider, among other factors, the credit quality factors described above as well as unencumbered and encumbered cash flow coverage, capital structure, refinancing risks, and covenants of the issuer's outstanding debt.

  Corporate Leveraged Loans and High Yield Securities

        Within this asset class, our assets include debt obligations of corporations, partnerships and other entities in the form of leveraged loans and high yield securities, which we invest in subject to maintaining our qualification as a REIT. These entities will typically have a higher proportion of debt in their capital structure, and many have their equity held by KKR and/or other private equity investors. Therefore, investments in this asset class will typically involve a higher degree of risk than investments in senior secured loans. First, the leveraged loans and high yield securities may not be secured by mortgages or liens on assets. Even if secured, these leveraged loans and high yield securities may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest (if any) may be subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

        Certain of these leveraged loans and high yield securities may have an interest only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. In this case, a borrower's ability to repay its loan may be dependent upon a liquidity event that will enable the repayment of the loan.

        In addition to the above, numerous other factors may affect a company's ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. Deterioration in a company's financial condition and prospects may be accompanied by deterioration in the collateral for the leveraged loans and high yield securities.

        Leverage may have material adverse consequences to the companies in which we will hold investments. These companies may be subject to restrictive financial and operating covenants. The leverage may impair these companies' ability to finance their future operations and capital needs. As a result, these companies' flexibility to respond to changing business and economic conditions and to business opportunities may be limited. A leveraged company's income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used. As a result, leveraged companies have a greater risk of loss. Losses on our investments could adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

  Asset-Backed Securities

        We invest in investment grade and non-investment grade asset-backed securities. We also make investments in investment grade and non-investment grade CDOs and CLOs backed by high yield securities, corporate leveraged loans, CMBS and /or asset-backed securities. We expect that most of the asset-backed securities that we invest in will be rated between A1 and B1 by Moody's and between A+ and B+ by Standard & Poor's.

  Equity Securities

        To a lesser extent, subject to maintaining our qualification as a REIT, we plan to invest from time to time in common stock and preferred stock of private and public companies that may or may not be related to the real estate business. Certain of these investments may include private equity investments in companies affiliated with KKR. We will follow a value-oriented investment approach and focus on the anticipated future cash flows to be generated by the underlying business, discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. We will also consider factors such as:

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  strength of management;

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  liquidity of the investment;

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  underlying value of the assets owned by the issuer; and

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  prices of similar or comparable securities.

        We may periodically invest side by side with KKR in private equity transactions. Subject to approval of the investment by the independent members of our board of directors, we may invest from time to time in KKR private equity transactions in situations where either (i) the amount of KKR's proposed investment exceeds the maximum investment limits of its private equity funds, (ii) KKR has elected to syndicate a portion of the investment to unaffiliated investors or (iii) the investment is in an industry, such as real estate or financial institutions, where our Manager is able to provide particular expertise to KKR.

  Foreign Investments

        We anticipate that the majority of our investments will be domestic in nature; we have made, however, and you should assume that we will continue to make, foreign investments.

Our Financing Strategy

  Leverage Strategy

        We use leverage in order to increase potential returns to our stockholders. Our use of leverage may, however, also have the effect of increasing losses when economic conditions are unfavorable. As of June 30, 2005, our leverage was 3.5 times the amount of our equity. We expect that our term financing strategies will be non-recourse with the actual amount of leverage based upon the structure and ratings of the underlying collateral and the credit enhancement levels provided by Standard & Poor's and Moody's. Our investment policies require no minimum or maximum leverage and our Manager and its investment committee will have the discretion, without the need for further approval by our board of directors, to increase the amount.

  Repurchase Agreements

        We finance our RMBS and whole loan portfolios on a non-term financing basis through the use of repurchase agreements. With repurchase agreements, we borrow against the mortgage-backed securities, high yield securities, asset-backed securities, and/or preferred stock securities we own. Under these agreements, we sell our mortgage-backed securities, high yield securities, asset-backed securities, and/or preferred stock securities to a counterparty and agree to repurchase the same securities from the counterparty at a price equal to the original sales price plus an interest factor. These repurchase agreements are accounted for as debt, secured by the underlying assets. During the period of a repurchase agreement, we earn the principal and interest on the related securities and pay interest to the counterparty.

        Our repurchase agreement counterparties are commercial and investment banks with whom we have agreements in place that cover the terms of our transactions. All our repurchase agreement counterparties are formally approved by our Manager's investment committee.

        Repurchase agreements are one of the primary vehicles we will use to achieve our desired amount of leverage for our residential real estate assets. We intend to maintain formal relationships with multiple counterparties for the purpose of maintaining financing relationships on favorable terms.

  Asset-Backed Commercial Paper

        In addition to using repurchase agreements, we expect to finance our agency and non-agency RMBS on a term financing basis through the use of asset-backed extendible commercial paper facilities. In the future, we expect to establish an asset-backed extendible commercial paper program and issue asset-backed commercial paper to investors in the form of secured liquidity notes that are recorded as borrowings on our consolidated balance sheets, are collateralized by agency and non-agency mortgage-backed securities, and are rated P-1 by Moody's and F1+ by Fitch Ratings. The notes in essence are collateralized by the agency and non-agency RMBS that we have either purchased or created through our loan securitization process. There are no assurances that we will be able to structure and/or manage an asset-backed extendible commercial paper program successfully in the future.

  Warehouse Facilities

        In addition to repurchase agreements and commercial paper, we rely on credit facilities for capital needed to fund our investments in adjustable rate and hybrid adjustable rate mortgage loans, commercial real estate loans, and leveraged loans. These facilities are typically lines of credit from commercial and investment banks that we can draw from to fund our investments. These facilities are referred to as warehouse lines or warehouse facilities. Warehouse facilities are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. Third-party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender. We have established formal relationships with multiple counterparties for the purpose of maintaining financing relationships on favorable terms.

  CDOs and CLOs

        We finance our non-residential real estate assets on a term financing basis using CDOs, CLOs and other match-funded financing structures. CDOs and CLOs are multiple class debt securities, or bonds, secured by pools of assets, such as leveraged loans, high yield securities, commercial real estate loans, commercial real estate mortgage-backed securities and asset-backed securities. Like typical securitization structures, in a CDO and CLO (i) the assets are pledged to a trustee for the benefit of the holders of the bonds, (ii) one or more classes of the bonds are rated by one or more rating agencies and (iii) one or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the sponsor to achieve a relatively low cost of long-term financing. Unlike typical securitization structures, the underlying assets may be sold, subject to certain limitations, without a corresponding pay-down of the CDO and CLO provided the proceeds are reinvested in qualifying assets. As a result, CDOs and CLOs enable the sponsor to actively manage, subject to certain limitations, the pool of assets. We believe CDO and CLO financing structures are an appropriate term financing vehicle for our targeted non-residential real estate asset classes, because they enable us to obtain long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

Our Hedging and Interest Rate Risk Management Strategy

        Repurchase agreements generally have maturities of 30 to 90 days and the weighted average life of the mortgage-backed securities we own is generally longer. The difference in maturities, in addition to reset dates and reference indices, creates potential interest rate risk.

        We expect to use interest rate derivatives to hedge all or a portion of our interest rate risk associated with our borrowings. The tax laws applicable to REITs generally restrict our ability to enter into hedging transactions. See "Federal Income Tax Consequences of Our Qualification as a REIT—Gross Income Tests—Hedging Transactions."

        We engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or potentially other influences on the values of our assets. Our interest rate management techniques may include:

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  interest rate swaps;

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  interest rate swaptions;

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  interest cancelable swaps;

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  interest rate caps;

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  interest rate corridors;

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  eurodollar futures contracts and options on such contracts; and

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  other interest rate and non-interest rate derivatives.

        These techniques may also be used in an attempt to protect us against declines in the market value of our assets that result from general trends in debt markets.

        We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. The interest rate swap agreements have historically been structured such that we receive payments based on a variable interest rate and make payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on various reset mechanisms for LIBOR. The repurchase agreements generally have maturities of 30 to 90 days and carry interest rates that correspond to LIBOR rates for those same periods. The swap agreements effectively fix our borrowing cost and are not held for speculative or trading purposes.

        Interest rate management techniques do not eliminate risk but seek to mitigate interest rate risk. For example, if both long-term and short-term interest rates were to increase significantly, it could be expected that:

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  the weighted average life of the mortgage-backed securities would be extended because prepayments of the underlying mortgage loans would decrease; and

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  the market value of any fixed rate mortgage-backed securities would decline as long-term interest rates increased.

        As of June 30, 2005, our interest rate derivative instruments consisted of the following:

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  An amortizing interest rate swap agreement with an effective date of March 25, 2006 and an initial notional balance of $1.496 billion that decreases down to $355.1 million as of the termination date, January 25, 2009, where we pay a fixed rate of 4.02% and receive 30-day LIBOR.

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  An amortizing interest rate swap agreement with an effective date of August 25, 2005 and an initial notional balance of $612.8 million that decreases down to $102.7 million as of the termination date, August 25, 2008, where we pay a fixed rate of 4.03% and receive 30-day LIBOR.

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  An amortizing interest rate swap agreement with an effective date of August 25, 2005 and an initial notional balance of $645.4 million that decreases down to $40.3 million as of the termination date, February 25, 2010, where we pay a fixed rate of 4.07% and receive 30-day LIBOR.

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  An interest rate corridor agreement with an effective date of March 25, 2006 and an initial notional balance of $547 million that increases to $715 million as of the termination date, January 25, 2009. The interest rate corridor is a 200 basis point corridor consisting of a net purchase option whereby we purchased a 30-day LIBOR interest rate cap with an initial 30-day LIBOR cap rate of 3.76% as of March 25, 2006, increasing to a 30-day LIBOR cap rate of 4.30%, as of the maturity date which is January 25, 2009, and we effectively sold a 30-day LIBOR interest rate cap with an initial 30-day LIBOR cap rate of 5.76% as of March 25, 2006, increasing to 6.30%, as of the maturity date which is January 25, 2009.

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  Interest rate swaptions with aggregate notional amounts of $31.0 million that had a weighted average remaining option life of 5.3 years and if exercised a weighted average term of 10.0 years, and a weighted average fixed rate of 7.78%. The interest rate swaptions provide us with the option, but not the obligation, to pay a fixed rate and receive 3-month LIBOR.

        In order for our interest rate derivatives to qualify as fair value or cash flow hedges under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," we must fulfill many complex accounting requirements including, but not limited to, hedge correlation requirements.

        As stated above, our income is generated primarily from the net interest spread on our investment portfolio. Set forth below are factors that may adversely impact our net interest spread.

        Match Funding.    We expect to use long-term financing on a match funded basis to minimize interest rate risk in our portfolio. Match funding is the financing of our investments on a basis where the duration of the investments approximates the duration of the borrowings used to finance the investments. For any period during which our investment portfolio and related borrowings are not match funded, we may be exposed to the risk that our investment portfolio will reprice more slowly than the borrowings that we use to finance a significant portion of our investment portfolio. Increases in interest rates under these circumstances, particularly short-term interest rates on our short-term borrowings, may significantly affect the net interest income that we earn on our investment portfolio.

        Prepayments.    Prepayment rates experienced on loans and securities in our investment portfolio may be influenced by changes in the overall level of interest rates, changes in the shape of the yield curve, and a variety of economic, geographic and other factors beyond our control, and consequently, we can not predict prepayment rates with certainty. The yield on our investment portfolio may be affected by the difference between the actual prepayment rates that we realize on our investment portfolio and the prepayment rates that we project on our investment portfolio.

        Hedging.    We expect to use interest rate derivatives to hedge all or a portion of the interest rate risk associated with our borrowings. There are limitations to our ability to hedge all of the negative consequences associated with changes in interest rates and prepayment rates. Furthermore, we are subject to the costs associated with hedging which include the premiums paid for any interest rate derivatives and the cost of swapping floating rate borrowings to fixed rate borrowings.

        Credit Losses.    We will experience credit losses on our investment portfolio and such credit losses will have an adverse affect on our investment portfolio performance.

        Leverage.    We use borrowings to finance a significant portion of our investment portfolio. The use of leverage involves risks, including the risk that losses are materially increased or magnified and increasing liquidity risk in the event that one or more of our financing counterparties terminate our financings and/or require us to provide additional collateral to secure their financing facilities.

Investment Company Act Exemption

        We intend to operate our business so as to be exempt from regulation under the Investment Company Act. We will monitor our portfolio of investments periodically and prior to each investment to confirm that we and each of our subsidiaries continue to qualify for the applicable exemptions from the definition of investment company under the Investment Company Act. We intend to monitor our portfolio so that at least 55% of our assets are considered to be "qualifying real estate assets," and so that at least an additional 25% of our investments constitute real estate-related assets or additional qualifying real estate assets, thereby allowing us to qualify for the exemption from the definition of investment company provided in Section 3(c)(5)(C) of the Investment Company Act. We plan to measure and satisfy the tests with respect to our assets on an unconsolidated basis.

        We generally expect that a substantial majority of our investments in mortgage loans, mortgage-backed securities and commercial real estate debt will be considered qualifying real estate assets under the Section 3(c)(5)(C) exemption from the Investment Company Act. We also generally expect that any RMBS or CMBS in which we invest that do not constitute qualifying real estate assets will constitute real estate-related assets. The treatment of CDOs, asset-backed securities, bank loans and stressed and distressed debt securities as qualifying real estate assets or real estate-related assets will be based on the characteristics of the underlying collateral and our rights with respect to the collateral, including whether we have foreclosure rights with respect to the underlying real estate collateral. At present, we do not generally expect that our investments in corporate mezzanine loans, high yield corporate bonds or private equity will constitute qualifying real estate assets or real estate-related assets.

        Maintaining our exemption from regulation under the Investment Company Act limits our ability to make certain investments.

Competition

        Our net income will depend, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. A number of entities compete with us to make the types of investments that we plan to make. We compete with other REITs, financial companies, public and private funds, commercial and investment banks and commercial finance companies. For additional information concerning the competitive risks we face, see "Risk Factors—Risks Related to Our Operation and Business Strategy—We operate in a highly competitive market for investment opportunities."

Staffing

        We do not have any employees. We are managed by KKR Financial Advisors LLC, our Manager, pursuant to the management agreement between our Manager and us. Our Manager is 100% owned by KKR Financial LLC and all of our executive officers are employees and/or officers of KKR Financial LLC. As of June 30, 2005, KKR Financial LLC had 41 full-time employees and two founders who dedicate 100% of their time managing KKR Financial LLC's activities.

        As of June 30, 2005, a break-down of KKR Financial LLC's 41 full-time employees and two founders by functional area is summarized in the table below:

Number of Individuals	Functional Area
3	Executive Management (CEO, CFO and General Counsel)
15	Due Diligence, Investment Management and Asset-Liability Management
16	Finance, Information Systems, and Human Resources
7	Administration

        Our Manager has informed us that it expects that at least 90 percent of the time of our chief executive officer and our general counsel and secretary and KKR Financial LLC's other full-time employees will be dedicated to working on our business and our business activities through December 31, 2006. Our chief financial officer will be exclusively dedicated to our operations.

Properties

        Our offices are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our offices is (415) 315-3620.

Legal Proceedings

        We and our Manager are not currently subject to any material legal proceedings.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

        We are externally managed and advised by KKR Financial Advisors LLC, an affiliate of Kohlberg Kravis Roberts & Co. L.P., a leading sponsor of private equity funds. Our Manager was formed in July 2004. All of our executive officers will be employees of our Manager or one or more of its affiliates. The executive offices of our Manager are located at Four Embarcadero Center, Suite 2050, San Francisco, California 94111 and the telephone number of our Manager's executive offices is (415) 315-3620.

Officers of Our Manager

        The following sets forth certain information with respect to the officers of our Manager as of June 30, 2005:

Name	Age	Title
Saturnino S. Fanlo	45	Chief Executive Officer
David A. Netjes	46	Chief Financial Officer and Chief Operating Officer
Barbara J. S. McKee	43	General Counsel and Secretary

        Saturnino S. Fanlo.    Mr. Fanlo has been the Chief Executive Officer of our Manager and us and a director since our inception in July 2004. He also serves on our Manager's investment committee. From July 2000 to June 2004 Mr. Fanlo was Executive Vice-President and Treasurer of Wells Fargo & Company, or Wells Fargo. As Executive Vice- President of Wells Fargo, Mr. Fanlo founded the High Yield and Structured Products Investments Groups. Mr. Fanlo was also founder and, from August 2001 to June 2004, President of Sutter Advisors LLC, a registered investment advisor formed in 2001 and a wholly-owned subsidiary of Wells Fargo. Mr. Fanlo was also responsible for Wells Fargo's derivative units where he oversaw the firm's marketing efforts as well as formed Wells Fargo's interest rate trading, equity derivatives and commodity derivatives groups. Mr. Fanlo joined Wells Fargo in 1995; from April 1999 to July 2000 Mr. Fanlo served as an Executive Vice President; from February 1997 to April 1999 Mr. Fanlo served as a Senior Vice President, and from June 1995 to February 1997 Mr. Fanlo served as a Vice President. During his service for Wells Fargo Mr. Fanlo oversaw the firm's wholesale funding utilizing term debt, bank notes, convertibles, preferred stock, repurchase agreements, bank notes, and equity and commodity notes. He was responsible for overseeing the firm's investment portfolio, largely comprised of mortgage securities, ARMs, other mortgage products and municipals. As Treasurer, Mr. Fanlo also oversaw Treasury regulatory matters, dividend policies, and rating agency interaction and directed the firm's discretionary equity and Foundation portfolios. Before joining Wells Fargo, Mr. Fanlo was a Vice-President at Goldman Sachs for four years where he ran the mortgage syndicate desk. Prior to that Mr. Fanlo was Executive Vice President at ACE (USA). He also held positions at the First Boston Corporation and Metropolitan Life Insurance Company.

        David A. Netjes.    Mr. Netjes is the Chief Financial Officer and has been Chief Operating Officer of our Manager and us since our inception in July 2004. He also serves on our Manager's investment committee. From January 2004 to July 2004 Mr. Netjes was an Executive Vice-President at Wells Fargo. As Executive Vice-President, Mr. Netjes managed the Wells Fargo Treasury Division investment portfolio and the Securities and Investment Division's structured products portfolio and the franchise real estate group portfolio. From August 2001 to June 2004 Mr. Netjes was the Chief Operating Officer and Chief Financial Officer of Sutter Advisors LLC and was a member of the Wells Fargo mergers and acquisitions due diligence team. Mr. Netjes joined Wells Fargo in March 1997, from November 2000 to January 2004 Mr. Netjes served as a Senior Vice President and Managing Director, and from March 1997 to November 2000 Mr. Netjes served as a Vice President. Before joining Wells Fargo, Mr. Netjes was a Director in the Investment Department at Cargill, Incorporated for five years and an

Associate Portfolio Manager at American Express Financial Advisors, Inc. for one year. Prior to that Mr. Netjes was a Senior Manager at Arthur Andersen & Co., LLP specializing in mergers and acquisitions and financial institutions for five years and a staff accountant at KPMG LLP for one year. Mr. Netjes is a Certified Public Accountant.

        Barbara J. S. McKee.    Ms. McKee has been the General Counsel and Secretary of our Manager and us since October 2004. Ms. McKee joined Wells Fargo in March 2002 and from March 2002 to September 2004, Ms. McKee was a Senior Counsel with Wells Fargo Bank, N.A. In such capacity, Ms. McKee provided legal support for the Securities and Investment Group, including its high yield bond, derivatives, proprietary book, mezzanine debt and structured products units. While at Wells Fargo Bank, Ms. McKee was also Chief Legal Officer for Sutter Advisors LLC. Prior to joining Wells Fargo Bank in 2002, from January 2000 to November 2001 Ms. McKee was a Special Counsel at Brobeck, Phleger & Harrison in the Commerce & Finance Group. Prior to that Ms. McKee also held positions at Shearman & Sterling; Crosby, Heafey, Roach & May; Deutsche Bank AG; Skadden, Arps, Slate, Meagher & Flom; and Sidley & Austin.

Investment Committee

        The role of our Manager's investment committee is to review and approve our investment policies and procedures and investment guidelines and review and approve our investment portfolio holdings and related compliance with our investment policies and procedures and our investment guidelines. The investment committee meets as frequently as necessary in order for us to achieve our investment objectives.

        Our Manager's investment committee consists of: Paul Hazen, Scott Stuart, Scott Nuttall, Saturnino Fanlo and David Netjes. In addition, Henry Kravis and George Roberts are ad hoc members of our Manager's investment committee and, as such, participate in investment committee discussions on an as-needed basis. Biographical information regarding Messrs. Hazen, Kravis, Nuttall, Stuart and Roberts is as follows:

        Paul M. Hazen.    Mr. Hazen is the chairman of our board of directors. Mr. Hazen joined Wells Fargo in 1970, serving as Chairman of Wells Fargo from February 1997 to May 2001, Chairman and Chief Executive Officer from February 1997 to November 1998, Chief Executive Officer from January 1995 to February 1997, President and Chief Operating Officer from 1984 to 1995 and Vice Chairman from 1981 to 1984. Mr. Hazen is also the former President of Wells Fargo Real Estate Investment Trust, a publicly traded REIT, from 1973 to 1978. Mr. Hazen retired after he left his post as Chairman of Wells Fargo in May 2001 and remained in retirement until he accepted his appointment as Chairman of our board of directors. During his retirement Mr. Hazen has carried out his duties as Chairman of Accel-KKR Company, Deputy Chairman and Lead Independent Director of Vodafone PLC and Lead Independent Director of Safeway Inc. Mr. Hazen is currently a director of Willis Group Holdings Limited, KSL Recreation Corp. and Xstrata Plc. and has been a director of Epiphany, Inc. and Phelps Dodge Corp.

        Henry Kravis.    Prior to founding KKR in 1976, Mr. Kravis was a Partner in the Corporate Finance Department of Bear Stearns & Company, where with Jerome Kohlberg and Mr. Roberts he pioneered the use of leverage in acquisitions. Mr. Kravis has been actively involved in buyout activities for more than 35 years. Mr. Kravis is a director of Accel-KKR Company, PRIMEDIA Inc. and Legrand SA.

        George Roberts.    Prior to founding KKR in 1976, Mr. Roberts was a Partner in the Corporate Finance Department of Bear Stearns & Company, where with Jerome Kohlberg and Mr. Kravis he pioneered the use of leverage in acquisitions. Mr. Roberts has been actively involved in buyout activities for more than 35 years. Mr. Roberts is a director of Accel-KKR Company and US Natural Resources, Inc.

        Scott M. Stuart.    Mr. Stuart has been a director since July 2004. Mr. Stuart has been a member of KKR & Co. L.L.C., or KKR & Co., the limited liability company that serves as the general partner of KKR since 1996, having been continuously employed by KKR since 1986. In such capacities, Mr. Stuart's primary responsibilities have been identifying potential acquisition opportunities for private equity funds managed by KKR & Co., negotiating and implementing these acquisitions and providing monitoring and consulting advice to portfolio companies following acquisition. From 1981 to 1984 he was with Lehman Brothers Kuhn Loeb, Inc. where he worked in the Mergers and Acquisitions Department. He is a director of The Boyds Collection Ltd. and Sealy Corporation.

        Scott C. Nuttall.    Mr. Nuttall has been a director since July 2004. Mr. Nuttall has been a member of KKR & Co. since 2005, having been continuously employed by KKR since 1996. In such capacities, Mr. Nuttall's primary responsibilities have been identifying potential acquisition opportunities for private equity funds managed by KKR & Co., negotiating and implementing these acquisitions and providing monitoring and consulting advice to portfolio companies following acquisition. Mr. Nuttall was an executive at The Blackstone Group from 1995 to November 1996. He is a member of the board of directors of Alea Group Holdings (Bermuda) Ltd., Bristol West Holdings, Inc., Masonite International Corporation and Willis Group Holdings Limited.

Management, Investment and Operations Teams

        One of our strengths in portfolio management is the depth and experience of our Manager's management, investment and operations teams. Set forth below is information regarding the background, principal occupations and other affiliations of certain of the principal officers and other employees of our Manager (which term, as used below, includes our Manager's sole member, KKR Financial LLC), including those personnel who are primarily responsible for managing our investments and for performing the advisory and administrative functions related thereto. All of the individuals referenced below are employees of KKR Financial LLC.

  Management Team

        Saturnino S. Fanlo and David A. Netjes, whose background information is set forth above, will be principally responsible for the activities of our Manager.

        Barbara J. S. McKee.    Ms. McKee, whose background information is set forth above, is the General Counsel and Secretary of our Manager and us.

  Investment Team

        Derek M. Larson.    Mr. Larson joined our Manager as a Director in September 2004. Previously, Mr. Larson spent three years at Wells Fargo, where he was most recently a Portfolio Manager for Sutter Advisors LLC. During that time, Mr. Larson actively managed over $1.2 billion of high yield bonds for foundations, insurance companies, and mutual funds. At Wells Fargo, Mr. Larson also was a Credit Analyst covering the gaming, chemical, insurance, and aerospace/defense sectors. Prior to his tenure at Wells Fargo, Mr. Larson worked at AOL Time Warner in the Corporate Strategy and Investments Group and as an Investment Banking Analyst at Donaldson, Lufkin & Jenrette for several years. Mr. Larson graduated from Washington and Lee University with a B.S. in Business Administration with special attainments in commerce.

        Kenneth M. Masters.    Mr. Masters joined our Manager as a Director in November 2004. Previously, Mr. Masters spent four years at Franklin Templeton Investments as a Senior Analyst within the Fixed Income Group. While at Franklin Templeton Investments, he covered the telecommunications, pay television and satellite industries, focusing primarily on high yield issuers. Prior to joining Franklin Templeton Investments, he was an Equity Analyst with Nicholas Applegate, focusing on Asian markets. Mr. Masters graduated from Cornell University with a B.S. in Finance and also holds an MBA from Harvard University.

        Stefanie L. Rosenberg.    Ms. Rosenberg joined our Manager as a Director in September 2004. Previously, Ms. Rosenberg worked for six years in the Wells Fargo High Yield group, first as a Junior Analyst, then as a Vice President/Senior Analyst responsible for the consumer products, retail, and food and beverage industries. She is a native of the San Francisco Bay Area and received her B.A. in both Political Science and Russian Studies from UCLA and also holds an MBA from Stanford University.

        Stuart A. Rothstein.    Mr. Rothstein joined our Manager as a Director in January 2005. Previously, Mr. Rothstein was a Managing Director at RBC Capital Markets, responsible for the West Coast Real Estate Investment Banking practice. Prior to that, Mr. Rothstein spent two years as an Executive Vice President with the Related Capital Company, serving as Chief Financial Officer for three publicly traded companies, CharterMac, American Mortgage Acceptance Company and Aegis Realty. From 1994 to 2001, he worked in various finance positions for Spieker Properties, including Chief Financial Officer from 1999 to 2001. Mr. Rothstein graduated from the Pennsylvania State University with a B.S. in Accounting and also holds an MBA from Stanford University.

        Christopher A. Sheldon.    Mr. Sheldon joined our Manager as a Director in September 2004. Previously, Mr. Sheldon was a Vice President/Senior Analyst in the Wells Fargo High Yield group, focusing on the media, cable, entertainment, and paper and forest products industries. Before joining Wells Fargo in 1999, he worked in the Media Department of Young and Rubicam, Inc. Mr. Sheldon holds a B.A. in History from Denison University.

        Shane B. Heneghan.    Mr. Heneghan joined our Manager as a Senior Analyst in May 2005. Previously, Mr. Heneghan worked for three years as a member of the Wells Fargo Franchise Lending group, with his most recent role being that of Vice President. Prior to joining Wells Fargo, Mr. Heneghan was an Analyst in the Corporate Finance Department of Bear, Stearns & Company. Mr. Heneghan graduated from Claremont McKenna College with a B.A. in Economics-Accounting & Government.

        Jeremiah S. Lane.    Mr. Lane joined our Manager as a Senior Analyst in June 2005. Previously, Mr. Lane worked for four years as a member of JPMorgan's Technology, Media, and Telecom Investment Banking group, with his most recent role being that of Associate. Mr. Lane graduated from Harvard College with a B.A. in History.

        Laurie L. Poggi.    Ms. Poggi joined our Manager as a Senior Analyst in November 2004. Previously, Ms. Poggi was employed by Boston Properties as a Leasing Manager and Property Manager. Her career in property management began with Hines in 1995. She has nine years of experience in commercial real estate and four years in public accounting. Ms. Poggi graduated Magna Cum Laude from the University of St. Thomas with a B.A. in Business Administration/Accounting.

        Jamie M. Weinstein.    Mr. Weinstein joined our Manager as a Senior Analyst in January 2005. Previously, Mr. Weinstein was the Director of Acquisitions for Northern California and Seattle at Tishman Speyer Properties. Mr. Weinstein graduated Cum Laude from Princeton University with a B.S. in Engineering and also holds an MBA from Stanford University.

        Winston Wu.    Mr. Wu joined our Manager as a Senior Analyst in May 2005. Previously, Mr. Wu worked for three years at Redwood Trust in the Credit Portfolio group as an Investment Associate. Prior to joining Redwood Trust, Mr. Wu was an Analyst in the Technology Investment Banking group at Hambrecht & Quist. Mr. Wu received his B.S. in Business Administration from the Walter A. Haas School of Business at the University of California, Berkeley.

        Nathaniel L. Yap.    Mr. Yap joined our Manager as a Senior Analyst in November 2004. Previously, Mr. Yap worked at J.P. Morgan Securities Inc. as an Associate in the high yield research group, following the paper and forest products, packaging, and chemicals industries. Prior to earning his graduate degree, he worked at Wells Fargo for four years, two of which were as a Credit Analyst in the company's high yield bond asset management arm. He earned his B.S. in Civil Engineering from Cornell University, and his MBA from the Wharton School at the University of Pennsylvania. Mr. Yap is a CFA charterholder.

        Bruce Hao.    Mr. Hao joined our Manager as a Junior Analyst in November 2004. Previously, Mr. Hao worked at Banc of America Securities as an Analyst in the Real Estate Investment Banking Group, focusing on mergers & acquisitions. Native to the San Francisco Bay Area, Mr. Hao received his B.S. in Business Administration from the Walter A. Haas School of Business at the University of California, Berkeley.

        Timothy Floyd.    Mr. Floyd joined our Manager as a Junior Analyst in February 2005. Previously, Mr. Floyd was an Analyst at Piper Jaffray & Co. in the Technology Investment Banking Group. Mr. Floyd graduated Summa Cum Laude from The University of Texas at Austin with a B.S. in Business Administration /Finance.

  Operations Team

        David A. Biener.    Mr. Biener joined our Manager as a Vice President & Assistant Controller in April 2005. Prior to joining KKR Financial, Mr. Biener was the Manager of Accounting and Operations for the Strategic Investment Group at Wells Fargo & Company. Before joining Wells Fargo in 2001, Mr. Biener was the Accounting Manager for 2Bridge Inc., a business portal development company. He received his B.A. in Business/Economics from the University of California, Santa Barbara.

        William B. Fisher.    Mr. Fisher joined our Manager as a Senior Vice President in December 2004. Previously, Mr. Fisher was the Managing Director of Finance and Operations at myCFO, Inc. where he was a member of the Executive Management Committee and was responsible for building infrastructure and managing finance and operations. Prior to joining myCFO, Inc. Mr. Fisher was the Chief Executive Officer of Furthco. Mr. Fisher graduated from the University of Arkansas with a B.S. in Accounting.

        Jonathan J. Flesher.    Mr. Flesher joined our Manager as a Senior Analyst in January of 2005. Previously, Mr. Flesher was a Vice President in Investment Banking with J.P. Morgan Securities Inc. Mr. Flesher has over ten years experience in business development, project management and financial analysis. Mr. Flesher received his B.A. in Philosophy from Pomona College and his MBA in Finance from the Anderson School at the University of California, Los Angeles.

        Skip Johnson.    Mr. Johnson joined our Manager as a Director of Information Technology in October 2004. Previously, Mr. Johnson was a Systems Project Manager responsible for implementing enterprise resource planning applications with various companies within the manufacturing sector. Prior to that, Mr. Johnson was an Information Technology Manager with Mass Precision. Mr. Johnson has over ten years of experience in managing strategic technical resources and systems. Mr. Johnson received his B.S. in Business with an emphasis in Information Systems from the University of Phoenix and holds multiple professional certifications.

        Geoffrey M. Jones.    Mr. Jones joined our Manager as a Senior Vice President & Controller in May 2005. Previously, Mr. Jones was a Vice President of Mellon Financial Corporation where he was responsible for accounting, administration, and financial reporting in connection with more than 50 alternative investment vehicles. Before joining Mellon in May 2003, Mr. Jones was a Senior Manager at Deloitte & Touche LLP in the Financial Advisory Services group where his focus included financial institutions and real estate. Before joining Deloitte & Touche LLP in December 2000, he held positions at Analysis Group and Brown-Forman Corporation. Prior to that, he practiced law in Ohio. Mr. Jones graduated from Vanderbilt University with a B.A. in Economics and also holds a J.D. from Pepperdine University School of Law and an MBA with high honors from the University of Chicago Graduate School of Business. Mr. Jones is a Certified Public Accountant and a CFA charterholder.

        Michelle L. Keith.    Ms. Keith joined our Manager as Director of Human Resources in June 2004. Ms. Keith currently is serving as Funding Manager in the Treasury Department. Previously, Ms. Keith was an Operations Manager at Wells Fargo Bank and has over ten years of project management experience. She received her B.A. in Sociology from California State University, Northridge.

        David S. Lee.    Mr. Lee joined our Manager as a Senior Analyst in May 2005. Previously, Mr. Lee worked for five years in Investment Banking with J.P. Morgan Securities, with his most recent role being that of Associate. Mr. Lee graduated from Brown University with a B.A. in Chemistry.

        Ladan Lari.    Ms. Lari joined our Manager as Senior Vice President of Internal Audit & Risk Management in February 2005. Previously, Ms. Lari was with Citibank as a Credit Center Manager of Commercial Banking. Ms. Lari has over nineteen years experience in private banking and commercial and real estate lending, including extensive credit experience. Ms. Lari received her B.A. in Economics from Wilson College and received her M.A. in Economics from Columbia University.

        Michael McFerran.    Mr. McFerran joined our Manager as a Senior Vice President & Director of External Reporting in June 2005. Previously, Mr. McFerran held finance positions as Vice President of Securitization Operations and Accounting with American Express and Vice President of Technical Accounting with XL Capital Ltd. From 1996 to 2004, he worked in the banking and capital markets sector of Ernst & Young's assurance practice where he served as a Senior Manager from 2002 through his departure in 2004. He graduated from San Francisco State University with a B.S. in Business Administration and is a licensed Certified Public Accountant in California.

        Jeffrey Pisani.    Mr. Pisani joined our Manager as a Vice President & Assistant Treasurer in April 2005. Previously, Mr. Pisani served as a Risk Management Manager for the Securities and Investment Division of Wells Fargo & Company. Before joining Wells Fargo in 2002, Mr. Pisani worked as a Financial Analyst at Providian Financial Corporation and as a Systems Analyst at Fifth Third Bank. Mr. Pisani graduated from Miami University, Oxford, Ohio with a B.S. in Management Information Systems.

        Jeffery L. Power.    Mr. Power joined our Manager as a Senior Vice President & Treasurer in April 2005. Previously, Mr. Power was a Senior Vice President at Wells Fargo & Company. As Senior Vice President, Mr. Power served as Chief Risk Officer for Wells Fargo & Company Treasury Division and Wholesale Banking Group. Prior to that role, Mr. Power was the Managing Director of Risk Management for the Capital Markets Division, the Foreign Exchange Division, and Sutter Advisors, LLC. Before joining Wells Fargo in 2002, Mr. Power was a National Bank Examiner with the Office of the Comptroller of the Currency where he developed national policies and conducted examinations of financial institutions capital markets, treasury, lending, and securitization activities. Mr. Power graduated from University of Nebraska at Kearney with a B.S. in Business administration and Economics. Mr. Power is a Chartered Financial Analyst and a Financial Risk Manager.

        Jeffrey B. Van Horn.    Mr. Van Horn joined our Manager as Senior Vice President of Finance & Tax in October 2004. Previously, Mr. Van Horn spent three years in various finance positions, including Senior Vice President of Investments, Chief Financial Officer, Treasurer and Secretary of AvalonBay Communities, Inc. and its predecessor, Bay Apartment Communities, Inc. Prior to that, he worked in various positions, most recently as a Tax Partner, for Arthur Andersen LLP with a broad practice serving clients in the real estate, leasing, reverse mortgage, private equity and REIT industries. Mr. Van Horn was a member of Arthur Andersen's firm-wide Partnership and REIT Tax Specialty Teams. He is a Certified Public Accountant and graduated Summa Cum Laude from California State University, Stanislaus, with a B.A. in Business Administration with a concentration in Accounting.

The Management Agreement

        We are party to a management agreement with KKR Financial Advisors LLC, our Manager, pursuant to which our Manager will provide for the day-to-day management of our operations.

        The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved by a majority of our independent directors and monitored by our board of directors. Our Manager's management is under the direction of our board of directors. Our Manager is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

  (i)
  serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations, any modifications to which must be approved by a majority of our independent directors, and other policies for the approval of our board of directors;

  (ii)
  investigating, analyzing and selecting possible investment opportunities;

  (iii)
  with respect to prospective purchases and sales of investments, conducting negotiations with sellers and purchasers and their agents, representatives and investment bankers;

  (iv)
  engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

  (v)
  negotiating on our behalf for the sale, exchange or other disposition of any of our investments;

  (vi)
  coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

  (vii)
  providing executive and administrative personnel, office space and office services required in rendering services to us;

  (viii)
  administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

  (ix)
  communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

  (x)
  counseling us in connection with policy decisions to be made by our board of directors;

  (xi)
  evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our status as a REIT and with the investment guidelines;

  (xii)
  counseling us regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

  (xiii)
  counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

  (xiv)
  assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate related securities, other real estate-related assets and non-real estate related assets;

  (xv)
  representing and making recommendations to us in connection with the purchase and finance of and commitment to purchase and finance mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale and commitment to sell such assets;

  (xvi)
  monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

  (xvii)
  investing or reinvesting any money of ours (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

  (xviii)
  causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

  (xix)
  causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

  (xx)
  assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, or the Exchange Act;

  (xxi)
  taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code;

  (xxii)
  handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

  (xxiii)
  using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

  (xxiv)
  performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

  (xxv)
  using commercially reasonable efforts to cause us to comply with all applicable laws.

        Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its members, managers, officers and employees and each person controlling our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our stockholders, directors, officers, employees and each other person, if any, controlling us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. As required by the management agreement, our Manager carries errors and omissions insurance.

        Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chief executive officer, chief operating officer, and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us, the members of which team shall have as their primary responsibility the management of us and shall devote such of their time to the management of us as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time. Our chief financial officer will be exclusively dedicated to our operations.

        The initial term of the management agreement expires on December 31, 2006, and shall be automatically renewed for a one-year term each anniversary date thereafter. Our independent directors will review our Manager's performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such a termination pursuant to clause (2) by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our Manager. We must provide 180 days' prior notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, which may make it more difficult for us to terminate the management agreement.

        We may also terminate the management agreement without payment of the termination fee with 30 days' prior written notice for cause, which is defined as (i) our Manager's continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (ii) our Manager's fraud, misappropriation of funds, or embezzlement against us, (iii) our Manager's gross negligence of duties under the management agreement, (iv) the commencement of any proceeding relating to our Manager's bankruptcy or insolvency, (v) the dissolution of our Manager and (vi) change of control of our Manager. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. The management agreement shall terminate at the option of our Manager, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event. Furthermore, our Manager may decline to renew the management agreement by providing us with 180 days written notice. Our Manager may also terminate the management agreement upon 60 days written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, in which case we would be required to pay our Manager the termination fee described above.

Management Fees and Incentive Compensation

        We do not employ personnel and therefore rely on the resources of our Manager to conduct our operations. Expense reimbursements to our Manager are made on the first business day of each calendar month.

        Base Management Fee.    We pay our Manager a base management fee monthly in arrears in an amount equal to 1/12 of our equity multiplied by 1.75%. We believe that the base management fee that our Manager is entitled to receive is comparable to the base management fee received by the managers of comparable externally managed REITs. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

        For purposes of calculating the base management fee, our equity means, for any month, the sum of the net proceeds from any issuance of our common stock, after deducting any underwriting discount and commissions and other expenses and costs relating to the issuance, plus our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for the repurchases of our common stock. The foregoing calculation of the base management fee will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

        Our Manager's base management fee shall be calculated by our Manager within fifteen business days after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee within twenty business days after the end of each month.

        Reimbursement of Expenses.    Because our Manager's employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm's-length basis.

        We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to, rent, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal, tax, accounting, consulting and auditing fees and expenses, the compensation and expenses of our directors, the cost of directors' and officers' liability insurance, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees and closing costs), expenses associated with other securities offerings of ours, expenses relating to making distributions to our stockholders, the costs of printing and mailing proxies and reports to our stockholders, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us, costs incurred by employees of our Manager for travel on our behalf, the costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing, and custodial fees and expenses, expenses of our transfer agent, the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred by us or on our behalf. In addition, we will be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. Except as noted above, our Manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our Manager's employees and other related expenses.

        Incentive Compensation.    In addition to the base management fee, our Manager receives quarterly incentive compensation in an amount equal to the product of:

  (i)
  25% of the dollar amount by which

  (a)
  our Net Income, before Incentive Compensation, per weighted average share of common stock for such quarter, exceeds

  (b)
  an amount equal to (A) the weighted average of the price per share of the common stock in our August 2004 private placement and the prices per share of our common stock in any subsequent offerings by us multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter multiplied by

  (ii)
  the weighted average number of shares of common stock outstanding in such quarter.

The foregoing calculation of incentive compensation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. The incentive compensation calculation and payment shall be made quarterly in arrears.

        For purposes of the foregoing:

          "Net Income" shall be determined by calculating the net income available to owners of common stock before non-cash equity compensation expense, in accordance with GAAP.

          "Ten Year Treasury Rate" means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

        Our ability to achieve returns in excess of the thresholds noted above in order for our Manager to earn the incentive compensation described in the proceeding paragraph is dependent upon the level and volatility of interest rates, our ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within our control.

        Our Manager shall compute the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we shall pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our Manager's written statement setting forth the computation of the incentive fee for such quarter.

The Collateral Management Agreement

        On March 30, 2005, KKR Financial Advisors, II, LLC, a separate wholly-owned subsidiary of KKR Financial LLC, our Manager's sole member, entered into a collateral management agreement with KKR Financial CLO 2005-1, Ltd., which is the investment vehicle for our first CLO transaction, pursuant to which KKR Financial Advisors II, LLC agreed to act as collateral manager for the CLO and in that capacity to perform, on behalf of the CLO issuer, certain administrative and advisory functions with respect to the collateral, including debt securities, eligible investments, cash and other assets of the CLO, pledged to secure the CLO's obligations under the indenture among the CLO, as issuer, KKR Financial CLO 2005-1 Corp., as co-issuer, and JPMorgan Chase Bank, N.A., as trustee.

        The terms of our relationship with the CLO are contained in the collateral management agreement pursuant to which the collateral manager is authorized to select and direct the purchase and sale of collateral and to monitor the portfolio of collateral. The collateral management agreement may be terminated by the issuer, and the collateral manager may be removed by the issuer for cause, upon 15 business days written notice with the affirmative vote of the holders of a majority of all outstanding notes issued by the CLO voting collectively or the affirmative vote of a majority of the issuer's Class A Notes, so long as the Class A Notes are outstanding; provided, however, that in determining whether the holders of the requisite percentage of notes have given such vote, notes owned by the collateral manager and its affiliates must be disregarded and deemed not to be outstanding.

        As compensation for the performance of its obligations under the collateral management agreement and the indenture, the collateral manager is entitled to receive fees, payable in arrears on specified quarterly payment dates, subject to certain priority of payment provisions set forth in the indenture, consisting of (i) a senior collateral management fee of 0.15% of the fee basis amount based on the aggregate principal amount of certain collateral, as calculated on a quarterly basis pursuant to the terms of the indenture, and (ii) a subordinate collateral management fee of 0% for so long as KKR Financial Advisors II, LLC or one of its affiliates is collateral manager, and 0.35% at all times thereafter. The collateral manager, in its sole discretion, may elect to waive or defer payment of all or any portion of the foregoing fees on any related payment date. The collateral manager may elect to receive payment of all or any portion of any deferred fees, subject to and in accordance with the priority of payments provisions of the indenture, by providing notice to the trustee of such election prior to the next scheduled payment date.

        To date the collateral manager has waived the management fees payable to it pursuant to the terms and conditions of the governing agreements related to such trust, and the waiver expires October 2005. There is no guarantee that the collateral manager will waive the management fees for such trust subsequent to October 2005.

Options and Restricted Stock Awards

        In connection with our August 2004 private placement, we granted our Manager options to purchase 1,989,779 shares of our common stock, representing 5% of the shares that were outstanding following the completion of the private placement (excluding plan awards), with an exercise price equal to the offering price of our shares in the offering. We also granted our Manager 1,193,867 shares of restricted stock, representing 3% of the shares that were outstanding following the completion of the private placement (excluding plan awards). Such awards vest in one-third increments on the first three anniversaries of the date of completion of our August 2004 private placement. Our Manager has the right in its discretion to allocate these stock options and shares of restricted stock to its officers, employees and other individuals who provide services to us. However, our Manager will not make any allocation of these stock options or restricted shares prior to the first anniversary of the grant date.

        On July 14, 2005, the compensation committee of our board of directors granted our Manager 1,875,000 shares of restricted common stock. This grant was made pursuant to our 2004 Stock Incentive Plan. Such award vests in one-third increments on the first three anniversaries of the date of grant.

Conflicts Of Interest In Our Relationship With Our Manager

        Saturnino S. Fanlo, our chief executive officer, David A. Netjes, our chief financial officer and chief operating officer, and Barbara J. S. McKee, our general counsel and secretary, also serve in those capacities for our Manager and as of July 31, 2005 beneficially owned 4.8%, 4.8% and 4.6% of our common stock, respectively. In addition, our chairman, Paul M. Hazen, and two of our directors, Scott C. Nuttall and Scott M. Stuart, serve as members of our Manager's investment committee and as of July 31, 2005 beneficially owned 5.0%, 4.7% and 4.8% of our common stock, respectively. As of

July 31, 2005, our Manager and its affiliates collectively owned approximately 12.1% of our common stock on a fully diluted basis and received their pro rata portion (approximately $2.5 million) of the August 2005 distribution we made to our stockholders and will receive their pro rata portion of future distributions, if any.

        To address the risks related to these potential conflicts of interest with our Manager, we have adopted certain policies that are designed to eliminate or minimize potential conflicts of interest. We have also adopted detailed compliance policies to govern our interactions with KKR, including when KKR is in receipt of material non-public information. For additional information on these investment guidelines and procedures and conflicts of interest in our relationship with our Manager, see "Certain Relationships and Related Party Transactions."

MANAGEMENT OF THE COMPANY

Our Directors and Executive Officers

        Our board of directors currently consists of eleven directors. Upon the expiration of their current term at the annual meeting of stockholders in May 2006, directors will be elected to serve a term of one year and until their successors are duly elected and qualifies. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. Unless our bylaws are amended, however, the number of directors may never be less than five nor more than eleven.

        The following sets forth certain information with respect to our directors and executive officers as of June 30, 2005:

Name	Age	Title
Paul M. Hazen	63	Chairman; Director
Saturnino S. Fanlo	45	President and Chief Executive Officer; Director
David A. Netjes	46	Treasurer, Chief Financial Officer and Chief Operating Officer
William F. Aldinger	57	Director
Patrick Cowell	56	Director
Kenneth M. deRegt	49	Director
R. Glenn Hubbard	46	Director
Ross J. Kari	46	Director
Ely L. Licht	57	Director
Deborah H. McAneny	46	Director
Scott C. Nuttall	32	Director
Scott M. Stuart	45	Director

Biographical Information

  Executive Officers

        For biographical information on Messrs. Fanlo and Netjes, see "Our Manager and the Management Agreement—Officers of Our Manager."

  Directors

        William F. Aldinger.    Mr. Aldinger has been a director since June 2005. He has been Chairman and Chief Executive Officer of HSBC North America Holdings, Inc. since January 2004. Mr. Aldinger served as Chairman and Chief Executive of HSBC Finance Corporation, formerly known as Household International, Inc., a consumer finance company, from May 1996 to January 2004. Mr. Aldinger served as President and Chief Executive Officer of Household International, Inc. from September 1994 to May 1996. Prior to joining Household International, Mr. Aldinger served in various positions at Wells Fargo Bank, including Vice Chairman. Mr. Aldinger is a director of HSBC Holdings plc, MasterCard International and Illinois Tool Works Inc. He is a member of the boards of Children's Memorial Medical Center/Children's Memorial Hospital and the Children's Memorial Foundation. Mr. Aldinger also serves on the board of trustees of the J.L. Kellogg Graduate School of Management.

        Patrick Cowell.    Mr. Cowell has been a director since August 2004. He has been the President of Williams-Sonoma Brand since 2002. Mr. Cowell served as President of Cowell Development, a real estate development company, from 1999 to 2002; President and Chief Executive Officer of Airport Group International, an airport management and development company, from 1996 to 1999; President

(Americas and Caribbean) of Sun International Hotels and Resorts from 1994 to 1996; and prior to that was employed by the Hyatt Hotels Corporation for 22 years.

        Kenneth M. deRegt.    Mr. deRegt has been a director since April 2005. He currently is a Managing Director at Aetos Capital, LLC, an investment management firm, and has held that position since January 2003. Mr. deRegt joined Morgan Stanley in 1981 where he was made a Vice President in January 1983, a Principal in January 1985 and a Managing Director in January 1986. In addition to being a Managing Director, from January 1997 to December 2000, Mr. deRegt headed the Fixed Income, Currencies and Commodities businesses for Morgan Stanley and was a member of Morgan Stanley's Management Committee. From January 2000 until December 2003, Mr. deRegt was a private investor. Mr. deRegt is currently the Chairman of the Board of Trustees of the Eagle Hill School and is a member of the Board of Trustees of PASE—The Partnership for After School Education.

        R. Glenn Hubbard.    Mr. Hubbard has been a director since October 2004. He was named the Dean of Columbia University's Graduate School of Business in 2004. From 1994 to the present time Mr. Hubbard has been the Russell L. Carson Professor of Finance and Economics in the Department of Economics and Graduate School of Business of Columbia University. From February 2001 until March 2003, he took a leave of absence from his teaching post to serve as Chairman of the U.S. Council of Economic Advisers. He was Deputy Assistant Secretary of the U.S. Treasury Department for Tax Policy from 1991 to 1993. Mr. Hubbard is a research associate at the National Bureau of Economic Research and a visiting scholar at the American Enterprise Institute in Washington. He is currently a director of ADP, Black Rock Closed End Funds, Dex Media, Duke Realty and Ripplewood Holdings. He is also a trustee of the Economic Club of New York and the Fifth Avenue Presbyterian Church of New York.

        Ross J. Kari.    Mr. Kari has been a director since August 2004. He has been an Executive Vice-President and the Chief Operating Officer of the Federal Home Loan Bank of San Francisco since March 2002. Mr. Kari was Chief Financial Officer of myCFO, a wealth management firm, from 2001 to 2002 and prior to that was employed at Wells Fargo for 18 years, including as Chief Financial Officer from 1998 to 2001.

        Ely L. Licht.    Mr. Licht has been a director since April 2005. From December 2002 to April 2005 Mr. Licht was in retirement. From January 2002 to December 2002 Mr. Licht was semi-retired, serving as a consultant to Wells Fargo on a part-time basis. Prior to his semi-retirement, Mr. Licht was employed at Wells Fargo for 18 years, including as Chief Credit Officer from November 1998 to December 2001 and as Executive Vice President-Credit Administration from February 1990 to November 1998.

        Deborah H. McAneny.    Ms. McAneny has been a director since April 2005. Ms. McAneny was employed at John Hancock Financial Services for 20 years, including as Executive Vice President for Structured and Alternative Investments of John Hancock Financial Services and as a member of its Policy Committee from 2002 to 2004, Senior Vice President for John Hancock's Real Estate Investment Group from 2000 to 2002 and as a Vice President of the Real Estate Investment Group from 1997 to 2000. She is currently on the Board of Trustees of the University of Vermont and is a past President of the Commercial Mortgage Securities Association.

        For biographical information on Messrs. Hazen, Fanlo, Netjes, Nuttall and Stuart, see "Our Manager and the Management Agreement—Officers of Our Manager" and "—Investment Committee."

Corporate Governance—Board of Directors and Committees

        Our business is managed under the direction of our board of directors, which has established investment guidelines for our Manager to follow in its day to day management of our business. A majority of our board of directors is "independent," as determined by our board of directors, consistent with the rules of the New York Stock Exchange. Our independent directors are nominated by our nominating and corporate governance committee.

        Our directors keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

        Our board has established three committees consisting solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

  Audit Committee

        Our audit committee is composed of the following directors: William F. Aldinger, R. Glenn Hubbard, Ross J. Kari and Ely L. Licht. Ross J. Kari is the chairman of our audit committee. Our board of directors has determined that all members of the audit committee satisfy the independence requirements of the New York Stock Exchange and the SEC and that Mr. Kari will be our audit committee "financial expert" as such term is defined in Item 401(h) of Regulation S-K.

        Our audit committee operates pursuant to a written charter adopted by our board of directors. Among other things, the audit committee charter calls upon the audit committee to oversee:

  •
  our accounting and financial reporting processes;

  •
  the integrity and audits of our consolidated financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the qualifications and independence of our independent auditors; and

  •
  the performance of our independent auditors and any internal auditors.

        The audit committee is also responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

  Compensation Committee

        The members of our compensation committee are William F. Aldinger, Kenneth M. deRegt and Deborah H. McAneny. Ms. McAneny is the chairman of our compensation committee. Our board of directors has determined that all of the compensation committee members qualify as "independent directors" under NYSE independence standards. The principal functions of the compensation committee are to:

  •
  review the compensation payable to our directors;

  •
  review the compensation and fees payable to our Manager under our management agreement; and

  •
  administer the issuance of awards to our employees (if any) and other individuals or entities that provide consulting or advisory services to us.

  Nominating and Governance Committee

        The members of our nominating and governance committee are R. Glenn Hubbard, Ely L. Licht and Deborah H. McAneny. R. Glenn Hubbard chairs our nominating and corporate governance committee. The nominating and corporate governance committee is responsible for seeking, considering and recommending to our full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to our board for adoption the committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of our board and our corporate governance, and annually recommends to our board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of our board of directors' performance as a whole and of the individual directors and reports thereon to our board.

  Code of Business Conduct and Ethics

        Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees and to our Manager's officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or our audit committee and will be promptly disclosed as required by law or stock exchange regulations.

Compensation of Directors

        Members of our board of directors who are also employees of us (should we in the future have any employees), our Manager or KKR, other than Mr. Hazen (the "excluded directors") do not receive additional compensation for serving on our board of directors. Each non-excluded director (other than our chairman) receives an annual retainer of $50,000, a fee of $1,500 for each full board meeting attended in person or telephonically and a fee of $1,500 for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date. In addition, Mr. Hazen in his capacity as our chairman receives an annual retainer of $150,000 for services in such capacity, a fee of $3,000 for each full board meeting attended in person or telephonically and for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date. Furthermore, our audit committee chairman receives an annual retainer of $25,000, our compensation committee chairman receives an annual retainer of $15,000 and our nominating and corporate governance committee chairman receives an annual retainer of $7,500. We also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

        Our non-excluded directors are eligible to receive restricted stock, option and other stock-based awards under our stock incentive plan. Our initial non-excluded directors (other than our chairman)

each received an award of 2,500 shares of restricted stock at the closing of our private placement. Our chairman received an award of 5,000 shares of restricted stock at the closing of our private placement. Such awards shall vest so long as such person remains a director for one year following the date of issuance. On July 1, 2005, the compensation committee of our board of directors granted certain awards of restricted stock to our chairman and our non-excluded directors pursuant to our 2004 Stock Incentive Plan. Our compensation committee granted our chairman of the board of directors 4,819 shares of restricted common stock and each non-excluded director (Mr. Aldinger, Mr. Cowell, Mr. deRegt, Mr. Hubbard, Mr. Licht, Mr. Kari and Ms. McAneny) 2,812 shares of restricted common stock. In addition, on the same date our compensation committee granted non-excluded directors shares of restricted common stock based upon their duration of service on our board of directors to July 1, 2005 as follows: 201 shares to Mr. Aldinger; 603 shares to each of Mr. deRegt, Mr. Licht and Ms. McAneny; and 1,808 shares to Mr. Hubbard. These awards vest in one-third increments on the first three anniversaries of the date of grant. Subsequent awards equivalent to these awards are expected to be granted to our non-excluded directors on an annual basis upon their election as directors, subject to formal grant by the compensation committee of our board of directors.

Executive Compensation

        Because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of our Manager, do not receive cash compensation from us for serving as our executive officers. In their capacities as officers or employees of our Manager, or its affiliates, they devote a portion of their time to our affairs as is required, however, for the performance of the duties of our Manager under the Management Agreement.

        Our Manager compensates each of our executive officers. We pay our Manager a management fee, and our Manager uses the proceeds from the management fee in part to pay compensation to its officers and employees. Our Manager has informed us that, because the services performed by these executive officers or employees in their capacities as such are performed primarily, but not exclusively, for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by our Manager that relates solely to their services to us.

2004 Stock Incentive Plan

        We have adopted the 2004 Stock Incentive Plan to provide incentives to our employees (should we in the future have any employees), our non-employee directors, our Manager and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel. The incentive plan is administered by the compensation committee of our board of directors. Unless terminated earlier, our stock incentive plan will terminate in 2014, but will continue to govern unexpired awards. The total number of shares that may be used to satisfy awards under the plan is 7,964,625, including 1,989,775 shares of common stock issuable upon the exercise of stock options outstanding as of July 31, 2005 and 3,107,188 shares of restricted stock that we have previously issued. Furthermore, the number of shares that may be issued during the plan's life will increase by 125,000 shares on an annual basis to provide for annual awards of restricted stock to our non-excluded directors.

        Our stock incentive plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our shares of common stock on the date of grant. The committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments and the exercisability of options may be accelerated by the committee.

        Our stock incentive plan also permits the grant of shares of our common stock in the form of restricted stock. A restricted stock award is an award of shares of common stock that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine. Unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the compensation committee, may also be issued under our stock incentive plan.

        The compensation committee may also grant shares of our common stock, stock appreciation rights, performance awards and other stock and non-stock-based awards under the incentive plan. These awards may be subject to such conditions and restrictions as the committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period. Each award under the plan may not be exercisable more than 10 years after the date of grant.

        Our board of directors may at any time amend, alter or discontinue the incentive plan, but cannot, without a participant's consent, take any action that would impair the rights of such participant under any award granted under the plan. To the extent required by law, our board of directors will obtain approval of the stockholders for any amendment that would, other than through adjustment as provided in the incentive plan:

  •
  increase the total number of shares of our common stock reserved for issuance under the incentive plan;

  •
  change the class of eligible participants under the incentive plans; or

  •
  otherwise require such approval.

        Our stock incentive plan provides that the compensation committee of our board of directors has the discretion to provide that all or any outstanding options and stock appreciation rights will become fully exercisable, all or any outstanding stock awards will become vested and transferable and all or any outstanding performance shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash and/or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the stock incentive plan if there is a change in control of us.

        Under our stock incentive plan, a change in control is generally defined to include (i) the acquisition of at least 50% of our voting securities by any person; (ii) the transfer of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders hold less than 50% of the voting power of the surviving or resulting entity; (iv) our directors, including subsequent directors recommended or approved by our directors, cease to constitute a majority of our board of directors; (v) stockholder approval of our liquidation or dissolution; or (vi) our board of directors adopts a resolution to the effect that, in its judgment, as a consequence of any transaction or event, a change in control has effectively occurred, except, in the case of clauses (i) through (vi), if the change of control results from a transaction between us and our Manager or an affiliate of our Manager or from a termination of the management agreement for cause.

Options and Restricted Stock Awards

        On August 12, 2004, concurrently with the closing of our private placement, we awarded our Manager options to purchase a total of 1,950,000 shares of our common stock, representing 5% of the shares that were outstanding following the completion of the private placement (excluding plan awards). These options have an exercise price of $20.00 per share and vest in one-third increments on the first, second and third anniversaries of the closing date of the private placement. On August 19, 2004, concurrently with the closing of the over-allotment option for our private placement, we awarded our Manager options to purchase an additional 39,779 shares of our common stock on the same terms and conditions as the original award. Our Manager will have the right in its discretion to allocate these stock options to its officers, employees and other individuals who provide services to us.

        On August 12, 2004, concurrently with the closing of our private placement, we awarded our Manager 1,170,000 shares of restricted stock, representing 3% of the shares that were outstanding following the completion of our private placement (excluding plan awards). Such award vests in one-third increments on the first three anniversaries of the closing date of the private placement. On August 19, 2004, concurrently with the closing of the over-allotment option for our private placement, we awarded our Manager an additional 23,867 shares of our common stock on the same terms and conditions as the original award. Our Manager has the right in its discretion to allocate these shares of restricted stock to its officers, employees and other individuals who provide services to us. However, our Manager will not make any allocation of these stock options or restricted shares prior to the first anniversary of the grant date.

        On July 14, 2005, the compensation committee of our board of directors granted our Manager 1,875,000 shares of restricted common stock. This grant was made pursuant to our 2004 Stock Incentive Plan. Such award vests in one-third increments on the first three anniversaries of the date of grant.

        Also concurrently with the closing of our private placement, we awarded to each of our initial non-excluded directors (other than our chairman) 2,500 shares of restricted stock and awarded to our chairman 5,000 shares of restricted stock. Such awards shall vest so long as such person remains a director for one year following the date of issuance.

        On July 1, 2005, the compensation committee of our board of directors granted certain awards of restricted stock to our chairman and our non-excluded directors pursuant to our 2004 Stock Incentive Plan. Our compensation committee granted our chairman of the board of directors 4,819 shares of restricted common stock and each non-excluded director (Mr. Aldinger, Mr. Cowell, Mr. deRegt, Mr. Hubbard, Mr. Licht, Mr. Kari and Ms. McAneny) 2,812 shares of restricted common stock. In addition, on the same date our compensation committee granted non-excluded directors shares of restricted common stock based upon their duration of service on our board of directors prior to July 1, 2005 as follows: 201 shares to Mr. Aldinger; 603 shares to each of Mr. deRegt, Mr. Licht and Ms. McAneny; and 1,808 shares to Mr. Hubbard. These awards vest in one-third increments on the first three anniversaries of the date of grant.

Indemnification and Limitation on Liability; Insurance

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty established by a final judgment as being material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law. Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships With Our Manager

        Saturnino S. Fanlo, our chief executive officer, David A. Netjes, our chief financial officer and chief operating officer, and Barbara J. S. McKee, our general counsel and secretary, also serve in those capacities for our Manager and as of July 31, 2005 beneficially owned 4.8%, 4.8% and 4.6% of our common stock, respectively. In addition, as of July 31, 2005, our chairman, Paul M. Hazen, who serves as a member of our Manager's investment committee and two of our directors, Scott C. Nuttall and Scott M. Stuart, who serve as members of our Manager's investment committee and are executives of KKR, beneficially owned 5.0%, 4.7% and 4.8% of our common stock, respectively. As of July 31, 2005, our Manager and its affiliates collectively owned approximately 12.1% of our common stock on a fully diluted basis and received their pro rata portion (approximately $2.5 million) of the August 2005 distribution we made to our stockholders and will receive their pro rata portion of future distributions, if any. Furthermore, our Manager is wholly owned by KKR Financial LLC and KKR Financial LLC is owned by KKR and Saturnino S. Fanlo and David A. Netjes, the chief executive officer and the chief financial officer and chief operating officer, respectively, of both our Manager and us. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

        Our management agreement with our Manager generally restricts our Manager and its affiliates from raising, sponsoring or advising any new investment fund, company or entity, including a real estate investment trust, that invests primarily in domestic mortgage-backed securities; provided that for purposes of the foregoing limitation, any portfolio company of any private equity fund controlled by KKR shall not be deemed to be an affiliate of our Manager. If our Manager engages in additional management or investment opportunities that have overlapping objectives with us, our Manager may face conflicts in the allocation of investment opportunities to these other investments. In such event, our Manager will endeavor to allocate investment opportunities in a fair and equitable manner. As a result of our available liquidity, our investment policies, REIT and other legal restrictions applicable to us and other relevant considerations, it is possible, however, that we may not be given the opportunity to participate in certain investments made by future entities managed by our Manager or its affiliates. Additionally, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

        To address the risks related to these potential conflicts of interest with our Manager, we have adopted certain policies that are designed to eliminate or minimize potential conflicts of interest. Our board of directors and our Manager's investment committee have established and approved a set of investment policies and procedures that govern the Company's investments, borrowings and operations, including our interaction with our Manager. Although our Manager performs our day-to-day investment operations, our board of directors reviews our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting. In such reviews, our directors rely primarily, however, on information provided by our Manager and transactions subject to such review may be difficult or impossible to unwind if not deemed appropriate.

        We have not entered into any investment opportunity in which our Manager has an interest. In the event that any such investment opportunity is made available to us in the future, the transaction will require the approval of a majority of our independent directors.

        The management compensation structure that we have agreed to with our Manager may cause our Manager to invest in high risk investments. In addition to its management fee, our Manager may receive incentive compensation based in part upon our achievement of specified levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive return. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

        Termination by us of the management agreement with our Manager without cause is difficult and costly. The management agreement provides that it may only be terminated by us without cause annually after December 31, 2006 upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us or (2) a determination that the management fees payable to our Manager is not fair, subject to our Manager's right to prevent such a termination pursuant to clause (2) by accepting a reduction in the management fees agreed to by at least two-thirds of our independent directors and our Manager. We must provide at least 180 days' prior notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions will make it costly for us to terminate the management agreement, thereby adversely affecting our ability to terminate our Manager without cause. For additional information concerning the management agreement, see "Our Manager and the Management Agreement—The Management Agreement."

        Pursuant to the terms of our management agreement with our Manager, we pay our Manager a monthly base management fee and, if earned, a quarterly incentive fee. We believe that the base management fee and incentive compensation that our Manager is entitled to receive is comparable to the base management fee and incentive compensation received by the managers of comparable externally managed REITs. The management agreement also provides that we will reimburse our Manager for certain expenses incurred by our Manager on our behalf. During the period from August 12, 2004 (inception) through June 30, 2005, we incurred $11.8 million in base management fees and incurred no incentive fees to our Manager. We also recorded reimbursements to our Manager of $3.5 million for certain expenses incurred on our behalf during the same period, which are included in general and administrative expenses on our financial statements included elsewhere in this prospectus. See "Our Manager and the Management Agreement—The Management Agreement" and see "Our Manager and the Management Agreement—Management Fees and Incentive Compensation."

        Our Manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. Our board of directors will not, however, review all of our proposed investments. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our Manager has great latitude within the broad parameters of the investment guidelines in determining the types of assets it may decide are proper investments for us.

        In connection with the August 2004 private placement of our common stock, we granted to our Manager options to purchase 1,989,779 shares of our common stock, representing 5% of the shares that were outstanding following the completion of the private placement (excluding plan awards), with an exercise price equal to $20.00 per share, the offering price of our shares in the offering. We also granted our Manager 1,193,867 shares of restricted stock, representing 3% of the shares that were outstanding following the completion of the private placement (excluding plan awards). See "Management of the Company—Options and Restricted Stock Awards." Such awards vest in one-third increments on the first three anniversaries of the date of completion of our August 2004 private placement. Our Manager has the right in its discretion to allocate these stock options and shares of restricted stock to its officers, employees and other individuals who provide services to us. However, our Manager will not make any allocation of these stock options or restricted shares prior to the first anniversary of the grant date. Also, concurrently with the closing of our private placement, we awarded to each of our initial non-excluded directors (other than our chairman) 2,500 shares of restricted stock and awarded our chairman 5,000 shares of restricted stock. See "Management of the Company—Options and Restricted Stock Awards."

        On July 1, 2005, our compensation committee granted our chairman 4,819 shares of restricted common stock and each non-excluded director 2,812 shares of restricted common stock. In addition, on the same date our compensation committee granted non-excluded directors shares of restricted common stock based upon their duration of service on our board of directors prior to July 1, 2005 as follows: 201 shares to Mr. Aldinger; 603 shares to each of Mr. deRegt, Mr. Licht and Ms. McAneny; and 1,808 shares to Mr. Hubbard. See "Management of the Company—Options and Restricted Stock Awards."

        On July 14, 2005, the compensation committee of our board of directors granted our Manager 1,875,000 shares of restricted common stock. This grant was made pursuant to our 2004 Stock Incentive Plan. Such award vests in one-third increments on the first three anniversaries of the date of grant. See "Management of the Company—Options and Restricted Stock Awards."

        At the discretion of our Manager and us, our Manager may enter into a separate management agreement with KKR TRS Holdings, Inc., for the purpose of providing management services with respect to investments that are made through KKR TRS Holdings, Inc. Our Manager may enter into a separate management agreement with KKR TRS Holdings, Inc. so long as the aggregate compensation paid to our Manager by us and KKR TRS Holdings, Inc. does not exceed the aggregate compensation payable under our management agreement with our Manager. Therefore, our Manager would not receive additional compensation for managing KKR TRS Holdings, Inc.

        In the ordinary course of our operations, our Manager has established and will establish affiliated entities to act as manager for the trusts that implement our CLO financings and other similar transactions. The rating agencies that rated CLO 2005-1 required that a management fee, totaling approximately $1.5 million per annum, be paid to the manager of the trust, which is our Manager. The rating agencies require such management fee to ensure that compensation is paid to the manager of the CLO in exchange for services rendered. To date our Manager has waived the management fees payable to it pursuant to the terms and conditions of the governing agreements related to such trust and the current waiver expires October 2005. There is no guarantee that our Manager will waive the management fees for such trust subsequent to October 2005. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Securitization Transactions."

Relationships With KKR

        In the ordinary course of business, we invest in entities that are affiliated with KKR. As of June 30, 2005, 3.82% of our investment portfolio was comprised of investments in entities affiliated with KKR. These investments consisted of eight corporate loans and one investment in senior secured notes for an aggregate of approximately $300.2 million extended to KKR portfolio companies. See "Summary—Conflicts of Interest" for additional detail regarding these corporate loan investments. Therefore, our board of directors has adopted a set of investment guidelines and procedures to govern our relationship with KKR. According to these investment guidelines and procedures, we are required to seek the approval of the majority of the independent members of our board of directors before we make an investment of any of the following types in an entity affiliated with KKR:

  •
  equity securities;

  •
  preferred stock securities;

  •
  bridge loans;

  •
  non-rated debt or loans;

  •
  investments in debt securities or bank loans rated below CCC- by Standard & Poor's or Caa3 by Moody's; and

  •
  debt securities or bank loans rated CCC- or higher by Standard & Poor's or Caa3 by Moody's if any of the following criteria are met: (i) the investment is a type of security or loan that our Manager's investment committee has a current policy of disfavoring as a general matter; (ii) the structure or pricing of the securities or loans is worse than current market comparables; (iii) the security or loan is not being offered generally to other potential investors on the same or less favorable terms; (iv) in our Manager's judgment, the transaction would not be fully subscribed in the absence of our investment; (v) our investment is greater than 5% of the proposed or outstanding issue amount of the transaction; or (vi) after giving effect to the investment, our aggregate amount of assets consisting of investments in entities affiliated with KKR would exceed a percentage of total assets established from time to time by the audit committee of our board of directors (such percentage currently equal to 7.5%).

        Furthermore, provided that the pre-approval requirements described above are not applicable, certain of our investments in securities of companies affiliated with KKR are deemed to be pre-approved by our independent directors:

  •
  debt securities and loans rated less than CCC- by Standard & Poor's or Caa3 by Moody's, provided that the investment does not exceed 2.5% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended;

  •
  debt securities and loans rated CCC- through CCC+ by Standard & Poor's or Caa3 through Caa1 by Moody's, provided that the investment does not exceed 5% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended;

  •
  debt securities and loans rated B- through B+ by Standard & Poor's or B3 through B1 by Moody's, provided that the investment does not exceed 10% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended; and

  •
  debt securities and loans rated BB- and above by Standard & Poor's or Ba3 or above by Moody's, provided that the investment does not exceed 15% of our consolidated stockholders' equity computed in accordance with GAAP as of the most recent quarter-ended.

        Notwithstanding the pre-approval policies described above, the following investments by us in entities affiliated with KKR are deemed to be pre-approved by our independent directors:

  •
  investments that we propose to acquire in secondary transactions from bona fide third party sellers which at the time of such transaction bear the full economic risk of loss on such investment, so long as such transaction does not result in our exceeding the maximum KKR-affiliated investment percentage of our total assets designated by the audit committee of our board of directors pursuant to our investment guidelines and procedures (such percentage currently equal to 7.5%).

        We have also adopted detailed compliance policies to govern our interactions with KKR, including when KKR is in receipt of material non-public information.

        We have not entered into any other transactions in which any other director or officer, stockholder or affiliate of ours or of our Manager had any material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information known to us regarding the beneficial ownership of our common stock. In accordance with Securities and Exchange Commission rules, each listed person's beneficial ownership includes:

  •
  all shares the investor actually owns (of record or beneficially);

  •
  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

        Except as otherwise noted, information is given as of July 31, 2005. The table presents information regarding:

  •
  each of our named executive officers;

  •
  each director of our company;

  •
  all of our directors and executive officers as a group; and

  •
  each stockholder known to us to own beneficially more than five percent of our common stock.

        Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owners(1)	Shares of the Issuer's Common Stock Beneficially Owned	Percentage of the Issuer's Common Stock Beneficially Owned(2)
SAB Capital Advisors, LLC(3)	5,115,000	6.4%
Paul M. Hazen(4)(5)	3,991,946	5.0%
Saturnino S. Fanlo(4)(6)	3,894,627	4.8%
David A. Netjes(4)(7)	3,860,874	4.8%
Barbara J. S. McKee(4)(8)	3,737,127	4.6%
William F. Aldinger(9)	3,013	*
Patrick Cowell(10)	12,812	*
Kenneth M. deRegt(9)	3,415	*
R. Glenn Hubbard(9)	4,620	*
Ross J. Kari(10)	6,812	*
Ely L. Licht(9)	3,415	*
Deborah H. McAneny(11)	13,415	*
Scott C. Nuttall(4)(12)	3,779,921	4.7%
Scott M. Stuart(4)(13)	3,882,127	4.8%
All officers and directors as a group (13 persons)	4,533,489	5.6%

*
Holdings represent less than 1% of all shares outstanding.

(1)
The address for all officers and directors and our Manager is Four Embarcadero Center, Suite 2050, San Francisco, California 94111.

(2)
Based on 80,374,063 shares of our common stock outstanding as of July 31, 2005.

(3)
The address for SAB Capital Advisors, LLC is 712 Fifth Avenue, 42nd Floor, New York, New York 10019. Includes 2,671,333 shares of common stock held by SAB Overseas Master Fund, L.P., 2,397,587 shares of common stock held by SAB Capital Partners, L.P. and 46,080 shares held by

  SAB Capital Partners II, L.P. Scott A. Bommer, managing member of SAB Capital Advisors, LLC, which is the general partner of SAB Capital Partners, L.P., SAB Capital Partners II, L.P., SAB Overseas Master Fund, L.P., has voting and investment power over the shares beneficially owned by SAB Capital Advisors, LLC.

(4)
Messrs. Fanlo and Netjes and Ms. McKee are each officers of our Manager. Mr. Hazen serves on our Manager's investment committee and Messrs. Nuttall and Stuart serve on our Manager's investment committee and are executives of KKR. Accordingly, such individuals may be deemed to beneficially own 3,068,867 shares of restricted stock owned by our Manager and 663,260 options to purchase shares of our common stock granted to our Manager, which options are exercisable within 60 days of the date of this prospectus. Does not include 1,326,519 options to purchase shares of our common stock granted to our Manager, which options are not exercisable within 60 days of the date of this prospectus. Each such individual officer and director disclaims beneficial ownership of any such shares in which they do not have a pecuniary interest.

(5)
Includes 250,000 shares of common stock and 9,819 shares of restricted stock held directly.

(6)
Includes 162,500 shares of common stock held directly.

(7)
Includes 128,747 shares of common stock held directly.

(8)
Includes 5,000 shares of common stock held directly.

(9)
Restricted stock.

(10)
Includes 5,312 shares of restricted stock.

(11)
Includes 3,415 shares of restricted stock.

(12)
Includes 47,794 shares of common stock held indirectly through an investment vehicle.

(13)
Includes 150,000 shares of common stock held indirectly through an investment vehicle.

SELLING STOCKHOLDERS

        The following table presents information known to us regarding the beneficial ownership of our common stock by the selling stockholders as of August 11, 2005. In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all shares the selling stockholder actually owns (of record or beneficially);

  •
  all shares over which the selling stockholder has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the selling stockholder has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

        Except as otherwise noted, the beneficial owners named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Except as otherwise noted, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

        Any selling stockholder that is identified as a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be "underwriters" and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be "underwriters" will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

	Beneficial Ownership of Common Stock Before Resale			Beneficial Ownership of Common Stock After Resale(1)
Selling Stockholder			Number of Shares Being Offered
	Shares	Percent(2)		Shares	Percent(2)
A-Able Transmission Corporate Investment Account(3)	1,365	*	1,365	—	—
A. Roy Rosenthal Rollover IRA(4)	5,000	*	5,000	—	—
Acorn Overseas Securities Co.(5)	1,850	*	1,850	—	—
Adam Naaman, MD Employee Profit Sharing Plan, Adam Naaman MD, TTEE(6)	1,300	*	1,300	—	—
A.H. Investment	2,500	*	2,500	—	—
AIM Capital Development Fund(7)	522,550	*	522,550	—	—
AIM Dynamics Fund(7)	1,079,500	1.3%	1,079,500	—	—
AIM V.I. Capital Development Fund(7)	75,250	*	75,250	—	—
AIM V.I. Dynamics Fund(7)	59,200	*	59,200	—	—
Akridge, John Edward IV	2,500	*	2,500	—	—
Alan Jacobs Rollover IRA(4)	5,000	*	5,000	—	—
Alan L. Wurtzel Charitable Remaider Unitrust No. 2	5,000	*	5,000	—	—
Alan L. Wurtzel Revocable Trust	12,500	*	12,500	—	—
Alexander Burnett Rollover IRA(4)	5,000	*	5,000	—	—
Alexandria Scrap Corp.(4)	5,000	*	5,000	—	—
Allan and Terry Peck Combined Portfolio(3)	320	*	320	—	—
Allen Bloom Rollover IRA(4)	5,000	*	5,000	—	—
Alonso, Steven	2,500	*	2,500	—	—
The Anderson Family Revocable Trust DTD 09/23/02 J. Kendall & Tamera L. Anderson TTEES(3)	270	*	270	—	—

Andrew Isaacson(4)	5,000	*	5,000	—	—
Andrew J. Kilcarr IRA Rollover	5,000	*	5,000	—	—
Angler Construction Company 401(k) Profit Sharing Plan(3)	390	*	390	—	—
Anita L. Rankin Revocable Trust U/A DTD 4/28/1995 Anita L. Rankin TTEE(3)	14,200	*	14,200	—	—
Ann K. Miller Personal Portfolio(3)	420	*	420	—	—
Anthony L. Kremer IRA(3)	3,095	*	3,095	—	—
Anthony L. Kremer Revocable Living Trust U/A DTD 1/27/1998 Anthony L. Kremer TTEE(3)	1,575	*	1,575	—	—
ARBCO Associates, LP(7)	25,000	*	25,000	—	—
Arlington Cemetery	10,000	*	10,000	—	—
Arnold Altshuler Rollover IRA(4)	5,000	*	5,000	—	—
Augustus V.L. Brokaw III Revocable Trust DTD 10-14-1993 Augustus V.L. Brokaw III TTEE(6)	650	*	650	—	—
Aurelia Palcher Combined Portfolio(3)	495	*	495	—	—
Auto Disposal Systems 401(k)(3)	1,105	*	1,105	—	—
Baker-Hazel Funeral Home Corporate Investment Fund(3)	150	*	150	—	—
Balaran, Theresa K.	750	*	750	—	—
Barbara McCarty Personal Portfolio(3)	490	*	490	—	—
Barger, Matthew R.	15,600	*	15,600	—	—
Barnett L. Gershen IRA Rollover(6)	1,100	*	1,100	—	—
Barrish, Jack	17,500	*	17,500	—	—
Bavely, Donald	5,000	*	5,000	—	—
Baxter, Martha W.(6)	600	*	600	—	—
The Bear Stearns Companies, Inc.(8)(9)	1,250,000	1.6%	1,250,000	—	—
Beatus, Betty Jane(4)	5,000	*	5,000	—	—
Bell, Thomas D. Jr.(10)	50,000	*	50,000	—	—
Bennett, Susan Fogarty	1,500	*	1,500	—	—
Benson, Nancy(11)	1,500	*	1,500	—	—
Bermuda Partners, L.P.(12)	41,000	*	41,000	—	—
Betsy Cohen IRA	12,500	*	12,500	—	—
Betsy Keiser Smith IRA(4)	5,000	*	5,000	—	—
Beverley Gasner Rollover IRA(4)	5,000	*	5,000	—	—
Bill Ham IRA Rollover(6)	3,950	*	3,950	—	—
Bindeman, Carol(4)	5,000	*	5,000	—	—
Bermingham, Philip David	1,000	*	1,000	—	—
Black Foundation(5)	900	*	900	—	—
Blueprint Partners LP	15,000	*	15,000	—	—
Bonanza Master Fund, Ltd.	125,000	*	125,000	—	—
Bordash, Robert	2,500	*	2,500	—	—
Boyd, Hugh R.	2,500	*	2,500	—	—
Braden, Pamela Joyce	1,500	*	1,500	—	—
Bradley J. Hausfeld IRA(3)	1,500	*	1,500	—	—
Brennan, Michael P.	500	*	500	—	—
Brent & Maureen Hodges JT LRUS	1,000	*	1,000	—	—
Brody, David(4)	5,000	*	5,000	—	—
Broesche, Gerald Wayne & Brook Anne(6)	2,600	*	2,600	—	—
Brooks, Kenneth & Anita	1,000	*	1,000	—	—
Brown, Kara L.	375	*	375	—	—
Brown, Trena T.	750	*	750	—	—
Brown, Wilbur L. & Evilina A., JTWROS	785	*	785	—	—
Browne, Carmen M.	2,500	*	2,500	—	—
Bryt, A. Bartley & Maud S.	5,000	*	5,000	—	—
Buchalter, Lawrence R.	50,000	*	50,000	—	—
C. W.M. Martin Trust FBO Karen Carlsen(4)	2,500	*	2,500	—	—
C. W.M. Martin Trust FBO Kelley Gilder(4)	5,000	*	5,000	—	—

C. W.M. Martin Trust FBO Margaret Linder(4)	2,500	*	2,500	—	—
Callaghan, Dennis	50,000	*	50,000	—	—
Campbell, William Marr III	5,000	*	5,000	—	—
Capitol Hill Day School(4)	2,500	*	2,500	—	—
Cariad Investments Holdings Ltd	50,000	*	50,000	—	—
Carl W. Goeckel Combined Portfolio(3)	280	*	280	—	—
Carlsen, Jerry(7)	500	*	500	—	—
Carlynn and Lawrence Silverman Family Foundation(4)	7,500	*	7,500	—	—
Carmine and Wendy Guerro Living Trust U/A DTD 7/31/2000 C. Guerro and W. Guerro TTEES(3)	1,000	*	1,000	—	—
Carmine Guerro IRA Rollover(3)	205	*	205	—	—
CastleRock Fund, Ltd.(12)	149,500	*	149,500	—	—
CastleRock Partners, L.P.(13)	217,500	*	217,500	—	—
CastleRock Partners II, L.P.(13)	14,500	*	14,500	—	—
CD Investments LLC	5,000	*	5,000	—	—
Cedar Glen Investments	500	*	500	—	—
Charles O. Requadt & Julie K. Requadt JT TEN(6)	2,850	*	2,850	—	—
The Charles T. Walsh Trust DTD 12/6/2000 Charles T. Walsh TTEE(3)	2,210	*	2,210	—	—
Chimerine, Lawrence	1,000	*	1,000	—	—
The Christine F. Lindeman-Thomas Revocable Living Trust DTD 08/22/91 Christine F. Lindeman-Thomas TTEE, Gregory J. Thomas POA(3)	660	*	660	—	—
Christine Hausfeld IRA(3)	215	*	215	—	—
Christine Lindeman-Thomas IRA Rollover, Gregory J. Thomas POA(3)	395	*	395	—	—
Christopher M. Ruff IRA Rollover(3)	1,000	*	1,000	—	—
Christopher van Roijen Irrevocable Trust(4)	10,000	*	10,000	—	—
Christopher White Irrevocable Trust, Craig A. White TTEE	10,000	*	10,000	—	—
Citicorp North America, Inc.(7)(14)	2,500,000	3.1%	2,500,000	—	—
CNF Investments, LLC(15)	100,000	*	100,000	—	—
Cohen, Joseph P.	1,000	*	1,000	—	—
Cohen, Neil D.	2,500	*	2,500	—	—
Coleman, John Marshall	5,000	*	5,000	—	—
Continental Casualty Company(7)(16)	1,000,000	1.2%	1,000,000	—	—
Cora and John Davis Foundation(4)	12,500	*	12,500	—	—
Coronado Fund LLC(17)	6,250	*	6,250	—	—
Cottingham, Jennifer A.	750	*	750	—	—
Cowell, Patrick(18)	10,000	*	10,000	—	—
Creve and Co., Nominee of First Bank	15,000	*	15,000	—	—
Creve and Co., Nominee of First Bank	10,000	*	10,000	—	—
Curtis Partnership(19)	20,000	*	20,000	—	—
Cutler, Joan A.(4)	5,000	*	5,000	—	—
Cynthia A. Hackett Personal Portfolio(3)	465	*	465	—	—
Cyntia Biestek Trust, Craig A. White TTEE	10,000	*	10,000	—	—
Cynthia Mollica Barron Personal Portfolio(3)	420	*	420	—	—
Dacoma Investments, Ltd.(6)	1,450	*	1,450	—	—
Dan Roach IRA Rollover(3)	195	*	195	—	—
Daniel Goldberg IRA	5,000	*	5,000	—	—
David & Sandra Reznick JT TEN	5,000	*	5,000	—	—
David H. Davis IRA	5,000	*	5,000	—	—
David H. Neiswander IRA	2,800	*	2,800	—	—
David, James D. and Maria C.	1,250	*	1,250	—	—
David L. Roer Personal Portfolio(3)	425	*	425	—	—
David M. Morad Jr. Revocable Living Trust U/A DTD 9/15/97 David M. Morad Jr. & Semele Foundas TTEES(3)	710	*	710	—	—

David Pensky IRA Rollover(4)	5,000	*	5,000	—	—
David Pistenmaa Rollover IRA(4)	5,000	*	5,000	—	—
David Ross Revocable Living Trust U/A DTD 11/04/00 David Ross TTEE(3)	365	*	365	—	—
David Sacks IRA(4)	5,000	*	5,000	—	—
David Spolane & Marlene Spolane TIC(6)	1,750	*	1,750	—	—
Dawson, George Steven	6,000	*	6,000	—	—
Deborah Kleinbord Irrevocable Trust DTD 7/20/01(4)	5,000	*	5,000	—	—
Deephaven Growth Opportunities Trading Ltd.(7)(20)	175,000	*	175,000	—	—
Dell 'Isola, Paul T.(7)	15,000	*	15,000	—	—
Deutche Bank Securities Inc.(8)	458,750	*	458,750	—	—
Diana M. Best IRA Rollover(3)	405	*	405	—	—
Diane Cutler Irrevocable Trust(4)	2,500	*	2,500	—	—
Diavatis, Demetrios N.	2,500	*	2,500	—	—
Dike, A.R.(7)	3,750	*	3,750	—	—
Dishman Partners Ltd.(6)	350	*	350	—	—
Dixie Lee Hunter GST FBO Robin Thumwood(4)	2,500	*	2,500	—	—
Dixie Lee Hunter GST FBO Rodney Russel(4)	2,500	*	2,500	—	—
Dixon, Andrew F.	10,000	*	10,000	—	—
Donahue, Timothy M. & Jayne N.	75,000	*	75,000	—	—
Donna M. Ruff IRA Rollover(3)	290	*	290	—	—
Dorothy W. Savage-Kemp IRA(3)	1,000	*	1,000	—	—
Dorothy W. Savage-Kemp TOD(3)	9,250	*	9,250	—	—
Dougan, J. Lynn	15,000	*	15,000	—	—
Dr. Juan M. Palomar IRA Rollover(3)	725	*	725	—	—
Dr. Michael T. Kunesh Revocable Trust(3)	1,560	*	1,560	—	—
Dragone, Allan Jr.	75,000	*	75,000	—	—
Dreman Contrarian High Opportunity Mid Cap Value Fund	150	*	150	—	—
Dussek, Steven	5,000	*	5,000	—	—
Eagle Bancorp, Inc.	15,000	*	15,000	—	—
Eakin, Le Roy & Lindsay	12,500	*	12,500	—	—
East Peak Partners, L.P.(21)	500,000	*	500,000	—	—
EBS Partners Combined Portfolio(3)	585	*	585	—	—
Edmondson, Terry Mance Jr.(7)(8)	1,000	*	1,000	—	—
Edward and Barbara Hansen Family Partnership Ltd, #2(6)	950	*	950	—	—
The Edward W. & Frances L. Eppley Combined Portfolio(3)	195	*	195	—	—
Elaine Frances Inherited IRA(4)	2,500	*	2,500	—	—
Elaine S. Berman Combined Portfolio(3)	860	*	860	—	—
Elaine S. Berman Inherited IRA(3)	2,200	*	2,200	—	—
Elaine S. Berman SEP-IRA(3)	4,750	*	4,750	—	—
Elias M. & Ann C. Karter Combined Portfolio(3)	880	*	880	—	—
Epstein Holdings(4)	5,000	*	5,000	—	—
Ernst Enterprises Deferred Compensation DTD 05/20/90 FBO Mark Van de Grift(3)	1,105	*	1,105	—	—
Estate of Brian Pohanka	11,000	*	11,000	—	—
Ewing, Frank M.	100,000	*	100,000	—	—
Ewing, Judith H.	5,000	*	5,000	—	—
Fabrizio, Francis J. III	1,000	*	1,000	—	—
The Fanlo Revocable Trust(22)	150,000	*	150,000	—	—
Fanlo, Saturnino S.(23)	12,500	*	12,500	—	—
FBE Finvest LLC	31,250	*	31,250	—	—
FBE Management INL Retirement Trust(24)	2,500	*	2,500	—	—
FBO Marjorie G. Kasch U/A/D 3/21/80 Thomas A. Holton TTEE(3)	205	*	205	—	—
Feinberg, Richard C.	15,000	*	15,000	—	—

Feinberg, Robert	12,500	*	12,500	—	—
Ferial S. Pohill LLC	8,750	*	8,750	—	—
Ferial S. Pohill LLC	5,000	*	5,000	—	—
Fiddler, Thomas J.	2,500	*	2,500	—	—
Fingerhut, Bert	5,000	*	5,000	—	—
First National Bank of Wahoo c/o Steve Sallenbach	7,500	*	7,500	—	—
First Security Bank Commingled Investment Fund For Qualified Employee Benefit Plans(6)	56,500	*	56,500	—	—
First, Thomas & Kristin	7,500	*	7,500	—	—
Fischer, Steven G.(4)	5,000	*	5,000	—	—
Fisher, William Burns Jr.(25)	20,000	*	20,000	—	—
Fishman, Calman	25,000	*	25,000	—	—
Fitzgerald, John L.(11)	5,000	*	5,000	—	—
Flanagan Family Limited Partnership(26)	5,000	*	5,000	—	—
Fleet Maritime, Inc.	38,336	*	38,336	—	—
Folksam	27,400	*	27,400	—	—
Fountainhead Special Value Fund(6)	20,000	*	20,000	—	—
Fox, Hamilton Duke(7)	1,000	*	1,000	—	—
Fox, Edward A.	5,000	*	5,000	—	—
Frances Zirkin Trust FBO Leslie Oppenheim(4)	5,000	*	5,000	—	—
Frank M. Ewing Co. Inc.	100,000	*	100,000	—	—
Frank M. Ewing Foundation, Inc.	5,000	*	5,000	—	—
Frank Russell Company Limited Multi-Manager Fund(17)	8,450	*	8,450	—	—
Frank Russell Investment Fund Aggressive Equity Fund(17)	12,650	*	12,650	—	—
Frank Russell Investment Limited(17)	21,100	*	21,100	—	—
Freedman, Iris L.(6)	300	*	300	—	—
Friedman, Billings, Ramsey & Co. Inc.(8)(27)	635	*	635	—	—
Friedman, Billings, Ramsey Group, Inc.(7)(28)	1,250,000	1.6%	1,250,000	—	—
Fritz J. Russ Trust DTD 4/18/2000 Dolores H. Russ TTEE(3)	1,130	*	1,130	—	—
Fruchthandler, Abraham	12,000	*	12,000	—	—
Fuller, Craig L.	5,000	*	5,000	—	—
G. Thomas Rourke & Assoc. PSP(4)	2,500	*	2,500	—	—
Gallatin, Ronald L.	25,000	*	25,000	—	—
Gal-or, Amir & Einat	1,250	*	1,250	—	—
Gary M. Youra, M.D. IRA Rollover(3)	735	*	735	—	—
GAS Partners, L.P.	2,500	*	2,500	—	—
George Hicks Personal Portfolio(3)	835	*	835	—	—
Gerald Allen IRA(3)	220	*	220	—	—
Gerald J. Allen Personal Portfolio(3)	700	*	700	—	—
Gershen, Barnett L.(6)	3,000	*	3,000	—	—
Giacomo Trusts Combined Portfolio(3)	375	*	375	—	—
Goldberg, Steven H.	5,000	*	5,000	—	—
Golush, David M.	2,500	*	2,500	—	—
Goozh, Karen & Joel	5,000	*	5,000	—	—
Gorin, Murray	2,500	*	2,500	—	—
Grace G. Miller Personal Portfolio(3)	1,215	*	1,215	—	—
Granite Investments LP	100,000	*	100,000	—	—
Gray, Michael B.	750	*	750	—	—
Greek, Frank & Cathy(29)	2,500	*	2,500	—	—
Greenberg Family LLC(4)	10,000	*	10,000	—	—
Greger, Michael S.	2,500	*	2,500	—	—
Gregory J. Thomas IRA(3)	1,100	*	1,100	—	—
Gridley, Clark D.	2,500	*	2,500	—	—
Gryphon Master Fund, LP(30)	500,000	*	500,000	—	—
Guggenheim Portfolio Company XII LLC(5)	9,500	*	9,500	—	—

Gwendolyn D. Harmon Personal Portfolio(3)	230	*	230	—	—
The H Account(4)	15,000	*	15,000	—	—
H. Joseph & Rosemary Wood Joint Personal Portfolio(3)	4,285	*	4,285	—	—
Ham, Bill(6)	10,000	*	10,000	—	—
The Hampshire Foundation(11)	2,500	*	2,500	—	—
Hansen, Edward P.(6)	600	*	600	—	—
Harold A. & Lois M. Ferguson Joint Personal Portfolio(3)	200	*	200	—	—
Harold Sakayan IRA Rollover(4)	5,000	*	5,000	—	—
Harold Zirkin IRA(4)	10,000	*	10,000	—	—
Harrison, Donald	7,500	*	7,500	—	—
Harvard Investments, Inc.(31)	10,000	*	10,000	—	—
Harvard Properties Inc.	10,000	*	10,000	—	—
Harvey Fenster Rollover IRA(4)	5,000	*	5,000	—	—
Haude, Ellen Margaret	10,944	*	10,944	—	—
Hayes, Sara Fogarty	1,500	*	1,500	—	—
Hazen, Paul(32)	5,000	*	5,000	—	—
Healy, Thomas Martin	1,500	*	1,500	—	—
Henry Ripp IRA	3,000	*	3,000	—	—
Herby Helman Trust(4)	5,000	*	5,000	—	—
Herson-Stirman Family Foundation(4)	2,500	*	2,500	—	—
HFR HE Systematic Master Trust	27,250	*	27,250	—	—
HFR RV Performance Master Trust	15,000	*	15,000	—	—
HG Holdings II Ltd.(33)	139,912	*	139,912	—	—
HG Holdings II Ltd.(33)	3,075	*	3,075	—	—
HG Holdings Ltd.(33)	942,487	1.2%	942,487	—	—
Hicks, Caroline	5,000	*	5,000	—	—
Highline Capital International, Ltd.	183,250	*	183,250	—	—
Highline Capital Partners QP, L.P.	83,400	*	83,400	—	—
Highline Capital Partners, L.P.	33,350	*	33,350	—	—
Hilal, David	2,500	*	2,500	—	—
Hirsch, Catherine	1,000	*	1,000	—	—
Hirschhorn, Martin	5,000	*	5,000	—	—
Hirst, Jeremy	1,000	*	1,000	—	—
HJ & Aggie L. Foster Trust DTD 2-17-1994(6)	900	*	900	—	—
HJ Foster, IRA #1(6)	2,800	*	2,800	—	—
Holladay, Wallace F. Jr.	2,500	*	2,500	—	—
Horn, Elizabeth A.	1,000	*	1,000	—	—
Horn, Juliet E.	1,000	*	1,000	—	—
Horn, Michael	1,000	*	1,000	—	—
Holton Arms School(4)	10,000	*	10,000	—	—
Houston Pilots Retirement Plan & Trust(34)	4,250	*	4,250	—	—
Howard and Geraldine Polinger Family Foundation(4)	12,500	*	12,500	—	—
Howard, Jeffrey H. & Brenda	1,000	*	1,000	—	—
HSBC Investor Mid-Cap Fund(7)(35)	36,425	*	36,425	—	—
Hudspetch, Alice R.(6)	3,200	*	3,200	—	—
Hughey, Byron C.	750	*	750	—	—
Huke, Zachary L.	5,000	*	5,000	—	—
Hunter Global Investors Fund I L.P.(33)	435,113	*	435,113	—	—
Hunter Global Investors Fund II L.P.(33)	16,912	*	16,912	—	—
Huthwaite, Daniel W. & Constance R.	2,250	*	2,250	—	—
Hyde, R. Reid & Stacey	2,500	*	2,500	—	—
Hynda Dalton(4)	10,000	*	10,000	—	—
Idnani, Rajesh	17,500	*	17,500	—	—
Investors of America, L.P.(7)	132,500	*	132,500	—	—
Irene Limited Partnership(4)	12,500	*	12,500	—	—
J & S Black F. L. P.(6)	2,900	*	2,900	—	—

J. E. Bindeman Trust FBO Stuart Bindeman(4)	5,000	*	5,000	—	—
Jabon R. Dawson, M.D. & Jacqueline Dawson JT TEN(6)	450	*	450	—	—
Jack R. Scherer Living Trust DTD 4/3/97 Jack R. & Lana B. Scherer TTEES(3)	31,000	*	31,000	—	—
Jack Sear Revocable Trust U/A DTD 12/14/90 Jack Sear TTEE	9,500	*	9,500	—	—
Jacqueline Slyman Personal Portfolio(3)	1,265	*	1,265	—	—
James R. Goldstein Personal Portfolio(3)	2,055	*	2,055	—	—
James T. Lehner, M.D. IRA(3)	8,750	*	8,750	—	—
Jane Rosenthal Cafritz(4)	6,250	*	6,250	—	—
Jean C. Brokaw Revocable Trust DTD 10-14-1993 Jean C. Brokaw TTEE(6)	650	*	650	—	—
Jeannine E. Phlipot Personal Portfolio(3)	4,345	*	4,345	—	—
Jeffrey B. Van Horn & Mary B. Van Horn JT TEN(25)	2,500	*	2,500	—	—
Jeffrey M. Grieco Revocable Living Trust DTD 7/19/2001 Jeffrey M. Grieco TTEE(3)	1,245	*	1,245	—	—
Jeffrey Mendelson Rollover IRA(4)	5,000	*	5,000	—	—
Jeffrey Solomon Custody(4)	5,000	*	5,000	—	—
Jennifer A. Roer IRA(3)	1,520	*	1,520	—	—
Jerry L. Carbone Rollover IRA	1,500	*	1,500	—	—
Joan Gardner Trust(4)	10,000	*	10,000	—	—
Joanna Hirst IRA Rollover	1,500	*	1,500	—	—
Jody Irwin, Separate Property(6)	1,300	*	1,300	—	—
Joel Taubin MD PSP(4)	5,000	*	5,000	—	—
John A. Barron Personal Portfolio(3)	375	*	375	—	—
John B. Maynard Jr. Irrevocable Trust U/A DTD 12/12/93 John B. Maynard Sr. TTEE(3)	85	*	85	—	—
John Black IRA Rollover(6)	1,850	*	1,850	—	—
John C. & Sarah L. Kunesh JTWROS(3)	330	*	330	—	—
John D. Carson Brookstone, L.P. ESP FBO(6)	1,400	*	1,400	—	—
John E. Meyer Combined Portfolio(3)	130	*	130	—	—
John E. Palcher IRA Rollover(3)	485	*	485	—	—
John F. Carroll IRA(3)	340	*	340	—	—
John J. Miller Personal Portfolio(3)	95	*	95	—	—
John J. Pohanka Declaration of Trust	17,500	*	17,500	—	—
John M. Walsh, Jr. IRA Rollover(3)	265	*	265	—	—
Johnson, Ralph(25)	5,000	*	5,000	—	—
Johnson Value Partners L.P.(36)	7,500	*	7,500	—	—
Jose, Andrew(7)	5,000	*	5,000	—	—
Joseph D. & Julia A. DiCicco Combined Portfolio(3)	795	*	795	—	—
Juan M. Palomar Trust DTD 2/21/03 Juan M. Palomar TTEE(3)	715	*	715	—	—
Julian, Neelam Idnani	17,500	*	17,500	—	—
Kahn, Jeffrey C.	5,000	*	5,000	—	—
Kalas Funeral Home PSP(4)	5,000	*	5,000	—	—
Kasch, William & Sonja	405	*	405	—	—
Karfunkel Family Foundation	10,000	*	10,000	—	—
Kari, Ross Jay(37)	4,000	*	4,000	—	—
Karnes, David K.	5,000	*	5,000	—	—
Kathryn A. Leeper Combined Portfolio(3)	535	*	535	—	—
Kayne Anderson Capital Income Fund LTD(7)	25,000	*	25,000	—	—
Kayne Anderson Capital Income Partners (QP) LP(7)	250,000	*	250,000	—	—
Kayne Anderson Income Partners, LP(7)	10,000	*	10,000	—	—
Kayne Anderson Non-Traditional Investments, LP(7)	50,000	*	50,000	—	—
Kayne Anderson REIT Fund, LP(7)	125,000	*	125,000	—	—
Kelly, Thomas N. Jr. and Diana J.	7,500	*	7,500	—	—
Kennell, Judy J.(6)	1,600	*	1,600	—	—

King Investment Advisors, Inc.	12,500	*	12,500	—	—
King Investment Advisors, Inc. Profit Sharing Plan, Roger E. King TTEE(6)	500	*	500	—	—
KKR Financial Advisors LLC(38)	3,732,127	4.6%	3,732,127	—	—
KKR Group Investments II LLC, Series F(39)	512,206	*	512,206	—	—
KKR KFC Investments LLC(39)	3,879,544	4.8%	3,879,544	—	—
Kleeblatt, James R.	5,000	*	5,000	—	—
Kotowsky, Hal	5,000	*	5,000	—	—
Kramer, Richard F.	5,000	*	5,000	—	—
Krumwiede, Craig L.	1,500	*	1,500	—	—
Kunesh, John C. & Sarah L., JTWROS	330	*	330	—	—
Kung, Greg(6)	1,450	*	1,450	—	—
Lacy, Jeffry L.(6)	800	*	800	—	—
Ladan Moghadam Lari Trust U/A DTD 5/7/04 Ladan Moghadam Lari TTEE(25)	1,750	*	1,750	—	—
Lake, Jeffrey	1,000	*	1,000	—	—
Lake, Ronald & Jill	500	*	500	—	—
Lamond, Angus IV	5,000	*	5,000	—	—
Lane Family Foundation(4)	2,500	*	2,500	—	—
Langley, Dennis M.	24,500	*	24,500	—	—
Larson, Derek(25)	9,643	*	9,643	—	—
Larson, Derek Matthew(25)	1,857	*	1,857	—	—
Laurie Cutler Irrevocable Trust(4)	2,500	*	2,500	—	—
Lavine, Ruth(4)	10,000	*	10,000	—	—
Lawrence K. & Eileen M. Jackson Combined Portfolio(3)	1,120	*	1,120	—	—
Lawrence S. Connor Personal Portfolio(3)	1,020	*	1,020	—	—
LB I Group Inc.(7)(40)	1,250,000	1.6%	1,250,000	—	—
The Lee Family Trust DTD 7/26/87 Robert and Patricia Lee TTEES	5,000	*	5,000	—	—
Lee, Georgia	9,400	*	9,400	—	—
Leo K. & Katherine H. Wingate Joint Personal Portfolio(3)	970	*	970	—	—
Levy, Arthur	5,000	*	5,000	—	—
L.H. Rich Companies	5,000	*	5,000	—	—
Lisa Zirkin LLC(4)	10,000	*	10,000	—	—
LJB Inc. Savings Plan & Trust U/A DTD 1/1/1985 FBO T. Beach, Stephen D. Williams TTEE(3)	1,700	*	1,700	—	—
Lori A. Hausfeld IRA(3)	700	*	700	—	—
Lorrain & Urethane Employees Pension Plan	15,000	*	15,000	—	—
The Louis J. Thomas Irrevocable Trust DTD 08/22/91 Gregory J. Thomas TTEE(3)	200	*	200	—	—
Louise E. Liszewski IRA(6)	800	*	800	—	—
Low, Nancy and David	1,250	*	1,250	—	—
LRM Holdings, Inc.(41)	5,000	*	5,000	—	—
Lundberg, Walter B. & Delaney H.	25,000	*	25,000	—	—
Lynch, Sean T.	4,301	*	4,301	—	—
Lynch, Sean Timothy	699	*	699	—	—
Lyxor/Third Point Fund Ltd.	28,425	*	28,425	—	—
Mack, John J.(10)	50,000	*	50,000	—	—
Magnolia Charitable Trust, Emily L. Todd and David A. Todd TTEES(6)	2,000	*	2,000	—	—
Maheshwari, Raj	12,500	*	12,500	—	—
Manglardi, Vince	1,000	*	1,000	—	—
Marcia Weinberg IRA(4)	5,000	*	5,000	—	—
Marcy A. Newberger Trust	2,500	*	2,500	—	—
The Marion Rosenthal & Robert Rosenthal Family Foundation	5,000	*	5,000	—	—

Marilyn E. Lipson IRA(3)	450	*	450	—	—
Marilyn Lipnik Revocable Trust(4)	10,000	*	10,000	—	—
Mark Winnick DDS Money Purchase Pension Plan(4)	5,000	*	5,000	—	—
Marshall Cutler Rollover IRA(4)	5,000	*	5,000	—	—
Martha and Philip Sagon Foundation(4)	5,000	*	5,000	—	—
Martha S. Senkiw Revocable Living Trust DTD 11/02/98 Martha S. Senkiw TTEE(3)	140	*	140	—	—
Martin J. & Lisa L. Grunder Combined Portfolio(3)	440	*	440	—	—
Marvin E. Nevins Personal Portfolio(3)	225	*	225	—	—
Marvin Korengold Rollover IRA(4)	5,000	*	5,000	—	—
Mary Ellen Kremer Living Trust U/A DTD 01/27/1998 Mary Ellen Kremer TTEE(3)	275	*	275	—	—
Mary L.G. Theroux Charitable Remainder Unitrust DTD 5-14-96 Mary L.G. Theroux TTEE(6)	3,000	*	3,000	—	—
Mary L.G. Theroux Revocable Living Trust II/A DTD 9-30-68 Mary L.G. Theroux TTEE(6)	2,900	*	2,900	—	—
Master, Diane R.	500	*	500	—	—
Masters, Kenneth M.(25)	4,219	*	4,219	—	—
Masters, Kenneth Mitchell(25)	2,840	*	2,840	—	—
Masteryworks Inc. PSP(4)	2,500	*	2,500	—	—
Mathew Keiser IRA(4)	5,000	*	5,000	—	—
Matthew Powers Schantz Minors Trust	1,500	*	1,500	—	—
Maureen D. Weaver Combined Portfolio(3)	475	*	475	—	—
Maureen K. Aukerman IRA Rollover(3)	840	*	840	—	—
May, Matthew Cartwright	2,500	*	2,500	—	—
McAllister, William Wallace Jr.	475	*	475	—	—
McCleary, Dale	1,000	*	1,000	—	—
McCorzindale, Douglas	10,000	*	10,000	—	—
McDonald, Mary C.(6)	600	*	600	—	—
McDonnell, John J. Jr.	125,000	*	125,000	—	—
McDonnell, Marian J.	125,000	*	125,000	—	—
McDougall, Donald P. Jr. & Jean M.	10,000	*	10,000	—	—
McGlee, Doris Hutchinson	1,250	*	1,250	—	—
McKee, Barbara J. S.(42)	5,000	*	5,000	—	—
Meadows, James R. Jr.	37,500	*	37,500	—	—
Melissa J. Schantz Minors Trust	1,000	*	1,000	—	—
Melodee Ruffo Combined Portfolio(3)	1,570	*	1,570	—	—
Mendelson, Ira(4)	5,000	*	5,000	—	—
Metcalfe, Kenneth Paul	2,000	*	2,000	—	—
Miami Valley Cardiologists, Inc. Profit Sharing Plan Trust EBS Equity 100(3)	275	*	275	—	—
Michael & Marilyn E. Lipson JTWROS(3)	750	*	750	—	—
Michael A. Claggett IRA Rollover(6)	450	*	450	—	—
Michael A. Houser & H. Stephen Wargo JTWROS(3)	295	*	295	—	—
Michael D. Huke IRA R/O	2,500	*	2,500	—	—
Michael Dennis Rollover IRA(4)	5,000	*	5,000	—	—
Michael G. & Dara L. Bradshaw Combined Portfolio(3)	310	*	310	—	—
Michael G. Lunsford IRA(3)	1,000	*	1,000	—	—
Michael J. Mathile Revocable Living Trust DTD 10/03/96(3)	115	*	115	—	—
Michael J. McQuiston IRA Rollover(3)	765	*	765	—	—
Michael J. Suttman Personal Portfolio(3)	95	*	95	—	—
Michael Lipson IRA(3)	905	*	905	—	—
Michelle Tagliamonte IRA Rollover(3)	665	*	665	—	—
Middleton, Dorothy R.(6)	500	*	500	—	—
Middleton, John C.(6)	1,400	*	1,400	—	—
Mills Family Foundation(4)	2,500	*	2,500	—	—
Milo Noble Personal Portfolio(3)	585	*	585	—	—

Minshall, Peter Charles	5,000	*	5,000	—	—
Moazami, Bijan	5,000	*	5,000	—	—
Modern Capital Fund, LLC(43)	12,500	*	12,500	—	—
Moeser, James Charles	2,350	*	2,350	—	—
Monte R. Black Personal Portfolio(3)	275	*	275	—	—
Moore, Dorothy E.(6)	2,350	*	2,350	—	—
Munchus, Dana Reed	500	*	500	—	—
Munder Balanced Fund(7)(35)	5,875	*	5,875	—	—
Munder Micro-Cap Equity Fund(7)(35)	128,000	*	128,000	—	—
Munder Mid-Cap Core Growth Fund (fka Munder MidCap Select Fund)(7)(35)	161,800	*	161,800	—	—
Munder Small-Cap Value Fund(7)(35)	366,500	*	366,500	—	—
Mutual Financial Services Fund(44)	382,400	*	382,400	—	—
Mutual Qualified Fund(44)	2,581,600	3.2%	2,581,600	—	—
Nagler, Herlene(4)	5,000	*	5,000	—	—
Nayann B. Pazyniak IRA Rollover(3)	1,775	*	1,775	—	—
Neil W. & Jeanne K. Hazel Joint Personal Portfolio(3)	665	*	665	—	—
Neiswander, David H.	950	*	950	—	—
Netjes, David A.(45)	100,000	*	100,000	—	—
Netjes, David A. & Linda(45)	18,747	*	18,747	—	—
Neuwirth, Fred G.	10,000	*	10,000	—	—
New Star Asset Management Limited	15,000	*	15,000	—	—
Newman, Claire Fleming	10,000	*	10,000	—	—
Nicholas Applegate Capital Management U.S. Small Cap Value Fund(17)	62,950	*	62,950	—	—
Nosrat M. Hillman Personal Portfolio(3)	585	*	585	—	—
Nusrala, Edward J.	10,000	*	10,000	—	—
Oglethorpe Power Corporation(11)	3,800	*	3,800	—	—
Olson Limited Partnership I	25,000	*	25,000	—	—
OZ Domestic Partners, L.P.	275,323	*	275,323	—	—
OZ Domestic Partners II, L.P.	62,100	*	62,100	—	—
OZ Overseas Fund, Ltd.	873,016	*	873,016	—	—
OZ Overseas Fund II, Ltd.	237,108	*	237,108	—	—
Pacific Century Trust #2(17)	87,800	*	87,800	—	—
Pacific Gas & Electric Company Bargained VEBA(17)	7,700	*	7,700	—	—
Pacific Gas & Electric Company Retirement Plan Master Trust(17)	66,650	*	66,650	—	—
Pamela S. Carroll Combined Portfolio(3)	375	*	375	—	—
Patricia Meyer Dorn Combined Portfolio(3)	905	*	905	—	—
Patrick Beach and Christine Beach JTWROS	3,000	*	3,000	—	—
Patrick L. & Jackie L. McGohan Joint Personal Portfolio(3)	270	*	270	—	—
The Paul and Cassandra Hazen Trust DTD Sep. 6, 2001 Paul and Cassandra Hazen, TTEES(46)	250,000	*	250,000	—	—
Paul J. Routh IRA(3)	110	*	110	—	—
Paul R. & Dina E. Crnkovich Joint Personal Portfolio(3)	1,150	*	1,150	—	—
Paul R. Crnkovich IRA Rollover(3)	120	*	120	—	—
Paul S. & Cynthia J. Guthrie Joint Personal Portfolio(3)	1,170	*	1,170	—	—
Paul Solomon Custody(4)	5,000	*	5,000	—	—
Pearce, Terry & Pamela(6)	250	*	250	—	—
Peikin, Alan J.(4)	5,000	*	5,000	—	—
Penny, Christopher Flynn(8)	2,500	*	2,500	—	—
Perez, Lawrence Dominic	2,000	*	2,000	—	—
Perrino Fernandez Combined Portfolio(3)	220	*	220	—	—
Peter A. Gallagher IRA	2,500	*	2,500	—	—
Peter D. Senkiw Revocable Living Trust DTD 11/02/98 Peter D. Senkiw TTEE(3)	1,500	*	1,500	—	—

Peter R. Newman IRA Rollover(3)	140	*	140	—	—
Peter T. Paul Living Trust	50,000	*	50,000	—	—
Peterman, John & Catherine	80,000	*	80,000	—	—
Philip H. Wagner Combined Portfolio(3)	195	*	195	—	—
Phillips, Earl Norfleet Jr.	2,500	*	2,500	—	—
PIMCO Elex Cap Value(17)	4,150	*	4,150	—	—
Poggi, Thomas J.	7,125	*	7,125	—	—
Pohanka, Geoffrey	50,000	*	50,000	—	—
Pohanka Oldsmobile	45,000	*	45,000	—	—
Pohanka Virgina Properties	50,000	*	50,000	—	—
Pritsios, Andrew Steven	1,250	*	1,250	—	—
Pritsios, Dino and Evelyne	2,500	*	2,500	—	—
Pruett Family Partnership, Ltd.(6)	400	*	400	—	—
Rabke Family Trust, Shirley P. Rabke TTEE(6)	2,050	*	2,050	—	—
Rabke, Shirley P.(6)	3,600	*	3,600	—	—
Rainey, Kevin J.(6)	4,800	*	4,800	—	—
Ralph Cantisano Charitable Lead(4)	5,000	*	5,000	—	—
Raymond W. Lane Personal Portfolio(3)	525	*	525	—	—
Raytheon Master Pension Trust(3)	122,500	*	122,500	—	—
Reddoch, James F. & Emilie L.	2,500	*	2,500	—	—
Renay Regardie Rollover IRA(4)	7,500	*	7,500	—	—
Rene L. Drouin and Julie Drouin JTWROS(6)	1,150	*	1,150	—	—
Richard & Dana May JTWROS	2,500	*	2,500	—	—
Richard Binder Rollover IRA DBP(4)	5,000	*	5,000	—	—
Richard S. Bodman Revocable Trust DTD 9/1/1998 Richard S. Bodman TTEE	5,000	*	5,000	—	—
Robert B. & Candy K. Goldstein TIC	3,500	*	3,500	—	—
Robert Bindeman Irrevocable Trust(4)	5,000	*	5,000	—	—
Robert E. Lee IRA(11)	1,500	*	1,500	—	—
Robert H. Dunlap Irrevocable Trust #101 DTD 4-2-1987 Brent Nickle TTEE(6)	1,500	*	1,500	—	—
Robert Lowry IRA(3)	1,085	*	1,085	—	—
Robert N. Sturwold Personal Portfolio(3)	740	*	740	—	—
Robert Peavy Rollover IRA(4)	5,000	*	5,000	—	—
Robert W. Lowry Personal Portfolio(3)	320	*	320	—	—
Roger E. King, Separate Property(6)	12,500	*	12,500	—	—
Rogoff, Beryl	2,500	*	2,500	—	—
Rogoff, Robert	2,500	*	2,500	—	—
Ronald Clarke & Gwendoline Clarke JTWROS(6)	1,550	*	1,550	—	—
Ronald Clarke IRA Rollover(6)	650	*	650	—	—
Ronald L. Hughes IRA Rollover(3)	320	*	320	—	—
Ronald Lee Devore MD & Duneen Lynn Devore JTWROS(3)	440	*	440	—	—
Rosenberg, J. David	15,000	*	15,000	—	—
Rosenberg, Stefanie(25)	8,750	*	8,750	—	—
Rosenthal, Nancy(4)	6,250	*	6,250	—	—
Rosenthal, Robert	32,500	*	32,500	—	—
Rothstein, Steven Randy	25,000	*	25,000	—	—
Rothstein, Stuart(25)	37,500	*	37,500	—	—
Rupli, Timothy R.	1,700	*	1,700	—	—
Ryan, John M.(6)	800	*	800	—	—
SAB Capital Partners, L.P.(47)	1,662,023	2.1%	1,662,023	—	—
SAB Capital Partners II, L.P.(47)	46,080	*	46,080	—	—
SAB Overseas Master Fund, L.P.(47)	1,869,727	2.3%	1,869,727	—	—
SAB Overseas Master Fund, L.P.(47)	468,250	*	468,250	—	—
Samuel and Eleanor Rosenfeld Family Foundation(4)	5,000	*	5,000	—	—
Samuel Frishman Rollover IRA(4)	2,500	*	2,500	—	—
Samuel L. Lim Roth IRA #2	5,000	*	5,000	—	—

Samuel Rosenfeld Rollover IRA(4)	5,000	*	5,000	—	—
Samuel W. Lumby Personal Portfolio(3)	440	*	440	—	—
Sandra E. Nischwitz Personal Portfolio(3)	620	*	620	—	—
Schiffman, Douglas & Suzanne	5,000	*	5,000	—	—
Schlueter, Stephen A.	2,500	*	2,500	—	—
Schorsch, Nicholas S.	10,000	*	10,000	—	—
Schulman, Brett Matthew & Mary Owings(7)	1,200	*	1,200	—	—
Scott, Thomas W. & Emily	100,000	*	100,000	—	—
Scott, William J. and Marcia W.	2,500	*	2,500	—	—
Scudder Dreman Small Cap Value	758,700	*	758,700	—	—
The Sear Family Limited Partnership	2,500	*	2,500	—	—
Semele Foundas IRA(3)	7,350	*	7,350	—	—
Semele Foundas Revocable Living Trust U/A DTD 9/15/97 Semele Foundas & David M. Morad Jr. TTEES(3)	2,070	*	2,070	—	—
Seneca Capital International LTD(5)	55,050	*	55,050	—	—
Seneca Capital International LTD(5)	187,200	*	187,200	—	—
Seneca Capital LP(5)	149,500	*	149,500	—	—
Seneca Capital II LP(5)	1,050	*	1,050	—	—
Shannon, Thomas F.	5,000	*	5,000	—	—
Sharon A. Lowry IRA, Robert W. Lowry POA(3)	500	*	500	—	—
Sheldon, Christopher A.(25)	5,900	*	5,900	—	—
Sheldon, Christopher Andrew(25)	4,100	*	4,100	—	—
Sherman Douglas(4)	5,000	*	5,000	—	—
Silver, Freedman & Taff Profit Sharing Plan U/A DTD 1/1/85 FBO James S. Fleischer	5,000	*	5,000	—	—
Singh, Rajendra & Neera	20,000	*	20,000	—	—
Slosser, Kenneth Paul	5,000	*	5,000	—	—
Slovin, Bruce	10,000	*	10,000	—	—
South Ferry #2, LP	250,000	*	250,000	—	—
Stanley Asrael Rollover IRA(4)	5,000	*	5,000	—	—
Stanley J. Katz IRA(3)	225	*	225	—	—
Steel, Patrick M.	2,500	*	2,500	—	—
Stein, Kevin	2,500	*	2,500	—	—
Steinert, Robert M. & Wendy S.(6)	300	*	300	—	—
Sellers Family Trust(4)	5,000	*	5,000	—	—
Stephen & Cynthia Hopf Joint Personal Portfolio(3)	1,660	*	1,660	—	—
Steven F. & Ellen D. Schepman JTWROS	5,000	*	5,000	—	—
Stephen J. Dishman, Brookstone, L.P. ESP FBO(6)	650	*	650	—	—
Steven K. Suttman IRA Rollover(3)	1,035	*	1,035	—	—
Stock, Stuart Chase	5,000	*	5,000	—	—
Strome, William Frederick	1,500	*	1,500	—	—
Suellen Louis IRA(3)	435	*	435	—	—
Susan J. Gagnon Revocable Living Trust UA 8/30/95 Susan J. Gagnon TTEE(3)	455	*	455	—	—
Susan J. Pohanka Declaration of Trust	29,500	*	29,500	—	—
Susan P. Schantz Family Foundation	2,000	*	2,000	—	—
SVS Dreman Small Cap Value Portfolio	491,150	*	491,150	—	—
Syburg, John F.	5,000	*	5,000	—	—
Szymanski, Joseph H.	5,000	*	5,000	—	—
T. Ferguson Locke IRA Bear Stearns Sec Corp Cust	10,000	*	10,000	—	—
Tarika, Roger Charles	25,000	*	25,000	—	—
T.G. Cousins	90,000	*	90,000	—	—
Thiel, John D.	2,500	*	2,500	—	—
Third Point Offshore Fund Ltd.	127,950	*	127,950	—	—
Third Point Partners L.P.	49,425	*	49,425	—	—
Third Point Resources L.P.	8,600	*	8,600	—	—
Third Point Resources Ltd.	11,150	*	11,150	—	—

Third Point Ultra Ltd.	24,450	*	24,450	—	—
Thomas J. & Susan J. Maio Joint Personal Portfolio(3)	240	*	240	—	—
Thomas J. Poggi Profit Sharing Trust, Thomas J. Poggi TTEE	7,125	*	7,125	—	—
Thomas L. Hausfeld IRA(3)	1,655	*	1,655	—	—
Thomas Macirowski and Christina MacRae	50,000	*	50,000	—	—
Thomas Magovern Rollover IRA(4)	5,000	*	5,000	—	—
Thomas P. Gies & Lucy G. Gies JTWROS	2,000	*	2,000	—	—
Thomson M. Hirst and Gloria Trumpower	7,500	*	7,500	—	—
The Tierney Corporation	15,000	*	15,000	—	—
Timothy A. Pazyniak IRA Rollover(3)	230	*	230	—	—
Timothy J. and Karen A. Beach JTWROS(3)	245	*	245	—	—
TNM Investments LTD Partnership(3)	4,000	*	4,000	—	—
Todd, David A.(6)	2,500	*	2,500	—	—
Todd, Emily Leland(6)	3,350	*	3,350	—	—
Todd, Lucie Wray(6)	5,200	*	5,200	—	—
Tonkel, Jeffrey Bennett	2,500	*	2,500	—	—
TORMAR Associates LLC(48)	100,000	*	100,000	—	—
Toro, Andres E. & Cassie	75,000	*	75,000	—	—
Trumpower, Gloria	3,000	*	3,000	—	—
Trust for the Benefit of the Children of Abraham & Renee Fruchthandler	7,000	*	7,000	—	—
Turman, Alford(6)	400	*	400	—	—
TZG Investment L.P.	12,500	*	12,500	—	—
United Capital Management(49)	12,500	*	12,500	—	—
Upnorth Investments, Ltd. Trust(3)	1,025	*	1,025	—	—
Ury, Michael G.(4)	5,000	*	5,000	—	—
Van Der Meer, Peter	2,500	*	2,500	—	—
VentureSim, Inc.	6,500	*	6,500	—	—
Vestal Venture Capital(50)	61,750	*	61,750	—	—
Virginia & Edward O'Neil JTWROS(3)	1,075	*	1,075	—	—
Vivian D. Bichsel Revocable Living Trust DTD 11/18/93 Vivian D. Bichsel TTEE(3)	140	*	140	—	—
Walsh, William J. IV	1,500	*	1,500	—	—
Warner, John William	5,000	*	5,000	—	—
Washington State Plumbing & Pipefitting Pension Trust(17)	15,700	*	15,700	—	—
Wedel, Charles F.	5,000	*	5,000	—	—
Weidinger, Frederick W.	22,500	*	22,500	—	—
Weinstein, Jamie Michael and Rory L.(25)	8,500	*	8,500	—	—
Wertlieb Family Trust DTD 12/18/96(4)	5,000	*	5,000	—	—
Westcore Flexible Income Fund(11)	27,500	*	27,500	—	—
Westcore Small-Cap Opportunity Fund(11)	20,000	*	20,000	—	—
Western Reserve Capital Management, LP(51)	37,500	*	37,500	—	—
White, Craig A. & Deborah	80,000	*	80,000	—	—
White, Dean V. & Barbara E.	691,500	*	691,500	—	—
Wilbur L. & Evilina A. Brown JTWROS All Cap Value(3)	785	*	785	—	—
William & Jonell Gharst Combined Portfolio(3)	230	*	230	—	—
William & Sonja Kasch Combined Portfolio(3)	405	*	405	—	—
William A. Hazel Revocable Trust	12,500	*	12,500	—	—
William D. Dolan III, Josephine E. Dolan JTWROS	2,500	*	2,500	—	—
William M. & Carla D. Thornton Combined Portfolio(3)	755	*	755	—	—
William Regardie Rollover IRA(4)	7,500	*	7,500	—	—
William Smulyan IRA(4)	5,000	*	5,000	—	—
William West Jr. Rollover IRA(4)	2,500	*	2,500	—	—
Wilson, Ann B.(6)	1,400	*	1,400	—	—

WIRE Family Trust, Abraham A. Witteles & Karen G Witteles TTEES	5,000	*	5,000	—	—
Wisconsin Alumni Research Foundation(17)	16,950	*	16,950	—	—
Wittenborn, John L. & Mary K.	500	*	500	—	—
Wolff, Eric David	500	*	500	—	—
Woloshin, Douglas	2,500	*	2,500	—	—
Woodbury Fund(4)	12,500	*	12,500	—	—
Worley, Gene Baird	2,000	*	2,000	—	—
Wray & Todd Interests, Ltd.(6)	13,000	*	13,000	—	—
Wurtzel, Irene V.	2,500	*	2,500	—	—
Wylie R. Barrow Jr. and Rosalind K. Barrow JTWROS(6)	1,600	*	1,600	—	—
Yang Family Trust	25,000	*	25,000	—	—
The Yeshiva Rabbi Chaim Berlin Fund	9,750	*	9,750	—	—
York, John C.	10,000	*	10,000	—	—
Yvonne A. Grieco Revocable Living Trust DTD 7/19/01 Yvonne A. Grieco TTEE(3)	500	*	500	—	—
Zebrowitz, Stanley	1,000	*	1,000	—	—
Subtotal	39,332,824	48.9%	39,332,824	—	—

Other Selling Stockholders(52)	4,176,178	5.2%	4,176,178	—	—
Total	43,509,002	54.1%	43,509,002	—	—

*	Holdings represent less than 1% of all shares outstanding.
(1)	Assumes that each named selling stockholder sells all of the shares of our common stock it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings. Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares (or actual percentage of the class) of our common stock that will be held by any selling stockholder upon completion of the offering.
(2)	Calculated base on Rule 13d-3(d)(i) of the Exchange Act, using 80,374,063 shares of our common stock outstanding as of July 31, 2005.
(3)	EBS Asset Management has voting and investment power over the shares that this selling stockholder beneficially owns.
(4)	Zirkin Cutler Investments has investment power over the shares that this selling stockholder beneficially owns.
(5)	Doug Hirsch has voting and investment power over the shares that this selling stockholder beneficially owns.
(6)	King Investment Advisors, Inc. has voting and investment power over the shares that this selling stockholder beneficially owns.
(7)	This selling stockholder identified itself as an affiliate of a broker-dealer. This selling stockholder has represented to us that (a) the shares of our common stock shown above as being offered by such selling stockholder were purchased by such selling stockholder in the ordinary course of business, and (b) at the time of such purchase, such selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute such shares of our common stock. Accordingly, such selling stockholder is not deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act.
(8)	This selling stockholder identified itself as a registered broker-dealer. To our knowledge, the shares of our common stock shown above as being offered by such selling stockholder were not obtained as compensation for services. Accordingly, such selling stockholder will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act.
(9)	This selling stockholder is an affiliate of Bear, Stearns & Co. Inc., who was an underwriter of our IPO and a lender under certain of our repurchase facilities.
(10)	This selling stockholder was formerly a member of our board of directors.

(11)	Denver Investment Advisors LLC has voting and investment power over the shares that this selling stockholder beneficially owns.
(12)	CastleRock Asset Management, Inc. has voting and investment power over the shares that this selling stockholder beneficially owns.
(13)	CastleRock Management, LLC has voting and investment power over the shares that this selling stockholder beneficially owns.
(14)	This selling stockholder is a lender under our credit facility and is an affiliate of Citigroup Global Markets Inc., who was an underwriter of our IPO and an agent, joint bookrunner and arranger under our credit facility.
(15)	Robert J. Flanagan has voting and investment power over the shares that this selling stockholder beneficially owns.
(16)	Dennis Hemmf has authority to dispose of this selling stockholder's shares.
(17)	This selling stockholder has delegated full authority to Nicholas-Applegate Capital Management as investment advisor over these securities, including full voting and dispositive power. The chief investment officer of Nicholas-Applegate is Horacio Valeiras who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. Nicholas-Applegate's proxy committee sets policies on the voting of all of Nicholas-Applegate's clients' securities to be voted by Nicholas-Applegate for clients. These policies are available to clients of Nicholas-Applegate upon request.
(18)	Mr. Cowell is a member of our board of directors.
(19)	Alan Curtis has voting and investment power over the shares that this selling stockholder beneficially owns.
(20)	Colin Smith has voting and investment power over the shares that this selling stockholder beneficially owns.
(21)	JGE Management, LLC has voting power over the shares that this selling stockholder beneficially owns.
(22)	This selling stockholder is affiliated with Mr. Fanlo, our president and chief executive officer.
(23)	Mr. Fanlo is our president and chief executive officer.
(24)	Alan Schechter has voting and investment power over the shares that this selling stockholder beneficially owns.
(25)	This selling stockholder is an employee of an affiliate of our Manager.
(26)	Robert J. Flanagan has voting and investment power over the shares that this selling stockholder beneficially owns.
(27)	This selling stockholder was the initial purchaser and placement agent for our August 2004 private placement and was an underwriter of our IPO.
(28)	This selling stockholder is an affiliate of Friedman, Billings, Ramsey & Co. Inc., who was the initial purchaser and placement agent for our August 2004 private placement and was an underwriter of our IPO.
(29)	Paul P. Tanico has voting and investment power over the shares that this selling stockholder beneficially owns.
(30)	E.B. Lyon IV has voting and investment power over the shares that this selling stockholder beneficially owns. E.B. Lyon IV disclaims beneficial ownership of the shares that this selling stockholder beneficially owns.
(31)	Craig L. Krumwiede has voting and investment power over the shares that this selling stockholder beneficially owns. Craig L. Krumwiede disclaims beneficial ownership of the shares that this selling stockholder beneficially owns.
(32)	Mr. Hazen is the chairman of our board of directors.
(33)	Duke Buchan III controls Hunter Global Investors L.P., the investment manager of this selling stockholder, and in this capacity exercises ultimate voting and investment power over the shares that this selling stockholder beneficially owns.
(34)	Arthur F. Tuttle and Juanita Webb share voting and investment power over the shares that this selling stockholder beneficially owns.
(35)	Munder Capital Management has voting and investment power over the shares that this selling stockholder beneficially owns. Munder Capital Management's investment and voting power is subject to the general supervision and direction of the selling stockholder's board of trustees.
(36)	Steven Johnson has voting and investment power over the shares that this selling stockholder beneficially owns.
(37)	Mr. Kari is a member of our board of directors.

(38)	KKR Financial Advisors LLC is our Manager.
(39)	This selling stockholder is an investment vehicle affiliated with Kohlberg Kravis Roberts & Co. L.P.
(40)	This selling stockholder is an affiliate of Lehman Brothers Inc., who was an underwriter of our IPO.
(41)	Pravin Khatan has voting and investment power over the shares that this selling stockholder beneficially owns.
(42)	Ms. McKee is our general counsel and secretary.
(43)	Dennis MyKytyn has voting and investment power over the shares that this selling stockholder beneficially owns.
(44)	Franklin Mutual Advisers, LLC has voting and investment power over the shares that this selling stockholder beneficially owns. Franklin Mutual Advisers, LLC disclaims beneficial ownership of the shares that this selling stockholder beneficially owns.
(45)	Mr. Netjes is our treasurer, chief financial officer and chief operating officer.
(46)	This selling stockholder is affiliated with Mr. Hazen, the chairman of our board of directors.
(47)	SAB Capital Partners II, L.P., SAB Overseas Master Fund, L.P., SAB Capital Advisors, L.L.C. and Scott A. Bommer share voting and investment power over the shares that this selling stockholder beneficially owns.
(48)	Ron Marks and John Tormondsen share voting and investment power over the shares that this selling stockholder beneficially owns.
(49)	James A. Lustig has voting and investment power over the shares that this selling stockholder beneficially owns.
(50)	Allan R. Lyons has voting and investment power over the shares that this selling stockholder beneficially owns.
(51)	Michael P. Durante has voting and investment power over the shares that this selling stockholder beneficially owns.
(52)	We have not identified the selling stockholders relating to these shares at this time. All of the shares held by these selling stockholders were issued in our August 2004 private placement. We intend to file a supplement to this prospectus to identify these selling stockholders prior to the sale of their shares.

FEDERAL INCOME TAX CONSEQUENCES OF OUR QUALIFICATION AS A REIT

        This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our special tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "—Taxation of Tax-Exempt Stockholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "—Taxation of Non-U.S. Stockholders" below).

        The statements in this section are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

        We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

        We plan to make an election to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended on December 31, 2004, upon filing our federal income tax return for that year. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

        It is the opinion of Hunton & Williams LLP that, provided we properly elect to be taxed as a REIT on our first federal income tax return, we will qualify to be taxed as a REIT for our short taxable year ended December 31, 2004, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2005 and in the future. Investors should be aware that Hunton & Williams LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service, or IRS, or any court. In addition, Hunton & Williams LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see "—Failure to Qualify."

        If we qualify as a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders, but taxable income generated by our domestic taxable REIT subsidiaries, such as KKR TRS Holdings, Inc., will be subject to regular corporate income tax. While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal tax in the following circumstances:

  •
  We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

  •
  We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

  •
  We will pay income tax at the highest corporate rate on:

  •
  net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

  •
  other non-qualifying income from foreclosure property.

  •
  We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "—Gross Income Tests," but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

  •
  the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% (or 95% commencing with our 2005 taxable year) of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by

  •
  a fraction intended to reflect our profitability.

  •
  In the event of a more than de minimis failure of the asset tests occurring after January 1, 2005, as described below under "—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

  •
  In the event of a failure to satisfy one or more requirements for REIT qualification occurring after January 1, 2005, other than the gross income tests and the asset tests, we will be required to pay a penalty of $50,000 for each such failure.

  •
  If we fail to distribute during a calendar year at least the sum of:

  •
  85% of our REIT ordinary income for the year,

  •
  95% of our REIT capital gain net income for the year, and

  •
  any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

  •
  We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm's-length basis.

  •
  If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by "disqualified organizations." Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of "excess inclusion income," see "—Requirements for Qualification—Taxable Mortgage Pools." A "disqualified organization" includes:

  •
  the United States;

  •
  any state or political subdivision of the United States;

  •
  any foreign government;

  •
  any international organization;

  •
  any agency or instrumentality of any of the foregoing;

  •
  any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

  •
  any rural electrical or telephone cooperative.

    We do not currently intend to hold REMIC residual interests, but certain of our financing activities may result in treatment of us or a portion of our assets as a taxable mortgage pool.

  •
  If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

  •
  the amount of gain that we recognize at the time of the sale or disposition, and

  •
  the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

        In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest, including KKR TRS Holdings, Inc., will be subject to federal corporate income tax on its taxable income.

Requirements For Qualification

        A REIT is a corporation, trust, or association that meets each of the following requirements:

  1.
  It is managed by one or more trustees or directors.

  2.
  Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

  3.
  It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

  4.
  It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

  5.
  At least 100 persons are beneficial owners of its shares or ownership certificates.

  6.
  Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

  7.
  It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

  8.
  It meets certain other qualification tests, described below, regarding the nature of its income and assets.

        We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2005 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

        We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in "Description of Capital Stock—Restrictions on Ownership and Transfer."

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6 above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

        Qualified REIT Subsidiaries.    A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

        Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Commencing with our 2005 taxable year, our proportionate share for purposes of the 10% value test (see "—Asset Tests") is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

        Taxable REIT Subsidiaries.    A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries". A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. An entity will not qualify as a TRS, however, if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

        KKR TRS Holdings, Inc. was formed to make non-qualifying investments and earn income that would not be qualifying income for REIT purposes if earned directly by us. We have elected to treat KKR TRS Holdings, Inc. as a TRS of ours. As a domestic TRS, KKR TRS Holdings, Inc. is subject to federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that KKR TRS Holdings, Inc. is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid by KKR TRS Holdings, Inc. to us, then the dividends we pay to our stockholders who are taxed as individuals, up to the amount of dividends we receive from KKR TRS Holdings, Inc., will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See "—Taxation of Taxable U.S. Stockholders." We anticipate that KKR TRS Holdings, Inc. will continue to retain its after-tax income subject to our compliance with the 20% asset test.

        We have also made TRS elections with respect to KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd., and KKR Financial CDO 2005-1, Ltd. We may make TRS elections in the future with respect to other entities that issue equity interests to us pursuant to CDO and CLO securitizations. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Notwithstanding these rules, any gain recognized by a foreign corporation with respect to United States real property is subject to United States tax as if the foreign corporation were a United States taxpayer. It is not anticipated that our foreign TRSs will hold United States real property other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed United States real property would be subject to United States tax.

        KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd. and KKR Financial CDO 2005-1, Ltd. are organized as Cayman Islands companies, and we intend that they will either rely on the exemption described above or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. Therefore, despite their status as TRSs, they generally will not be subject to corporate income tax on their earnings. Certain U.S. shareholders of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. We will likely be required, however, to include in income, on a current basis, the earnings of KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd. and KKR Financial CDO 2005-1, Ltd. We anticipate that the other entities that issue equity interests to us pursuant to CDO and CLO securitizations and that elect to be TRSs of ours will be subject to similar tax treatment. No assurance can be given, however, that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that our foreign TRSs would have available to distribute to us and to pay to their creditors.

        KKR Financial CLO 2005-1, Ltd. is our only CLO issuer that has closed a securitization transaction. We have retained certain rated notes and non-rated subordinated notes issued by KKR Financial CLO 2005-1, Ltd. at the closing of that securitization transaction. Pursuant to the governing indenture of KKR Financial CLO 2005-1, Ltd., on each regularly scheduled payment date, the trustee distributes all payments on the rated notes and non-rated subordinated notes. We have no ability to determine the timing or amount of any distribution. A nominal amount of issuer common shares in KKR Financial CLO 2005-1, Ltd. are held in trust for charitable purposes, but those issuer common shares are not entitled to the net income or retained earnings of KKR Financial CLO 2005-1, Ltd. Rather, our ownership of the subordinated notes entitles us to all funds remaining after payments to the holders of the rated notes (i.e., the equity in the securitization transaction), and the trustee distributes those remaining funds to us pursuant to the indenture. We anticipate that future securitization transactions entered into by KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd., KKR Financial CDO 2005-1, Ltd. and any future CLO and CDO issuers will be structured in a similar manner and will be subject to similar terms, and when those entities close their securitization transactions, we will retain certain subordinated notes entitling us to the equity in those securitization transactions.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We believe that all of our transactions with our TRSs have been, and will be, conducted on an arm's-length basis.

        Taxable Mortgage Pools.    An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

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  substantially all of its assets consist of debt obligations or interests in debt obligations;

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  more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

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  the entity has issued debt obligations that have two or more maturities; and

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  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

        We have not made investments or entered into financing and securitization transactions, and do not currently intend to make such investments or enter into such transactions in the future, that give rise to our being considered to own an interest in one or more taxable mortgage pools. We may, however, make such investments or enter into such transactions in the future. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. Special rules apply, however, to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT's assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

        A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or "phantom" taxable income, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). In addition to being treated as excess inclusion income, this non-cash or "phantom" income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See "—Distribution Requirements."

        Our excess inclusion income would be allocated among our stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "—Taxation of Taxable U.S. Stockholders," "—Taxation of Tax-Exempt Stockholders," and "—Taxation of Non-U.S. Stockholders." The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

        If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Gross Income Tests

        We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

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  rents from real property;

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  interest on debt secured by a mortgage on real property, or on interests in real property;

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  dividends or other distributions on, and gain from the sale of, shares in other REITs;

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  gain from the sale of real estate assets;

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  income and gain derived from foreclosure property (as described below);

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  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estates assets, in which case all of the income derived from the REMIC; and

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  income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments (during our 2004 taxable year) or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, beginning with our 2005 taxable year, income and gain from "hedging transactions," as defined in "—Hedging Transactions," that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). The following paragraphs discuss the specific application of the gross income tests to us.

        Dividends.    Our share of any dividends received from any corporation (including KKR TRS Holdings, Inc. and any other TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests. We intend to treat certain income inclusions received with respect to our equity investments in CDOs and CLOs, including equity investments in CLO and CDO issuers such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd. and KKR Financial CDO 2005-1, Ltd., as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could be subject to a penalty tax with respect to such income to the extent it exceeds 5% of our gross income or fail to qualify as a REIT. See "—Failure to Satisfy Gross Income Tests" and "—Failure to Qualify."

        Interest.    The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. Interest generally includes the following, however:

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  an amount that is based on a fixed percentage or percentages of receipts or sales; and

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  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. If the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, however, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests. Certain of our loans will not be secured by mortgages on real property or interests in real property, however. Our interest income from those loans will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

        Hedging Transactions.    From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument during our 2004 taxable year to hedge our indebtedness incurred or to be incurred to acquire or carry "real estate assets," including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying and or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Commencing with our 2005 taxable year, income and gain from "hedging transactions" will be excluded from gross income for purposes of the 95% gross income test, but will be treated as nonqualifying income for purposes of the 75% gross income test. A "hedging transaction" includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to identify clearly any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage loans is not secured by "real estate assets" (as described below under "—Asset Tests") or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Fee Income.    We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower's income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS, will not be included for purposes of the gross income tests.

        Rents from Real Property.    We do not currently own, and do not intend to acquire, any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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  First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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  Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a "controlled TRS" (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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  Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, but including sales of loans, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. In particular, we believe that the loans we sold to KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd. and KKR

Financial CLO 2005-3, Ltd., which are issuers in our CLO transactions, were not held by us primarily for sale to customers in the ordinary course of our trade or business. There can be no complete assurance, however, that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the gain from the sale of those loans.

        We might be subject to the prohibited transaction tax if we were to sell or securitize loans in a manner that was treated as a sale of loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us. It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, such as holding or disposing of non-qualifying REIT assets or engaging in CDO or CLO transactions, through TRSs. To the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full corporate income tax.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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  for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

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  for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. For our 2004 taxable year, those relief provisions generally will be available if:

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  our failure to meet these tests is due to reasonable cause and not to willful neglect;

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  we attach a schedule of the sources of our income to our tax return; and

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  any incorrect information on the schedule is not due to fraud with intent to evade tax.

        Commencing with our 2005 taxable year, those relief provisions will be available if:

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  our failure to meet those tests is due to reasonable cause and not to willful neglect; and

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  following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in "—Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% (or 95% commencing with our 2005 taxable year) of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

        To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

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  cash or cash items, including certain receivables;

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  government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgage loans secured by real property;

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  stock in other REITs;

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  investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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  regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

        Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

        Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term "securities" does not include:

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  "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any "controlled TRS" hold non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies, however:

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  a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

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  a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

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  Any loan to an individual or an estate.

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  Any "section 467 rental agreement," other than an agreement with a related party tenant.

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  Any obligation to pay "rents from real property."

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  Certain securities issued by governmental entities.

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  Any security issued by a REIT.

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  Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

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  Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "—Gross Income Tests."

        We invest in mezzanine loans, which are loans secured by equity interests in a non-corporate entity that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan secured by equity interests in a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated as a real estate asset for purposes of the REIT asset tests (described above), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. For example, mezzanine loans secured by stock in a corporation will not qualify for the safe harbor and generally will not be qualifying assets for purposes of the 75% asset test.

        We believe that the residential mortgage loans and mortgage-backed securities that we hold are qualifying assets for purposes of the 75% asset test. For the purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. Our debt securities issued by C corporations and by REITs that are not secured by mortgages on real property, such as corporate mezzanine loans, will not be qualifying assets for purposes of the 75% asset test. We believe that any stock that we will acquire in other REITs will be qualifying assets for purposes of the 75% asset test. If a REIT in which we own stock fails to qualify as a REIT in any year, however, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. The value of our investment in our TRSs is significantly less than 20% of the value of our total assets.

        We will continue to monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. We can not assure you, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirement, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT.

        If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

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  we satisfied the asset tests at the end of the preceding calendar quarter; and

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  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        In the event that we violate the second or third asset tests described above at the end of any calendar quarter beginning with our 2005 taxable year, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

        To avoid an inadvertent violation of the second and third asset tests described above, we have formed a trust the sole beneficiary of which is KKR TRS Holdings, Inc., one of our taxable REIT subsidiaries. Upon an uncured violation of the second and third asset tests described above, the asset or assets causing the violation would be deemed automatically to have been transferred to the trust prior to the occurrence of the violation. Once a deemed transfer occurs, we would have no further ownership interest in the assets transferred, and all income subsequently accruing with respect to the transferred assets would be reported on KKR TRS Holdings, Inc.'s tax returns and would be subject to federal, state and local income tax. Similar trusts are currently under review by the IRS and there can be no assurances that the IRS would respect the deemed transfer of assets to the trust.

        We believe that the mortgage-related assets, securities and other assets that we hold satisfy the foregoing asset test requirements. We will monitor our future acquisition of assets to ensure that we continue to comply with those requirements. However, no independent appraisals have been or will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

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  the sum of

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  90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and

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  90% of our after-tax net income, if any, from foreclosure property, minus

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  the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

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  85% of our REIT ordinary income for such year,

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  95% of our REIT capital gain income for such year, and

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  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "—Taxation of Taxable U.S. Stockholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

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  Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

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  We will recognize taxable income in advance of the related cash flow if any of mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

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  We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

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  We may recognize phantom taxable income from any residual interests in REMICs, retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt or equity in a foreign TRS, such as KKR Financial CLO 2005-1, Ltd., KKR Financial CLO 2005-2, Ltd., KKR Financial CLO 2005-3, Ltd. and KKR Financial CDO 2005-1, Ltd.

        Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

        Beginning with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests."

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and individual and certain non-corporate trust and estate stockholders might be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

        The term "U.S. stockholder" means a holder of our common stock that, for United States federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

        If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

        As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income received by non-corporate taxpayers to 15% for tax years 2003 through 2008. Without future Congressional action, the maximum tax rate for such taxpayers on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see "—Taxation of Our Company" above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

        A U.S. stockholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

        A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

        Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

        We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder's after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor's before-tax return on the investment would be 10% and the investor's after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor's after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

        Any excess inclusion income that we recognize generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year. A stockholder's share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

        In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis. A stockholder's adjusted tax basis generally will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder less tax deemed paid on it and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

        A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to individuals, trusts and estates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to our individual, trust and estate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

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  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see "—Taxation of Non-U.S. Stockholders."

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. They are subject, however, to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder's share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

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  the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

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  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

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  either:

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  one pension trust owns more than 25% of the value of our stock; or

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  a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

        A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of "United States real property interests," as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

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  a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

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  the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year.

        A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of "United States real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "United States real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. The term "United States real property interests" does not include mortgage loans or mortgage-backed securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a stockholder qualifies for the exception described in the next paragraph, we must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold.

        Because our common stock is regularly traded on an established securities market, capital gain distributions that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder does not own more than 5% of that class of our stock during the taxable year. As a result,

non-U.S. stockholders that do not own more than 5% of our common stock generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

        In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

        Because our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available, even if we do not qualify as a domestically-controlled REIT at the time the non-U.S. stockholder sells our common stock. The gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

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  our common stock continues to be considered to be regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

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  the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

        If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

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  the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or the

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  non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

        We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of our common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an "ERISA Plan") from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        Whether or not our underlying assets were deemed to include "plan assets," as described below, the acquisition and/or holding our common stock by an ERISA Plan with respect to which we or a selling stockholder is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of our common stock, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        For purposes of regulations (the "Plan Asset Regulations") promulgated under ERISA by the DOL, a "publicly offered security" is a security that is (a) "freely transferable", (b) part of a class of securities that is "widely held," and (c) (i) sold to the ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that our common stock will be "freely transferable" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

        Although no assurances can be given in this regard, we believe that our common stock should qualify as a "publicly offered security" within the meaning of the Plan Asset Regulations.

        If our assets were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Internal Revenue Code.

        Because of the foregoing, our common stock should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our common stock.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, or MGCL, our charter and our bylaws, which appear as exhibits to the registration statement of which this prospectus is a part.

General

        Our charter provides that we may issue up to 250,000,000 shares of common stock and 50,000,000 shares of preferred stock, both having par value $0.01 per share. As of July 31, 2005, 80,374,063 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In connection with our IPO, we effected a one-for-two reverse stock split on June 23, 2005. Maryland law provides that none of our stockholders is personally liable for any of our obligations solely as a result of that stockholder's status as a stockholder.

Common Stock

        All shares of our common stock have equal rights as to earnings, assets, dividends and voting and and duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preference, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all known debts and other liabilities and subject to our charter restriction on the transfer and ownership of our stock and any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock, each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares are unable to elect any director.

Classification and Designation of Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Increase the Number of, and to Issue, Additional Shares of Common Stock and
Preferred Stock

        We believe that the power of our board of directors to increase the total number of authorized shares of our stock or of any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Internal Revenue Code for each taxable year after 2004, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

        Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock.

        Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to a trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

        Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust and will have no rights to dividends, rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid on demand to the trustee. Any dividend or distribution authorized but unpaid will be paid by the recipient to the trustee when due. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. If we have already taken irreversible corporate action, however, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. The price may be reduced, however, by the amount of any dividends or distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trustee, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. The price may be reduced, however, by the amount of any dividends or distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

Registration Rights

        In connection with our August 2004 common stock private placement, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co. Inc. on behalf of the holders of common stock issued in the private placement, whereby all holders of our common stock sold in the private placement and their respective direct and indirect transferees could elect to participate in our IPO in order to resell their shares, subject to compliance with the registration rights agreement, full cutback rights on the part of the underwriters and certain other conditions. Therefore, we included in the registration statement relating to our IPO 28,750 shares of common stock sold by certain stockholders who purchased shares of our common stock originally issued and sold in the private placement.

        We agreed in the registration rights agreement that for the benefit of the holders of shares of our common stock sold in the private placement we would, at our expense (i) file with the SEC no later than May 2, 2005 (270 days after the date of the private placement offering memorandum) a shelf registration statement providing for the resale of the shares sold in the private placement, (ii) use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and (iii) to maintain such shelf registration statement's effectiveness under the Securities Act until the first to occur of (1) such time as all of the shares of common stock covered by the shelf registration statement have been sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act, (2) such time as, in the opinion of counsel, all of the shares of common stock sold in the private placement that are not held by affiliates of us, and covered by the shelf registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act or (3) the second anniversary of the effective date of the shelf registration statement.

        Pursuant to the requirement described in the preceding paragraph, on April 18, 2005 we filed with the SEC this registration statement covering the resale of all shares of our common stock that were issued in our August 2004 private placement, other than shares included in our initial public offering. Holders of shares of our common stock that are beneficiaries of the registration rights agreement will have the right to sell their shares in the public market from time to time pursuant to this registration statement, subject to the resale restrictions described above and certain limitations under the registration rights agreement.

        Notwithstanding the foregoing, we are permitted to suspend the use, from time to time, of the prospectus that is part of this registration statement filed pursuant to the above registration rights agreement (and therefore suspend sales under this registration statement) for certain periods, referred to as "blackout periods," if:

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  the lead underwriter in any underwritten public offering by us of our common stock advises us that an offer or sale of shares covered by this registration statement would have a material adverse effect on our offering;

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  our board of directors determines in good faith that the sale of shares covered by this registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

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  our board of directors determines in good faith that it is in our best interest or it is required by law that we supplement this registration statement or file a post-effective amendment to this registration statement in order to ensure that this prospectus (as amended or supplemented) included in the shelf registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in this shelf registration statement or any material change to that information, and we provide the stockholders notice of the suspension. The cumulative blackout periods in any 12-month period commencing on the closing date of the private placement may not exceed an aggregate of 90 days and no blackout period may exceed 45 consecutive days, except as a result of a refusal by the SEC to declare any post-effective amendment to this shelf registration statement effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

        Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. Unless our bylaws are amended, the number of directors may never be less than five nor more than eleven, however. Our charter sets forth our election, as of such time as we had at least three independent directors and a class of our common stock or preferred stock was registered under the Exchange Act, to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

        Subject to the rights of the holders of preferred stock, if any, our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

        Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

        The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

        Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions that have been declared advisable by our board of directors by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

        Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

        As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights (unless our board of directors, upon the affirmative vote of a majority of the board, determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the board's determination in connection with which holders of the shares would otherwise be entitled to exercise appraisal rights).

Control Share Acquisitions

        The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. We will amend our bylaws, however, to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

        Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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  any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

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  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        Our charter sets forth our election, as of such time as we had at least three independent directors and a class of our stock was registered under the Exchange Act, to be subject to the provisions regarding the filling of board vacancies. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to call a special meeting. We have no present plans to classify our board.

COMMON STOCK ELIGIBLE FOR FUTURE SALE

        Prior to our IPO, there was no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock into the public market, through this shelf registration or otherwise, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of July 31, 2005, we had outstanding 80,374,063 shares of our common stock. Of those shares, 37,500,000 were sold in our IPO and are freely transferable. Of the remaining shares, 27,812,949 shares covered by this shelf registration will be immediately eligible for future sale into the public market, which could depress the market price of our common stock.

        With respect to the remaining 15,061,114 shares of our common stock outstanding, we, certain affiliates of KKR, our Manager, our officers and directors, the officers of our Manager, and each of Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Credit Suisse First Boston LLC, Lehman Brothers Inc. and Friedman, Billings, Ramsey & Co., Inc., or, in certain cases, their affiliates (being those managing underwriters of our IPO or affiliates thereof that currently hold shares of our common stock for investment), have agreed that we and they will not dispose of or hedge any shares of our common stock or (except in the case of those underwriters and their affiliates) any securities convertible into or exchangeable or exercisable for our common stock until December 21, 2005, 180 days after the effective date of our IPO, subject to possible extension of such restrictions by up to 34 additional days under specified circumstances. The foregoing resale restrictions are subject to specified exceptions, including, among others, exceptions permitting the underwriters of our IPO referred to above and their affiliates to engage in market making, brokerage, investment advisory, financial advisory and other similar activities not involving shares of our common stock held by them for investment purposes. In addition, Citigroup Global Markets Inc., in its sole discretion may release any of the securities subject to these resale restrictions at any time without notice. Upon the expiration or, if applicable, release of the foregoing resale restrictions, a significant number of shares will become immediately eligible for sale in the public markets pursuant to this shelf registration, which could depress the market price of our common stock.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then-outstanding shares of common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale and notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell shares of our common stock that are not restricted securities (such as shares acquired by affiliates either in this offering or through purchases in the open market following this offering).

Rule 144(k)

        In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

Registration Rights

        In connection with the August 2004 private placement of our common stock, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc. on behalf of the holders of common stock issued in the private placement, whereby all holders of our common stock sold in the private placement and their respective direct and indirect transferees could elect to participate in our IPO in order to resell their shares, subject to compliance with the registration rights agreement, full cutback rights on the part of the underwriters and certain other conditions. Therefore, we included in the registration statement relating to our IPO, 28,750 shares of common stock sold by certain stockholders who own shares of our common stock originally issued and sold in the private placement.

        The registration rights agreement also requires us to file this shelf registration statement, of which this prospectus is a part, providing for the resale from time to time of the common stock sold in the private placement.

        For additional information on the registration rights agreement, see "Description of Capital Stock—Registration Rights".

PLAN OF DISTRIBUTION

        We are registering the shares of our common stock covered by this prospectus to permit holders to conduct public secondary trades of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the shares of our common stock by the selling stockholders. We have been advised by the selling stockholders that the selling stockholders or pledgees, donees or transferees of, or other successors in interest to, the selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time either:

  •
  directly; or

  •
  through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the shares of our common stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from the purchasers of the shares of our common stock for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        Unless otherwise permitted by law, if the shares are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, then we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Determination of Offering Price

        Except as may be described in any prospectus supplement accompanying this prospectus, the selling stockholders may offer their shares of our common stock pursuant to this prospectus at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The offering price will be determined by the participants in the purchase and sale (or other transfer) transaction based on factors they consider important.

        The public price at which our shares trade in the future might be below the offering price.

        The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by them hereby will be the purchase price of the shares of our common stock less discounts and commissions, if any.

Methods of Distribution

        The sales described in the preceding paragraphs may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales (except that no selling stockholder may satisfy its obligations in connection with short sale or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement).

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of our common stock in the course of hedging their positions. The selling stockholders may also sell the shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell the shares of our common stock. Each of the selling stockholders that is an affiliate of a registered broker-dealer has represented to us that it purchased the shares of common stock in the ordinary course of business and, at the time of such purchase, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute such shares of common stock.

        The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of our common stock which may be resold thereafter pursuant to this prospectus if the shares of our common stock are delivered by the selling stockholders. However, if the shares of common stock are to be delivered by the selling stockholders' successors in interest, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the successors in interest as selling stockholders under this prospectus.

        Each selling stockholder that is affiliated with a registered broker-dealer has advised us that, at the time it purchased the offered shares, it did not have any arrangement or understanding, directly or indirectly, with any person to distribute those shares, except as may be stated in the footnotes to the selling stockholder table. Selling stockholders might not sell any, or might not sell all, of the shares of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

        To the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock and, if the selling stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling stockholders, in order for the shares of common stock to be sold under cover of this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, secured party or other successors in interest as selling stockholders under this prospectus.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the particular shares of our common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the underlying shares of our common stock.

Underwriting Discounts and Commissions, Indemnification and Expenses

        Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares of our common stock pursuant to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. Neither we nor any selling stockholder can presently estimate the amount of such compensation. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        Pursuant to the registration rights agreement, which appears as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the initial purchaser, each selling stockholder, each person, if any, who controls the initial purchaser or a selling stockholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, partners, employees, representatives and agents of any of the foregoing, against specified liabilities arising under the Securities Act. Each selling stockholder has agreed to indemnify us and each person, if any, who controls us within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against specified liabilities arising under the Securities Act.

        We have agreed, among other things, to bear all expenses, other than selling expenses, commissions and discounts, and certain expenses of one counsel to the selling stockholders, in connection with the registration and sale of the shares of our common stock covered by this prospectus.

        Some of the selling stockholders which might be deemed to be underwriters, as described above, and their affiliates engage in transactions with, and perform services for, us in the ordinary course of business and have engaged and may in the future engage in commercial banking and/or investment banking transactions with us, for which they have received or will receive, as the case may be, customary compensation.

Registration Period

        In connection with our August 2004 private placement of common stock, we entered into a registration rights agreement with the initial purchaser of the common stock. The registration rights agreement appears as an exhibit to that registration statement. We agreed in the registration rights agreement that for the benefit of the holders of shares of our common stock sold in the private placement we would, at our expense (i) file with the SEC no later than May 2, 2005 (270 days after the date of the private placement offering memorandum) a shelf registration statement providing for the resale of the shares sold in the private placement, (ii) use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and (iii) to maintain such shelf registration statement's effectiveness under the Securities Act until the first to occur of (1) such time as all of the shares of common stock covered by the shelf registration statement have been sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act, (2) such time as, in the opinion of counsel, all of the shares of common stock sold in the private placement that are not held by affiliates of us, and covered by the shelf registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act or (3) the second anniversary of the effective date of the shelf registration statement.

        Notwithstanding the foregoing, with appropriate notice, we are permitted to suspend the use, from time to time, of the prospectus that is part of this registration statement filed pursuant to the above registration rights agreement (and therefore suspend sales under this registration statement) for certain periods, referred to as "blackout periods," if the lead underwriter in any underwritten public offering by us of our common stock advises us that there would be a material adverse effect on our offering, our board of directors determines in good faith that the sale of shares covered by this registration statement would materially impede, delay or interfere with certain transactions or our board of directors determines in good faith that it is necessary to supplement this registration statement or file a post-effective amendment to this registration statement in order to ensure that this prospectus contains necessary financial information.

        The cumulative blackout periods in any 12-month period may not exceed an aggregate of 90 days and no blackout period may exceed 45 consecutive days, except as a result of a refusal by the SEC to declare any post-effective amendment to this shelf registration statement effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

CUSIP Number

        The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Upon issuance, the shares of our common stock covered by this prospectus included shares with three different CUSIP numbers, depending upon whether the sale of the shares to the selling stockholder was conducted (a) by us under Rule 506, (b) by the initial purchaser under Rule 144A, or (c) by the initial purchaser under Regulation S. Prior to any registered resale, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP numbers refer to such restricted status.

        Any sales of common stock pursuant to this prospectus must be settled with shares of our common stock bearing our general (not necessarily restricted) common stock CUSIP number. A selling stockholder named in this prospectus may obtain shares bearing our general common stock CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP), together with a certificate of registered sale, to our transfer agent, American Stock Transfer & Trust Company. The form of certificate of registered sale is available from us upon request. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling stockholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

Stock Market Listing

        Our common stock is listed on the NYSE under the symbol "KFN." Prior to our initial public offering, there was no public trading market for our common stock. Shares of our common stock issued to qualified institutional buyers in connection with our August 2004 private placement are eligible for The PORTAL Market®, or PORTAL, a subsidiary of The Nasdaq Stock Market, Inc.® PORTAL facilitates the listing of unregistered securities eligible to be resold to qualified institutional buyers in accordance with Rule 144A under the Securities Act. Adopted under the Securities Act, PORTAL provides regulatory review of securities in connection with the clearance and settlement thereof via The Depository Trust Company.

Stabilization and Other Transactions

        As described above, the selling stockholders may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered by this prospectus

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed on for us by Simpson Thacher & Bartlett LLP and Hunton & Williams LLP. Venable LLP will pass upon the validity of the shares of common stock sold in this offering and certain other matters under Maryland law.

EXPERTS

        The consolidated financial statements as of December 31, 2004, and for the period from August 12, 2004 (inception) through December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you for free on the SEC's website at www.sec.gov.

        We are subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
KKR Financial Corp.
San Francisco, California

        We have audited the accompanying consolidated balance sheet of KKR Financial Corp. and subsidiaries (the "Company") as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from August 12, 2004 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of KKR Financial Corp. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the period from August 12, 2004 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California
March 8, 2005 (June 23, 2005 as to the reverse stock split discussed in the second paragraph of Note 16)

KKR Financial Corp. and Subsidiaries

Consolidated Balance Sheet

(Dollars in thousands, except per share information)

December 31, 2004
Assets
Cash and cash equivalents	$7,219
Restricted cash and cash equivalents	1,321
Securities available-for-sale, pledged as collateral, at fair value	1,484,222
Securities available-for-sale, at fair value	167,058
Loans, net of allowance	682,757
Derivatives, at fair value	223
Interest receivable	2,694
Principal receivable	—
Deferred tax asset	228
Other assets	1,618

Total assets	$2,347,340

Liabilities and stockholders' equity
Liabilities
Borrowings:
Repurchase agreements	$1,558,274
CLO repurchase agreement	—
CLO senior notes payable	—
Demand loan	27,875

Total borrowings	1,586,149
Dividends payable	—
Accrued interest expense	771
Payable to manager and related party liabilities	1,765
Accounts payable, accrued expenses and other liabilities	1,157
Derivatives, at fair value	750

Total liabilities	1,590,592
Stockholders' equity
Preferred stock, $.01 par value, 50,000,000 shares authorized and none outstanding	—
Common stock, $.01 par value, 250,000,000 shares authorized and 41,004,492 shares issued and outstanding	410
Additional paid-in capital	779,740
Deferred compensation	(18,413)
Accumulated other comprehensive income	1,720
Accumulated deficit	(6,709)

Total stockholders' equity	756,748

Total liabilities and stockholders' equity	$2,347,340

See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries

Consolidated Statement of Operations

(Amounts in thousands, except per share information)

For the Period from August 12, 2004 (inception) through December 31, 2004
Net investment income:
Securities interest income	$2,715
Loan interest income	1,914
Dividend income	296
Other investment income	3,197

Total investment income	8,122
Interest expense	(975)

Net investment income	7,147
Other income (loss):
Net realized and unrealized (loss) on derivatives	(570)
Net realized gain on investments	75
Other income	7

Total other (loss)	(488)
Non-investment expenses:
Management fee to related party	11,222
Professional services	901
Insurance expense	335
Directors expenses	341
Other general and administrative expenses	797

Total non-investment expenses	13,596

Net (loss) before income tax (benefit)	(6,937)
Income tax (benefit)	(228)

Net (loss)	$(6,709)

Net (loss) per common share:
Basic	$(0.17)

Diluted	$(0.17)

Weighted average number of common shares outstanding:
Basic	39,796

Diluted	39,796

See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries

Consolidated Statement of Changes in Stockholders' Equity

(Amounts in thousands)

	Shares of Common Stock	Common Stock at Par Value	Additional Paid-In- Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Comprehensive Loss	Total Stockholders' Equity
Balance at August 12, 2004		$—	$1	$—	$—	$—	$—	$1
Net loss						(6,709)	(6,709)	(6,709)
Net change in unrealized gain on securities available-for-sale					1,720		1,720	1,720

Comprehensive loss							$(4,989)

Issuance of common stock	41,004	410	779,278	(18,413)				761,275
Amortization of stock options			461					461

Balance at December 31, 2004	41,004	$410	$779,740	$(18,413)	$1,720	$(6,709)		$756,748

See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries

Consolidated Statement of Cash Flows

(Dollars in thousands)

For the Period from August 12, 2004 (inception) through December 31, 2004
Cash flows from operating activities:
Net (loss)	$(6,709)
Adjustments to reconcile net (loss) to cash provided by (used in) operating activities:
Unrealized (gain) loss on derivatives	527
Foreign exchange loss	—
Amortization of restricted stock and stock options	6,226
Amortization of premium (discount) on loans and securities	(4)
Gain on sale of securities available-for-sale	—
Depreciation and amortization	85
Deferred tax expense (benefit)	(228)
Changes in assets and liabilities:
Interest receivable	(2,694)
Other assets	(710)
Payable to manager and related party liabilities	1,765
Accounts payable, accrued expenses and other liabilities	1,157
Accrued interest expense	771

Net cash provided by operating activities	186
Cash flows from investing activities:
Purchase of securities available-for-sale	(1,664,369)
Principal payments on securities available-for-sale	14,813
Proceeds from sale of securities available-for-sale	—
Purchase of loans	(683,377)
Principal payments on loans	620
Net additions to restricted cash and cash equivalents	(1,321)
Purchase of property and equipment	(993)

Net cash used in investing activities	(2,334,627)
Cash flows from financing activities:
Net proceeds from issuance of common shares	755,510
Proceeds from borrowings:
Repurchase agreements	2,285,274
CLO repurchase agreements	—
CLO senior notes payable	—
Demand loan	27,875
Repayments of borrowings:
Repurchase agreements	(727,000)
CLO repurchase agreements	—
Purchase of derivatives	—

Net cash provided by financing activities	2,341,659
Net increase in cash and cash equivalents	7,218
Cash and cash equivalents at beginning of period	1

Cash and cash equivalents at end of period	$7,219

Supplemental cash flow information:
Interest expense paid in cash	$230

Non-cash financing activities:
Issuance of restricted stock	$24,178

See notes to consolidated financial statements.

KKR Financial Corp. and Subsidiaries

Notes to Consolidated Financial Statements

For the period from August 12, 2004 (Inception) through December 31, 2004

Note 1—Organization

        KKR Financial Corp. (the "Company" or "KKR Financial") was organized as a Maryland corporation on July 7, 2004. The Company commenced operations on August 12, 2004 with the closing of a private placement offering of common stock, which raised approximately $755.5 million of net capital.

        KKR Financial Advisors LLC (the "Manager") manages the Company and its investment portfolio pursuant to a management agreement (the "Management Agreement"). The Manager is an affiliate of Kohlberg Kravis Roberts & Co. L.P.

        The Company is a specialty finance company created to invest across multiple asset classes with the objective of achieving attractive leveraged risk-adjusted returns. The Company seeks to achieve its investment objective by allocating capital primarily to the following four asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and securities, (iii) commercial real estate loans and securities: and (iv) asset-backed securities. The Company may also invest opportunistically in other types of investments from time to time, including investments in equity securities.

        The Company intends to elect to be taxed as a Real Estate Investment Trust ("REIT"), and to comply with the provisions of the Internal Revenue Code (the "Code") with respect thereto.

Note 2—Basis of Presentation

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The Company consolidates all entities that it controls. The consolidated financial statements include the accounts of the parent company and its taxable REIT subsidiary—KKR TRS Holdings, Inc. ("KKR TRS"). The term "Company" refers to these entities collectively, unless otherwise noted. All inter-company balances and transactions have been eliminated in consolidation.

        The accompanying consolidated financial statements have been adjusted to give effect to the reverse stock split described in Note 16.

Note 3—Summary of Significant Accounting Policies

        Use of Estimates—In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and revenues and expenses for the periods presented in the statement of operations. Actual results could differ from those estimates and assumptions. Significant estimates in the consolidated financial statements include the valuation of the Company's investments and derivatives.

        Cash and Cash Equivalents—Cash and cash equivalents include cash on hand, cash held in banks and highly liquid investments with maturities of three months or less at the time of purchase. Interest income earned on cash and cash equivalents is recorded in other interest income. Restricted cash represents amounts required to be maintained in margin accounts under the terms of a credit default swap contract at December 31, 2004 (see Note 9).

        Securities Available-for-Sale—The Company has designated its investments in mortgage-backed securities, corporate high-yield securities, asset-backed securities, and certain other equity and debt securities as securities available-for-sale under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," because the Company may dispose of them prior to maturity and does not hold them principally for the purpose of selling them in the near term. These investments are carried at their fair values, with unrealized gains and losses reported in accumulated other comprehensive income. Fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in certain securities. Upon disposition of a security, the realized net gain or loss is included in income on a specific identification basis. The Company recognizes other-than-temporary impairment charges on available-for-sale securities under SFAS No.115, Emerging Issues Task Force ("EITF") 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" and EITF 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets," as applicable. For marketable equity securities and debt securities that are not beneficial interests from securitizations (or are beneficial interests but are otherwise not in the scope of EITF 99-20), the Company applies the provisions of EITF 03-1: when the estimated fair value of a security is below amortized cost and the Company concludes that it no longer has the ability or intent to hold the security for a period of time over which the Company expects the value to recover to amortized cost, the investment is considered to be other-than-temporarily impaired. The Company also considers the length and severity of the temporary impairment of an investment to determine whether the impairment is other-than-temporary. For securities that are beneficial interests in securitizations within the scope of EITF 99-20, the Company applies the following provisions: when significant changes in estimated cash flows from the cash flows previously estimated occur due to actual prepayment and credit loss experience, and the present value of the revised cash flows using the current expected yield is less than the present value of the previously estimated remaining cash flows (adjusted for cash receipts during the intervening period), the investment is considered to be other-than-temporarily impaired. When an other-than-temporary impairment occurs, the security is written down to fair value and a new cost basis is established, with a corresponding charge to income.

        Securities Interest Income Recognition—The Company accounts for interest income on securities under SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," or EITF 99-20, as applicable, using the effective yield method, which includes the accretion or amortization of purchase discounts or premiums and the stated coupon interest payments. Actual prepayment and credit loss experience is reviewed quarterly and effective yields are recalculated when differences arise between prepayments and credit losses originally anticipated compared to amounts actually received plus anticipated future prepayments.

        Loans—The Company purchases pools of residential mortgage whole loans and participations in corporate leveraged loans and commercial real estate loans in the secondary market and through syndications of newly originated loans. Loans are held for investment; therefore, the Company initially records them at their purchase prices, and subsequently accounts for them based on their outstanding principal plus or minus unamortized premiums or discounts. In certain instances, where the credit fundamentals underlying a particular loan have changed in such a manner that the Company's expected return on investment may decrease, the Company may sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by the Company that it no longer will hold the loan for investment, the Company will account for the loan at the lower of amortized cost or market value.

        Loan Interest Income Recognition—Interest income on loans includes interest at stated rates adjusted for amortization or accretion of premiums and discounts. Premiums and discounts are amortized or accreted into income using the effective yield method. When the Company purchases a loan or pool of loans at a discount, it considers the provisions of AICPA Statement of Position ("SOP") 03-3 "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" to evaluate whether all or a portion of the discount represents accretable yield. If a loan with a premium or discount is prepaid, the Company immediately recognizes the unamortized portion as a decrease or increase to interest income.

        Allowance and Provision for Loan Losses—The Company maintains an allowance for loan losses at a level that management considers adequate based on an evaluation of known and inherent risks in the loan portfolio, considering historical and industry loss experience, economic conditions and trends, collateral values and quality, market values of our loans and other relevant factors.

        To estimate the allowance for loan losses, the Company first identifies impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics may be evaluated collectively for impairment. The Company considers a loan to be impaired when, based on current information and events, management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its fair value. Fair value may be determined based on market price, if available; the fair value of the collateral less estimated disposition costs; or the present value of estimated cash flows. Increases in the allowance for loan losses are recognized in the statements of operations as a provision for loan losses. A charge-off or write-down of a loan is recorded, and the allowance for loan losses is reduced, when the loan or a portion thereof is considered uncollectible and of such little value that further pursuit of collection is not warranted.

        An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as: (1) management believes that scheduled debt service payments will not be met within the coming 12 months; (2) the loan becomes 90 days delinquent; (3) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (4) the net realizable value of the loan's underlying collateral approximates the Company's carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt.

        Property and Equipment—Equipment and leasehold improvements are carried at amortized cost and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Equipment is depreciated over the estimated useful lives of three years using the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or lease terms. Property and equipment, net of accumulated depreciation, are included in other assets.

        Borrowings—The Company finances the acquisition of its investments, including loans and securities available-for-sale, primarily through the use of secured borrowings in the form of CLOs, repurchase agreements, warehouse facilities and other secured borrowings. The Company recognizes interest expense on all borrowings on an accrual basis.

        Derivative Instruments—The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets or from fluctuations in currency values, to the extent the Company makes foreign investments. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions.

        In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted, the Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheet and measures those instruments at their fair values. If certain conditions are met, a derivative may be specifically designated as: (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (2) a hedge of the exposure to variable cash flows of a forecasted transaction; or (3) in certain circumstances, a hedge of a foreign currency exposure. As of December 31, 2004, the Company holds no derivatives designated or accounted for as hedges. Therefore, all changes in the fair value of derivatives through December 31, 2004 are recognized in the consolidated statement of operations.

        Foreign Currency—The Company makes investments in non-US dollar-denominated securities or loans. As a result, the Company is subject to the risk of fluctuation in the exchange rate between a foreign currency in which it makes an investment, and the U.S. dollar. In order to reduce the risk, the Company may maintain a short position in the applicable foreign currency. All investments denominated in foreign currency are converted to the U.S. dollar using prevailing exchange rates on the balance sheet date. Income, expenses, gains and losses on investments denominated in foreign currency are converted to the U.S. dollar using the prevailing exchange rates on the dates when they are recorded. Any related foreign exchange gains and losses are recorded in the consolidated statement of operations.

        Manager Compensation—The Company's management agreement provides for the payment of a base management fee to the Manager, and an incentive fee if the Company's financial performance exceeds certain benchmarks. See Note 13 for further discussion of the specific terms of the computation and payment of the incentive fee. The base management fee and the incentive fee are accrued and expensed during the period for which they are calculated and earned.

        Share-Based Payment—The Company accounts for share-based compensation issued to its directors and to its Manager using the fair value based methodology prescribed by SFAS No. 123(R), "Share-Based Payment." Compensation cost for restricted stock issued to directors is measured at its fair value at the grant date, and is amortized into expense over the vesting period on a straight-line basis. Compensation cost for restricted stock and stock options issued to the Manager is initially measured at fair value at the grant date, and is remeasured at subsequent dates to the extent the awards are unvested. To amortize compensation expense for the restricted shares and stock options granted to the Manager, the Company is using the graded vesting attribution method pursuant to SFAS No. 123(R).

        Income Taxes—KKR Financial intends to elect to be taxed as a REIT and to comply with the provisions of the Code with respect thereto. Accordingly, it is not subject to federal income tax to the extent that its distributions to stockholders satisfy the REIT requirements and certain asset, income and ownership tests, and recordkeeping requirements are met.

        KKR TRS is not consolidated for federal income tax purposes and is taxed as a corporation. For financial reporting purposes, current and deferred taxes are provided for on the portion of earnings recognized by the Company with respect to its interest in KKR TRS. Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities that existed on each balance sheet date.

        Earnings Per Share—In accordance with SFAS No. 128, "Earnings per Share," the Company presents both basic and diluted earnings (loss) per share ("EPS") in its consolidated statements of operations. Basic earnings (loss) per share ("Basic EPS") excludes dilution and is computed by dividing net income or loss allocable to common shareholders by the weighted average number of shares, including vested restricted shares, outstanding for the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution of stock options and unvested restricted stock, if they are not anti-dilutive.

        Recent Accounting Pronouncements—The Company has adopted all GAAP relevant to the Company's consolidated financial statements, including recently issued pronouncements that are not required to be adopted until dates subsequent to December 31, 2004. All relevant recently issued accounting pronouncements are comprehended in the summary of accounting policies above.

Note 4—Securities Available-for-Sale

        The following table summarizes the Company's securities classified as available-for-sale as of December 31, 2004, which are carried at fair value (dollars in thousands):

Security Description	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Residential mortgage-backed securities	$1,581,824	$911	$24	$1,582,711
Commercial mortgage-backed securities	12,000	7	—	12,007
Asset-backed securities	5,000	—	—	5,000
High-yield securities	19,578	477	155	19,900
Preferred stock	31,158	504	—	31,662

Total securities available-for-sale	$1,649,560	$1,899	$179	$1,651,280

        As of December 31, 2004, we owned securities, preferred stock, and common stock issued by four issuers that had unrealized losses. In some cases we own more than one class of security from such issuers. The following table shows these securities aggregated by investment category at December 31, 2004.

	December 31, 2004
Security Description	Value Fair	Gross Unrealized Losses
Residential mortgage-backed securities	$81,053	$24
High-yield securities	7,922	155
Common and Preferred stock	—

Total temporarily impaired securities	$88,975	$179

        The Company commenced operations in August 2004; therefore, all securities in an unrealized loss position at December 31, 2004 have been in an unrealized loss position for less than one year. The Company's review of such securities indicates that the decrease in fair value was not due to permanent changes in the underlying credit fundamentals or in the amount of interest expected to be received. In addition, the Company has the financial capacity and the intention to hold the securities for a period of time sufficient for a recovery in the fair value. Therefore, management does not believe any of the securities held are other-than-temporarily impaired at December 31, 2004.

        At December 31, 2004, securities with a fair value of $1,484.2 million were pledged as collateral for borrowings (see Note 8).

        The actual maturities of mortgage-backed or asset-backed securities are generally shorter than stated contractual maturities. Actual maturities of these securities are affected by the contractual lives of the underlying assets, periodic payments of principal, and prepayments of principal.

        The following table summarizes the estimated maturities of the Company's mortgage-backed, asset-backed and high-yield securities included in securities available-for-sale as of December 31, 2004 according to their estimated weighted average life classifications (dollars in thousands):

Weighted Average Life	Fair Value	Amortized Cost	Weighted Average Coupon
Greater than one year and less than five years	$1,520,144	$1,519,246	2.73%
Greater than five years and less than ten years	94,574	94,156	3.86%
Greater than ten years	4,900	5,000	9.75%

        The weighted average lives of the mortgage-backed securities and asset-backed securities at December 31, 2004 in the table above are based upon calculations assuming constant principal prepayment rates to the balloon or reset date for each security. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rates of the outstanding loans, loan ages, margin and volatility.

        On December 30, 2004, the Company invested approximately $466.3 million in residential mortgage-backed securities or certificates issued by Structured Asset Mortgage Investments Trust II 2004—AR8 ("SAMI 2004"), which included $391.7 million in a portion of the AAA-rated class certificates ("AAA class") and $74.6 million in all of the Aaa, Aa2, A2, Baa2, Ba2, B2 and non-rated

("NR") class certificates (collectively referred to as the "subordinated classes") with a total face amount of $474.2 million. At December 31, 2004, the estimated fair value of the Company's investment in SAMI 2004 was $466.4 million, comprising $391.9 million in AAA class and $74.5 million in subordinated classes, and related interest income receivable of $0.1 million.

        At December 31, 2004, SAMI 2004 owned a pool of adjustable rate mortgage loans of approximately $1.0 billion secured by first liens on one-to four- family residential properties. SAMI 2004 is a variable interest entity ("VIE"), as defined in FASB Interpretation ("FIN") No. 46 (Revised), "Consolidation of Variable Interest Entities." The Company is not the primary beneficiary of SAMI 2004 because the Company is not the holder of an interest that is expected to absorb the majority of SAMI 2004's expected losses and expected residual returns. The Company's maximum exposure to loss as a result of its involvement with SAMI 2004 is equivalent to the fair value of its investment and related interest income receivable. The Company has no legal or contractual obligations to provide funding to SAMI 2004 in the future.

Note 5—Loans

        The following is a summary of the Company's loans at December 31, 2004 (dollars in thousands):

Loan Description	Principal	Unamortized Premium/ (Discount)	Net Amortized Cost
Corporate leveraged loans	$400,218	$(581)	$399,637
Residential whole loans	229,855	3,265	233,120
Commercial real estate loans	50,000	—	50,000

Total loans	$680,073	$2,684	$682,757

        At December 31, 2004, the corporate leveraged loans consist of floating rate loans, which bear interest between LIBOR plus 175 bps and 550 bps, with maturity dates ranging from 2007 to 2012. Residential whole loans consisted of floating rate mortgages bearing interest between LIBOR plus 50 bps and 238 bps, with maturity dates ranging from 2028 to 2034. The commercial real estate loan is a mezzanine loan, which bears interest at LIBOR plus 370 bps and matures in 2009. This loan is collateralized by a lien on the equity interests in a portfolio of hotels and resorts, and is subordinate to senior liens of approximately $1.1 billion.

        At December 31, 2004, residential whole loans with a fair value of $233.9 million (amortized cost of $233.1 million) and a commercial real estate loan with a fair value of $50.3 million (amortized cost of $50.0 million) were pledged as collateral for borrowings under repurchase agreements.

        As of December 31, 2004, the Company had not recorded an allowance for loan losses. At December 31, 2004, all of the Company's loans are current with respect to the scheduled payments of principal and interest. In reviewing the portfolio of loans and the observable secondary market prices, the Company did not identify any loans that exhibit characteristics indicating that impairment has occurred.

        The following schedule summarizes the Company's whole loan portfolio at December 31, 2004, which consisted of first mortgages on residential housing (dollar amounts in thousands):

December 31, 2005		Number of Loans	Interest Rate	Maturity Date	Carrying Amount of Mortgages	Principal Amount of Loans Delinquent as to Principal and Interest
Residential Mortgages:
	<=$250	133	2.50–4.00	2/1/2028–11/1/2034	$22,341	$—
	$251–500	142	2.63–4.00	5/1/2028–10/1/2034	52,385	—
	$501–750	54	2.63–3.88	10/1/2028–11/1/2034	33,525	—
	$751–1,000	36	2.63–3.88	1/1/2029–11/1/2034	32,320	—
	>$1,000	51	2.63–3.75	1/1/2029–9/1/2034	92,544	—

		416			$233,115

Notes:

(1)
Reconciliation of carrying amounts of mortgage loans (amounts in thousands):

Balance at August 12, 2004 (inception)	$0
Additions during period ended December 31, 2004:
Loan purchases	233,130
Deductions during period ended December 31, 2004:
Amortization of premium	(15)

Balance at December 31, 2004	$233,115

(2)
The following tables summarizes the geographic distribution of the Company's whole loan portfolio at December 31, 2004 (dollar amounts in thousands):

State or Territory	Number of Loans	Carrying Amount	%
California	77	$77,606	33.3%
New York	33	29,077	12.5
Florida	66	25,935	11.1
Virginia	50	15,864	6.8
New Jersey	15	9,532	4.1
Other	175	75,101	32.2

Total	416	$233,115	100.0%

Note 6—Property and Equipment

        The following is a summary of the Company's property and equipment, which are included in other assets in the consolidated balance sheet at December 31, 2004 (dollars in thousands):

December 31, 2004
Leasehold improvements	$385
Furniture and equipment	608

993
Accumulated depreciation and amortization	(85)

Total property and equipment, net	$908

        Depreciation and amortization expense was $0.1 million for the period ended December 31, 2004.

Note 7—Commitments and Contingencies

        As part of its strategy of investing in corporate leveraged loans and commercial real estate loans, the Company commits to purchase interests in new loan syndications, which obligate the Company to acquire a predetermined interest in such loans at a specified price on a to-be-determined settlement date. Consistent with standard industry practices, once the Company has been informed of the amount of its syndication allocation in a particular loan by the syndication agent, the Company bears the risks and benefits of changes in the value of the syndicated loan from that date forward. The Company had committed to purchasing or participating in approximately $67.9 million of corporate leveraged loans at December 31, 2004. In addition, the Company had delayed draw term loan commitments of $14.6 million at December 31, 2004. Under the terms of the delayed draw commitments; the Company receives a commitment fee of between .50% and 1.35% per annum for the period from the date of its commitment to the date of the delayed draw funding.

Note 8—Borrowings

        The Company leverages its portfolio of securities and loans through the use of repurchase agreements, warehouse facilities, short-term demand loans. Each of the borrowing vehicles used by the Company bears interest at floating rates based on a spread above the London InterBank Offered Rate ("LIBOR").

        Certain information with respect to the Company's borrowings as of December 31, 2004 is summarized in the following table. Each of the borrowings listed is contractually due in one year or less (dollars in thousands).

	Repurchase Agreements	Demand Loan	Total
Outstanding borrowings	$1,558,274	$27,875	$1,586,149
Weighted average borrowing rate	2.51%	2.79%	2.53%
Weighted average remaining maturity	20 days	Open
Fair value of the collateral	$1,736,687	$31,662	$1,768,349

        At December 31, 2004, the Company had repurchase agreements with the following counterparties (dollars in thousands):

	Amount at Risk(1)	Weighted Average Maturity of Repo Agreement in Days	Weighted Average Interest Rate at December 31, 2004
Credit Suisse First Boston LLC	$48,619	20	2.48%
Bear, Stearns & Co. Inc.	106,695	31	2.84%
J.P. Morgan Securities Inc.	23,942	18	2.55%

Total	$179,256

(1)
Equal to the fair value of securities or loans sold, plus accrued interest income, minus the sum of repurchase agreement liabilities plus accrued interest expense.

Note 9—Derivative Financial Instruments

        The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets or from fluctuations in currency values, to the extent the Company makes foreign investments. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss. However, because of their high credit ratings, the Company does not anticipate that any of the counterparties will fail to meet their obligations. On the date the Company enters into a derivative contract, the derivative is designated as: (1) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge) or (2) a contract not qualifying for hedge accounting ("free standing" derivative).

        The following table summarizes the fair value of the derivative instruments held at December 31, 2004 (dollars in thousands):

Contract	Estimated Fair Value at December 31, 2004
Derivatives designated as cash flow hedges	$—
Free standing derivatives	(527)

Free Standing Derivatives

        The Company had four swaption contracts outstanding at December 31, 2004 with an aggregated notional amount of $27.0 million, maturity dates in 2018 and 2019 and the aggregated fair value of $0.2 million at December 31, 2004 included in assets in the consolidated balance sheet. In each swaption contract the Company has obtained the option at a date certain in the future to pay a fixed rate of interest in exchange for receiving a floating rate of interest indexed to LIBOR on the notional amount of the contract for a specified period of time.

        At December 31, 2004, the Company has a credit default swap with a notional amount of $20.0 million and a fair value of $0.6 million of liability. During the period ended December 31, 2004, the Company settled another credit default swap contract and recognized a net gain of $0.1 million.

        At December 31, 2004, the Company had two forward foreign currency exchange rate contracts with a notional amount of GBP £13.2 million and a fair value of $0.1 million of liability included in the consolidated balance sheet. In each contract the Company has sold short GBP with an obligation to repurchase the GBP either on a date certain or within a specified period in 2005.

Note 10—Accumulated Other Comprehensive Income

        The following is a summary of the components of accumulated other comprehensive income at and December 31, 2004 (dollars in thousands):

December 31, 2004
Unrealized gains on securities available-for-sale:
Unrealized holding losses arising during period	$1,720
Less: reclassification adjustment for gains realized in net income	—

Unrealized gains on securities available-for-sale	1,720
Unrealized gains on cash flow hedges	—

Total accumulated other comprehensive income	$1,720

Note 11—Capital Stock and Earnings per Share

        On August 12, 2004, the Company completed a private offering (the "Initial Private Offering") to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) of 39,795,575 shares of common stock, $0.01 par value at an offering price of $20.00 per share, including (i) the exercise by the initial purchaser and placement agent of its over-allotment option to purchase 1,250,000 shares of common stock at a price of $18.60 per share and (ii) the sale of 4,359,000 shares of common stock, par value $0.01, at an offering price of $20.00 per share, to employees and affiliates of the Manager, and other persons selected by the Manager. The Company received proceeds from these transactions in the amount of approximately $755.5 million, net of placement fees and other offering costs.

        The Company calculates basic net income per share by dividing net income for the period by the weighted average shares of its common stock outstanding for the period. Diluted net income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted average number of shares outstanding.

        For the period from August 12, 2004 (inception) through December 31, 2004, the Company reported a net loss of $0.17 per share. Inclusion of the stock options and unvested restricted stock in the diluted loss per share calculation would reduce the net loss per share amount; therefore, they are considered anti-dilutive. As a result, the Company's diluted loss per share is equivalent to its basic loss per share for such period.

Note 12—Stock Options and Restricted Stock

        The Company has adopted a stock incentive plan (the "2004 Stock Incentive Plan") that provides for the grant of qualified incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code, non-qualified stock options, stock appreciation rights, restricted stock and other share-based awards. The Compensation Committee of the Board of Directors administers the plan. Stock options may be granted to the Manager, directors, officers and any key employees of the Manager and to any other individual or entity performing services for the Company.

        The exercise price for any stock option granted under the 2004 Stock Incentive Plan may not be less than 100% of the fair market value of the shares of common stock at the time the option is granted. Each option must terminate no more than ten years from the date it is granted. The 2004 Stock Incentive Plan authorizes that a total of 4,217,500 shares may be used to satisfy awards under the plan provided that (i) a maximum of 2,520,000 shares may be used to satisfy awards of options and (ii) a maximum of 1,680,000 shares may be used to satisfy awards of restricted shares.

        The following table summarizes the restricted stock transactions:

	Recipients
	Manager	Directors	Total
Unvested shares at August 12, 2004	1,193,867	15,000	1,208,867
Issued	—	—	—
Vested	—	—	—
Forfeited	—	—	—

Unvested shares at December 31, 2004	1,193,867	15,000	1,208,867

        The shares granted to the directors were valued using the fair market value at the time of grant, $20.00 per share. Pursuant to SFAS No. 123R, the Company is required to value any unvested shares of common stock granted to the manager at the current market price at the end of each accounting period. The Company valued the unvested shares at $20.00 per share at December 31, 2004.

        The following table summarizes all stock option transactions:

	Number of Options	Weighted Average Exercise Price
Outstanding at August 12, 2004	1,989,779	$20.00
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2004	1,989,779	$20.00

        The options outstanding have a weighted average remaining life of 9.6 years at December 31, 2004. None of the options outstanding was exercisable at December 31, 2004, respectively.

        The options are valued using the Black-Scholes model and the following assumptions:

December 31, 2004
Expected life	9.6 years
Discount rate	4.44%
Volatility	20%
Dividend yield	9%

        The fair value of the options was $0.98 at December 31, 2004, respectively.

        For the period ended December 31, 2004, the components of share-based compensation expense are as follows (dollars in thousands):

For the Period Ended December 31, 2004
Options granted to Manager	$461
Restricted shares granted to Manager	5,649
Restricted shares granted to directors	116

Share-based compensation expense	$6,226

Note 13—Management Agreement and Related Party Transactions

        The Company has a management agreement with the Manager, the employer of certain directors and officers of the Company, under which the Manager manages the Company's day-to-day operations, subject to the direction and oversight of the Company's Board of Directors. The management agreement was entered into on August 12, 2004. The initial terms expire December 31, 2006 and shall be automatically renewed for a one-year term through each anniversary date thereafter.

        The management agreement provides, among other things, that the Company pays to the Manager, in exchange for investment management and certain administrative services, certain fees and reimbursements, summarized as follows:

        (1)   Base Management Fee—the Company will pay the Manager a base management fee monthly in arrears in an amount equal to 1/12 of the Company's equity multiplied by 1.75%. For purposes of calculating the base management fee, the Company's equity is defined, for any month, as the sum of the net proceeds from any issuance of the Company's common stock, after deducting any underwriting discount and commissions and other expenses and costs relating to the issuance, plus the Company's retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount the Company paid for repurchases of the Company's common stock. The foregoing calculation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between the Manager and the independent directors and approval by a majority of the Company's independent directors in the case of non-cash charges.

        (2)   Incentive Compensation—the Manager shall receive quarterly incentive compensation in an amount equal to the product of:

          (i)    25% of the dollar amount by which:

            (a)   Net Income, before Incentive Compensation, per weighted average share of common stock for such quarter, exceeds

            (b)   an amount equal to (A) the weighted average of the price per share of the common stock in the Company's August 2004 private placement and the prices per share of the Company's common stock in any subsequent offerings by the Company multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the Ten Year U.S. Treasury Rate for such quarter multiplied
    by

    (ii)
    the weighted average number of shares of common stock outstanding in such quarter.

  The foregoing calculation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the independent directors and approval by a majority of the independent directors in the case of non-cash charges. The incentive compensation calculation and payment shall be made quarterly in arrears. "Net income" shall be determined by calculating the net income available to owners of the Company's common stock before non-cash equity compensation expense, in accordance with GAAP.

  "Ten Year U.S. Treasury Rate" means the average of weekly average yield to maturity for U.S. Treasury Securities (adjusted to a constant maturity of ten (10) years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

        (3)   Reimbursement of Expenses—The Company will reimburse the Manager for out-of-pocket expenses and certain other costs incurred by the Manager and related directly to the Company. All rent is paid by the Company as a portion of the reimbursement of expenses.

        Following the initial term, the management agreement may be terminated upon the affirmative vote of at least two-thirds of the Company's independent directors, or by a vote of the holders of a majority of the outstanding shares of the Company's common stock, based upon (1) unsatisfactory performance that is materially detrimental to the Company or (2) a determination that the management fees payable to the Manager are not fair, subject to the Manager's right to prevent such a termination pursuant to clause (2) by accepting a reduction of the management fees agreed to by at least two-thirds of the Company's independent directors and the Manager. The Company must provide 180 days' prior notice of any such termination and the Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee, earned by the Manager during the two 12-month periods immediately preceding the date of the termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The Company is also entitled to terminate the management agreement for cause, upon thirty days' prior written notice of termination without payment of any termination fee.

        The management agreement contains certain provisions requiring the Company to indemnify the Manager, its members, managers, officers and employees and each person controlling the Manager with respect to all expenses, losses, damages, liabilities, demands, charges, and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. The provisions contain no limitation on maximum future payments. The Company has evaluated the impact of these guarantees on its financial statements and determined that they are immaterial.

        For the period ended December 31, 2004, the following amounts were paid to the Manager (dollars in thousands):

For the Period Ended December 31, 2004
Base management fee	$5,112
Expense reimbursement	1,826

Total paid to Manager	$6,938

        No incentive compensation was earned or paid in the period ended December 31, 2004.

Note 14—Income Taxes

        KKR TRS is taxed as a regular corporation. The income tax provision for the period ended December 31, 2004 consisted of the following components (dollars in thousands):

	For the Period Ended December 31, 2004
	Federal	State	Total
Current	$—	$—	$—
Deferred	(190)	(38)	(228)

Total	$(190)	$(38)	$(228)

        The above tax (benefit) was based on KKR TRS's effective tax rate of 42.02% at December 31, 2004. It was equivalent to the combined rate of the Federal statutory income tax rate and the State statutory income tax rate, net of Federal benefit.

        The components of the deferred tax assets and liabilities as of December 31, 2004 are as follows (dollars in thousands):

December 31, 2004
Deferred tax assets:
Unrealized loss-derivatives	$147
Net operating loss carryforward	81

Gross deferred tax assets	228

Deferred tax liabilities:
Unrealized gain-derivatives	—

Gross deferred tax liabilities	—

Net deferred tax asset	228
Valuation allowance	—

Total deferred tax asset	$228

        Management believes that the deferred tax assets as of December 31, 2004 will be fully realized based on the expected operating income of KKR TRS.

Note 15—Fair Value of Financial Instruments

        SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of securities available-for-sale, derivatives, loan commitments and loans is based on quoted market prices or estimates provided by independent pricing sources. The fair value of the cash and cash equivalents, interest receivable, repurchase agreements, demand loan and interest payable, approximates cost as of March 31, 2005 and December 31, 2004, due to the short-term nature of these instruments.

        The table below discloses the carrying value and the fair value of the Company's financial instruments as of December 31, 2004 (dollars in thousands):

	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$8,540	$8,540
Securities available-for-sale	1,651,280	1,651,280
Loans	682,757	686,290
Interest receivable	2,694	2,694
Derivatives	223	223
Financial Liabilities:
Repurchase agreements	$1,558,274	$1,558,274
Demand loan	27,875	27,875
Interest payable	771	771
Derivatives	750	750
Off Balance Sheet Items:
Loan commitments	—	$642

Note 16—Subsequent Events

        On April 5, 2005 (unaudited), the board of directors declared a quarterly distribution of $0.25 per share of common stock, which was paid on April 18, 2005 to stockholders of record as of April 5, 2005. The Company distributed dividends of $10.3 million from working capital; this represented an excess of $4.2 million and $10.8 million over our net income for the quarter ended March 31, 2005 and for the period from August 12, 2004 (inception) through March 31, 2005, respectively, as determined in accordance with GAAP.

        On June 3, 2005, the Company's Board of Directors approved a reverse stock split of the Company's outstanding common stock at a ratio of one-for-two shares which was effected in connection with the Company's initial public offering.

 KKR Financial Corp. and Subsidiaries

Condensed Consolidated Balance Sheet

(Unaudited)

(Amounts in thousands, except share information)

June 30, 2005
Assets
Cash and cash equivalents	$14,435
Restricted cash and cash equivalents	31,465
Securities available-for-sale	373,362
Securities available-for-sale, pledged as collateral	4,683,901
Loans held for investment	2,042,124
Derivative assets	9,899
Interest receivable	22,074
Principal receivable	421
Deferred tax asset	—
Other assets	2,672

Total assets	$7,180,353

Liabilities and stockholders' equity
Liabilities
Borrowings:
Repurchase agreements	$4,771,756
CLO senior notes payable	696,448
Demand loan	40,511

Total borrowings	5,508,715

Accounts payable, accrued expenses and other liabilities	46,989
Distribution payable	16,400
Accrued interest payable	10,274
Payable to manager and related party liabilities	1,717
Income tax liability	878
Derivative liabilities	1,660

Total Liabilities	5,586,633

Stockholders' equity
Preferred stock, $.01 par value, 50,000,000 shares authorized and none outstanding at June 30, 2005	—
Common stock, $.01 par value, 250,000,000 shares authorized and 78,470,742 shares issued and outstanding at June 30, 2005	785
Additional paid-in-capital	1,635,721
Deferred compensation	(13,780)
Accumulated other comprehensive (loss)	(10,264)
Accumulated deficit	(18,742)

Total stockholders' equity	1,593,720

Total liabilities and stockholders' equity	$7,180,353

See notes to condensed consolidated financial statements.

 KKR Financial Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share information)

	Three months ended June 30, 2005	Six months ended June 30, 2005
Net investment income:
Securities interest income	$46,048	$69,918
Loan interest income	20,739	31,360
Dividend income	933	1,467
Other interest income	943	1,197
Total investment income	68,663	103,942
Interest expense	(48,281)	(68,730)

Net investment income	20,382	35,212
Other income:
Net realized and unrealized gain on derivatives	2,169	2,345
Net realized gain on investments	472	815
Other (loss)	(782)	(463)

Total other income	1,859	2,697

Non-investment expenses:
Management compensation to related party	10,731	18,739
Professional services	788	1,185
Insurance expense	216	433
Directors expenses	152	351
General and administrative expenses	858	1,477

Total non-investment expenses	12,745	22,185
Income before income tax expense	9,496	15,724
Income tax expense	994	1,106

Net income	$8,502	$14,618

Net income per common share:
Basic	$0.21	$0.37

Diluted	$0.21	$0.36

Weighted-average number of common shares outstanding:
Basic	40,212	40,004

Diluted	40,994	40,689

Distributions declared per common share	$0.40	$0.65

See notes to condensed consolidated financial statements.

 KKR Financial Corp. and Subsidiaries

Condensed Consolidated Statement of Changes in Stockholders' Equity

(Unaudited)

(Amounts in thousands)

	Shares of Common Stock	Common Stock at Par Value	Additional Paid-In Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Comprehensive Income	Total Stockholders' Equity
Balance at January 1, 2005	41,004	$410	$779,740	$(18,413)	$1,720	$(6,709)		$756,748
Net income	—	—	—	—	—	14,618	14,618	14,618
Net change in unrealized loss on cash flow hedges	—	—	—	—	(3,544)	—	(3,544)	(3,544)
Net change in unrealized loss on securities available-for-sale	—	—	—	—	(8,440)	—	(8,440)	(8,440)

Comprehensive income	—	—	—	—	—	—	$2,634	—

Common stock distributions	—	—	—	—	—	(26,651)		(26,651)
Issuance of common stock, net of expenses	37,472	375	848,534	—	—	—		848,909
Amortization of restricted common stock	—	—	5,883	4,633	—	—		10,516
Forfeiture of restricted common stock	(5)	—	(13)	—	—	—		(13)
Amortization of common stock options	—	—	1,577	—	—	—		1,577

Balance at June 30, 2005	78,471	$785	$1,635,721	$(13,780)	$(10,264)	$(18,742)		$1,593,720

See notes to condensed consolidated financial statements.

 KKR Financial Corp. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

Six months ended June 30, 2005
Cash flows from operating activities:
Net income	$14,618
Adjustments to reconcile net income to cash used in operating activities:
Unrealized (gain) loss on derivatives	(2,204)
Foreign exchange translation loss	2,536
Share-based compensation	12,080
Amortization of premium (discount) on loans and securities	2,565
Gain on sale of securities available-for-sale	(815)
Depreciation and amortization	188
Deferred tax expense (benefit)	228
Changes in assets and liabilities:
Interest receivable	(19,380)
Other assets	(980)
Payable to manager and related party liabilities	(48)
Accounts payable, accrued expenses and other liabilities	2,140
Income tax liability	878
Accrued interest payable	9,503

Net cash provided by operating activities	21,309
Cash flows from investing activities:
Purchase of securities available-for-sale	(3,865,604)
Principal payments on securities available-for-sale	480,219
Proceeds from sale of securities available-for-sale	13,463
Purchase of loans	(1,555,761)
Principal payments on loans	192,878
Net additions to restricted cash and cash equivalents	(30,144)
Purchase of property and equipment	(262)

Net cash used in investing activities	(4,765,211)
Cash flows from financing activities:
Net proceeds from issuance of common shares	848,909
Proceeds from borrowings:
Repurchase agreements	32,740,601
CLO senior notes payable	696,448
Demand loan	12,636
Repayments of borrowing from repurchase agreements	(29,527,119)
Purchase of derivatives	(10,106)
Payment of distributions on common stock	(10,251)

Net cash provided by financing activities	4,751,118
Net increase in cash and cash equivalents	7,216
Cash and cash equivalents at beginning of period	7,219

Cash and cash equivalents at end of period	$14,435

Supplemental cash flow information:
Interest expense paid in cash	$59,227

Non-cash investing and financing activities:
Distributions on common stock declared but not paid	$16,400

Unsettled securities trades	$43,692

See notes to condensed consolidated financial statements.

 KKR Financial Corp. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1.    Organization

        KKR Financial Corp. (the "Company" or "KKR Financial") is a specialty finance company that invests in multiple asset classes and uses leverage to generate competitive leveraged risk-adjusted returns. The Company currently makes investments in the following asset classes: (i) residential mortgage loans and mortgage-backed securities; (ii) corporate loans and debt securities; (iii) commercial real estate loans and debt securities; (iv) asset-backed securities; and (v) equity securities. The Company also makes opportunistic investments in other asset classes from time to time.

        The Company was organized as a Maryland corporation on July 7, 2004, and commenced operations on August 12, 2004 ("Inception"). KKR Financial Advisors LLC (the "Manager") manages the Company pursuant to a management agreement (the "Management Agreement"). The Manager is an affiliate of Kohlberg Kravis Roberts & Co. L.P. The Company intends to be taxed as a real estate investment trust ("REIT") and to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") with respect thereto.

        On August 12, 2004, the Company completed its initial private placement of shares of its common stock at $20.00 per share that generated net proceeds of approximately $755.5 million. On June 29, 2005, the Company completed its initial public offering (the "IPO") of 37,500,000 shares of common stock that generated net proceeds of approximately $848.9 million. The Company sold 37,471,250 common shares at a price of $24.00 per share and selling stockholders sold 28,750 shares. The Company's stock is listed on the New York Stock Exchange under the symbol "KFN" and began trading on June 24, 2005. On June 23, 2005 the Company effectuated a reverse stock split of its common stock at a ratio of one share of common stock for every two shares of common stock then outstanding. The accompanying condensed consolidated financial statements have been adjusted to give effect to the reverse stock split.

Note 2.    Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of the Company and its taxable REIT subsidiaries: KKR TRS Holdings, Inc. ("KKR TRS"); KKR Financial CLO 2005-1, Ltd. ("CLO 2005-1"); KKR Financial CLO 2005-2, Ltd. ("CLO 2005-2"); KKR Financial CLO 2005-3, Ltd. ("CLO 2005-3"); and KKR Financial CDO 2005-1, Ltd. ("CDO 2005-1"). KKR TRS was formed to make, from time to time, certain investments that would not be REIT qualifying investments if made directly by the Company, and to earn income that would not be REIT qualifying income if earned directly by the Company. CLO 2005-1, CLO 2005-2, and CLO 2005-3 are entities established to complete collateralized loan obligation ("CLO") secured financing transactions. CDO 2005-1 is an entity established to complete a collateralized debt obligation ("CDO") secured financing transaction. The term "Company" refers to these entities collectively, unless otherwise noted. The entities consolidated by the Company are either wholly owned subsidiaries or entities established to complete secured financing transactions that are considered to be variable interest entities and for which the Company is the primary beneficiary. For additional information, see "Consolidation" below.

        The interim financial statements as of June 30, 2005 and for the three and six month periods then ended are unaudited; however, in the opinion of the Company's management, all adjustments,

consisting only of normal recurring accruals, necessary for a fair presentation of the Company's financial position, results of operations and cash flows have been included. The nature of the Company's business is such that the results of any interim period are not necessarily indicative of results of a full year. The notes to the consolidated financial statements for the period ended December 31, 2004 should be read in conjunction with these condensed consolidated financial statements.

Consolidation

        The Company consolidates all entities in which it holds a greater than 50 percent voting interest. The Company also consolidates all variable interest entities ("VIEs") for which it is considered to be the primary beneficiary pursuant to Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities—an interpretation of ARB No. 51, as revised ("FIN 46R"). In general, FIN 46R requires an enterprise to consolidate a VIE when the enterprise holds a variable interest in the VIE and is deemed to be the primary beneficiary of the VIE. An enterprise is the primary beneficiary if it absorbs a majority of the VIE's expected losses, receives a majority of the VIE's expected residual returns, or both.

        CLO 2005-1, CLO 2005-2, CLO 2005-3, and CDO 2005-1 are VIEs and are not considered to be qualifying special-purpose entities as defined by Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS No. 140"). The Company has determined it is the primary beneficiary of these entities and has included the accounts of these entities in these condensed consolidated financial statements.

        All inter-company balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, cash held in banks and highly liquid investments with original maturities of three months or less. Interest income earned on cash and cash equivalents is recorded in other interest income.

Restricted Cash and Cash Equivalents

        Restricted cash and cash equivalents represent amounts that are held by third parties under certain of the Company's debt obligations and derivative transactions.

Securities Available-for-Sale

        The Company classifies its investments in securities as available-for-sale as the Company may sell them prior to maturity and does not hold them principally for the purpose of selling them in the near term. These investments are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income (loss). Estimated fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in certain securities. Upon the sale of a security, the realized net gain or loss is included in income on a specific identification basis.

        The Company monitors its available-for-sale investment portfolio for impairments. A loss is recognized when it is determined that a decline in the estimated fair value of a security below its amortized cost is other-than-temporary. The Company considers many factors in determining whether the impairment of a security is deemed to be other-than-temporary, including but not limited to the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the unrealized loss, the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value, recent events specific to the issuer or industry, external credit ratings and recent downgrades in such ratings.

Securities Interest Income Recognition

        Interest income on securities is accrued as earned using the effective yield method, which includes the accretion of purchase discounts or amortization of purchase premiums and the stated coupon interest payments. Actual prepayment and credit loss experience is reviewed quarterly and effective yields are recalculated when differences arise between prepayments and credit losses originally anticipated compared to amounts actually received plus anticipated future prepayments.

Loans

        The Company purchases pools of residential mortgage whole loans and participations in corporate leveraged loans and commercial real estate loans in the secondary market and through syndications of newly originated loans. Loans are held for investment and the Company initially records loans at its purchase prices. The Company subsequently accounts for loans based on their outstanding principal plus or minus unaccreted purchase discounts and unamortized purchase premiums. In certain instances, where the credit fundamentals underlying a particular loan have materially changed in such a manner that the Company's expected return on investment may decrease, the Company may elect to sell a loan held for investment due to adverse changes in credit fundamentals. Once the determination has been made by the Company that it will no longer hold the loan for investment, the Company accounts for the loan at the lower of amortized cost or estimated fair value.

Loan Interest Income Recognition

        Interest income on loans includes interest at stated coupon rates adjusted for accretion of purchase discounts and the amortization of purchase premiums. Purchase premiums are amortized and purchase discounts are accreted into income using the effective yield method, adjusted for prepayments.

Allowance and Provision for Loan Losses

        The Company maintains an allowance for loan losses at a level that management considers adequate based on an evaluation of known and inherent risks in the loan portfolio, including historical and industry loss experience, economic conditions and trends, collateral estimated fair values and quality, estimated fair values of our loans and other relevant factors.

        To estimate the allowance for loan losses, the Company first identifies impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics may be evaluated collectively for impairment.

The Company considers a loan to be impaired when, based on current information and events, management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its estimated fair value. Estimated fair value may be determined based on (i) observable market quotes, if available; (ii) the estimated sales price of the collateral less estimated disposition costs; or (iii) the present value of projected future cash flows. Increases in the allowance for loan losses are recognized in the statements of operations as a provision for loan losses. A charge-off or write-down of a loan is recorded, and the allowance for loan losses is reduced, when the loan or a portion thereof is considered uncollectible and of such little value that further pursuit of collection is not warranted.

        An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as: (i) management believes that scheduled debt service payments will not be met within the coming 12 months; (ii) the loan becomes 90 days delinquent; (iii) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan approximates the Company's carrying value of such loan. While on non-accrual status, interest income is recognized only upon actual receipt.

Property and Equipment

        Property, consisting of leasehold improvements and equipment, is carried at cost less depreciation and amortization and is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Equipment is depreciated using the straight-line method over the estimated useful lives of the respective assets of three years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful lives or lease terms. Property and equipment, net of accumulated depreciation and amortization, are included in other assets.

Borrowings

        The Company finances the acquisition of its investments, including loans and securities available-for-sale, primarily through the use of secured borrowings in the form of securitization transactions structured as secured financings, repurchase agreements, warehouse facilities, and other secured and unsecured borrowings. The Company recognizes interest expense on all borrowings on an accrual basis.

Derivative Financial Instruments

        The Company recognizes all derivatives on the consolidated balance sheet at estimated fair value. In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted ("SFAS No. 133"), the Company designates and documents each derivative contract as one of the following at the time the contract is executed: (i) a hedge of a recognized asset or liability or an unrecognized firm commitment; (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability; (iii) a hedge of a net investment in a foreign operation; or (iv) a derivative instrument not designated as a hedging instrument.

        In accordance with SFAS No. 133, the Company designates certain of its derivative instruments as cash flow hedges and formally documents its hedge relationships, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction, at the time the derivative contract is executed. The Company assesses the effectiveness of the hedge both at inception and on an on-going basis and determines whether the hedge is highly effective in offsetting changes in cash flows of the linked hedge item. The Company records the effective portion of changes in the estimated fair value in accumulated other comprehensive income (loss) and subsequently reclassifies the related amount of accumulated other comprehensive income (loss) to earnings when the hedging relationship is terminated. If it is determined that a derivative has ceased to be a highly effective hedge, the Company will discontinue hedge accounting for such transaction. For derivatives that are not designated as hedges ("free-standing derivatives"), all changes in estimated fair value are recognized in the consolidated statements of operations.

Foreign Currency

        The Company makes investments in non-U.S. dollar-denominated securities and loans. As a result, the Company is subject to the risk of fluctuation in the exchange rate between the U.S. dollar and the foreign currency in which it makes an investment. In order to reduce the currency risk, the Company may maintain a short position in the applicable foreign currency. All investments denominated in foreign currency are converted to the U.S. dollar using prevailing exchange rates on the consolidated balance sheet date. Income, expenses, gains and losses on investments denominated in foreign currency are converted to the U.S. dollar using the prevailing exchange rates on the dates when they are recorded. Any related foreign exchange gains and losses are recorded in the consolidated statements of operations.

Manager Compensation

        The Company's Management Agreement provides for the payment of a base management fee to the Manager, as well as an incentive fee if the Company's financial performance exceeds certain benchmarks. See Note 10 for further discussion of the specific terms of the computation and payment of the incentive fee. The base management fee and the incentive fee are accrued and expensed during the period for which they are earned by the Manager.

Share-Based Payments

        The Company accounts for share-based compensation issued to its directors and to its Manager using the fair value based methodology prescribed by SFAS No. 123(R), Share-Based Payment ("SFAS No. 123(R)"). Compensation cost related to restricted common stock issued to the Company's Directors is measured at its estimated fair value at the grant date, and is amortized into expense over the vesting period on a straight-line basis. Compensation cost related to restricted common stock and common stock options issued to the Manager is initially measured at estimated fair value at the grant date, and is remeasured on subsequent dates to the extent the awards are unvested. To amortize compensation expense for the restricted common shares and common stock options granted to the Manager, the Company is using the graded vesting attribution method pursuant to SFAS No. 123(R).

Income Taxes

        KKR Financial intends to elect to be taxed as a REIT and to comply with the provisions of the Code with respect thereto. Accordingly, the Company is not subject to federal income tax to the extent that it currently distributes its REIT taxable income to its stockholders and satisfies certain asset, income and ownership tests, and recordkeeping requirements. Even if the Company qualifies for federal taxation as a REIT, it may be subject to some amount of federal, state and local taxes based on the Company's taxable income.

        KKR TRS is not consolidated for federal income tax purposes. For financial reporting purposes, current and deferred taxes are provided for on the portion of earnings recognized by the Company with respect to its interest in KKR TRS, a domestic taxable REIT subsidiary, because it is taxed as a regular subchapter C corporation under the provisions of the Code. Deferred income tax assets and liabilities are computed based on temporary differences between the GAAP consolidated financial statements and federal income tax basis of assets and liabilities that existed on each consolidated balance sheet date. CLO 2005-1, CLO 2005-2, CLO 2005-3 and CDO 2005-1, the Company's foreign taxable REIT subsidiaries, are organized as exempted companies incorporated with limited liability under the laws of the Cayman Islands, and are generally exempt from federal and state income tax at the corporate entity level because they restrict their activities in the United States to trading in stock and securities for their own account. Therefore, despite their status as taxable REIT subsidiaries, they generally will not be subject to corporate income tax on their earnings, and no provisions for income taxes for the three and six month periods ended June 30, 2005 are required; however, KKR Financial will generally be required to include their current taxable income in its calculation of REIT taxable income.

Earnings Per Share

        In accordance with SFAS No. 128, "Earnings per Share," the Company presents both basic and diluted earnings (loss) per share ("EPS") in its consolidated financial statements and footnotes thereto. Basic earnings (loss) per share ("Basic EPS") excludes dilution and is computed by dividing net income or loss allocable to common stockholders by the weighted average number of shares, including vested restricted common shares, outstanding for the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution of common stock options and unvested restricted common stock, if they are not anti-dilutive. See Note 3 for earnings per share computation.

Use of Estimates

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and revenues and expenses for the periods presented in the statement of operations. Actual results could differ from those estimates and assumptions. Significant estimates in the consolidated financial statements include interest income recognition from investments in securities and loans, valuation of securities and loans, derivative instruments, share-based payments, and prepayment rates for certain securities and loans.

Recent Accounting Pronouncements

        In June 2004, the Financial Accounting Standards Board, or FASB, issued Emerging Issues Task Force Abstract 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," ("EITF 03-1"). EITF 03-1 provides authoritative guidance regarding determining when an investment is considered impaired and the impairment is other-than-temporary. EITF 03-1 requires that we evaluate whether an impairment is other-than-temporary, and, if the impairment is other-than-temporary, recognize an impairment loss equal to the excess of the amortized cost over the estimated fair value of the investment. EITF 03-1 also provides guidance regarding accounting considerations subsequent to the recognition of an other-than-temporary impairment and guidance on the disclosure regarding unrealized losses that have not been recognized as other-than-temporary impairments. EITF 03-1 was originally effective for reporting periods beginning after June 15, 2004. In September 2004 the FASB proposed additional guidance related to debt securities that are impaired because of interest rate and/or credit spread increases and delayed the effective date for the implementation of certain provisions of EITF 03-1. On July 5, 2005, the FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment and stated that the proposed FASB Staff Position ("FSP") EITF Issue No. 03-1-a, "Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1," will be issued as final. The final FSP will supersede EITF 03-1. We do not expect the adoption of the FSP, as contained in its current draft form, to have a material effect on our consolidated financial condition, consolidated results of operations, or liquidity because our current method of accounting for impairments is in accordance with EITF 03-1 and the FSP.

Note 3.    Earnings per Share ("EPS")

        The Company calculates basic net income per share by dividing net income for the period by the weighted-average shares of its common stock outstanding for the period. Diluted net income per share takes into account the effect of dilutive instruments, such as common stock options and unvested restricted common stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. The following table presents a reconciliation of basic and diluted net income per share for the three and six-month periods ended June 30, 2005 (amounts in thousands, except per share information):

	Three months ended June 30, 2005	Six months ended June 30, 2005
Basic:
Net income	$8,502	$14,618

Weighted-average number of shares outstanding	40,212	40,004

Basic net income per share	$0.21	$0.37

Diluted:
Net income	$8,502	$14,618

Weighted-average number of shares outstanding	40,212	40,004

Plus: Incremental shares from assumed conversion of dilutive instruments	782	685

Adjusted weighted-average number of shares outstanding	40,994	40,689

Diluted net income per share	$0.21	$0.36

Note 4.    Securities Available-for-Sale

        The following table summarizes the Company's securities classified as available-for-sale as of June 30, 2005, which are carried at estimated fair value (amounts in thousands):

Description	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
Residential mortgage-backed securities	$4,772,518	$4,920	$(10,046)	$4,767,392
Commercial mortgage-backed securities	22,000	49	—	22,049
Asset-backed securities	5,000	38	—	5,038
High-yield securities	211,639	1,757	(3,688)	209,708
Common and preferred stock	52,826	516	(266)	53,076

Total	$5,063,983	$7,280	$(14,000)	$5,057,263

        The Company commenced operations in August 2004; therefore, all securities in an unrealized loss position at June 30, 2005 or December 31, 2004 have been in an unrealized loss position for less than one year. The Company's review of such securities indicates that the decrease in estimated fair value was not due to permanent changes in the underlying credit fundamentals or in the amount of principal and interest expected to be received. In addition, the Company has the financial capacity and the intention to hold the securities for a period of time sufficient for a recovery in the estimated fair value. Therefore, management does not believe any of the securities held are other-than-temporarily impaired at June 30, 2005.

Note 5.    Loans

        The following is a summary of the Company's loans as of June 30, 2005 (amounts in thousands):

	Principal	Unamortized Premium /(Discount)	Net Amortized Cost
Corporate loans	$1,238,582	$(971)	$1,237,611
Residential mortgage loans	640,412	8,624	649,036
Commercial real estate loans	156,750	(1,273)	155,477

Total	$2,035,744	$6,380	$2,042,124

        At June 30, 2005 residential mortgage loans with an estimated fair value of $208.8 million (amortized cost of $208.0 million) and a commercial real estate loan with an estimated fair value of $10.1 million (amortized cost of $10.0 million) were pledged as collateral for borrowings under repurchase agreements.

        At June 30, 2005, corporate loans with an estimated fair value of $819.0 million (amortized cost of $812.7 million) and commercial real estate loans with an estimated fair value of $20.1 million (amortized cost of $20.0 million) were owned by CLO 2005-1. At June 30, 2005, corporate loans with an estimated fair value of $290.4 million (amortized cost of $287.9 million) and commercial real estate loans with an estimated fair value of $20.1 million (amortized cost of $20.0 million) were owned by CLO 2005-2. Additionally, at June 30, 2005, commercial real estate loans with an estimated fair value of $105.8 million (amortized cost of $105.5 million) were owned by CDO 2005-1. See Note 6 for Borrowings.

        As of June 30, 2005, the Company had not recorded an allowance for loan losses. In reviewing the Company's portfolio of loans and the observable secondary market prices, the Company did not identify any loans that exhibit characteristics indicating that impairment had occurred.

Note 6.    Borrowings

        The Company leverages its portfolio of securities and loans through the use of repurchase agreements, warehouse facilities, short-term demand loans, and securitization transactions structured as secured financings. Each of the borrowing vehicles used by the Company bear interest at floating rates based on a spread above the London InterBank Offered Rate ("LIBOR") or commercial paper rates.

        Certain information with respect to the Company's borrowings as of June 30, 2005 is summarized in the following table (amounts in thousands):

	Repurchase Agreements	Demand Loan	CLO 2005-1 Senior Notes		CLO 2005-2 Repurchase Agreements	CDO 2005-1 Repurchase Agreements	Total
Outstanding borrowings	$4,761,352	$40,511	$696,448	(1)	$10,000	$404	$5,508,715
Weighted-average borrowing rate	3.38%	3.94%	3.73%		3.99%	4.36%
Weighted-average remaining maturity	25 days	1 day	11.82 years		1 day	1 day
Fair value of collateral	$4,974,880	$45,659	$913,282		$363,993	$105,844	$6,403,658

(1)
Amount represents principal outstanding of $703.0 million less unamortized issuance costs of $6.6 million.

        In March 2005, the Company closed CLO 2005-1, a $1.0 billion CLO transaction that provides financing for investments consisting of corporate loans and certain other loans and securities. The investments that are owned by CLO 2005-1 collateralize the CLO 2005-1 debt, and as a result, those investments are not available to KKR Financial, its creditors or stockholders. CLO 2005-1 issued a total of $773.0 million of senior notes at par to investors. In addition, KKR Financial retained $148.0 million of rated mezzanine notes and $85.5 million of unrated subordinated notes issued by CLO 2005-1.

        The senior notes issued to investors by CLO 2005-1 consist of three classes of notes as follows: (i) $615.0 million of class A-1 notes bearing interest at 3-month LIBOR plus 0.27%; (ii) $58.0 million of class B notes bearing interest at 3-month LIBOR plus 0.45%; and (iii) $100.0 million of class A-2 Delayed Draw notes bearing interest on the drawn amount at 3-month LIBOR plus 0.27% (at June 30, 2005, $30.0 million of the delayed draw notes were drawn). All of the notes issued mature on April 26, 2017, though the Company has the right to call the notes at par any time after April 2008 until maturity. At June 30, 2005, the net carrying amount of these senior notes was $696.4 million, consisting of principal outstanding of $703.0 million net of unamortized issuance costs of $6.6 million.

        During February 2005 the Company formed CLO 2005-2 and began borrowing from a warehouse facility, in the form of a repurchase agreement, to purchase corporate loans and certain other loans and securities. At June 30, 2005, CLO 2005-2 had borrowed $10.0 million. The repurchase facility bears interest at a rate of 30-day LIBOR plus 0.65% and as of June 30, 2005, there was $10.0 million outstanding. During April 2005 the Company formed CDO 2005-1 and began borrowing on a warehouse facility, in the form of a repurchase agreement, to purchase commercial real estate debt obligations. The repurchase facility bears interest at a rate of 30-day LIBOR plus 1.10% and as of June 30, 2005, there was $0.4 million outstanding.

        The Company's CLO and the CDO transactions are accounted for by the Company as secured borrowings as defined in SFAS No. 140.

        During June 2005, the Company entered into a $275.0 million secured revolving credit facility. This revolving credit facility matures on June 30, 2006, and, as of June 30, 2005, the Company had no borrowings outstanding. The revolving credit facility bears interest at 30-day LIBOR plus 1.00%.

Note 7.    Derivative Financial Instruments

        The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets or from fluctuations in currency values, to the extent the Company makes foreign investments. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss. However, because of the high credit ratings of the counterparties the Company has entered into derivative transactions with, the Company does not anticipate that any of the counterparties will fail to meet their obligations.

        The following table summarizes the estimated net fair value of the derivative instruments held at June 30, 2005 (amounts in thousands):

As of June 30, 2005
Cash Flow Hedges:
Interest rate corridors	$8,090
Interest rate swaps	(1,635)
Free-Standing Derivatives:
Interest rate swaptions	136
Credit default swaps	18
Forward foreign exchange contracts	1,630

Net fair value	$8,239

Note 8.    Accumulated Other Comprehensive Income (Loss)

        The components of accumulated other comprehensive (loss) income were as follows (amounts in thousands):

As of June 30, 2005
Net unrealized (losses) gains on available-for-sale securities	$(6,720)
Net unrealized (losses) on cash flow hedges	(3,544)

Accumulated other comprehensive (loss) income	$(10,264)

        The changes in the components of other comprehensive income (loss) were as follows (amounts in thousands):

	Three months ended June 30, 2005	Six months ended June 30, 2005
Unrealized gains on securities available-for-sale:
Unrealized holding gains (losses) arising during period	$29,431	$(7,625)
Reclassification adjustments for gains realized in net income	(472)	(815)
Unrealized gains (losses) on securities available-for-sale	28,959	(8,440)
Unrealized (losses) on cash flow hedges	(18,764)	(3,544)

Other comprehensive income (loss)	$10,195	$(11,984)

Note 9.    Stock Options and Restricted Stock

        The Company has adopted a stock incentive plan (the "2004 Stock Incentive Plan") that provides for the grant of qualified incentive common stock options that meet the requirements of Section 422 of the Code, non-qualified common stock options, stock appreciation rights, restricted common stock and other share-based awards. The 2004 Stock Incentive Plan was amended on May 26, 2005. The Compensation Committee of the Board of Directors administers the plan. Stock options may be granted to the Manager, directors, officers and any key employees of the Manager and to any other individual or entity performing services for the Company.

        The exercise price for any stock option granted under the 2004 Stock Incentive Plan may not be less than 100% of the fair market value of the shares of common stock at the time the common stock option is granted. Each option must terminate no more than ten years from the date it is granted. The 2004 Stock Incentive Plan, as amended, authorizes that a total of 7,964,625 shares may be used to satisfy awards under the plan. The Company made its initial grants under the 2004 Stock Incentive Plan on August 12, 2004, and August 19, 2004, the dates that the Company closed its initial private placement of common stock and the date that over-allotment option was exercised, respectively.

        The following table summarizes restricted common stock transactions:

	Manager	Directors	Total
Unvested shares as of January 1, 2005	1,193,867	15,000	1,208,867
Issued	—	—	—
Vested	—	—	—
Forfeited	—	(5,000)	(5,000)

Unvested shares as of June 30, 2005	1,193,867	10,000	1,203,867

        The shares of restricted common stock granted to the directors were valued using the fair market value at the time of grant, $20.00 per share. Pursuant to SFAS No. 123(R), the Company is required to value any unvested shares of restricted common stock granted to the Manager at the current market price. The Company valued the unvested restricted common stock at $25.00 per share at June 30, 2005.

        The following table summarizes common stock option transactions:

	Number of Options	Weighted-Average Exercise Price
Outstanding as of January 1, 2005	1,989,779	$20.00
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding as of June 30, 2005	1,989,779	$20.00

        None of the common stock options outstanding were exercisable at June 30, 2005. The common stock options are valued using the Black-Scholes model using the following assumptions:

June 30, 2005
Expected life	9.1 years
Discount rate	4.07%
Volatility	20%
Dividend yield	9%

        The estimated fair value of the common stock options was $1.90 at June 30, 2005. For the three and six month periods ended June 30, 2005, the components of share-based compensation expense are as follows (amounts in thousands):

	Three months ended June 30, 2005	Six months ended June 30, 2005
Options granted to Manager	$1,069	$1,577
Restricted shares granted to Manager	6,278	10,442
Restricted shares granted to certain directors	(13)	61

	$7,334	$12,080

Note 10.    Management Agreement and Related Party Transactions

        The Manager manages the Company's day-to-day operations, subject to the direction and oversight of the Company's Board of Directors. The Management Agreement was entered into on August 12, 2004. The initial term expires on December 31, 2006 and shall be automatically renewed for a one-year term through each anniversary date thereafter.

        Following the intitial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of the Company's independent directors, or by a vote of the holders of a majority of the outstanding shares of hte Company's common stock.

        The Management Agreement provides, among other things, that the Company pays to the Manager, in exchange for managing the day-to-day operations of the Company, certain fees and reimbursements, consisting of a base management fee, an incentive compensation fee, and reimbursement for out-of-pocket and certain other costs incurred by the Manager and related directly to the Company. All rent incurred by the Manager is paid by the Company as a component of the reimbursement of expenses.

        The Management Agreement contains certain provisions requiring the Company to indemnify the Manager with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence. The Company has evaluated the impact of these guarantees on its consolidated financial statements and determined that they are immaterial.

        For the three and six-month periods ended June 30, 2005, the Company incurred $3.4 million and $6.7 million, respectively, in base management fees. In addition, the Company recognized share-based compensation expense related to common stock options and restricted common stock granted to the Manager of $7.3 million and $12.0 million for the three and six month periods ending June 30, 2005, respectively (see Note 9). The Company also reimbursed the Manager $0.8 million and $1.7 million, respectively, for expenses for the three and six-month periods ended June 30, 2005 Base management fees incurred and share-based compensation expense relating to common stock options and restricted common stock granted to the Manager are included in management compensation to related party on the consolidated statement of operations. Expenses incurred by the Manager and reimbursed by the Company are reflected in the respective consolidated statement of operations non-investment expense category based on the nature of the expense.

        No incentive compensation was earned or paid to the Manager during the three and six-month periods ended June 30, 2005.

Note 11.    Subsequent Events

        On July 1, 2005, the Compensation Committee of the Board of Directors (the "Compensation Committee") of the Company granted the Company's Chairman of the Board of Directors 4,819 shares of restricted common stock and granted Directors not affiliated with the Company an aggregate amount of 23,502 shares of restricted common stock. The restricted common stock vests in 1/3 increments on July 1, 2006, July 1, 2007 and July 1, 2008, subject to the Directors' continued service with the Company on such dates. In addition, on July 1, 2005, the Compensation Committee established the terms of the compensation to be paid to the Chairman of the Board of Directors and the non-affiliated Directors of the Company effective July 1, 2005.

        On July 11, 2005, the Manager entered into a lease for new office space. As the Manager's expenses are reimbursed by the Company under the Management Agreement, the Company will incur the costs of the new lease. The lease is for ten years and six months and commences on the later of November 1, 2005 or the date upon which the premises are available for occupancy. The total contractual payments to be made by the Manager during the term of the lease are $14.4 million.

        On July 14, 2005 the Company completed the purchase of approximately $1.4 billion of hybrid ARM securities. The Company was the sole purchaser of the securities and has determined that it is the primary beneficiary of the special purpose entity issuer. Accordingly, the Company will consolidate the accounts of the issuer on its consolidated financial statements as of July 14, 2005. The impact to the Company's consolidated financial statements will be the recognition of loans and secured debt.

        On July 14, 2005, the Compensation Committee granted the Manager 1,875,000 shares of restricted common stock. The restricted common stock vests in 1/3 increments on July 14, 2006, July 14, 2007 and July 14, 2008, subject to the Manager's continued service with the Company on such dates.

        On June 21, 2005 the Company's Board of Directors declared a cash distribution for the quarter ended June 30, 2005 on the Company's common stock to stockholders of record on June 21, 2005 and, on July 21, 2005, the Company's Board of Directors set the amount of the cash distribution at $0.40 per share, payable on August 2, 2005.

43,509,002 Shares
 KKR Financial Corp.
Common Stock

PROSPECTUS
                        , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission	$120,000
Accounting fees and expenses	200,000
Legal fees and expenses	350,000
Printing fees and expenses	330,000

Total	$1,000,000

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discount and selling commissions, if any.

Item 32.    Sales to Special Parties

        See the response to Item 33, below.

Item 33.    Recent Sales of Unregistered Securities(1)

         On July 8, 2004, in connection with the incorporation of KKR Financial Corp. (the "Company"), the Company issued 100 shares of common stock, $0.01 par value per share (the "Common Stock") to KKR Financial Advisors LLC for $1,000. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) thereof.

(1)
Unless otherwise noted, the information in this Item 33 does not reflect the reverse stock split of our common stock at a ratio of one-for-two shares effected on June 23, 2005 in connection with our IPO.

        On August 12, 2004, the Company sold 58,100,825 shares of its Common Stock to a group of investors in a transaction in which Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser. The Company issued these shares of Common Stock to Friedman, Billings, Ramsey & Co., Inc. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Friedman, Billings, Ramsey & Co., Inc. resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. On August 12, 2004 the Company also sold 19,889,175 shares of its Common Stock in a concurrent private placement to "accredited investors" (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, in a transaction in which Friedman, Billings, Ramsey & Co., Inc. acted as placement agent. The offering price per share of Common Stock was $10.00. The aggregate proceeds to the Company before expenses from such offerings and the aggregate initial purchaser discount/placement agent fee were $651,000,000 and $49,000,000, respectively.

        On August 19, 2004 the Company also sold 1,591,150 shares of its Common Stock in a concurrent private placement to "accredited investors" (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by

Rule 506 of Regulation D under the Securities Act in a transaction in which Friedman, Billings, Ramsey & Co., Inc. acted as placement agent. The offering price per share of Common Stock was $10.00. The aggregate proceeds to the Company before expenses from such offering and the aggregate placement agent fee were $15,438,910 and $472,590, respectively.

        On August 12, 2004, the Company granted a total of 2,340,000 restricted shares of Common Stock and options to purchase an additional 3,900,000 shares of our common stock to KKR Financial Advisors LLC (the "Manager"), as manager of the Company, pursuant to the 2004 Stock Incentive Plan for the Company (the "Incentive Plan"). On August 12, 2004, the Company granted 5,000 restricted shares of Common Stock to each of Patrick Cowell, and Ross J. Kari, the initial non-employee directors of the Company, pursuant to the Incentive Plan. On August 12, 2004, the Company granted 10,000 restricted shares of Common Stock to Paul Hazen in his role as the Company's chairman pursuant to the Incentive Plan. On August 19, 2004, the Company granted a total of 47,734 restricted shares of Common Stock and options to purchase an additional 79,558 shares of our common stock to our Manager pursuant to the Incentive Plan.

        On July 1, 2005, the compensation committee of our board of directors granted certain awards of restricted stock to our chairman and our non-excluded directors pursuant to our 2004 Stock Incentive Plan. Our compensation committee granted our chairman of the board of directors 4,819 shares of restricted common stock and each non-excluded director (Mr. Aldinger, Mr. Cowell, Mr. deRegt, Mr. Hubbard, Mr. Licht, Mr. Kari and Ms. McAneny) 2,812 shares of restricted common stock. In addition, on the same date our compensation committee granted non-excluded directors shares of restricted common stock based upon their duration of service on our board of directors to July 1, 2005 as follows: 201 shares to Mr. Aldinger; 603 shares to each of Mr. deRegt, Mr. Licht and Ms. McAneny; and 1,808 shares to Mr. Hubbard. These awards vest in one-third increments on the first three anniversaries of the date of grant.

        On July 14, 2005, the compensation committee of our board of directors granted our Manager 1,875,000 shares of restricted common stock. This grant was made pursuant to our 2004 Stock Incentive Plan. Such award vests in one-third increments on the first three anniversaries of the date of grant. The number of shares of restricted stock granted by our compensation committee on July 1, 2005 and July 14, 2005 reflect the one-for-two reverse stock split of our common stock effected on June 23, 2005 in connection with our IPO.

        All of the grants made to our Manager and our directors were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see "Management of the Company—2004 Stock Incentive Plan" in this Registration Statement. Based on the closing price of our common stock on the New York Stock Exchange on August 11, 2005 of $23.30, we estimate that the value of the restricted stock and stock options granted to our Manager is $71,504,601 and $6,566,271, respectively.

Item 34.    Indemnification of Directors and Officers; Insurance

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty established by a final judgment as being material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law. Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered

        None of the proceeds of the offering will be credited to a Company account.

Item 36.    Exhibits and Financial Statement Schedules

  (a)
  See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement.

  (b)
  The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description
3.1*	Articles of Amendment and Restatement of the Registrant
3.2*	Form of Articles of Amendment
3.3*	Form of Articles of Amendment
3.4*	Amended and Restated Bylaws of the Registrant
4.1*	Form of Certificate for Common Stock
4.2*	Registration Rights Agreement, dated as of August 12, 2004 between the Registrant and Friedman, Billings, Ramsey & Co., Inc.
5.1**	Form of Opinion of Venable LLP as to the legality of the securities being issued
8.1**	Form of Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters
10.1*	Management Agreement, dated as of August 12, 2004, between Registrant and KKR Financial Advisors LLC
10.2*	Amended and Restated 2004 Stock Incentive Plan
10.3*	Form of Nonqualified Stock Option Agreement
10.4*	Form of Restricted Stock Award Agreement
10.5*	Form of Restricted Stock Award Agreement for Non-Employee Directors
10.6*	Indenture, dated as of March 30, 2005, by and among KKR Financial CLO 2005-1, Ltd., KKR Financial 2005-1, Corp. and JPMorgan Chase Bank, National Association
10.7*	License Agreement, dated as of August 12, 2004, between the Registrant and Kohlberg Kravis Roberts & Co. L.P.
10.8*	Letter Agreement, dated as of August 12, 2004, between the Registrant and KKR Financial Advisors LLC
10.9*	Credit Agreement, dated as of June 16, 2005, among the Registrant, KKR TRS Holdings, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent
10.10*	First Amendment to Credit Agreement, dated as of June 17, 2005, among the Registrant, KKR TRS Holdings, Inc., the Existing Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A.

10.11*	Collateral Management Agreement, dated as of March 30, 2005, between KKR Financial CLO 2005-1, Ltd. and KKR Financial Advisors II, LLC
10.12*	Fee Waiver Letter, dated April 15, 2005, between KKR Financial CLO 2005-1, Ltd., KKR Financial Advisors II, LLC and JPMorgan Chase Bank, N.A.
21.1*	Subsidiaries of the Registrant
23.1**	Consent of Deloitte & Touche LLP
23.2**	Consent of Venable LLP (included within Exhibit 5.1 hereto)
23.3**	Consent of Hunton & Williams LLP (included within Exhibit 8.1 hereto)
24.1***	Powers of Attorney (included on the signature page hereto)

*
Incorporated by reference to the exhibit of the same number filed with our IPO registration statement on Form S-11 (file no. 333-124103)

**
Filed herewith.

***
Previously filed.

Item 37.    Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, KKR Financial Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 12th day of August, 2005.

KKR FINANCIAL CORP.
By:	/s/ SATURNINO S. FANLO Name: Saturnino S. Fanlo Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Saturnino S. Fanlo	Chief Executive Officer and Director (Principal Executive Officer)	August 12, 2005
* David A. Netjes	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)	August 12, 2005
* Paul M. Hazen	Chairman and Director	August 12, 2005
William F. Aldinger	Director	August 12, 2005
* Patrick Cowell	Director	August 12, 2005
* Kenneth M. deRegt	Director	August 12, 2005

* R. Glenn Hubbard	Director	August 12, 2005
* Ross J. Kari	Director	August 12, 2005
* Ely L. Licht	Director	August 12, 2005
* Deborah H. McAneny	Director	August 12, 2005
* Scott C. Nuttall	Director	August 12, 2005
* Scott M. Stuart	Director	August 12, 2005

        Barbara J.S. McKee hereby signs this Amendment No. 1 to this registration statement on behalf of each of the indicated persons for whom she is attorney-in-fact on August 12, 2005 pursuant to a power of attorney previously filed.

*By:	/s/ BARBARA J.S. MCKEE (Barbara J.S. McKee)	Attorney-in-fact	August 12, 2005

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Articles of Amendment and Restatement of the Registrant
3.2*	Form of Articles of Amendment
3.3*	Form of Articles of Amendment
3.4*	Amended and Restated Bylaws of the Registrant
4.1*	Form of Certificate for Common Stock
4.2*	Registration Rights Agreement, dated as of August 12, 2004 between the Registrant and Friedman, Billings, Ramsey & Co., Inc.
5.1**	Form of Opinion of Venable LLP as to the legality of the securities being issued
8.1**	Form of Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters
10.1*	Management Agreement, dated as of August 12, 2004, between Registrant and KKR Financial Advisors LLC
10.2*	Amended and Restated 2004 Stock Incentive Plan
10.3*	Form of Nonqualified Stock Option Agreement
10.4*	Form of Restricted Stock Award Agreement
10.5*	Form of Restricted Stock Award Agreement for Non-Employee Directors
10.6*	Indenture, dated as of March 30, 2005, by and among KKR Financial CLO 2005-1, Ltd., KKR Financial 2005-1, Corp. and JPMorgan Chase Bank, National Association
10.7*	License Agreement, dated as of August 12, 2004, between the Registrant and Kohlberg Kravis Roberts & Co. L.P.
10.8*	Letter Agreement, dated as of August 12, 2004, between the Registrant and KKR Financial Advisors LLC 10.9* Credit Agreement, dated as of June 16, 2005, among the Registrant, KKR TRS Holdings, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent
10.9*	Credit Agreement, dated as of June 16, 2005, among the Registrant, KKR TRS Holdings, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent
10.10*	First Amendment to Credit Agreement, dated as of June 17, 2005, among the Registrant, KKR TRS Holdings, Inc., the Existing Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A.
10.11*	Collateral Management Agreement, dated as of March 30, 2005, between KKR Financial CLO 2005-1, Ltd. and KKR Financial Advisors II, LLC
10.12*	Fee Waiver Letter, dated April 15, 2005, between KKR Financial CLO 2005-1, Ltd., KKR Financial Advisors II, LLC and JPMorgan Chase Bank, N.A.
21.1*	Subsidiaries of the Registrant
23.1**	Consent of Deloitte & Touche LLP
23.2**	Consent of Venable LLP (included within Exhibit 5.1 hereto)
23.3**	Consent of Hunton & Williams LLP (included within Exhibit 8.1 hereto)
24.1***	Powers of Attorney (included on the signature page hereto)

*
Incorporated by reference to the exhibit of the same number filed with our initial public offering registration statement on Form S-11 (file no. 333-124103)

**
Filed herewith.

***
Previously filed.

QuickLinks

TABLE OF CONTENTS
SUMMARY
Our Company
Our Financing Strategy
Our Manager
Management Agreement
Conflicts of Interest
Investments in Entities Affiliated with KKR (Amounts in thousands)
Summary Risk Factors
Ownership and Corporate Structure
The Offering
Tax Status
Investment Company Act Exemption
Restrictions on Ownership of Our Capital Stock
Distribution Policy
Summary Consolidated Financial Information
RISK FACTORS
Risks Related to Our Management and Our Relationship with Our Manager
Risks Related to Our Operation and Business Strategy
Risks Related To Our Investments
Risks Related to this Offering
Risks Related to our Organization and Structure
Tax Risks
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PUBLIC MARKET FOR OUR COMMON STOCK
DISTRIBUTION POLICY
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Investment Portfolio (dollar amounts in thousands)
Investment Portfolio (dollar amounts in thousands)
Residential ARM Securities (dollar amounts in thousands)
Residential Hybrid ARM Securities (dollar amounts in thousands)
Residential ARM Loans (dollar amounts in thousands)
Corporate and Commercial Real Estate Loans (dollar amounts in thousands)
Corporate and Commercial Real Estate Debt Securities (dollar amounts in thousands)
Investment Portfolio (dollar amounts in thousands)
Residential ARM Securities Repricing Information (dollar amounts in thousands)
Residential Hybrid ARM Loan Repricing Information (dollar amounts in thousands)
Residential ARM Loan Repricing Information (dollar amounts in thousands)
Floating Rate Corporate and Commercial Real Estate Loan and Debt Security Repricing Information (dollar amounts in thousands)
Fixed Rate Corporate and Commercial Real Estate Loan and Debt Security Repricing Information (dollar amounts in thousands)
Investment Portfolio Purchases (Amounts in thousands)
Repurchase Agreements (Amounts in thousands)
Contractual Obligations (Amounts in thousands)
Derivative Fair Value
OUR COMPANY
OUR MANAGER AND THE MANAGEMENT AGREEMENT
MANAGEMENT OF THE COMPANY
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
FEDERAL INCOME TAX CONSEQUENCES OF OUR QUALIFICATION AS A REIT
CERTAIN ERISA CONSIDERATIONS
DESCRIPTION OF CAPITAL STOCK
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
COMMON STOCK ELIGIBLE FOR FUTURE SALE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KKR Financial Corp. and Subsidiaries Consolidated Balance Sheet (Dollars in thousands, except per share information)
KKR Financial Corp. and Subsidiaries Consolidated Statement of Operations (Amounts in thousands, except per share information)
KKR Financial Corp. and Subsidiaries Consolidated Statement of Changes in Stockholders' Equity (Amounts in thousands)
KKR Financial Corp. and Subsidiaries Consolidated Statement of Cash Flows (Dollars in thousands)
KKR Financial Corp. and Subsidiaries Notes to Consolidated Financial Statements For the period from August 12, 2004 (Inception) through December 31, 2004
KKR Financial Corp. and Subsidiaries Condensed Consolidated Balance Sheet (Unaudited) (Amounts in thousands, except share information)
KKR Financial Corp. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited) (Amounts in thousands, except per share information)
KKR Financial Corp. and Subsidiaries Condensed Consolidated Statement of Changes in Stockholders' Equity (Unaudited) (Amounts in thousands)
KKR Financial Corp. and Subsidiaries Condensed Consolidated Statement of Cash Flows (Unaudited) (Amounts in thousands)
KKR Financial Corp. and Subsidiaries Notes to Condensed Consolidated Financial Statements (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX